EXHIBIT 2.1

 Third Amended Second Disclosure Statement pursuant to section
1125 of the Bankruptcy Code in respect of Debtors' Third Amended
    Second Joint Plan of Reorganization and exhibits thereto

Smith Corona Corporation
c/o Donlin, Recano & Company, Inc.
P.O. Box 2034
Murray Hill Station
New York, NY 10156-0701

Smith Corona Corporation
c/o Donlin, Recano & Company, Inc.
P.O. Box 2034
Murray Hill Station
New York, NY 10156-0701


  Pre-Addressed Ballot

  IMPORTANT
  Remove Ballot from inside
  pocket

  ATTENTION
  Your Immediate reply is requested
  FIRST CLASS MAIL ENCLOSED
IMPORTANT -- Open Promptly
Dated Material Enclosed
From:

____________________________________________________________

____________________________________________________________

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

____________________________________________________________
In re


Chapter 11
SMITH CORONA CORPORATION,
Case No. 95-788 (HSB)
SCM OFFICE SUPPLIES, INC.,
SCC LI CORP. and HULSE
MANUFACTURING COMPANY,


JOINTLY ADMINISTERED
Debtors.
____________________________________________________________

TO:  Creditors of Smith Corona Corporation,
SCM Office Supplies, Inc., SCC LI Corp.
and Hulse Manufacturing Company

RE:  Smith Corona Corporation, et al.
Chapter 11 Case No. 95-788 (HSB)

Dear Creditor:

On July 5, 1995, Smith Corona Corporation, and on August 18, 1995, SCM Office Supplies, Inc., SCC LI Corp. and Hulse Manufacturing Company filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. On July 19, 1995, an Official Committee of Unsecured Creditors was formed in the Smith Corona Corporation case. The Creditors' Committee has been actively involved in all aspects of the Debtors' chapter 11 cases on behalf of the unsecured creditors of Smith Corona Corporation, and has been actively involved in the negotiation and drafting of the Debtors' Third Amended Second Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated September 6, 1996, as amended (the "Plan"). The Creditors' Committee strongly advocates approval of the Plan. The Plan is attached as Exhibit "A" to the Debtors' Disclosure Statement, which is being provided to you along with a ballot for voting on the Plan.

In summation, the Plan provides for the distribution to holders of allowed general unsecured claims of, generally:

    (a) Cash in the amount of $10,780,000; plus

  (b) Net proceeds to be received from the prosecution of certain actions held by or in the name of the Debtors;
      plus

  (c) Up to an additional $167,000 in additional funds if there are no valid reclamation claims against the Debtors;
      plus

  (d) Interest on all Cash described in clauses (a) through
      (c) until its distribution; plus

  (e) Shares equal to 85% of the common stock of the reorganized company on a fully-diluted basis (without giving effect to any warrants issued pursuant to the
      Plan).

  Although the Creditors' Committee has considered many alternatives to the Plan, we have come to the conclusion that the Plan represents the best reorganization structure and offers the best recovery to holders of allowed general unsecured claims. As a result, the Creditors' Committee supports approval of the Plan and urges you to execute and return the enclosed ballot accepting the Plan.

  Very truly yours,
  The Official Committee of Unsecured Creditors of Smith Corona
  Corporation

  By:  /s/ PETER PARTS
  Peter Parts
  President, Peter Parts Electronics

  Chairman of The Official Committee of Unsecured
  Creditors of Smith Corona Corportation

  IN THE UNITED STATES BANKRUPTCY COURT
  FOR THE DISTRICT OF DELAWARE


________________________________________________________________________________
  In re


  Chapter 11
  SMITH CORONA CORPORATION,
  Case No. 95-788 (HSB)
  SCM OFFICE SUPPLIES, INC.,
  SCC LI CORP. and HULSE
  MANUFACTURING COMPANY,

  JOINTLY ADMINISTERED

  Debtors.

________________________________________________________________________________

       THIRD AMENDED SECOND DISCLOSURE STATEMENT PURSUANT
      TO SECTION 1125 OF THE BANKRUPTCY CODE IN RESPECT OF
   DEBTORS' THIRD AMENDED SECOND JOINT PLAN OF REORGANIZATION

  James L. Patton, Jr.
  Laura Davis Jones
  YOUNG, CONAWAY, STARGATT & TAYLOR
  P.O. Box 391
  11th Floor, Rodney Square North
  Wilmington, Delaware 19801
  (302) 571-6600

  Counsel to the Debtors and Debtors-In-Possession

  Richard L. Epling
  Robin L. Spear
  WINTHROP, STIMSON, PUTNAM & ROBERTS
  One Battery Park Plaza
  New York, New York 10004
  (212) 858-1000

  Special Counsel to the Debtors and
  Debtors-In-Possession

  Dated:  September 6, 1996

                       TABLE OF CONTENTS


                                             Page

     ARTICLE 1
  INTRODUCTION
  A.   General                                             1
  B.   Overview of the Debtors and the Plan                2
       1. Pre- and Post-Petition Marketing of SCC.         2
      a.  First Bidding Process                            3
      b.  Other Bidders                                    3
      c.  Second Bidding Process                           3
      d.  Continued Discussions                            4
      2. Development of the Plan                           4
      3. New Products, Manufacturing and Marketing
          Strategies                                       5
      4. Sources of Recovery Under the Plan                5
      5. Distributions Under the Plan                      6
      6. Substantive Consolidation                         7
      Summary of the Classification and Treatment of
          Allowed Claims and Interests and
          Recoveries that Might Be Available to Certain
          Creditors                                        8
  C.. Creditors Entitled to Vote                          14
  D.. Cramdown and Withdrawal of Plan                     14
  E.. Instructions Regarding Voting, Confirmation and
            Objections to Confirmation                    14
      1. Voting Instructions                              14
      a.  Ballots                                         14
      b.  Returning Ballots                               14
      2. Objections to Confirmation                       15
      3. Confirmation Hearing                             15
  ARTICLE 2 . . . . . . . . . . . . . . . . . .
  BACKGROUND INFORMATION REGARDING DEBTORS. . .
  A.. History of the Debtors' Businesses                  15
  B.. Description of SCC                                  16
      1. Corporate Structure of SCC                       16
      2. Capital Structure of SCC                         16
      a.  Equity                                          16
      b.  Debt                                            16
      3. SCC's Operations                                 16
      a.  Capsule View of Intracompany Operations         16
      b.  Manufacturing and Distribution Operations       17
      c.  Marketing, Sales and Distribution               18
      d.  Competition                                     18
      e.  Patents, Trademarks and Licenses                19
      f.  Research and Development                        19
      g.  Raw Materials                                   19
      h.  Employees                                       19
      i.  Officers and Directors                          19
      (I) Recent Changes in Management                    19
      (II) Directors and Executive Officers               20
  4. Products                                             23
  5. Properties                                           23

  C. Pre-Petition Litigation                              24
  D. . Events Leading up to Chapter 11 Filings            25
  E. . Significant Events During Chapter 11 Case          25
       1. Continuation of Business After Filing           25
       2. Formation of Creditors' Committee               26
       3. Retention of Professionals                      26
       4. DIP Financing                                   27
       5. Administration of SCC Australia                 28
       6. Transfer of Venue Motion                        28
       7. Employee Litigation Regarding Severance
               Benefits                                   28
       8. Rejection of Certain Leases and Executory
              Contracts                                   29
       9. Sale of Certain Assets                          30
       10. Presentation of Business Plan                  31
       11. Payment of Accrued Bonuses to Certain
               Employees                                  31
       12. Motion Regarding Retention of Ordinary Course
               Professionals                              31
       13. Filing of Schedules                            32
       14. Appointment of Claims Agent                    32
       15. Last Day for Filing Claims                     32
       16. Stipulations and Settlements                   32
       a.  Settlement Regarding Sex Discrimination
               Complaint                                  32
       b.  Settlement Regarding Company Cars              33
       c.  Stipulation with J.M. Murray                   33
       d.  Settlement of Potential Claim on Software
             Maintenance Contract                         33
       e.  Defective Goods Reserve Agreement With Sears,
              Roebuck and Co                              34
       f.  Stipulation With New York State Department of
              Finance and Taxation                        34
       g.  Stipulation With Nu-kote International, Inc    34
       h.  Stipulation With PBGC and With SCC's Hourly
               and Salaried Retirement Plans              34
       (i) Minimum Funding Contributions                  35
       (ii) Unfunded Benefit Liabilities                  35
       (iii) Premiums                                     35
       i.  Termination Agreement With Acer America
              Corporation                                 36
       17. Rejection of Employment/Severance Agreements
               and Approval of Incentive Compensation
               Program                                    36
       18. Attempts to Locate Third-Party Investors       37
       19. Extensions of Debtors' Exclusive Periods To
               File Plans of Reorganization and To
       Solicit Acceptances                                37
       20. Claim Objections                               37
       21. Environmental Claims                           39
       a.  SCC-Owned Sites (Groton, New York and
       Cortlandville, New York)   39
       b. PAS and Miscellaneous Sites (Oswego, Fulton Terminals, Clothier, Envirotek II/Roblin
               Steel, Envirotek I, South Hill Dump,
               Genoa, Tri-City Barrel, Butler Tunnel)     40
       c.  Rosen Site                                     41
       d.  Melville Site                                  42
       e.  Fisher Kalo                                    42
       f.  Onondaga Lake                                  43
       g.  Quanta Resources                               43
       22. Suspension and Delisting of SCC Common Stock   43
       23. Litigation Against Cannon Group                43
       24. Stock Purchase Agreement with MaraFund         44
       25. SCC's Notice of Intent to Terminate the
               Defined Benefit Plans                      44

  ARTICLE 3 . . . . . . . . . . . . . .
  THE PLAN OF REORGANIZATION. . . . . .
  A..General                                              45
  B..Summary of Designation of Classes                    45
  . .Claims Under the Chemical DIP Loan Agreement         45
  . .Allowed Administrative Claims                        45
  . .Allowed Priority Tax Claims                          46
  . .Class  1 (Allowed Priority Wage Claims)              46
  . .Class  2 (Allowed Secured Claims)                    46
  . .Class  3 (Allowed Environmental Claims)              46
  . .Class  4 (Pension Plan Claims)                       46
  . .Class  5 (Retiree Health and Insurance Claims)       46
  . .Class  6 (Warranty and Contract Claims)              46
  . .Class  7 (Allowed Reclamation Claims)                46
  . .Class  8 (Allowed General Unsecured Claims)          47
  . .Class  9 (Allowed Convenience Class Claims)          47
  . .Class 10 (SCC Common Stock)                          47
  . .Class 11 (Other Equity Interests)                    47
  C..Summary of Payment Provisions of the Plan            47
  . .1. Impairment of Claims and Interests                47
  . .2. Treatment of Claims and Equity Interests          47
  . .Classified Claims and Interests                      47
  . .Claims Under the Chemical DIP Loan Agreement         47
  . .Allowed Administrative Claims                        48
  . .Allowed Priority Tax Claims                          49
  . .Class  1 (Allowed Priority Wage Claims)              49
  . .Class  2 (Allowed Secured Claims)                    49
  . .Class  3 (Environmental Claims)                      50
  . .Class  4 (Pension Plan Claims)                       50
  . .Class  5 (Retiree Health and Insurance Claims)       51
  . .Class  6 (Warranty and Contract Claims)              51
  . .Class  7 (Allowed Reclamation Claims)                51
  . .Class  8 (Allowed General Unsecured Claims)          51
  . .Class  9 (Allowed Convenience Class Claims)          52
  . .Class 10 (SCC Common Stock)                          52
  . .Class 11 (Other Equity Interests)                    53
  . .Position of the PBGC With Respect to Class 4
               (Pension Plan Claims)                      53
  D..Other Provisions of Plan                             55
      1. Substantive Consolidation                        55
      2. Executory Contracts                              56
      a.  Assumed Agreements                              56
      b.  Rejected Agreements                             56
      3. Creditors' Committee After the Effective Date    57
      4. Distribution Agent                               57
      5. Avoidance Actions                                57
      6. Administrative Bar Date                          58
      7. Subsequent and Final Distributions               58
      8. Objections to Claims                             59
      9. Estimation of Unliquidated Claims                59
      10. Retention of Jurisdiction                       59
      11. Discharge                                       60
      12. Miscellaneous                                   60
      a.  Consummation -- Retention of Jurisdiction       60
      b.  Cancellation and Surrender of Equity Interests  61
      c.  Release of Certain Claims and Actions           61
      d.  Conditions Precedent to Confirmation of the
               Plan                                       62
      e.  Conditions Precedent to Effectiveness of
               the Plan                                   63
      f.  Filing Claims                                   63
      g.  Revesting of Assets of the Debtors              63
      h.  Payment of Certain Post-Effective Date
               Expenses                                   63
      i.  Rounding                                        64
  E.. Means of Consummating and Effectuating the Plan     64
  ARTICLE 4 . . . . . . . . . . . . .
  CONFIRMATION OF THE PLAN. . . . . .
  A.. Feasibility                                         64
  B.. Acceptance                                          65
  C.. Post-Confirmation Financing                         65
  D.. Non-acceptance and Cramdown                         65
      1. Best Interests Test -- Liquidation Analysis      66
  ARTICLE 5 . . . . . . . . . . . . .
  CERTAIN FEDERAL INCOME TAX. . . . .
  CONSEQUENCES OF THE JOINT PLAN. . .
  A.. Federal Income Tax Consequences to the Debtors      67
      1. In General                                       67
      2. Utilization by NewSCC of Debtors' Existing Tax
               Attributes                                 67
      a.  Effect of Sections 382 and 383 of the Tax Code  67
      b.  The Bankruptcy Exception                        68
      c.  Discharge of Indebtedness Income                69
      3. Alternative Minimum Tax                          70
  B.. Federal Income Tax Consequences to Creditors        70
      1. Generally                                        70
      2. Creditors Who Receive Solely Cash                70
      3. Creditors Who Receive Cash and Stock             71
      a.  Generally                                       71
      b.  Tax Consequences of an Exchange                 71
      4. Receipt of Interest                              72
  C.. Federal Income Tax Consequences to Holders of
               Equity Interests                           72
      1. Holders of SCC Common Stock                      72
      a.  Exchange                                        72
      b.  Exercise                                        72
      c.  Sale of Warrants                                73
      d.  Lapse                                           73
      e.  Adjustments                                     73
      2. Holders of Other Equity Interests                73
  D.. Importance of Obtaining Professional Tax Assistance 73
  ARTICLE 6 . . . . . . . . . . . . . . . . . . . . . .
  NEWSCC SECURITIES; CORPORATE GOVERNANCE . . . . . . .

  A.  Description of NewSCC Securities                    74

    1. Description of NewSCC Common Stock                 74

    a.  Dividends                                         74
    b.  Market and Trading Information                    75
    c.  Restriction on Transfer of Shares                 75

    2. The NewSCC Warrants                                77

  B.  Corporate Governance                                78

    1. Certificate of Incorporation and By-Laws           78

    2. Summary of the Rights Agreement                    79

    3. Delaware Anti-Takeover Statute                     82

    4. Limitation of Liability; Indemnification of
          Directors, Officers and Others                  82

    a.  Charter Provisions                                82

    b.  Director and Officer Insurance                    83

  C.  Registrar and Transfer Agent                        83

   ARTICLE 7 . . . . . . . . . . . . . . . . . . . . . .
  SECURITIES LAW CONSIDERATIONS . . . . . . . . . . . .

  A.. Initial Issuance of NewSCC Common Stock, NewSCC
            Warrants and NewSCC Warrant Shares   83
  B.. Subsequent Transfers of NewSCC Common Stock, NewSCC
               Warrants and NewSCC Warrant Shares
               Under Federal Securities Laws              84

  ARTICLE 8 . . . . . . . . . . . . . . . . . . . . . .
  MATERIAL UNCERTAINTIES AND RISK FACTORS . . . . . . .

  A.. Certain Disputed Claims                             85
  B.. Conditions to Confirmation and Effective Date       85
  C.. Certain Tax Matters                                 86
  D.. Lack of Trading Market for NewSCC Common Stock
               and NewSCC Warrants                        86
  E.. Restrictions on Resale of NewSCC Common Stock,
               NewSCC Warrants and NewSCC Warrant Shares  86
  F.. Restrictions on Dividends                           87
  G.. Risks Associated With NewSCC Warrants               87
  H.. New Products and Business Strategies                87
  I.. Working Capital                                     87
  J.. Competition                                         87
  K.. Management                                          87

                        LIST OF EXHIBITS



  Exhibit A. . Plan of Reorganization
  Exhibit B. . Historical and Projected Consolidated Balance
               Sheets, Consolidated Income Statements,
               Consolidated Cash Flow Statements and
               Supplemental Projected Pro Forma Financial
               Information
  Exhibit C. . Audited Consolidated Financial Statements of
                SCC for Fiscal 1995 and Fiscal 1994
  Exhibit D. . Smith Corona Preference Analysis
  Exhibit E. . Best Interests Test

                           ARTICLE 1

                          INTRODUCTION

  A.  General

  Voluntary petitions for relief (collectively, the "Petitions") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. sec. 101 et seq. (the "Bankruptcy Code"), were filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on July 5, 1995 (the "Petition Date") by Smith Corona Corporation, a Delaware corporation ("SCC" or the "Company"), and on August 18, 1995 by SCM Office Supplies, Inc. and Hulse Manufacturing Company, each a Delaware corporation ("OSI" and "Hulse," respectively) and by SCC LI Corp., a New York corporation ("SCC LI") (SCC, OSI, SCC LI and Hulse collectively, the "Debtors").

  United States Bankruptcy Judge Helen S. Balick has presided over the cases, which have been jointly administered under Case No. 95-788 (HSB) (the "Chapter 11 Case") since their inception. Pursuant to section 1102 of the Bankruptcy Code, on July 25, 1995, the Official Committee of Unsecured Creditors (the "Creditors' Committee") was appointed in SCC's Chapter 11 Case. On September 9, 1996, the Debtors filed their Third Amended Second Joint Plan of Reorganization, as the same may be amended from time to time (the "Joint Plan" or "Plan"). The Plan sets forth the proposal of the Debtors for the distribution of their assets.

  A copy of the Plan appears as Exhibit A to this Third
  Amended Second Disclosure Statement (this "Disclosure Statement"). The Plan specifies the classes of the Debtors' creditors and equity security holders and the treatment of the claims and interests of such creditors and equity security holders, respectively. Pursuant to section 1126 of the Bankruptcy Code, the Debtors are soliciting acceptances of the Plan from the classes of creditors entitled to vote on the Plan. This Disclosure Statement is submitted pursuant to section 1125 of the Bankruptcy Code and its purpose is to provide information of the kind necessary to enable a hypothetical reasonable investor to make an informed judgment in the exercise of his, her or its right to vote on the Plan. Unless otherwise defined in this Disclosure Statement, defined terms utilized in this Disclosure Statement shall have the same meanings ascribed to them in the Plan.

  THE PURPOSE OF THIS DISCLOSURE STATEMENT IS TO PROVIDE ALL SUCH CLAIM HOLDERS WITH INFORMATION THAT MAY BE DEEMED MATERIAL, IMPORTANT AND NECESSARY IN ALLOWING SUCH CLAIM HOLDERS TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND TO ARRIVE AT AN INFORMED DECISION IN EXERCISING THEIR RIGHT TO VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN.

  THIS DISCLOSURE STATEMENT AND THE ATTACHED PLAN SHOULD BE READ IN THEIR ENTIRETY. THE DESCRIPTIONS OF THE PLAN IN THIS DISCLOSURE STATEMENT ARE SUMMARIES ONLY AND ARE QUALIFIED BY REFERENCE TO THE TERMS AND CONDITIONS OF THE PLAN ITSELF.

  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER
  ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL
  NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS
  A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

  HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CON- CERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  THE DEBTORS AND THE CREDITORS' COMMITTEE SUPPORT
  CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS IN
  IMPAIRED CLASSES ENTITLED TO VOTE TO ACCEPT THE PLAN.
  ACCORDINGLY, ALL CREDITORS ARE URGED TO VOTE IN FAVOR OF THE
  PLAN BY NOT LATER THAN THE VOTING DEADLINE OF 4:30 P.M.,
  PREVAILING EASTERN TIME, ON OCTOBER 18, 1996.

  The requirements for confirmation of the Plan, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth under the caption "The Plan of Reorganization -- Other Provisions of Plan -- Miscellaneous -- Conditions Precedent to Confirmation of the Plan." Confirmation and the occurrence of the effective date of the Plan (the "Effective Date") are subject to a number of significant conditions precedent, which are also summarized in "The Plan of Reorganization -- Other Provisions of Plan -- Miscellaneous -- Conditions Precedent to Confirmation of the Plan" and "-- Conditions Precedent to Effectiveness of the Plan."

  B.  Overview of the Debtors and the Plan

  SCC is engaged in the design, manufacturing and sale of portable and compact electronic typewriters, personal word processors ("PWPs"), printers and related accessories and supplies. SCC's products are generally used in the home, at school and in small offices. See "Background Information Regarding Debtors -- History of the Debtors' Businesses" and "Background Information Regarding Debtors -- Description of SCC."

  Sales of SCC's products and corresponding revenues have declined, largely due to intense competition from foreign producers and partly due to the lack of a highly diversified product base. To conserve resources, SCC has, since the Petition Date, confined expenditures to those manufacturing and operating costs that are necessary to preserve and maintain going-concern value. In light of its financial condition, SCC has also implemented and continues to implement a planned reduction in its workforce and a consolidation of its manufacturing and distribution operations. See "Background Information Regarding Debtors -- Description of SCC -- SCC's Operations -- Manufacturing and Distribution Operations." Additionally, as part of a major restructuring plan announced by SCC on May 8, 1995, SCC has relocated its typewriter manufacturing operations to its Mexico facility from facilities in Singapore and Batam Island, Indonesia.

  Despite these largely successful efforts to lower SCC's production costs, SCC believes that prolonged operations in Chapter 11 would likely yield continued deterioration in the value of its assets and business operations. It is essential, therefore, for the Debtors to emerge from the Chapter 11 proceedings as soon as possible.

  The Debtors believe that the most viable means of emerging successfully from Chapter 11 would be through the payment or assumption of outstanding claims and the issuance of stock in reorganized SCC to the Debtors' existing unsecured creditors pursuant to a plan of reorganization and the confirmation of such a plan under an expedited timetable.

  1.  Pre- and Post-Petition Marketing of SCC

  Prior to the Petition Date, SCC recognized the need to consider new strategic directions. On April 7, 1994, SCC engaged Goldman, Sachs & Co. ("Goldman, Sachs") as its financial advisor to assist it in evaluating the feasibility and the financial impact of various strategic alternatives available to SCC, including a merger or sale, joint ventures, investments, acquisitions, divestitures or a financial restructuring. In the ensuing months, Goldman, Sachs identified and held discussions with both foreign and domestic companies with respect to potential strategic alternatives. These efforts, however, did not result in any additional investments in SCC or any viable strategic opportunities, whether through the potential sale of SCC or otherwise. Goldman, Sachs' efforts ceased as of the Petition Date.

  During the period of Goldman, Sachs' marketing efforts, SCC remained under constant financial pressure and was continually forced to adjust its business strategies. Rapidly changing industry conditions in both the typewriter and PWP markets sharply reduced overall sales and lowered margins on existing sales. Ultimately, SCC's declining resources and cash flow could not satisfy maturing debts and other obligations, nor accommodate the volume of restructuring charges needed to fully restructure the Company. A potential purchaser did inform SCC of its interest in the Company in late June, 1995 but then later declined to pursue further discussions with SCC on the eve of the Petition Date. Unable to consummate a transaction with such purchaser (or with any other purchaser or investor) on terms satisfactory to SCC, SCC was forced to commence its Chapter 11 proceeding on July 5, 1995.

  In the weeks immediately following the Petition Date, SCC received unsolicited expressions of interest from various parties. Approximately 20 interested parties contacted SCC and its advisors during the summer and fall of 1995 regarding their interest in various transactions. Several of these parties had engaged in discussions with SCC in the year leading up to the Petition Date. In evaluating such expressions of interest, SCC proceeded without the assistance of Goldman, Sachs and instead worked through its interim management and financial and legal advisors, all of whom had significant prior experience in marketing financially troubled companies in and outside of Chapter 11. As part of its evaluation process, SCC reviewed publicly available information on each interested party or obtained information directly from such interested parties and immediately imposed a uniform due diligence process for all such parties. Of the 20 initial parties, 12 signed confidentiality agreements with SCC, enabling them to obtain material non-public information about the Debtors, as well as frequent access to key members of SCC's management. Of these 12 parties, six engaged in an extended due diligence process. SCC subsequently determined that, given the amount of apparent interest in SCC by third parties, it was appropriate to establish a set of formal bidding procedures.

            a.  First Bidding Process

  On or about September 18, 1995, SCC informed potential bidders that they should submit written proposals to SCC not later than September 29, 1995. SCC and its advisors thereafter were actively involved in discussions with a number of the potential purchasers. Four written bids were received by the bidding deadline and evaluated by SCC.

  On October 3, 1995, SCC determined that it would be advisable to request a second round of bids in an effort to maximize the potential recovery to the Company's creditors through the solicitation of higher and better offers for SCC. Interested bidders were therefore informed: (i) that the second round of bids, due not later than October 6, 1995, would be the final round before the Debtors selected a preferred or "stalking horse" bidder; (ii) that there would be an opportunity to make a higher and better offer prior to the confirmation hearing but that such an offer would have to be in the same form as the contract with the preferred bidder, but for more or better consideration; and (iii) that SCC's Board of Directors would meet on October 7, 1995 to select a preferred bidder from the bids submitted on or before October 6, 1995. At a meeting on October 7, 1995, SCC's Board of Directors selected ECC Acquisition Corporation ("ECC"), a group formed by Empire Capital Corporation which included certain members of management of SCC as well as certain strategic product partners, as the preferred bidder, subject to receipt of higher and better offers.

  On October 24, 1995, ECC and SCC executed a certain Stock Purchase Agreement (the "ECC Stock Purchase Agreement"), which formed the basis of SCC's first proposed plan of reorganization ("First Joint Plan") filed with the Bankruptcy Court on the same date, pursuant to which ECC would acquire all of the common equity of reorganized SCC pursuant to a court-approved plan of reorganization. Under the First Joint Plan, ECC would have become the owner of all of SCC's newly issued common equity and all previously existing common equity of SCC would have been canceled. The ECC Stock Purchase Agreement was subject to receipt of higher and better offers, the procedures for which were approved pursuant to a Termination Fee and Bidding and Auction Procedures Order ("Auction Procedures Order") approved by the Bankruptcy Court on November 6, 1995.

  On or about November 20, 1995, SCC terminated the ECC Stock Purchase Agreement because ECC did not fulfill certain contractual requirements necessary for the transaction to be completed, including providing to SCC evidence of committed financing and equity commitments.

  b. Other Bidders

  Shortly after SCC terminated the ECC Stock Purchase
  Agreement, two of the interested parties which had conducted due diligence activities in preparation for the September 29, 1995 bidding process (one of which had been an unsuccessful bidder) contacted SCC for the purpose of conducting further discussions. From late November, 1995 through late January, 1996, SCC conducted, separately, extensive negotiations with the two interested parties on an acquisition agreement upon which SCC could propose an amended plan of reorganization. SCC was unable to conclude these negotiations on terms acceptable to it or to the Creditors' Committee.

  c. Second Bidding Process

  In the period early October, 1995 through late January, 1996, interest in acquiring the Company by third parties remained high. SCC was contacted by approximately 20 additional interested parties, of which 16 signed confidentiality agreements, and 10 conducted at least initial due diligence activities. Because of the continuing high interest in SCC, SCC determined to conduct a second formal bidding process for its businesses. Consequently, on February 1, 1996, SCC informed potential bidders that they should submit written proposals to SCC not later than March 6, 1996. SCC and its advisors thereafter were actively involved in discussions with the potential purchasers. Four written proposals were received by the bidding deadline, but only two of these qualified as bids under the rules previously announced to potential bidders by SCC.

  In evaluating the qualified bids, SCC and its advisors determined that such bids: (i) contemplated the acquisition of portions of the Debtors' business rather than the continuation of the Debtors' business as a going concern; (ii) essentially reflected the then current liquidation value of SCC; (iii) were likely to trigger large contingent liabilities; and (iv) would not result in the ability to maintain SCC as a going concern. As a result, on or about March 11, 1996, SCC (in conjunction with the Creditors' Committee) decided that none of the bids received were likely to result in a satisfactory recovery for the Debtors' estates and their creditors. Qualified bidders were thereafter informed that their bids were rejected, but that SCC would be willing to consider higher and better bids pending a determination as to whether SCC should move forward with a revised business plan and a plan of reorganization.

  d. Continued Discussions

  During the remainder of March and throughout the Spring and Summer of 1996, SCC had discussions with two potential bidders. SCC and its advisors spent considerable time and effort in an attempt to negotiate a potential sale transaction -- a transaction which was never ultimately consummated due to the inability of the interested parties either to secure sufficient financing for the proposed transaction or to commit sufficient capital or present a viable business plan to satisfy SCC and the Creditors' Committee of the financial strength of the reorganized company. Concurrently with these discussions, SCC was developing a business plan for its emergence from Chapter 11, and negotiating a plan of reorganization with the Creditors' Committee.

  2.  Development of the Plan

  As the attempts to locate purchasers for the Debtors' business both prior to and during the Debtors' bankruptcy proceedings discussed above (see "-- Pre- and Post-Petition Marketing of SCC") did not yield offers which would provide sufficient recoveries to SCC's various creditor constituencies, SCC began to consider the terms and conditions of a cash and stock-for-debt plan of reorganization.

  As discussed above, the offers received by the Debtors from qualified bidders in the second bidding process contemplated the acquisition of portions of the Debtors' business, rather than the continuation of the Debtors' business as a going concern. A resulting effect of such an acquisition, if consummated, would have been that a substantial amount of the Debtors' contingent liabilities (such as pension, post-retirement medical and environmental claims) would have become due, each of which would have severely diminished the recoveries to SCC's unsecured creditors. On the other hand, those parties which had expressed a willingness to purchase the Debtors as a whole and assume SCC's contingent liabilities proposed to pay the existing creditors primarily with the Debtors' cash on hand, rather than through the contribution of new funds, leaving the reorganized SCC without the necessary working capital to meet its operating needs over the next several years.

  After carefully examining the possibility of a cash and stock-for-debt plan of reorganization as an alternative to any of the possible sale options, the Debtors determined that such a plan offered unsecured creditors the greatest and most certain potential recovery. Such a plan would provide for reorganized SCC's continuing obligation for contingent liabilities (thereby preventing diminution of creditor recoveries), and would provide for substantially all of the equity in the new company to be issued to the unsecured creditors, thereby increasing their potential recoveries.

  Consequently, the Debtors formulated a cash and stock-for-debt plan of reorganization, and entered into negotiations with the Creditors' Committee regarding such a plan. After such discussions, the Debtors finalized such plan as the Joint Plan, which SCC and its management believe offers the best prospect for a consensual plan of reorganization with recoveries regarded as acceptable to representatives of all the major creditor constituencies in the Chapter 11 Case. SCC continues to hold discussions with potential purchasers and reserves the right, but has no obligation, to amend the Plan to include the terms of any offers that SCC decides to accept from any such purchaser.

  The Creditors' Committee has included a letter with these disclosure materials strongly supporting the Joint Plan and urging holders of Allowed General Unsecured Claims (as hereinafter defined) to vote in favor of the Joint Plan. Creditors are urged to consult the Creditors' Committee's letter for further information.

  3.  New Products, Manufacturing and Marketing Strategies

  In the decades preceding the Petition Date, SCC became a leading producer of typewriters and PWPs for the home and office market, after initially establishing itself as a leading producer of office typewriters. Following the end of the Second World War, SCC pioneered the development of the portable electric typewriter, millions of which became standard features in modern homes and offices throughout the United States and around the world. The Company established an expansive network of sales offices, and manufacturing and distribution facilities to meet the demand for its typewriters and related supplies. SCC repeated this pattern of success with the development of the first PWP in the early 1980's.

  During the late 1980's and the early 1990's, the home and office information technology industry evolved swiftly and underwent a period of fundamental change. The advent of the personal desktop and laptop computers ("PCs") drastically altered the marketplace for non-PC based products and related supplies. Increasingly versatile PCs, often sold at discounted prices directly to the public, began to cut into the market for SCC's main product line of typewriters and PWPs, resulting in falling revenues and declining margins. Initially, both prior and subsequent to the Petition Date, in response to these industry trends, SCC focused on lowering its manufacturing costs for its primary products, typewriters and PWPs, by reducing its worldwide employment and consolidating certain of its manufacturing and distribution operations. Additionally, in 1994 SCC sold the businesses of two of its wholly-owned subsidiaries, primarily consisting of the manufacturing and distribution of certain office supplies and customized printed products.

  In the current market, vendors of information technology like SCC have been forced to make major changes in their product lines and marketing strategies to adjust to rapidly shifting market environments. Since the future of the information technology industry appears from all indications to be increasingly PC-based, SCC intends to expand its current product line substantially to include PC accessories, telecommunications equipment, and other home and office related products. In its First Joint Plan, pursuant to which SCC would have been acquired by ECC, such an expansion was contemplated, whereby the reorganized SCC would enter into new key strategic alliances for products and technologies with several foreign manufacturers in order to introduce new PC and telecommunications product lines.

  Under the current Plan, reorganized SCC ("NewSCC") would significantly expand its product line, primarily by sourcing new products from outside manufacturers. Such sourcing may, over time, include entering into strategic alliances with third parties to provide products or services. In that respect, NewSCC would focus its efforts on forging alliances with foreign companies with technologically advanced office products that presently do not have a substantial United States market share or market presence and which are intent on building or increasing market share by selling their products under the well known "Smith Corona" name. SCC intends to rely on one of its most valued assets -- its existing distribution network -- to become a leading vendor of technologically advanced office products manufactured abroad. Further, SCC intends to continue to focus on its core business of manufacturing and distributing its current product line of typewriters and PWPs to satisfy continuing worldwide demand for these products.

  On an operational level, initially NewSCC will continue its business on a global basis with manufacturing operations in Mexico and sales and marketing operations in the United States and certain international markets. NewSCC's Mexico facility will also provide contract manufacturing services to other equipment manufacturers ("OEMs") on a cost plus basis thereby providing a contribution towards manufacturing overhead expenses. Ideally, prospective OEMs may also form the basis for new product strategic alliances.

  Attached hereto as Exhibit B to this Disclosure Statement are SCC's unaudited historical, pro forma and projected Consolidated Balance Sheets, Consolidated Income Statements and Consolidated Cash Flow Statements and supplemental projected pro forma financial information for the periods set forth therein. Attached hereto as Exhibit C to this Disclosure Statement are audited consolidated financial statements of SCC for the fiscal years ended June 30, 1995 ("Fiscal 1995") and June 30, 1994 ("Fiscal 1994").

  4.  Sources of Recovery Under the Plan

  The proposed payment of general unsecured claims against SCC
  ("Allowed General Unsecured Claims") will be accomplished through the distribution of certain consideration to holders of such Claims consisting of the following:

  (i) Cash (the "Unsecured Class Cash") consisting of:

  (A) $10,780,000 less the aggregate amount of Cash paid to holders of Allowed Convenience Class Claims (as defined below);

  (B) the net proceeds of all Avoidance Actions (as defined below in "The Plan of Reorganization -- Other Provisions of Plan -- Avoidance Actions"), if any ("Net Avoidance Action Proceeds"), consisting of Cash or other proceeds received by judgment or settlement from any Avoidance Action commenced by the Debtors, NewSCC or the Creditors' Committee, after first deducting certain amounts retained by the recipient on account of any resulting Allowed General Unsecured Claim equal to the Cash distributions such Person would have received if such Claim had been Allowed as of the Effective Date, and then deducting amounts for all expenses incurred with respect thereto;

  (C) the difference between (i) $167,000 and (ii) the total aggregate amount of Cash paid to holders of Allowed Claims in Class 7 (see "The Plan of Reorganization -- Summary of Designation of Classes" below) (the "Excess Reclamation Funds"); and

  (D) any interest accrued on all such Cash prior to its distribution to holders of Allowed General Unsecured
       Claims; and

  (ii) 85% of the shares of new common stock of NewSCC
      ("NewSCC Common Stock") determined on a fully-diluted basis, not including the effect of the exercise of any of the NewSCC Warrants (as defined below).

  In addition, all Allowed General Unsecured Claims of $1,500 or less, and those Allowed General Unsecured Claims voluntarily reduced to $1,500 ("Convenience Class Claims"), shall receive payment in Cash in an amount equal to 60% of the amount of such Claim.

  Holders of record of outstanding shares of common stock of SCC ("SCC Common Stock") as of August 15, 1996 ("Registered Holders") shall receive one (1) warrant ("NewSCC Warrant"), exercisable during the period from six (6) months after the Effective Date to two (2) years after the Effective Date, to purchase one (1) share of NewSCC Common Stock for each ten
  (10) shares of SCC Common Stock. The exercise price of the NewSCC Warrants will be determined on a preliminary basis as of the Confirmation Date and will be set generally at a per share value that would, if the NewSCC Common Stock were sold for such value, and after giving effect to the distribution of the Unsecured Class Cash then estimated to be or to become available for distribution to holders of Allowed General Unsecured Claims (based on an estimate at such date of the aggregate amount of Allowed Claims and Reserved Claims), allow such holders to realize the amount of such Claims together with accrued interest thereon from the Petition Date to the Effective Date and an allocable amount for costs and expenses incurred in connection with transaction costs relating to the sale or other disposition of NewSCC Common Stock. The exercise price of the NewSCC Warrants so estimated on a preliminary basis will be subject to reduction by the Board of Directors of NewSCC in its sole discretion prior to the date on which the NewSCC Warrants will first become exercisable based on the Board's estimate at such time of the total amounts of Unsecured Class Cash and of General Unsecured Claims that may be Allowed Claims or Reserved Claims. All SCC Common Stock will be canceled, annulled and extinguished upon effectiveness of the Plan.





5.  Distributions Under the Plan

Under the Plan, the Debtors intend to satisfy all Allowed
General Unsecured Claims through the distribution of the Unsecured Class Cash and 85% of the NewSCC Common Stock to holders of such Claims. The Debtors intend to satisfy all Allowed Claims senior to Allowed General Unsecured Claims by the payment in full in Cash or notes (as provided for by the Bankruptcy Code) or the assumption of all such Claims. In addition, Allowed Convenience Class Claims shall receive payment in Cash in an amount equal to 60% of the amount of such Claim. Finally, Registered Holders of SCC Common Stock shall receive the NewSCC Warrants.

In order to provide for the distributions described in the Plan, on the Effective Date, Cash and notes necessary to pay or reserve for all Allowed Claims senior to General Unsecured Claims and Convenience Class Claims, and the Unsecured Class Cash and one (1) share of NewSCC Common Stock for each $6.00 of Allowed General Unsecured Claims, shall be transferred to the Distribution Agent. The Distribution Agent shall hold such consideration, including the Unsecured Class Cash and the NewSCC Common Stock, in trust for distribution to the holders of Allowed Claims or in reserve for payment to holders of Disputed Claims after a Final Order has been entered providing that any such Disputed Claim has become an Allowed Claim. The NewSCC Warrants will be distributed to the Registered Holders by NewSCC or by the agent appointed pursuant to the Warrant Agreement between such agent (the "Warrant Agent") and NewSCC (the "NewSCC Warrant Agreement").

The Debtors proposed this Chapter 11 Plan rather than a liquidation by a trustee after conversion of the case to one under Chapter 7 of the Bankruptcy Code because the Plan will return substantially more to unsecured creditors than they would receive if the Debtors were liquidated, and because preservation of the Debtors as a going concern will preserve many ongoing and beneficial business relationships between the Debtors and their creditors. See "Confirmation of the Plan -- Non-acceptance and Cramdown -- Best Interests Test -- Liquidation Analysis."

The classification of Claims and the distribution that holders of Claims may receive under the Plan are set forth below under "Summary of the Classification and Treatment of Allowed Claims and Equity Interests and Recoveries That Might Be Available to Certain Creditors."

6.  Substantive Consolidation

The Plan contemplates and is predicated upon the substantive consolidation of the estates of the Debtors into a single entity for purposes of confirmation, consummation and implementation of the Plan. As a result of substantive consolidation: (i) all intercompany Claims by and among the Debtors will be eliminated;
(ii) all assets and all proceeds thereof and all liabilities of the Debtors will be merged or treated as though they were merged;
(iii) any obligation of any of the Debtors and all guarantees thereof executed by any of the Debtors will be deemed to be one obligation of the Debtors; (iv) any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the Debtors; (v) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors will be deemed one Claim filed against the Debtors; (vi) all duplicative claims filed against more than one of the Debtors will be automatically expunged so that only one claim survives against the Debtors; (vii) all Equity Interests of any Debtor in any other Debtor shall be deemed automatically canceled and retired by operation of law and shall cease to exist; and (viii) the Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. Substantive consolidation is supported by existing case law and will eliminate time-consuming and wasteful arguments by Creditors who may attempt to trap assets or other value at a particular SCC subsidiary for their own benefit or who may seek multiple distributions for the same claim.

In addition, the Debtors may elect to seek substantive consolidation with some or all of SCC's Non-Debtor Subsidiaries in the Bankruptcy Court.

The substantive consolidation contemplated herein shall not affect any intercompany claims and equity interests held by any of the Debtors against any of the Non-Debtor Subsidiaries of SCC, which shall remain outstanding (except to the extent that any Non-Debtor Subsidiary is substantively consolidated with SCC).

The Debtors will proceed by motion to obtain Bankruptcy Court approval of the substantive consolidation described herein (which approval may be embodied in the Confirmation Order).

               Summary of the Classification and
      Treatment of Allowed Claims and Equity Interests and
    Recoveries That Might Be Available to Certain Creditors

The following is a summary of the classification and treatment of Allowed Claims and Equity Interests and recoveries that might be available to certain creditors and holders of Equity Interests of the Debtors under the Plan. This summary is qualified in its entirety by reference to the relevant provisions of the Plan, a copy of which is attached as Exhibit A to this Disclosure Statement. For a description of certain other significant terms and provisions of the Plan, see "The Plan of Reorganization -- Summary of Designation of Classes," "-- Summary of Payment Provisions of the Plan" and "-- Other Provisions of Plan."






Description of Claims and Interests and
Classes and Anticipated Amount of Allowed
Claims
               Description of Proposed Distribution Under the Plan


Claims Under the Chemical DIP Loan Agreement
- ---------------------------------------------------
  Presently approximately $500,000. Generally, such claims shall consist of all Claims under the loan agreement between SCC and SCC's debtor-in-possession lenders, Chemical Bank and Bank of America Illinois ("Chemical" and
"BofA" and collectively, the "Banks") dated as of July 10, 1995 (the "Chemical DIP Loan
Agreement"), including approximately $500,000 in respect of documentary letters of credit, plus any Allowed indemnification Claims and Claims for fees and expenses held by the Banks under the Chemical DIP Loan Agreement.

          Not Classified Under the Plan
          ----------------------------------------
Each holder of a Claim under the Chemical DIP Loan
Agreement shall be satisfied (I) with respect to reimbursement obligations under outstanding letters of credit, through the cash collateralization of such obli-gations; (ii) in the case of obligations arising after the Effective Date pursuant to
Section 2.22(c) of the Chemical DIP Loan
Agreement, by NewSCC making prompt payment thereof; (iii) with respect to all other
Claims accrued or owing as of the Effective
Date, by the payment in full in cash on the Effective Date; (iv) with respect to any fees and expenses of the Banks and Chemical, as Agent, payable under Section 9.5 of the Chemical DIP Loan Agreement accruing after the
Effective Date, by payment thereof by NewSCC up to an aggregate of $650,000, less any amounts accrued by or paid to the Banks or the professionals retained by the Banks from and after July 5, 1995 with respect to any Avoidance Actions against the Banks promptly upon presentation of appropriate invoices to NewSCC, subject only to determination and allowance by the Bankruptcy Court as to amount and appropriateness if the Creditors'
Committee objects to any such fees and
expenses, including without limitation on the grounds that such fees and expenses should be recovered upon entry of a judgment in connection with an Avoidance Action with respect to the Banks, or (v) in such other manner as may be agreed by the Debtors and holders of such Claim, at such time or times as provided in Section 10.1 of the Plan.
Allowed Administrative Claims
  Anticipated to be approximately $3,550,000.
Generally, an Allowed Administrative Claim means any cost and expense of administration of the Chapter 11 Case entitled to and allowed priority in payment under section 507(a)(1) of the Bankruptcy Code or as may be allowed by Final Order of the Bankruptcy Court. Such claims shall consist of all Allowed
Administrative Claims (other than Claims under the Chemical DIP Loan Agreement), including cure payments for assumed executory contracts and unexpired leases and severance and vacation pay for terminated employees relating to periods of employment after the Petition
Date.Not Classified Under the Plan
Each Allowed Administrative Claim shall be paid in full in Cash (or otherwise satisfied in accordance with its terms) as of the Effective Date, or such other date upon entry of a Final Order of the Bankruptcy Court allowing such Administrative Claim.


Allowed Priority Tax Claims
- ---------------------------
  Anticipated to be approximately $3,700,000.
An Allowed Priority Tax Claim shall be any
Claim that is entitled to priority in payment
pursuant to section 507(a)(8) of the
Bankruptcy Code.
Not Classified Under the Plan
                        -----------------------------
          Each Holder of an Allowed Priority Tax Claim shall receive the full amount thereof at NewSCC's option either in Cash or in deferred cash payments in the form of a Priority Tax
Note, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.



Class 1 (Allowed Priority Wage Claims)
- --------------------------------------
  Anticipated to be approximately $45,000.
Class 1 shall consist of all Claims to the
extent Allowed and entitled to priority in
payment under section 507(a)(3) of the
Bankruptcy Code.
Not Impaired Under the Plan
                        ---------------------------
          Each Allowed Priority Wage Claim in Class 1 shall be paid in full in Cash at such time or times as provided in Section 10.1 of the Plan, in full compliance with its legal, contractual and equitable rights. Class 1 is unimpaired and is deemed to accept the Plan.



Class 2 (Allowed Secured Claims)
- -------------------------------
  Anticipated to be not more than
approximately $15,000. Class 2 shall consist
of all Allowed Claims to the extent of the
value, as determined pursuant to sections
506(a) or 1111(b) of the Bankruptcy Code, of
any interest in property of the Debtors'
estate securing such Claims. To the extent any
such Allowed Claim exceeds the value of any
interest in property of the Debtors' estates
securing such Claim, such Allowed Claim shall
be considered an Allowed General Unsecured
Claim.
Impaired Under the Plan
                        -----------------------
          In full satisfaction of each Allowed Secured
Claim, each holder of such Claim shall, at the option of NewSCC, receive either (i) payment in full in Cash in the amount of such Claim at such time or times as provided in
Section 10.1 of the Plan, (ii) the collateral securing such Claim, or (iii) such other treatment as may be agreed to by NewSCC and the holder of such Claim. Class 2 is impaired and is entitled to vote on the Plan.




Class 3 (Allowed Environmental Claims)
- --------------------------------------
  Anticipated to be approximately $3,377,000.
Class 3 shall consist of any Claim presently
asserted or which may be asserted in the
future, including, without limitation, any
Contingent Claim (as such term is defined in
the Plan) or Claim for contribution or
indemnity, of any governmental unit, or Claim
for contribution or indemnity by any Person,
arising out of or related to any
Environmental, Health and Safety Laws (as such
term is defined in the Plan) with respect to
the properties in Groton, New York or
Cortlandville, New York owned by SCC;
provided, however, that any such Claims with
respect to either the Rosen Site or the
Melville Site (each as hereinafter defined),
or both, may be treated as Environmental
Claims if the Debtors so elect, after
consultation with the Creditors' Committee, on
or before the Confirmation Date: provided
further, however, that if the Debtors do not
elect to treat such Claims with respect to
either the Rosen Site or the Melville Site, or
both, as Environmental Claims, such Claims,
respectively, shall be treated as General
Unsecured Claims.
Not Impaired Under the Plan
                        ---------------------------
          Each Allowed Environmental Claim shall be satisfied in full by assumption of such Claim by NewSCC, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered.
Class 3 is unimpaired and is deemed to accept the Plan.








Class 4 (Pension Plan Claims)
- ----------------------------
  Class 4 shall consist of all Pension Plan
Claims (Claims arising from or related to any
qualified pension plan sponsored or maintained
by any of the Debtors, including without
limitation, Claims by or on behalf of any SCC
Retirement Plan for contributions due from any
Debtor, other Claims relating to any actual or
alleged unfunded benefit liabilities, unpaid
minimum funding contributions, or unpaid
premiums, or for any interest or penalty
allegedly owed upon or by reason of any such
Claims and any and all Claims against a Debtor
in its capacity as administrator or fiduciary
of an SCC Retirement Plan) to the extent such
Claims are not matured by the termination of
any SCC Retirement Plan by the Pension Benefit
Guaranty Corporation ("PBGC") or the Debtors.
On August 7, 1996, SCC gave notice to the PBGC
and its present and former employees of its
intention to terminate the Smith Corona
Corporation Hourly Employees' Retirement Plan
and SCM Office Supplies, Inc. Salaried
Employees' and Hourly Employees' Retirement
Plan, and the Smith Corona Corporation Sala-
ried Employees' Retirement Plan (collectively,
the "Defined Benefit Plans").
Not Impaired Under the Plan
                         ---------------------------
          Each Pension Plan Claim shall be satisfied in full: (i) for Claims arising from or related to the Defined Benefit Plans, to the extent that the Bankruptcy Court does not terminate the Defined Benefit Plans, by leav-ing the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered; and (ii) for Claims arising from or related to the Smith Corona
Corporation Retirement Savings and Investment
Plan (the "Defined Contribution Plan"), by the assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered. To the extent any Claim arising from any SCC Retirement Plan, including any Claim against SCC as fiduciary or administrator of such SCC Retirement Plan, is matured by a termination of any SCC Retire-ment Plan by the PBGC or the Debtors, such Claims shall be reclassified as Administrative
Claims, Priority Tax Claims and/or General
Unsecured Claims, as determined by the
Bankruptcy Court or as may be agreed to by NewSCC and the holder of such Claims. Class 4 is unimpaired and is deemed to accept the
Plan.


Class 5 (Retiree Health and Insurance Claims)
- --------------------------------------------
  Class 5 shall consist of all Retiree Health
and Insurance Claims (Claims for health and
life insurance benefits for retired employees
of any Debtor under any SCC Health and Welfare
Plan).
Not Impaired Under the Plan
                         ---------------------------
          Each Retiree Health and Insurance Claim in
Class 5 shall be satisfied in full by the assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered. Class 5 is unimpaired and is deemed to accept the Plan.



Class 6 (Allowed Warranty and Contract Claims)
- ---------------------------------------------
  Class 6 shall consist of any Claim (i) for breach of warranty based upon contract and not upon tort with respect to any product sold by the Debtors, (ii) in connection with customer promotional programs or (iii) relating to accounts receivable and accrued liabilities incurred in the ordinary course of business arising on or after the Petition Date (other than certain Administrative Claims and Claims under the Chemical DIP Loan Agreement).

Not Impaired Under the Plan
                         ---------------------------
          Each Warranty and Contract Claim in Class 6 shall be satisfied in full by the assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered. Class 6 is unimpaired and is deemed to accept the Plan.









Class 7 (Allowed Reclamation Claims)
- ------------------------------------
  Anticipated to be approximately $167,000 if there is a finding that SCC was insolvent on the Petition Date or if it is otherwise resolved that SCC was insolvent on the Petition Date, or $0 if there is a finding that SCC was solvent on the Petition Date or if it is otherwise resolved that SCC was solvent on the Petition Date or if a finding or other resolution that SCC was insolvent is not made or reached by the date which is one
(1) year after the Effective Date. Class 7 shall consist of all Claims pursuant to section 546(c) of the Bankruptcy Code for reclamation of goods shipped to the Debtors prior to the Petition Date; provided, however, that any Disputed Reclamation Claim that has not been Allowed by the date which is one (1) year after the Effective Date will no longer be deemed a Reclamation Claim but instead will be deemed a General Unsecured Claim unless the Bankruptcy Court orders otherwise.

Impaired Under the Plan
                        -----------------------
          Each holder of an Allowed Reclamation Claim in Class 7 which has not been satisfied prior to the Effective Date shall be paid in full in Cash on the Effective Date (or otherwise satisfied in accordance with its terms) by NewSCC, at such times or times as provided in Section 10.1 of the Plan. Class 7 is impaired and is entitled to vote on the Plan.














Class 8 (Allowed General Unsecured Claims)
- ------------------------------------------
  Anticipated to be approximately $25,443,000.
Class 8 shall consist of all Allowed Claims not included in any other Class and not secured by a charge against or interest in property in which the Debtors' estate has an interest, including any Allowed Unsecured
Deficiency Claim and any Claim in favor of any Person arising from a judgment against such Person in any Avoidance Action (if the effect of such judgment gives such person an Allowed
General Unsecured Claim).

Impaired Under the Plan
                        -----------------------
          Each holder of an Allowed General Unsecured
Claim in Class 8 shall receive (i) its Pro
Rata Share of the Unsecured Class Cash, which shall consist of $10,780,000 less the aggregate amount of Cash paid to holders of Allowed Convenience Class Claims plus the Net
Avoidance Action Proceeds plus the Excess Rec-lamation Funds plus interest on such Cash prior to its distribution and (ii) one (1) share of NewSCC Common Stock for each $6.00 in amount of such holder's Allowed General
Unsecured Claim (which shares in the aggregate shall constitute 85% of the total shares of NewSCC Common Stock which are issued pursuant to the Plan, determined on a fully-diluted basis, not including the effect of the exercise of any of the NewSCC Warrants), each at such time or times as provided in Article
10 of the Plan. Class 8 is impaired and is entitled to vote on the Plan.


Class 9 (Convenience Class Claims)
- ----------------------------------
  Anticipated to be approximately $230,000.
Class 9 shall consist of Allowed General
Unsecured Claims of $1,500 or less, and
Allowed General Unsecured Claims voluntarily reduced by their holders to $1,500.

Impaired Under the Plan
                        -----------------------
          Holders of Class 9 Convenience Class Claims shall receive 60% of the amount of such Claim in Cash, at such time or times as provided in Section 10.1 of the Plan, provided, however, that if Class 9 votes to reject the Plan, all Allowed Convenience Class
Claims shall be treated as Allowed General
Unsecured Claims, and shall be treated in accordance with Section 5.11 of the Plan.
Class 9 is impaired and is entitled to vote on the Plan.





Class 10 (SCC Common Stock)
- --------------------------
  Class 10 shall consist of the shares of
common stock of SCC, $.01 par value,
outstanding on August 15, 1996.

Impaired Under the Plan
                        -----------------------
          Registered Holders shall receive one (1)
NewSCC Warrant for each ten (10) shares of SCC Common Stock, which NewSCC Warrant shall entitle the holder to purchase one (1) share of NewSCC Common Stock at an exercise price determined as set forth in the NewSCC Warrant
Agreement, exercisable during the period commencing on the date occurring six (6) months after the Effective Date and ending on the date occurring two (2) years after the Effective Date. All shares of SCC Common Stock will be canceled, annulled, and extinguished on the Effective Date. Class 10 is impaired and is deemed to reject the Plan.


Class 11 (Other Equity Interests)
- ---------------------------------
  Class 11 shall consist of any Equity
Interests in any of the Debtors represented by any class or series of capital stock issued by any Debtor prior to the Petition Date (other than the SCC Common Stock) and any warrants, options, or rights to purchase any capital stock of the Debtors or any Stockholder
Actions in respect of the Equity Interests, to the extent provided in section 510(b) of the Bankruptcy Code.

Impaired Under the Plan
                        -----------------------
          Holders of Class 11 Equity Interests will not be entitled to receive or retain any property under the Plan on account of such Equity Interests. All Class 11 Equity
Interests will be canceled, annulled, and extinguished on the Effective Date. Class 11 is impaired and is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy
Code.




The following table summarizes the recoveries that might be available to holders of Claims under the Chemical DIP Loan Agreement, Administrative Claims, Priority Tax Claims, Priority Wage Claims, Secured Claims and Reclamation Claims (collectively, the "Priority Claims") and General Unsecured Claims and Convenience Class Claims under certain scenarios and assumptions. THE TABLE IS INCLUDED FOR ILLUSTRATIVE PURPOSES ONLY, AND IS NOT INTENDED AS A FORECAST OR PREDICTION OF ACTUAL RECOVERIES BY CREDITORS.

SUMMARY OF THE CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND
  INTERESTS AND RECOVERIES THAT MIGHT BE AVAILABLE TO CERTAIN
                           CREDITORS

                            ($000's)

                                                         Claim Amount (1)
                                                         Estimated Allowed
Plan Class  Class Description                                      Range
- ----------  -----------------                            ---------------------
Superiority Chemical DIP Loan                              $500     -     $500
Administrative   Allowed Administrative
            Professional Fees                            $3,000     -   $3,000
            Rents and Expenses                             $500     -     $500
            Severance                                       $50     -      $50
Tax         Allowed Priority Tax                         $3,700     -   $3,700
Class 1     Allowed Priority Wage                           $45     -      $45
Class 2     Allowed Secured                                 $15     -      $15
Class 3     Allowed Environmental                        $3,377     -   $3,377
Class 4     Pension Plan                                $16,684     -       $- (3)
Class 5     Retiree Health & Insurance                  $12,754     -  $12,754
Class 6     Allowed Warranty & Contract                      $-     -       $-
Class 7     Allowed Reclamation                            $167     -     $167
Class 8     Allowed General Unsecured                   $25,443     -  $42,127 (3)
Class 9     Allowed Convenience Class                      $230     -     $230
Class 10    SCC Common Stock                                 $-     -       $-
Class 11    Other Equity Interests                           $-     -       $-

                                                                                  Treatment
                                                    Estimated Value of       Total Value
                                                    Stock Distribution       of Distributions
Plan Class  Class Description             Cash      Low            High      Low         High
- ----------  -----------------             ------    ---------------------    ------------------

Superiority Chemical DIP Loan             $500      $-             $-        $500        $500
Administrative Allowed Administrative
            Professional Fees           $3,000      $-             $-      $3,000      $3,000
            Rents and Expenses            $500      $-             $-        $500        $500
            Severance                      $50      $-             $-         $50         $50
Tax         Allowed Priority Tax        $3,700 (2)  $-             $-      $3,700      $3,700
Class 1     Allowed Priority Wage          $45      $-             $-         $45         $45
Class 2     Allowed Secured                $15      $-             $-         $15         $15
Class 3     Allowed Environmental           $-      $-             $-          $-          $-
Class 4     Pension Plan                    $-      $-             $-          $-          $-
Class 5     Retiree Health & Insurance      $-      $-             $-          $-          $-
Class 6     Allowed Warranty & Contract     $-      $-             $-          $-          $-
Class 7     Allowed Reclamation           $167      $-             $-        $167        $167
Class 8     Allowed General Unsecured  $10,642 (4)  $0 (5)    $20,400 (5) $10,642 (6) $31,042 (6)
Class 9     Allowed Convenience Class     $138      $-             $-        $138        $138
Class 10    SCC Common Stock                $-      $-             $-          $-          $-
Class 11    Other Equity Interests          $-      $-             $-          $-          $-

                                                                        Treatment
                                                         ------------------------------------------
                                                                   Recovery
Plan Class  Class Description                            Low            High      Consideration
- ----------  -------------------------                    -------------------      --------------
Superiority Chemical DIP Loan                            100%           100%      Cash
Administrative Allowed Administrative
            Professional Fees                            100%           100%      Cash
            Rents and Expenses                           100%           100%      Cash
            Severance                                    100%           100%      Cash
Tax         Allowed Priority Tax                         100%           100%      Cash and Note
Class 1     Allowed Priority Wage                        100%           100%      Cash
Class 2     Allowed Secured                              100%           100%      Cash
Class 3     Allowed Environmental                          0%             0%      Assumed
Class 4     Pension Plan                                   0%           N/A       Low-Assumed/
                                                                                  High-Terminates
Class 5     Retiree Health & Insurance                     0%             0%      Assumed
Class 6     Allowed Warranty & Contract                   N/A            N/A      Cash
Class 7     Allowed Reclamation                          100%           100%      Cash
Class 8     Allowed General Unsecured                    41.8% (7)      73.7% (7) Cash and Equity
Class 9     Allowed Convenience Class                     60%            60%      Cash
Class 10    SCC Common Stock                              N/A            N/A      NewSCC Warrants
Class 11    Other Equity Interests                        N/A            N/A      No consideration
/TABLE

  (1) Claims as of June 1, 1996 (includes projected claims).

  (2) Includes $2,800 tax note.

  (3) Reflects terminated Defined Benefit Plans. Includes
      $16,684 of termination liability, which is the book amount of such liability and does not reflect the amount of the actual Claim that may be allowed.

  (4) Plus Net Avoidance Actions Proceeds (which cannot be determined at this time).

  (5) Zero equity value reflects the Low range of equity values under the Defined Benefit Plans assumption scenario. The equity value of $20,400 reflects the High range of equity values under the Defined Benefit Plans termination scenario. Estimated Value of Stock
      Distribution under other scenarios falls between the High and Low range.

  (6) Low Total Value of Distributions of $10,642 is the cash plus zero equity value. High Total Value of Distributions of $31,042 is the cash plus equity value of $20,400 reflecting high equity valuation under the Defined Benefit Plans termination scenario. Total Value of Distribution under other scenarios falls between the High and Low range.

  (7) The Low Recovery represents cash plus zero equity value over the lower (Defined Benefit Plans assumption) claims base. The High Recovery represents the cash plus the high end of the equity value range under either the Defined Benefit Plans assumption or Defined Benefit Plans termination scenario; the High Recoveries under either scenario are not materially different as the increase in the claims base triggered by a Defined Benefit Plans termination yields an increase in the valuation of the equity. Estimated Recovery under other scenarios falls between the High and Low range.

  C.  Creditors Entitled to Vote

  A ballot is enclosed for the use of Creditors entitled to vote on the Plan. Only Creditors in Classes 2, 7, 8 and 9 holding Allowed Claims are entitled to vote on the Plan. Holders of Claims in Class 8 who voluntarily elect to reduce such claims to $1,500 for purposes of inclusion in Class 9 shall be deemed to vote in favor of the Plan. As set forth in
  Section 9.1 of the Plan, Claims which have not been objected to, or which have been allowed by Final Order of the Bankruptcy Court, or which have been temporarily allowed for voting purposes, are entitled to vote. Creditors holding Disputed Claims who wish to vote on the Plan must seek an order from the Bankruptcy Court temporarily allowing such Claims for voting purposes, which order must be entered prior to October 18, 1996, which is the deadline for submitting ballots on the Plan. See "Introduction -- Instructions Regarding Voting, Confirmation and Objections to Confirmation -- Voting Instructions -- Returning Ballots".

  Classes 1, 3, 4, 5 and 6 are unimpaired under the Plan. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Claims in such Classes are deemed to have accepted the Plan, and their votes on the Plan are not being solicited. Holders of Class 10 and 11 Equity Interests are deemed to have rejected the Plan and are not entitled to vote on the Plan.

  The Plan will be confirmed if it is accepted by the requisite majorities of each Class of Claims entitled to vote (provided that the Debtors may "cramdown" over the deemed rejections of Class 10 and 11 or the actual rejections of Classes 2, 7, 8 or 9 as discussed in "Cramdown and Withdrawal of Plan" below) and all other conditions to confirmation are met by the Debtors. The requisite majority of a Class of creditor Claims is at least two-thirds in dollar amount and more than one-half in number of Allowed Claims that are actually voted.
D. Cramdown and Withdrawal of Plan

In the event that any Class of impaired Claims or Equity Interests votes to reject the Plan (or is deemed to have rejected the Plan), the Debtors may, in the case of Classes 2, 7, 8 and 9 (and will, in the case of Classes 10 and 11): (a) seek to effect a "cramdown" on such dissenting Class and all Classes that are junior to such dissenting Class under section 1129(b) of the Bankruptcy Code; or (b) withdraw the Plan.

If a Class of any Debtor votes against the Plan, and the Plan is not withdrawn, the terms of the Plan may be modified by the Debtors to effect a "cramdown" on such dissenting Class by reallocating value from all Classes at and below the level of the objecting Class to all impaired non-consenting senior Classes until such impaired senior Classes are paid in accordance with the absolute priority rule of section 1129(b) of the Bankruptcy Code. The Debtors may make such modifications or amendments to the Plan and such modifications or amendments shall be filed with the Bankruptcy Court and served on all parties in interest entitled to receive notice of the hearing on the confirmation of the Plan at least five days prior to such hearing or on such other date as is specified by an order of the Bankruptcy Court. Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect the Debtors' ability to modify the Plan to satisfy the provisions of section 1129 of the Bankruptcy Code. See "Confirmation of the Plan -- Non-acceptance and Cramdown" below.

E. Instructions Regarding Voting, Confirmation and Objections to
Confirmation

1. Voting Instructions

a. Ballots

In voting for or against the Plan, please use only the ballot sent to you with this Disclosure Statement. If you are a holder of a Class 2, 7, 8 or 9 Claim and did not receive a ballot or if your ballot is damaged or lost call DONLIN, RECANO & COMPANY, INC. (1-800-489-7444). If you have any questions concerning the voting procedures, call DONLIN, RECANO & COMPANY, INC. (1-800-489-7444).

b. Returning Ballots

You should complete and sign the enclosed ballot in accordance with the instructions provided with the ballot. In order to be counted, ballots must be received on or before October 18, 1996 at 4:30 p.m., Prevailing Eastern Time, at the address indicated on the ballot. Ballots should be returned in the envelopes which are provided with the ballots.

2. Objections to Confirmation

Any objections to confirmation of the Plan setting forth with particularity the basis therefor, must be filed with the Clerk of the Bankruptcy Court and served upon (a) Young, Conaway,
Stargatt
& Taylor, P.O. Box 391, 11th Floor, Rodney Square North, Wilmington, Delaware 19899-0391, Attention: Laura Davis Jones, Esq.; (b) Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004, Attention: Richard L. Epling, Esq.; (c) The Office of the United States Trustee, Suite 950 West, Curtis Center, 601 Walnut Street, Philadelphia, Pennsylvania 19106, Attention: John D. McLaughlin, Esq.; (d) Willkie Farr and Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, Attention: Tonny K. Ho, Esq.;
(e) O'Melveny & Myers, One Citicorp Center, 153 East 53rd
Street,
New York, New York 10022, Attention: Joel B. Zweibel, Esq.; and
(f) Bayard, Handelman & Murdoch, P.A., 902 Market Street, 13th Floor, P.O. Box 25130, Wilmington, Delaware 19801, Attention:
Neil B. Glassman, Esq., in such manner as will cause such objections to be received and filed on or before October 18, 1996 at 4:30 p.m., Prevailing Eastern Time.

3. Confirmation Hearing

A hearing on confirmation of the Plan has been scheduled to be held before the Honorable Helen S. Balick, United States Bankruptcy Judge, in the United States Bankruptcy Court of the District of Delaware, Marine Midland Plaza, 824 Market Street, Wilmington, Delaware, on October 31, 1996 at 2:00 p.m. of that day. Announcement of the adjournment of such hearing, if any, may be made in writing or in open court. No further written notice is required to be sent to Creditors or parties in interest.

NO REPRESENTATIONS CONCERNING THE DEBTORS OR THEIR BUSINESS OR
FUTURE OPERATIONS, OTHER THAN THOSE SPECIFICALLY SET FORTH
HEREIN, ARE AUTHORIZED BY THE DEBTORS.

                           ARTICLE 2

            BACKGROUND INFORMATION REGARDING DEBTORS

A.  History of the Debtors' Businesses

SCC's typewriter and personal word processor business traces its origins back to the 1880's with the development of office typewriters. SCC introduced the world's first portable electric typewriter in 1957 and, for the next decade, SCC had the only portable electric typewriter available in the marketplace. In 1973, SCC introduced its revolutionary cartridge ribbon system, which is still used today. Beginning in 1979, SCC moved into electronics with major research and development efforts and, in 1981, introduced its first electronic product to the marketplace.

During the early 1980's, as the market shifted to electronic typewriters, Japanese manufacturers became a significant factor in the world marketplace. In order to compete effectively, between 1984 and 1986 SCC developed and implemented a major business restructuring of its typewriter operations which resulted in substantially reduced manufacturing costs, a streamlined product line, a 50% reduction in worldwide employment and the consolidation of certain of its United States operations.

In 1985, SCC developed and introduced the industry's first
PWPs, and, in 1989, SCC introduced the industry's first laptop
PWP.

In mid-1992, Hulse ceased to do business as a going concern and closed its plant and manufacturing facilities. The building which housed Hulse's operations was sold in late 1992 in a liquidating sale. Prior to its liquidation, Hulse had manufactured typeface for typewriters and mechanical printing devices.

On July 5, 1994 and November 4, 1994, SCC sold substantially all the assets and liabilities of OSI and SCC LI (formerly known as Histacount Corporation, "Histacount"), respectively, two of its wholly-owned subsidiaries. Business operations of these two entities primarily consisted of the manufacture and distribution of office supplies and customized printed products, respectively.
As a result of these dispositions, SCC currently consists of one business segment -- the design, manufacture and distribution of typewriters, PWPs and related accessories.

B.  Description of SCC

1. Corporate Structure of SCC

The present corporate structure of SCC dates back to 1985 when SCC was incorporated in the State of Delaware. Prior to 1986, the businesses of SCC were operated by SCM Corporation ("SCM") which was acquired by HM Holdings, Inc. ("Hanson"), a subsidiary of Hanson PLC, in March 1986. At the time it was acquired, SCM consisted of a number of businesses, including the current businesses of SCC and businesses in the chemical, paper and food industries. Although Hanson owned the businesses of SCC through various subsidiaries, the typewriter and PWP operations were managed as an integrated business. On August 3, 1989, SCC completed a registered public offering of 14,750,000 shares of common stock (the "Common Stock") in the United States and abroad. In connection with the offering, Hanson initiated a series of transactions to combine the electronic typewriter, PWP and office supplies business under a single parent entity being SCC. As described below in "SCC's Operations," SCC currently conducts manufacturing, distribution and sales operations through a number of domestic and international wholly-owned non-debtor subsidiaries.

2. Capital Structure of SCC

a.  Equity

SCC has 90,000,000 authorized shares of Common Stock, par value $.01 per share. As of May 8, 1996, 30,250,000 shares of SCC's Common Stock were issued and outstanding. Of the issued and outstanding shares of Common Stock, 14,480,000 shares (47.9%) are held by an affiliate of Hanson and the remaining 15,770,000 shares (52.1%) are held by other persons.

SCC also has 10,000,000 authorized shares of preferred stock
(the "SCC Preferred Stock"), par value $.01 per share. As of the date of this Disclosure Statement, no shares of SCC Preferred
Stock have been issued or are outstanding.

b.  Debt

At the Petition Date, the Debtors had total liabilities determined under generally accepted accounting principles of approximately $105.1 million, of which approximately $17.4 million was comprised of borrowings under the Amended and Restated Credit Agreement (as hereinafter defined) (exclusive of accrued and unpaid interest). In addition, there was approximately $1.0 million in outstanding letters of credit under the Amended and Restated Credit Agreement as of the Petition Date.

On June 9, 1995, SCC announced that it was in technical default of the Amended and Restated Credit Agreement. See "-- Events Leading up to Chapter 11 Filings" below. Additionally, SCC's Chapter 11 filing under the Bankruptcy Code automatically accelerated the maturity of all amounts borrowed under the Amended and Restated Credit Agreement. The Chapter 11 filing, however, also stayed the Banks from enforcing such acceleration.

3. SCC's Operations

a.  Capsule View of Intracompany Operations

SCC designs, manufactures and sells its product line of portable and compact electronic typewriters, PWPs and related accessories and supplies through a network of wholly-owned manufacturing and sales subsidiaries. SCC's foreign manufacturing subsidiary in Mexico transforms inventory into finished products which are then sent to both a U.S. distribution center and SCC wholly-owned sales/distribution subsidiaries.1 SCC foreign sales subsidiaries are located in Canada, Australia,2 the United Kingdom, France, Germany and Belgium.

As the parent entity of these manufacturing and sales subsidiaries, SCC utilizes a system of intracompany bank transfers to coordinate and finance this complex process which includes delivery of inventory and equipment to manufacturing subsidiaries, manufacture of finished products, and subsequent distribution of products to its U.S. distribution centers and SCC wholly-owned sales/distribution subsidiaries.

b.  Manufacturing and Distribution Operations

In July 1992, in order to maintain SCC's leadership as a low-cost producer in a highly competitive worldwide business, the Board of Directors approved and SCC announced a plan to phase out SCC's manufacturing operations in Cortland, New York and relocate them to a new facility in Mexico. SCC implemented this relocation plan in phases. In early 1993, assembly line operations were moved from Cortland to a temporary location in Mexico, while site selection activities for a permanent facility were progressing. The original estimate for completion of the relocation was one year; heavy spring rainfall in 1993 and SCC's reevaluation of the decision to either lease or purchase a facility, however, delayed the process. By the Fall of 1994, SCC had essentially completed the relocation of the entire manufacturing operation from Cortland into a permanent leased facility in Mexico.

As a result of the relocation plan, SCC absorbed $16.5 million in restructuring charges during the fiscal year ended June 30, 1993 ("Fiscal 1993"), of which approximately $3.0 million was non-cash in nature. The annual savings originally anticipated from the plan were not realized in Fiscal 1994, as cost of sales continued to reflect the higher Cortland manufacturing labor costs. In Fiscal 1995, however, the relocation plan resulted in lower manufacturing costs of approximately $15.0 million annually, primarily due to lower labor costs in Mexico.

As of the Petition Date, SCC's foreign manufacturing operations were located in Mexico, Singapore and Indonesia. Over the past few years, SCC has faced intense competition from foreign producers. Consequently, SCC announced a major restructuring plan (the "Restructuring") on May 8, 1995 pursuant to which SCC's typewriter manufacturing would be relocated from its Singapore and Batam Island, Indonesia facilities to its Mexico facility.
Upon completion of the Restructuring, Mexico became the only site for SCC manufacturing operations. SCC ceased production in Singapore and Batam Island as of mid-November 1995, and completed the process of relocating certain equipment to Mexico where typewriter production commenced in December, 1995.

SCC placed its Singapore facility and the underlying land lease up for sale following the Petition Date, and the sale of the Singapore facility, including the leasehold interest of SCC's wholly-owned Singapore subsidiary, SCPL, to ST Computer Systems and Services Limited, a subsidiary of Singapore Technologies
Inc., took place on February 8, 1996. The Singapore sale resulted in net proceeds to SCC of approximately $21.1 million and resulted in a pretax gain for SCC of approximately $17.8 million, most of which was recorded in the third quarter of the fiscal year ending June 30, 1996 ("Fiscal 1996"). See "-- Significant
Events During Chapter 11 Case -- Sale of Certain Assets" below.
The Batam Island facility lease expired December 26, 1995. In addition, all manufacturing equipment at the Singapore and Batam Island facilities, which was not transferred to Mexico, was sold resulting in proceeds of approximately $2.3 million.

The Restructuring resulted in the termination of approximately 1,300 workers in Singapore and Batam Island. Original expectations were to replace these workers with approximately 600 additional workers in Mexico, which would have resulted in approximately $10.0 million pretax annual savings, primarily through lower labor costs and --------------- 1 SCC's Singapore subsidiary, Smith Corona Private Limited ("SCPL"), sold a significant portion of its assets, including its factory leasehold interest, to ST Computer Systems and Services Limited, a subsidiary of Singapore Technologies, Inc., on February 8, 1996. See "-- SCC's Operations -- Manufacturing and Distribution Operations" and "Background Information Regarding Debtors -- Significant Events During Chapter 11 Case -- Sale of Certain Assets" below.

   2 SCC's Australian subsidiary is currently concluding a liquidation of its assets under the supervision of an Administrator. See "Background Information Regarding Debtors -- Significant Events During Chapter 11 Case -- Administration of SCC Australia" below.
   greater utilization of the Mexico facility. Due to lower than expected volumes, however, the need for replacement workers was not warranted.

  In addition to the relocation of typewriter manufacturing to Mexico, as part of the Restructuring SCC has also eliminated approximately 180 support positions within research and development, finance, service, distribution, selling and marketing in SCC's Cortland, New York and New Canaan, Connecticut locations. Approximately $10.0 million in additional annual pretax savings are expected from elimination of these support positions. These reductions were completed by the end of the first quarter of Fiscal 1996.

  As a result of these actions, SCC recorded a pretax charge of approximately $14.9 million in the fourth quarter of Fiscal 1995, of which approximately $1.9 million represents primarily non-cash machinery and equipment asset write-offs, and the remainder relates to employee severance. Additionally, approximately $2.0 million of pretax costs (originally estimated to be approximately $6.0 million), primarily relating to the move of machinery and equipment and renovations, are being recognized as charges to operations incurred during Fiscal 1996.

  c.  Marketing, Sales and Distribution

  In the United States, SCC distributes its products through more than 8,000 outlets in all major channels of distribution, including: (i) national retail chain stores, such as Montgomery Ward, Sears and Wal-Mart; (ii) warehouse clubs such as Price CostCo., Sam's and BJ Wholesale; (iii) catalog merchandisers, such as Service Merchandise; (iv) national television and appliance dealers, such as Lechmere and Nobody Beats the Wiz; (v) office superstores, such as Staples, Office Max and Office Depot; (vi) office equipment dealers; (vii) regional discount stores, such as FedCo and Caldor; and (viii) the United States military exchanges. SCC does not enter into long-term contracts with its customers and there can therefore be no assurance that SCC will continue to receive sales revenues from any particular source.

  SCC's typewriter and PWP products are serviced in the United States by SCC's factory service center and at approximately 400 factory-appointed service stations. The service center and stations employ trained technicians, maintain parts inventory and perform warranty and other repairs.

  Internationally, SCC also conducts sales activities in Canada, the United Kingdom, the Benelux countries, France, Germany and in other international markets. The channels of distribution in the international markets are similar to those in the United States market and include national retail chains, catalog merchandisers, department stores, office equipment dealers, discount stores, stationers and direct mail accounts. In other international markets, SCC currently has approximately 42 distributors serving the Far East, Latin America, Europe and the Caribbean. SCC's results of operations are subject to the risks of doing business abroad, including currency exchange rate fluctuations, nationalization, expropriation, limits on repatriation of funds and other risks associated with economic or political uncertainty in countries in which significant sales are made or manufacturing operations are located.

  Payment terms granted to customers reflect general practices in the industry. Terms vary with product and competitive conditions, but generally require payment within 30 to 90 days. Historically, bad debts have been insignificant. Sales to SCC's largest customer, Wal-Mart Stores, Inc., amounted to 14.0%, 12.2% and 12.3% of consolidated net sales during Fiscal 1995, 1994 and 1993, respectively, and Wal-Mart Stores, Inc. was the only customer responsible for more than 10% of net sales. Substantially all of SCC sales are to customers who are not affiliated with SCC.

  SCC's business in the aggregate is not seasonal, although certain products sell more heavily in gift-giving seasons such as the Christmas and school graduation seasons.

       d.  Competition

  The portable and compact electronic typewriter and PWP business is highly competitive. Competition focuses on price, product features and product quality. SCC has recently faced, and continues to face, competition from various Japanese and other companies, including, among others, Brother International Corporation, which manufacture portable and compact electronic typewriters and PWPs, some of which may have greater financial resources than SCC. SCC also faces competition from companies which manufacture office typewriters and word processors, though these manufacturers currently serve a somewhat different segment of the industry than SCC. As the portable and compact electronic typewriter and PWP market has continued to mature, competition has increased. To remain competitive, SCC has been required to reduce the prices of its typewriters and PWPs. Unless these price reductions are offset by corresponding reductions in manufacturing and other costs, SCC's results of operations will continue to be adversely affected and its ability to remain competitive severely restricted.

       e.  Patents, Trademarks and Licenses

  SCC owns or licenses a number of patents and patent applications which are valuable to its business. SCC is the owner of a number of trademarks, and U.S. and foreign registrations thereof, the most important of which is the trademark, "Smith Corona."

  f.  Research and Development

  SCC's expenditures for research and development activities were approximately $7.2 million, $8.0 million and $10.0 million for Fiscal 1995, 1994 and 1993, respectively. Research and development expenses were concentrated primarily in improving product manufacturing, integration of products/technology to SCC's product lines and development of new products such as software architecture for PWPs. As part of the Restructuring, research and development costs are expected to significantly decline in the future, being limited primarily to manufacturing support.

  g.  Raw Materials

  SCC's products are manufactured from a wide variety of electronic components, plastics, metals, paper and other materials. SCC generally is not dependent on any one source for the materials or purchased components essential to its business and believes that such materials and components will be available from a variety of sources in adequate quantities to meet anticipated production schedules.

  h.  Employees

  As of the Petition Date, SCC (together with its non-debtor subsidiaries) employed approximately 2,300 people. Management considers its employee relations to be good. As of June 30, 1996 the number of SCC's employees decreased to approximately 1,100, primarily as a result of Restructuring actions. See "-- SCC's Operations -- Manufacturing and Distribution Operations" above.

  i.  Officers and Directors

                (I) Recent Changes in Management

  During 1995-96, the following changes in senior management of SCC took place.

  On March 24, 1995, G. Lee Thompson, then Chairman and Chief Executive Officer of SCC, retired and was replaced by Robert Van Buren, a member of the Board of Directors. Effective June 3, 1995, Mr. Van Buren was elected President, succeeding William D. Henderson upon his termination. On July 1, 1995, Ronald F. Stengel was elected President and Chief Executive Officer of SCC, succeeding Mr. Van Buren in those positions only. Also on July 1, 1995, Mr. Stengel and Mr. Thomas A. Cawley were elected to SCC's Board of Directors. On July 26, 1995, Mr. Cawley was elected Vice President/Administration of SCC.

  Thomas C. DeFazio, Executive Vice President and Chief Financial Officer of SCC, and Manfred E. Eckhardt, Vice President and Treasurer of SCC, retired effective March 31, 1995 and June 30, 1995, respectively. Succeeding Mr. DeFazio, John A. Piontkowski was elected Vice President/Finance and Controller of SCC on March 28, 1995. Mr. Piontkowski held these positions until June 21, 1995, when he was elected Senior Vice President, Chief Financial Officer and Treasurer of SCC. Mr. Piontkowski relinquished his Treasurer position on May 16, 1996. On July 26, 1995, Martin D. Wilson was elected Controller, succeeding Mr. Piontkowski. Mr. Wilson was elected Vice President and Controller on May 16, 1996. On the same date, Gary J. Lynch was elected Vice President and Treasurer. In October, 1995, Robert Riddell resigned as Vice President/Marketing. On November 22, 1995, Doris J. MacRae resigned as Vice President/Product Development. W. Michael Driscoll, Vice President of Operations and Engineering, resigned effective December 15, 1995. On January 26, 1996, Michael W. Chernago was elected Vice President of Operations, James B. McCormick was elected Vice President/Supplies Division, Eric James Cleveland was elected Vice President/West Coast Operations, Anthony A. Bartalone was elected Vice President/Engineering, and Anthony Giordano was elected Vice President/Taxes. In March, 1996, Mark A. Alexander resigned as a Director, Anthony A. Bartalone resigned as Vice President/Engineering, and Anthony Giordano resigned as Vice President/Taxes.

             (II) Directors and Executive Officers

  The officers of SCC are elected by and serve at the pleasure of the Board of Directors. The directors and executive officers of SCC, their respective positions and ages at June
  30, 1996 are as follows:


          Name                      Position                Age

  Robert Van  Buren . . .  Chairman of the Board             70
                           and Director
  Ronald F. Stengel . .    President, Chief Executive        48
                           Officer and Director
  John A. Piontkowski. .   Senior Vice President             41
                           and Chief Financial Officer
  Thomas A. Cawley. . .    Vice President/Administration     40
                           and Director
  John A. Cutrone . . . .  Senior Vice President/Marketing   41
                           and Sales
  Jerry L. Diener. . . .   Senior Vice President/Sales       59

  George H. Hempstead,III .Director                          51

  Robert J. Kammerer. .    Director                          58

  John E. Lushefski .      Director                          39

  Alfred N. Scallon . .    Vice President/International      44
                           Operations
  Craig C. Sergeant. .     Director                          49

  David P. Verostko. .     Vice President/Human Resources    52

  Richard R. West. . . .   Director                          57

  Martin D. Wilson. . .    Vice President/Controller         36

  Eric J. Cleveland .      Vice President/West Coast
                           Operations                        55

  Gary J. Lynch. .         Vice President/Treasurer          45

  James B. McCormick .     Vice President/Supplies           62
                           Division
  Michael W. Chernago. .   Vice President/Operations         50

  It is expected that, following the Effective Date, all the Executive Officers listed above, with the exception of Ronald
  F. Stengel, current President, Chief Executive Officer, and Director, and Thomas A. Cawley, current Vice President/Administration and Director, will retain their positions with NewSCC.

  SCC is currently in the process of conducting an executive search to locate a new President and Chief Executive Officer. Ronald F. Stengel will remain President and Chief Executive Officer of NewSCC until a qualified applicant is found and appointed. SCC is also currently in the process of conducting an executive search for a qualified executive to become Vice President, Marketing, a newly created position.

  On or before the Confirmation Date, the Creditors'
  Committee, with the approval of the Debtors, will have named a new slate of directors who will become directors of NewSCC on the Effective Date.

  Set forth below is information concerning SCC's compensation of both persons who served as chief executive officer during Fiscal 1995 and certain other highly compensated executive officers of SCC.
                                        SUMMARY COMPENSATION TABLE

                                                   Annual Compensation                      Long-Term Compensation
                                                                             Awards  Payouts
                                                   Other                 Securities                   All
                        Fiscal                     Annual   Restricted   Underlying     LTIP        Other
                          Year             Bonus   Compen-    Stock   Options/SAR's     Pay-       Compen-
Name and                Ending Salary(6)     (7) sation(8)  Awards (9)      (10)    outs(11)       sation
Principal Position     June 30     ($)      ($)     ($)         ($)         (#)        ($)             $
- ------------------     ------- --------   ------  --------  ---------  ------------ -------- -------------
Robert Van Buren(1)       1995   $98,307       -         -           0      100,000        0         - (12)
Chairman, Chief           1994         -       -         -           0            -        0         - (13)
Executive Officer         1993         -       -         -           0            -        0         -
and President

G. Lee Thompson(2)        1995   270,215       -     1,941           0       60,000        0 185,372(12,14,
Chairman and Chief        1994   360,222 257,250       479           0       50,000        0  10,240   (13)
Executive Officer         1993   350,016       -       756           0      150,000        0   9,957

John A. Cutrone, Jr.      1995   134,500       -         -           0       25,000        0   5,640   (12)
Senior Vice President     1994   130,688  40,625    24,134(19)       0       13,000        0  38,772(13,18)
Sales and Marketing       1993    17,500       -         -           0       10,000        0     165

John A. Piontkowski       1995   127,000       -         -           0       20,000        0  21,547(12,17)
Senior Vice President,    1994   117,000  52,650    56,453(19)       0       24,000        0 102,199(13,18)
Chief Financial Officer   1993    84,167       -         -           0       10,000        0   4,988
Treasurer and Assistant
Secretary

W. Michael Driscoll(23)   1995   120,650       -         -           0       25,000        0       42  (12)
Vice President -          1994   114,950  57,659         -           0       12,000        0       48  (13)
Operations                1993   110,000       -         -           0       25,000        0       32

Jerry L. Diener           1995   118,025       -         4           0       20,000        0    3,950  (12)
Senior Vice President-    1994   132,484  36,138         -           0       10,000        0    3,975  (13)
Sales                     1993   112,000       -         -           0       25,000        0    3,982

William D. Henderson(4)   1995   277,449       -     3,715           0       50,000        0   20,892(12,21
                                                                                                        23)
President and Chief       1994   283,762 173,700     1,257           0       45,000        0    9,228  (13)
Operating Officer         1993   275,712       -    34,876           0       50,000        0    8,670

Thomas C. DeFazio(5)      1995   157,500       -    17,156(20)       0       50,000        0   28,861(12,22
                                                                                                        23)
Executive Vice            1994   205,833 126,000     2,075           0       45,000        0    7,923  (13)
President and Chief       1993   200,000       -     1,541           0       80,000        0    7,484
Financial Officer

__________

      (1) Mr. Van Buren was elected Chairman and Chief Executive Officer on March 24, 1995. On July 1, 1995, Mr. Van Buren resigned as Chief Executive Officer and President, and Ronald F. Stengel was elected Chief Executive Officer and President of the Company. Mr. Van Buren remains Chairman of the Board of SCC.

  (2) Mr. Thompson's employment with SCC terminated on March
    24, 1995.

  (3) Mr. Piontkowski was elected Senior Vice President, Chief
      Financial Officer and Treasurer on June 21, 1995. On May
      16, 1996, Mr. Piontkowski relinquished his position as Treasurer.

  (4) Mr. Henderson's employment with SCC terminated on June
    3, 1995.

  (5) Mr. DeFazio's employment with SCC terminated on March
    31, 1995.

  (6) Amounts shown include compensation deferred under SCC's
      Retirement Savings and Investment Plan ("RSIP").

  (7) Amounts shown indicate the annual bonus earned by the executive officers under SCC's Bonus Plan in the fiscal years shown. SCC pays such bonus amounts to the executive officers in the subsequent fiscal year.

  (8) None of the executive officers, except for Mr. Cutrone and Mr. Piontkowski during Fiscal 1994 and Mr. DeFazio in Fiscal 1995, received perquisites or other personal benefits, securities or property that exceeded the lesser of $50,000 or 10 percent of such officer's salary and bonus.

  (9) No restricted stock awards have been made since shortly after the closing of SCC's registered public offering of common stock in August, 1989. At that time, restricted shares were awarded to certain key executives pursuant to the Supplemental Performance Plan ("SPP"), which plan thereupon terminated. Of the eight executives named in the Summary Compensation Table only Mr. Thompson was awarded restricted shares under the SPP. As of the end of Fiscal 1995, Mr. Thompson owned 7,800 restricted shares.

  (10) SCC does not grant Stock Appreciation Rights ("SAR's").

  (11) SCC has no long-term incentive plans.

  (12) Includes matching contributions by SCC under the RSIP for Messrs. Van Buren, Thompson, Cutrone, Piontkowski, Driscoll, Diener, Henderson and DeFazio of $0, $3,654, $5,254, $4,755, $0, $3,950, $4,305 and $3,072,
     respectively. Includes net term life insurance premium payments by SCC for Messrs. Van Buren, Thompson, Cutrone, Piontkowski, Driscoll, Diener, Henderson and DeFazio of $0, $5,741, $386, $47, $42, $0, $4,524 and $2,457,
     respectively.

  (13) Includes matching contributions by SCC under the RSIP for Messrs. Van Buren, Thompson, Cutrone, Piontkowski, Driscoll, Diener, Henderson and DeFazio of $0, $4,500, $0, $3,510, $0, $3,975, $4,704 and $4,647, respectively.
     Includes net term life insurance premium payments by SCC for Messrs. Van Buren, Thompson, Cutrone, Piontkowski, Driscoll, Diener, Henderson and DeFazio of $0, $5,740, $471, $47, $48, $0, $4,524 and $3,276, respectively.

  (14) Includes amount paid under the Supplemental Executive
     Retirement Plan ("SERP") for Mr. Thompson of $18,344.

  (15) Includes amount paid under a Severance Agreement for Mr.
  Thompson of $97,297.

  (16) Includes amount paid under a Severance Agreement for Mr.
     Thompson for outplacement assistance of $25,000.

  (17) Includes amount paid for mortgage assistance for Mr.
  Piontkowski of $16,745.

  (18) Includes amounts paid for relocation expenses for Messrs.
     Cutrone and Piontkowski of $38,301 and $98,642, respectively.

  (19) Includes taxes paid by SCC for relocation expenses for Messrs. Cutrone and Piontkowski of $24,134 and $56,453, respectively.

  (20) Includes amount paid under SCC's Executive Medical Plan of $15,870.

  (21) Includes amount paid under a Termination Agreement for Mr. Henderson of $6,496.

  (22) Includes amount paid under a Supplemental Pension Benefit provision included in the Employment Agreement for Mr.
     DeFazio of $7,178.

  (23) Includes amounts paid for accrued but unused vacation for Messrs. Thompson, Henderson and DeFazio of $35,337, $5,567 and $16,154, respectively.

  (24) Mr. Driscoll's employment with SCC terminated in December, 1995.

Hanson Natural Resources Company ("HNRC"), an affiliate of Hanson, owns 47.9% of the SCC Common Stock, and Hanson has entered into certain agreements with SCC to indemnify SCC for certain tax and environmental liabilities pursuant to the terms of such agreements. See "-- Significant Events During Chapter 11 Case -- Stipulations and Settlements -- Stipulation With New York State Department of Finance and Taxation" and "-- Environmental Claims -- Melville Site" below. SCC is not and has not been during Fiscal 1996 a party to any other transactions of the type described in Regulation S-K under the Securities Act of 1933 with directors, executive officers or holders of 5% or more of its Common Stock.

4. Products

SCC currently designs, manufacturers and sells, both domestically and internationally, portable and compact electronic typewriters, PWPs and related accessories and supplies for use in the home, at school and in small offices. SCC focuses its design and development of these products on the major desires of purchasers: ease of use and incorporation of monitors or displays, as well as a full array of word processing features, including dictionary spell checkers and grammar features. SCC's firmly entrenched market base of typewriters and PWPs results in a substantial accessories and supplies business.

During Fiscal 1994, SCC broadened its product line by selling facsimile machines, laminators, calculators and product labelers, all of which are also designed for use at home, at school and in small offices. As discussed above, SCC intends to further expand its product line, primarily by sourcing new products from outside manufacturers. See "Overview of the Debtors and the Plan -- New Products, Manufacturing and Marketing Strategies".

Only two SCC products accounted for 10% or more of net sales in any of SCC's last three fiscal years: (i) portable and compact electronic typewriters, which accounted for 39.7%, 40.6% and 41.3% of net sales in Fiscal 1995, 1994 and 1993, respectively, and (ii) PWPs, which accounted for 34.5%, 37.1% and 34.7% of net sales in Fiscal 1995, 1994 and 1993, respectively.

5. Properties

As of April 26, 1996, SCC utilized approximately 827,000 square feet of space, of which about 535,000 square feet is located in the United States and about 292,000 square feet is located outside the United States, primarily in Mexico. Of the total of 827,000 square feet, approximately 422,000 square feet is owned and the remaining 405,000 square feet is leased. Information with respect to the principal facilities used by SCC is set forth below:



                                        Square       Owned/
Location          Primary Use           Footage     Leased
- --------------    ----------------      --------    -------
New Canaan, CT.. .Headquarters           27,000     Leased

Cortland, NY. . . Warehousing/Office    422,000     Owned

Toronto, Canada. .Warehousing/Sales      27,000     Leased

Tijuana, Mexico. .Manufacturing         252,000     Leased

San Diego, CA(3) .Warehousing/Office     77,000     Leased

                                        805,000



All other
locations .  Warehousing/Sales/Service   22,000     Leased

Total                                   827,000

__________

   (3) SCC is consolidating manufacturing and certain of its East Coast manufacturing support and distribution operations with its West Coast distribution operations. In connection therewith, SCC intends to make certain interior improvements in this facility whereby approximately 2,000 square feet of space currently used for warehouse use will be built out for office use. SCC has negotiated with its landlord to amend the lease for this facility to provide for: (i) the landlord's contribution towards SCC's planned interior improvements,
   (ii) the leasing of additional space and (iii) the extension of the expiration of the term of the lease from May 28, 1998 to May 28, 2001. The Bankruptcy Court approved the Debtors' application for permission to enter into the lease amendment on July 30, 1996.

  See also "-- Significant Events During Chapter 11 Case --
  Sale of Certain Assets" below.

  Hanson leased a Melville, New York facility, consisting of 100,000 square feet of manufacturing, warehousing and office space, to SCC's wholly-owned subsidiary, SCC LI (formerly known as Histacount), for rent of $75,000 per year, payable monthly, for a term which ended on August 15, 1995. After the sale of the assets of SCC LI on November 4, 1994, SCC subleased the facility to HC Delaware Acquisition Corporation, the purchaser of the SCC LI assets. On May 31, 1995, the Melville, New York facility and the rights of Hanson under the lease were sold to USI Realty Corp. ("USI Realty"), a subsidiary of U.S. Industries, Inc.

  C.  Pre-Petition Litigation

  Certain aspects of SCC's handling and/or disposal of hazardous substances have been the subject of investigation by federal and state regulatory authorities, or are the subject of lawsuits filed by such authorities or by private parties. At June 30, 1995 and 1994, SCC had recorded liabilities of approximately $4.2 million and $3.3 million, respectively, related to environmental matters. Because of the uncertainties associated with assessing environmental matters, the related ultimate liability is not presently determinable.

  SCC is involved in proceedings with the New York Department of Environmental Conservation ("DEC"), the Suffolk County Department of Health ("Suffolk DOH") and the United States Environmental Protection Agency ("EPA") regarding the clean-up of a now-closed manufacturing facility in Melville, New York (the "Melville Site"). SCC's wholly-owned subsidiary, SCC LI, formerly known as Histacount, was a lessee of the Melville Site beginning in June, 1989 and sublessor of the Site to HC Delaware Acquisition Corp., now known as Histacount ("New Histacount"), beginning in November, 1994. SCC has never been an owner, operator, or lessee of the Melville Site.

  On March 9, 1995, New Histacount, in contemplation of vacating the facility, submitted to the DEC its updated closure plan (the "Closure Plan") for the Melville Site pursuant to the requirements of the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., New York Environmental Conservation Law, Article 27, and Section 373.3 of Title 6 of the Codes, Rules and Regulations of the State of New York. The DEC approved the Closure Plan on or about July 25, 1995. On July 31, 1995, New Histacount terminated its sublease at the Melville Site and on August 12, 1995, SCC LI terminated its lease. Accordingly, the property was vacated and all operations at the Melville Site ceased. On July 25, 1995, Suffolk DOH directed SCC to pump the north sanitary system (the "North Sanitary System") at the Melville Site and sample and remove sludge by September 13, 1995. The deadline for remediation of the North Sanitary System was extended to October 26, 1995. In November and December, 1995, SCC personnel worked with the DEC to develop a work plan for executing the Closure Plan for the Melville Site. On November 28, 1995 O'Brien & Gere Engineers, Inc. ("O'Brien & Gere") performed concrete chip sampling of the interior of the building. Remediation activities at the Site, scheduled to begin in accordance with the work plan, were delayed when SCC's environmental consultants were denied access to the property because SCC and USI Realty, an affiliate of Hanson and the present owner of the property, could not reach a license agreement. Ultimately, on April 2, 1996, a license agreement was executed by SCC and USI Realty, which agreement provided SCC's environmental consultants with access to the property for the purpose of remediating the North Sanitary System. On April 18, 1996 the North Sanitary System was cleaned, and O'Brien & Gere performed certain dye testing on all sanitary systems at the facility. Contaminated material removed during the remediation of the North Sanitary System was properly disposed. Suffolk DOH confirmed that remediation of the North Sanitary System was complete. SCC subsequently entered into negotiations with representatives of the DEC concerning the scope of the necessary closure activities. On June 27, 1996, O'Brien & Gere prepared a scope of work for the Melville Site that reflects agreements reached between SCC and the DEC (the "Scope of Work"). The components of the Scope of Work are: (i) sampling the soil beneath an abandoned cesspool at the Site's west sanitary system (the "West Sanitary System"); (ii) taking additional background samples of concrete chips at the Site and cleaning the floor of the platemaking room; and (iii) abandoning in place a 1,000-gallon underground storage tank according to the Suffolk DOH protocol for underground storage tank abandonment. The Scope of Work was incorporated by reference in a Stipulation and Order executed by counsel for the Debtors and counsel for the DEC on August 2, 1996 and filed with the Bankruptcy Court. SCC has proceeded to perform the testing and work specified in the Scope of Work except that, on August 19, 1996, representatives of SCC and USI Realty agreed that the underground storage tank would be removed rather than abandoned in place. Pursuant to the Plan, NewSCC will not assume any SCC or SCC LI liabilities with respect to the Melville Site, unless the Debtors elect after consultation with the Creditors' Committee on or before the Confirmation Date to assume all such liabilities, if any. Further details concerning the Melville Site are described below under "-- Significant Events During Chapter 11 Case -- Environmental Claims -- Melville Site".

  In June 1992, SCC was served with a summons and complaint in the United States District Court for the Northern District of New York in a private contribution action entitled Cooper Industries, Inc. v. Agway, Inc., 92-CV-0478, and brought pursuant to the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The plaintiffs in this action are Cooper Industries, Inc., Keystone Consolidated Industries, Inc., The Monarch Machine Tool Co., Niagara Mohawk Power Corporation and Overhead Door Corporation. The action, which lists SCC and fourteen other persons or entities as defendants, seeks contribution or reimbursement for response costs incurred to date, and to be incurred in the future, for the environmental remediation of a site in Cortland, New York known as the Rosen Site ("Rosen Site"). Based on SCC's records and other evidence available to it, management does not believe that SCC disposed of any hazardous substances at this site and is vigorously contesting this matter. Bankruptcy claims relating to the Cooper Industries litigation and the Rosen Site are described below under "-- Significant Events During Chapter 11 Case -- Environmental Claims -- Rosen Site".

  SCC is also a defendant or plaintiff in various other legal actions that have arisen in the ordinary course of its business, none of which SCC believes will have a material adverse effect on its financial position or results of operations.

  D.  Events Leading up to Chapter 11 Filings

  As a result of breaches and defaults under its prior loan agreement and the unavailability of credit thereunder, on April 7, 1995, SCC entered into an Amended and Restated Revolving Credit Agreement (the "Amended and Restated Credit Agreement") with the Banks. The Amended and Restated Credit Agreement provided for extensions of revolving credit loans and letters of credit, limited to a percentage of eligible receivables and inventories, in an amount not to exceed $30.0 million up through March 30, 1996; the aggregate principal amount of such lending commitment decreased to an amount not in excess of $25.0 million from March 31, 1996 through the July 1, 1996 termination date. The Amended and Restated Credit Agreement was secured by a security interest in all the domestic assets of SCC pursuant to a Security Agreement of even date therewith. On June 9, 1995, SCC announced that it was in technical default of the Amended and Restated Credit Agreement due to the restructuring charge announced in connection with the Restructuring.

  With SCC experiencing sales declines and operating losses, having obtained extended payment terms from trade vendors, and needing additional financing to meet operating requirements and fund the Restructuring, SCC filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on July 5, 1995.

  Prior to August 18, 1995, the bankruptcy proceedings did not include any of the subsidiaries of SCC. On August 18, 1995, three of SCC's wholly-owned but nonoperating subsidiaries, OSI, SCC LI (formerly known as Histacount), and Hulse (such subsidiaries being hereinafter collectively referred to as the "Nonoperating Subsidiaries"), filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. The Chapter 11 cases of the Nonoperating Subsidiaries are currently being jointly administered with SCC's bankruptcy case pursuant to an order of the Bankruptcy Court entered on August 18, 1995 (the "Joint Administration Order"). Substantially all of the assets of each of the Nonoperating Subsidiaries had been sold prior to the Petition Date; each Nonoperating Subsidiary, however, retains certain residual liabilities. SCC's other wholly-owned subsidiaries (including its international subsidiaries) are not included in the Chapter 11 Case. SCC is generally unable to provide direct financial support outside of the normal course of business to such other subsidiaries without Bankruptcy Court approval.

  E. Significant Events During Chapter 11 Case


  1.  Continuation of Business After Filing

  SCC's management has continued to manage the operations and affairs of the Debtors as debtors-in-possession, subject to the jurisdiction of the Bankruptcy Court. Consequently, certain actions of the Debtors during the pendency of the bankruptcy proceedings, including, without limitation, transactions outside of the ordinary course of business, have been taken only upon the approval of the Bankruptcy Court.

  Due to the Chapter 11 proceedings, substantially all claims against SCC, prior to the July 5, 1995 Petition Date (and prior to August 18, 1995 for the three Nonoperating Subsidiaries added to the proceedings), are subject to the automatic stay provisions under the Bankruptcy Code while the Debtors continue business operations as debtors-in-possession. Prepetition claims may arise from the determination by the Bankruptcy Court of allowed claims for contingent liabilities and other disputed amounts.

  2.  Formation of Creditors' Committee

  On July 25, 1995, the United States Trustee conducted an organizational meeting and selected the Creditors' Committee. Collectively, according to the Debtors' schedules of assets and liabilities filed with the Bankruptcy Court (see "-- Filing of Schedules" below), the Creditors' Committee members either hold or directly represent at least $2,943,977 of the total indebtedness of the Debtors made up of the following amounts of Claims:




  Creditors' Committee Member             Amount
  Peter Parts Electronics, Inc .          $117,061
  Acer America Corp. . . . .              $787,720
  Mitsumi Electronics Corp .              $883,801
  Seal Products Co .                      $608,168
  Epson America, Inc . . . . .            $357,653
  Card Pak, Inc. . .                      $194,424
  Pension Benefit Guaranty Corp. . .      contingent


  3.  Retention of Professionals

  By order of the Bankruptcy Court dated as of the Petition Date, Young, Conaway, Stargatt & Taylor ("Young, Conaway") was retained as counsel to SCC to assist and advise SCC during the Chapter 11 proceedings. Young, Conaway was subsequently retained to represent the Nonoperating Subsidiaries in their bankruptcy cases, which are currently being jointly administered with SCC's bankruptcy case by virtue of the Bankruptcy Court's Joint Administration Order. Young, Conaway's retention with respect to the Nonoperating Subsidiaries is nunc pro tunc to the August 18, 1995 Petition Date for such subsidiaries.

  By order of the Bankruptcy Court dated as of the Petition Date, Winthrop, Stimson, Putnam & Roberts ("Winthrop, Stimson") was retained as special counsel to SCC to assist and advise SCC in certain general corporate, postpetition financing, employee benefits and relations and plan and disclosure statement matters during the bankruptcy proceedings. Winthrop, Stimson was subsequently retained to represent the Nonoperating Subsidiaries in their bankruptcy cases as special counsel (under the same terms and conditions of the Bankruptcy Court's previous retention order) pursuant to the Bankruptcy Court's order dated August 29, 1995. Winthrop, Stimson's retention with respect to the Nonoperating Subsidiaries is nunc pro tunc to the August 18, 1995 Petition Date for such subsidiaries.

  By order dated as of the Petition Date, the Bankruptcy Court approved the retention of Deloitte & Touche LLP ("D & T") as accountants and financial advisors to SCC to perform the bankruptcy accounting, auditing, tax, consulting and other services required by SCC during its Chapter 11 Case. D & T was subsequently retained to represent the Nonoperating Subsidiaries in their bankruptcy cases as accountants and financial advisors (under substantially the same terms and conditions of the Bankruptcy Court's previous retention order) pursuant to the Bankruptcy Court's order dated October 26, 1995. D & T's retention with respect to the Nonoperating Subsidiaries is nunc pro tunc to the August 18, 1995 Petition Date for such subsidiaries.

  By order dated as of the Petition Date, the Bankruptcy Court approved the retention of R.F. Stengel & Co., Inc. ("R.F. Stengel") as interim management of SCC to continue to provide interim management services pursuant to the terms of the Engagement Letter between R.F. Stengel and SCC effective as of July 1, 1995. R.F. Stengel was subsequently retained to represent the Nonoperating Subsidiaries in their bankruptcy cases as interim management of the Nonoperating Subsidiaries (under the same terms and conditions of the Bankruptcy Court's previous retention order) pursuant to the Bankruptcy Court's order dated October 24, 1995. R.F. Stengel's retention with respect to the Nonoperating Subsidiaries is nunc pro tunc to the August 18, 1995 Petition Date for such subsidiaries.

  On the Petition Date, the Bankruptcy Court also approved the retention of Manning, Selvage & Lee ("Manning, Selvage") as public relations consultants to SCC. Manning, Selvage currently is employed by SCC only in the area of product-line public relations. See " -- Motion Regarding Retention of Ordinary Course Professionals" below. By order of the Bankruptcy Court dated August 9, 1995, Sitrick and Company ("Sitrick") was retained as communications consultants to SCC to assist and advise SCC in communications and public relations matters during the bankruptcy proceedings. Sitrick's retention with respect to SCC is nunc pro tunc to the Petition Date.

  On July 14, 1995, the Bankruptcy Court approved the retention of Malina & Wolson ("Malina & Wolson") as special counsel to SCC to continue its representation of SCC in obtaining and maintaining United States and foreign patents, preparing licensing and consulting agreements and counseling SCC concerning patent and trademark matters. Malina & Wolson's retention with respect to SCC is nunc pro tunc to the Petition Date.

  By orders of the Bankruptcy Court dated August 8, 1995,
  Blank, Rome, Comisky & McCauley ("Blank, Rome") and KPMG Peat Marwick, L.L.P. ("KPMG Peat Marwick") were retained as counsel and financial advisors and accountants, respectively, to the Creditors' Committee to assist and advise the Creditors' Committee during the Chapter 11 proceedings. Blank, Rome's and KPMG Peat Marwick's retentions with respect to the Creditors' Committee were both nunc pro tunc to July 19, 1995. On September 15, 1995, however, Blank, Rome filed its withdrawal of appearance as counsel to the Creditors' Committee. Meanwhile, on September 12, 1995, the Creditors' Committee filed an application to retain Willkie Farr & Gallagher ("Willkie Farr") as counsel nunc pro tunc to September 1, 1995. The Bankruptcy Court approved Willkie Farr's retention application on September 29, 1995. By order of the Bankruptcy Court dated September 20, 1995, the Creditors' Committee was authorized to retain Bayard, Handelman & Murdoch P.A. nunc pro tunc as of September 11, 1995, as co-counsel for the Creditors' Committee.

  By order of the Bankruptcy Court dated August 16, 1995, SCC was authorized to retain foreign counsel and foreign patent agents (consisting of the Wong Partnership, a law firm practicing in Singapore; Ritch, Heather y Mueller, S.C., a law firm practicing in Mexico; and numerous foreign patent agents located throughout the world) nunc pro tunc to the Petition Date.

  By order of the Bankruptcy Court dated December 29, 1995, Nixon, Hargrave, Devans & Doyle LLP ("Nixon, Hargrave") was retained as special environmental and environmental litigation counsel to provide such services in connection with the Debtors' Chapter 11 cases. Nixon, Hargrave's retention with respect to SCC is nunc pro tunc to the Petition Date.

  By order of the Bankruptcy Court dated February 26, 1996, SCC was authorized to retain Condon & Savitt as special counsel to represent Anthony Giordano, formerly the Vice President/Taxation and Assistant Secretary of SCC, in connection with a pending administrative grievance hearing before the State of Connecticut bar.

  On January 23, 1996, SCC submitted an application to the Bankruptcy Court for approval to retain Allen, Allen & Hemsley, a law firm practicing in Sydney, Australia, as foreign counsel to advise it in legal matters arising in connection with its foreign operations. Allen, Allen & Hemsley's retention would be nunc pro tunc to the Petition Date. The application has not yet been considered by the Bankruptcy Court.

  On January 11, 1996, SCC submitted an application to the Bankruptcy Court for approval to retain Buxbaum, Ginsberg & Associates as its inventory evaluators in the Chapter 11 case. Buxbaum, Ginsberg & Associates' retention would be nunc pro tunc to the Petition Date. The application has not yet been considered by the Bankruptcy Court.

  See also "-- Motion Regarding Retention of Ordinary Course
  Professionals" below.

  4.  DIP Financing

  On July 10, 1995, SCC entered into the Chemical DIP Loan Agreement with the Banks and Chemical as agent for the Banks, which Agreement was approved by the Bankruptcy Court on August 2, 1995. The Chemical DIP Loan Agreement paid off the Amended and Restated Credit Agreement (described above). The Chemical DIP Loan Agreement provided for extensions of revolving credit loans, term loans and letters of credit, limited to a percentage of eligible receivables and inventories, in an amount not to exceed $24.0 million through the original June 30, 1996 termination date. The Chemical DIP Loan Agreement provides for a security interest in all of SCC's assets. The Chemical DIP Loan Agreement provides certain restrictive covenants for which management believes that it has adequate flexibility and that such covenants should not impose undue restrictions on the operations of SCC during its Chapter 11 proceedings. SCC is currently in compliance with the terms of the Chemical DIP Loan Agreement or has obtained waivers as necessary, except as discussed below.(4)

  Pursuant to the First Amendment to the Chemical DIP Loan Agreement, dated July 24, 1995, the Banks and SCC agreed that any revolving credit loans under the Chemical DIP Loan Agreement in an aggregate principal amount of $3 million would be converted to, and maintained as, term loans under the Chemical DIP Loan Agreement so that such term loans would be secured by the Mortgage (as such term is defined in the Chemical DIP Loan Agreement).

  Pursuant to the Second Amendment to the Chemical DIP Loan Agreement, dated August 15, 1995, the Banks agreed to waive certain provisions of the Chemical DIP Loan Agreement and that certain Letter Agreement Regarding Post Closing Covenants.

  Pursuant to Section 5.3 of the Chemical DIP Loan Agreement, SCC delivered to the Banks a proposed Business Plan (as hereinafter defined) on September 8, 1995. See "-- Presentation of Business Plan" below. Under the Chemical DIP Loan Agreement, if the Banks did not approve the Business Plan in writing by September 15, 1995 (later extended by agreement to October 9, 1995) (which approval was in the sole discretion of each Bank), the loans would mature on November 15, 1995 (later extended to December 11, 1995). Pursuant to the Third Amendment to the Chemical DIP Loan Agreement, dated December 6, 1995 (the "Third Amendment"), which was approved by the Bankruptcy Court on December 22, 1995, the Banks agreed not to terminate the facility on November 15, 1995, extending the maturity date until June 30, 1996; the Banks, however, retained the right to terminate the loans under the Chemical DIP Loan Agreement with 60 days' notice in their sole discretion. The Third Amendment also provides for new covenant levels under the Chemical DIP Loan Agreement.

  Pursuant to the Fourth Amendment to the Chemical DIP Loan Agreement, the maturity date of the facility was extended to the earlier of September 30, 1996 and the Effective Date, and the aggregate amount of credit available was reduced to $10,000,000.

  5.  Administration of SCC Australia

  An Administrator was appointed on August 2, 1995 for SCC's wholly-owned subsidiary in Australia, SCC Australia Private Limited ("SCAPL"). SCAPL's business operations had consisted primarily of sales and marketing of products manufactured by various of SCC's other wholly-owned non-debtor international subsidiaries. The Administrator for SCAPL was appointed as Liquidator on August 29, 1995. The Administrator has notified SCC that there will be sufficient assets from the liquidation of SCAPL to satisfy all creditors of SCAPL which are not affiliated with SCC, and that such creditors will be paid in full. The Administrator expects that no more than $50,000 in additional assets will be distributed to SCC. SCC has established a distributor relationship and is currently exploring other potential relationships in the Australian market.

  6.  Transfer of Venue Motion

  On August 17, 1995, certain former employees of SCC (the "Former Employees") filed a motion seeking transfer of venue of the bankruptcy proceedings pursuant to 28 U.S.C. sec. 1412 and Rule 1014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") from the Bankruptcy Court for the District of Delaware to the Bankruptcy Court for the Northern District of New York (the "Venue Motion"). Pursuant to the Bankruptcy Court's order dated September 20, 1995, the Former Employees' Venue Motion was denied.

  7. Employee Litigation Regarding Severance Benefits --------------- (4) In January, 1996, SCC fully paid off its outstanding borrowings under the Chemical DIP Loan Agreement. Since that time, SCC has remained out of debt thereunder. As of June 30, 1996, SCC had outstanding documentary letters of credit of approximately $500,000.

  On January 29, 1996, SCC filed an objection to 131 proofs of claim filed by certain of its former employees, including the Former Employees, for vacation and severance pay. The Former Employees filed a response to SCC's objection on February 29, 1996. No other claimant responded to the objection.

  SCC and the Former Employees agree that vacation pay claims for both hourly wage employees and salaried employees are general unsecured claims except to the extent the vacation pay accrued within the ninety day period preceding the Petition Date (the "Priority Period"). The parties also agree that the portion of vacation pay that accrued during the Priority Period is entitled to priority treatment pursuant to Bankruptcy Code section 507(a)(3). The parties disagree, however, on the correct classification of salaried employees' vacation pay claims. SCC asserts that because vacation pay accrued on January 1, 1995 under its pre-petition policy for salaried employees, no vacation pay was earned by such employees during the Priority Period. As a result, no portion of salaried employees' claims for vacation pay is entitled to section 507(a)(3) priority. The Former Employees assert that notwithstanding SCC's written policy, vacation pay for salaried employees accrued concurrently with wages, and that salaried employees have a section 507(a)(3) priority claim for 3/12 of their annual vacation pay, the remaining 9/12 being treated as a general unsecured claim.

  The parties agree that the Former Employees are entitled to severance pay. The parties disagree, however, on the proper classification of severance pay claims. SCC asserts that its pre-petition policies for both hourly wage employees and salaried employees clearly reflect that severance is earned over time and that, as a result, the Former Employees' severance claims are entitled to the following treatment. First, that portion of severance pay earned between the Petition Date and each Former Employee's termination date is entitled to administrative priority pursuant to Bankruptcy Code section 503(b)(1)(A). Second, that portion of severance pay earned by each Former Employee during the Priority Period is entitled to priority treatment pursuant to Bankruptcy Code section 507(a)(3). Finally, the remaining amounts of each Former Employee's severance pay claims are general unsecured claims. According to the Former Employees, their claims for severance pay arose after the Petition Date, thus justifying administrative claim status. SCC asserts that this position is inconsistent with the applicable law and should be rejected.

  The Bankruptcy Court conducted a hearing on SCC's objection to the vacation pay claims and severance pay claims on April
  22, 1996. The Bankruptcy Court has yet to rule on this objection.

  8.  Rejection of Certain Leases and Executory Contracts

  Since the Petition Date, the Debtors have sought to reject certain leases of non-residential real property, equipment leases and executory contracts as follows:

  By motion dated August 7, 1995, SCC sought to reject four leases of non-residential real property located at Suite No. 425, 18552 MacArthur Blvd., Irvine, California; 13 Orient Way, Lyndhurst, New Jersey; 386 Park Ave. South (portion of 8th floor), New York, New York; and 3700 East Inland Empire Boulevard, Suite Y, Ontario, Canada, pursuant to section 365 of the Bankruptcy Code. SCC sought to reject such leases following a determination that it did not need the properties leased under any of the leases in its current or future operations. On August 24, 1995, the Bankruptcy Court signed an order approving SCC's motion.

  By motion dated September 5, 1995, SCC sought to reject a consulting agreement with Hamilton Research, Inc. ("Hamilton") and to require surrender of documents pursuant to sections 365 and 542 of the Bankruptcy Code. The agreement required Hamilton to provide management and consulting services to SCC by assisting it in developing a strategic plan to enhance its business. SCC sought to reject the agreement following a determination that it did not need the services provided under the agreement and that rejection of the agreement was in the best interests of its creditors and its estate. On November 3, 1995, the Bankruptcy Court signed a consent order approving SCC's motion.

  By motion dated September 13, 1995, SCC sought to reject a certain lease of non-residential real property known as Riverway I at 6133 North River Road, Rosemont, Illinois (the "Riverway I Property"), pursuant to section 365 of the Bankruptcy Code. SCC sought to reject the lease following a determination that it did not need the Riverway I Property in its current or future operations. The Riverway I Property had been used by SCC as a sales office. SCC closed the sales office and vacated the premises by the close of business on September 29, 1995. On September 29, 1995, the Bankruptcy Court signed an order approving SCC's motion.

  By motion dated September 13, 1995, SCC sought to reject certain equipment leases and executory contracts (the "Leases/Contracts") with General Electric Capital Corporation, Pitney Bowes Credit Corp. and AT&T Information Systems, Inc. pursuant to section 365 of the Bankruptcy Code. SCC sought to reject the Leases/Contracts following a determination that it did not need the equipment leased or the services provided under any of the Leases/Contracts in its current or future operations. Moreover, SCC asserted that the rejection of the Leases/Contracts was in the best interest of its creditors and its estate, as SCC believed the Leases/Contracts were unnecessary, unprofitable and burdensome to its operations. On October 10, 1995, the Bankruptcy Court signed an order approving SCC's motion.

  By motion dated December 5, 1995, SCC sought to reject a certain lease of non-residential real property located at Suite 420 in Wellington Centre, 14643 Dallas Parkway, Dallas, Texas, pursuant to section 365 of the Bankruptcy Code. SCC sought to reject the lease following a determination that it did not need the leased property in its current or future operations and that rejection of the lease was in the best interests of its estate and its creditors. The property had been used by SCC as a sales office; SCC, however, closed the office, vacated the premises and returned possession to the landlord, Parkway, Ltd., on or about September 30, 1995. On February 6, 1996, the Bankruptcy Court signed an order approving SCC's motion.

  By motion dated December 21, 1995, SCC sought to reject certain equipment leases and executory contracts pursuant to section 365 of the Bankruptcy Code. The leases and contracts related to SCC's Rosemont, Illinois office which had been closed. SCC sought to reject the leases and contracts following a determination that it did not need the equipment leased or the services provided under any of the contracts and that rejection was in the best interests of its creditors and its estate. On January 5, 1996, the Bankruptcy Court signed an order approving SCC's motion.

  By motion dated February 16, 1996, SCC sought to reject a Relocation Management Agreement with PHH Homequity ("PHH") pursuant to section 365 of the Bankruptcy Code. The agreement provided for PHH to provide assistance to SCC in relocating employees, including, without limitation, acquiring appraisals of, purchasing, and reselling homes of relocated employees and providing closing services in connection with the sale of homes of relocated employees. SCC sought to reject the agreement following a determination that it did not need the services provided under the agreement and that rejection of the agreement was in the best interests of its creditors and its estate. On March 5, 1996, the Bankruptcy Court signed an order approving SCC's motion.

  By motion dated March 1, 1996, SCC sought to reject a Purchase and Exclusive Distribution Agreement with Handifax Corporation ("Handifax") pursuant to section 365 of the Bankruptcy Code. The agreement provided for Handifax to manufacture small handheld fax machines bearing SCC's trademarks and for SCC to purchase and resell the machines. SCC sought to reject the agreement following a determination that rejection was in the best interests of its creditors and estate because SCC had no future plans to sell the fax machines and had not ordered any such machines in over a year. On March 19, 1996, the Bankruptcy Court signed an order approving SCC's motion.

  9.  Sale of Certain Assets

  By order dated August 9, 1995, the Bankruptcy Court approved SCC's motion to consummate a purchase agreement ("Purchase Agreement") and a sale agreement ("Sale Agreement") relating to certain real property located in Cortlandville, New York. The Purchase Agreement, executed on March 8, 1995, between Mary M. Gemelli, individually and as Executrix of the Estate of Joseph C. Gemelli, deceased, as seller ("Gemelli"), and SCC, as purchaser, provided for the payment by SCC to Gemelli of approximately $205,000 in exchange for title to certain buildings and improvements owned by Gemelli in Cortlandville (the "Cortlandville Buildings"). The purchase of the Cortlandville Buildings was subject to a preexisting mortgage held by Connecticut Life Insurance Company, dated June 15, 1970, in the original principal amount of $1,056,650 and in principal amount of approximately $300,000 as of July 8, 1995.

  The Sale Agreement, executed on February 28, 1995, between SCC, as seller, and J.M. Murray Center, Inc., as purchaser ("J.M. Murray"), provided for the payment by J.M. Murray to SCC of approximately $2,000,000 cash in exchange for title to certain land, buildings and improvements known as the SCC Distribution Facility Plant 6 in Cortlandville, New York (the "Cortlandville Property"). The Cortlandville Property includes the Cortlandville Buildings which were the subject of the Purchase Agreement. The Purchase Agreement and the Sale Agreement were consummated and the transactions closed on October 11, 1995. Title to the Cortlandville Property was conveyed to J.M. Murray by SCC free and clear of all liens, claims and encumbrances, with any such liens, claims and encumbrances attaching to the proceeds of the sale.

  By two orders dated November 29, 1995, the Bankruptcy Court approved two motions by SCC for authorization without further application to the Court to sell surplus equipment and furniture as well as certain blocks of inventory outside the ordinary course of business upon approval of the Creditors' Committee and Chemical Bank, SCC's primary secured lender. The orders authorized SCC to conduct sales outside the ordinary course of business of surplus office furniture and industrial equipment in amounts less than $50,000 per sale and certain inventory of typewriters and word processors in amounts less than $250,000 per sale upon provision of ten days written notice to the Chairman of the Creditors' Committee and Chemical Bank of each proposed sale. SCC sought authorization to sell these assets after a good faith determination in its sound business judgment that the assets were not marketable through normal sales or distribution channels or usable in operations. SCC had determined that sales outside the ordinary course of business would inure to the benefit of SCC's estate and its creditors.

  SCC sold its Singapore facility and the leasehold interest of its wholly-owned Singapore subsidiary, SCPL, to ST Computer Systems and Services Limited, a subsidiary of Singapore Technologies, Inc., on February 8, 1996 for net proceeds of approximately $21.1 million. The sale resulted in a pretax gain of approximately $17.8 million, most of which was recorded in the third quarter of Fiscal 1996. In addition, all manufacturing equipment at the Singapore and Batam Island facilities was sold resulting in proceeds of approximately $2.3 million. Of such proceeds realized from such sales, approximately $7.4 million was paid to SCC on account of satisfaction of an intercompany note, approximately $7.3 million of retrenchment costs were incurred and approximately $8.7 million was paid as a dividend to SCC on June 21, 1996. As a result of the sale of its Singapore facility, which occurred as a part of SCC's Restructuring, Mexico will be the only site of SCC manufacturing operations.

  By motion dated June 21, 1996, SCC sought to consummate an asset purchase and sale agreement (the "Asset Purchase and Sale Agreement") with Kroy, Inc. ("Kroy"), whereby SCC will sell to Kroy: (i) inventory exclusively related to SCC's manufacture of certain labelling machines; (ii) machinery, fixtures and equipment exclusively used in the manufacture, production, packaging, and shipping of such labelers, and their tapes and cartridges; and (iii) certain intellectual property rights and confidential information possessed and used by SCC in the manufacture of such labellers, cartridges and tapes and the related products and supplies for such labellers, in exchange for $981,014 in cash (to be paid over time) and a royalty of five percent of all of Kroy's sales of such tapes and cartridges for thirty-six months. SCC has determined that the assets being sold are extraneous to SCC's core operations, and that their sale will provide greater value for the estate than continuation of manufacturing that line of business. By order dated July 16, 1996, the Bankruptcy Court approved the motion and the transaction was consummated on July 31, 1996.

  10.  Presentation of Business Plan

  On September 8, 1995, SCC presented its Preliminary Business Plan, as the same has been or may be amended from time to time (the "Business Plan"), to its Board of Directors. Copies of the Business Plan were also distributed to those parties that had executed confidentiality agreements as of September 8, 1995 (or subsequently executed confidentiality agreements with SCC), including the Banks and members of the Creditors' Committee.

  11.  Payment of Accrued Bonuses to Certain Employees

  By order dated September 18, 1995, the Bankruptcy Court approved SCC's motion to make bonus payments to certain of its international employees (the "Bonus Motion"). The bonus payments, totalling $49,293, had accrued to the employees through an incentive program designed to increase the profitability of SCC's foreign subsidiaries. Four of the nine employees eligible for bonuses under the incentive program are directly employed by certain of SCC's foreign subsidiaries themselves; however, five of the employees, Alfred L. Scallon, Joseph P. Cardone, Emery R. Letterman, Mark L. Carlin and Stephan J. Ritter, are/were employed by SCC. Consequently, following the Petition Date, SCC's foreign subsidiaries, none of which are currently in Chapter 11, remained able to pay the incentive bonuses due to their employees who had earned them, while SCC, prior to September 18, 1995, was not allowed to pay similar bonuses earned by the five above-named international employees without first obtaining the Bankruptcy Court's authorization.

  12.  Motion Regarding Retention of Ordinary Course
Professionals

  On September 18, 1995, SCC filed a motion seeking authority to continue to employ and compensate professionals who provide specific services in the ordinary course of operating its business and managing its properties (the "Ordinary Course Professionals"). The Ordinary Course Professionals covered by the motion include (i) Manfred E. Eckhardt, treasury consultant; (ii) Baker & McKenzie, customs counsel; (iii) Hewitt & Associates, actuarial services; (iv) Coopers & Lybrand, pension consultant; (v) Holt & Ross, Inc., public affairs; (vi) Graham & James, legal services; (vii) Manning, Selvage and Lee, product-line public relations; (viii) Drinker, Biddle and Reath, environmental counsel; and (ix) Owen, Shoup & Kinzie, legal services.

  On November 3, 1995, the Bankruptcy Court approved a Consent Order Authorizing Debtor to Employ and Compensate Professionals for Specific Purposes (the "Ordinary Course Professionals Consent Order"). Pursuant to the Ordinary Course Professionals Consent Order, SCC is authorized to employ and compensate the above-named Ordinary Course Professionals postpetition. SCC is also authorized to pay, without application to the Bankruptcy Court, but upon submission of an appropriate invoice to the Creditors' Committee, all interim fees and disbursements of: (i) Manfred E. Eckhardt; (ii) all non-legal Ordinary Course Professionals (Hewitt & Associates, Coopers & Lybrand, Holt & Ross, Inc., and Manning, Selvage and
  Lee) up to $100,000 per firm over the course of the Chapter 11 Case; and (iii) all legal Ordinary Course Professionals (Baker & McKenzie, Graham & James, Owen, Shoup & Kinzie, and Drinker, Biddle and Reath) up to $75,000 per firm over the course of the Chapter 11 Case. Pursuant to the Ordinary Course Professionals Consent Order, any invoices exceeding the maximums in (ii) or (iii) above will become subject to the Bankruptcy Court's approval.

  13.  Filing of Schedules

  On August 18, 1995, SCC filed its Summary of Schedules of assets and liabilities, including its Statement of Financial Affairs (the "SCC Schedules"), with the Bankruptcy Court. Schedules for SCC's Nonoperating Subsidiaries (the "Nonoperating Subsidiary Schedules") were filed with the Bankruptcy Court on August 30, 1995 (the SCC Schedules and the Nonoperating Subsidiary Schedules, collectively the "Schedules"). Amendments to the SCC Schedules were filed with the Bankruptcy Court on or about November 16, 1995 and March 27, 1996.

  14.  Appointment of Claims Agent

  By order dated September 29, 1995, the Bankruptcy Court approved the appointment of Donlin, Recano & Company, Inc. ("DRC") as agent of the Bankruptcy Court pursuant to 28 U.S.C. sec. 156(c). Pursuant to such order, DRC has been authorized to, among other things, relieve the clerk of the Bankruptcy Court's office of all noticing and processing of claims in the Debtors' Chapter 11 Case. DRC is further authorized to maintain all proofs of claim, maintain an official claims register, record all transfer of claims pursuant to Bankruptcy Rule 3001(e) and to engage in the organization, management, control and reconciliation of Claims against the Debtors.

  15.  Last Day for Filing Claims

  By order dated August 23, 1995, the Bankruptcy Court established the last date for filing prepetition claims against the Debtors as October 31, 1995 (the "Bar Date"). The Bar Date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Debtors' Chapter 11 Case. The Debtors have given notice to all known actual or potential claimants subject to the Bar Date of their need to file a proof of claim with the Bankruptcy Court. The Debtors will reconcile claims that differ from the Debtors' records, and any differences that cannot be resolved by negotiated agreement between the Debtors and the claimant will be resolved by the Bankruptcy Court. Accordingly, allowed claims may arise which are not currently reflected in the Debtors' financial statements and recorded claims are subject to change. The ultimate amount of and settlement terms for such liabilities are subject to the Plan which is subject to approval by the Bankruptcy Court and, accordingly, are not presently determinable. After reviewing the claims filed against the Debtors by the Bar Date, the Debtors believe that the amount of claims which will be allowed will not be materially different from the estimates provided herein.

  16.  Stipulations and Settlements

  a.  Settlement Regarding Sex Discrimination Complaint

  By order dated October 10, 1995, the Bankruptcy Court approved the compromise and settlement of United States Equal Employment Opportunity Commission ("EEOC") and State of Connecticut Commission on Human Rights and Opportunities ("CCHRO") actions brought against SCC by Erin LaManna ("Lamanna"). On July 15, 1993, LaManna filed complaint number 16A93152 with the EEOC and complaint number 9420020 with the CCHRO (collectively, the "Complaints") alleging that she had been denied a promotion on the basis of her pregnancy in violation of federal and state law. SCC denied the allegations.

  Prior to a hearing on the matter, SCC and LaManna negotiated and entered into a Stipulated Agreement (the "Settlement Agreement") dated August 24, 1995, whereby SCC denied the validity of the allegations and agreed to pay LaManna $3,000 cash in return for her withdrawal of the Complaints, with prejudice. On September 20, 1995, SCC filed an application with the Bankruptcy Court for an order approving the Settlement Agreement. The order was signed by the Bankruptcy Court on October 10, 1995.

  b.  Settlement Regarding Company Cars

  On October 2, 1995, Emkay, Inc. ("Emkay") filed with the Bankruptcy Court a Motion to Compel Assumption of Personal Property Lease or, in the Alternative, to Compel Debtor's Compliance With Section 365(d)(10) of the Bankruptcy Code and to Direct Payment of Administrative Expense Claim (the "Emkay Motion"). Emkay, an Illinois-based company, and SCC had, on April 12, 1991, entered into an agreement styled as a Vehicle Lease Agreement (the "Vehicle Agreement"), under which Emkay arranged for the delivery to SCC of a number of vehicles for use by various SCC employees. A dispute arose as to whether the Vehicle Agreement constitutes a lease, as alleged by Emkay, or a financing agreement, as alleged by SCC.

  The Emkay Motion sought an order directing SCC to assume the Vehicle Agreement and to immediately pay to Emkay all delinquent payments which Emkay alleged became due and payable from and after July 1, 1995 together with penalties, interest, costs and fees as provided for in the Vehicle Agreement; or in the alternative, an order directing SCC to comply with all the terms and conditions of the Vehicle Agreement from and after September 5, 1995, the 60th day after SCC filed its Chapter 11 petition.

  On October 17, 1995, SCC and Emkay entered into a Stipulated Agreement whereby Emkay agreed to continue its motion, without prejudice, in return for SCC's payment to Emkay of $24,062.60, representing the portion of the monthly payments owing to Emkay under the Vehicle Agreement for the period September 5, 1995 through October 31, 1995. SCC further agreed to make all payments due under the Vehicle Agreement from and after November 1, 1995 and continuing to such time as SCC either assumes or rejects the Vehicle Agreement, or obtains an order from the Bankruptcy Court relieving it of the obligation to do so.

  c.  Stipulation with J.M. Murray

  In connection with the closing on a sale of real property located in Cortlandville, New York (see "-- Sale of Certain Assets" above), SCC and J.M. Murray agreed to enter into a stipulation resolving mutual prepetition obligations. J.M. Murray owed SCC $45,684.32 for unpaid rental obligations for property leased from SCC in Cortland, New York while SCC owed J.M. Murray $46,060.68 for unpaid janitorial services provided to SCC at its facility in Cortland, New York. By stipulation dated November 18, 1995, SCC and J.M. Murray agreed to set off these debts against each other with the difference of $376.36 to be treated as an allowed general unsecured claim of J.M. Murray to be satisfied under the terms of any reorganization plan ultimately confirmed. All mutual postpetition debts would be paid in the ordinary course of business. The stipulation was approved by the Bankruptcy Court by order dated November 29, 1995.

  d.  Settlement of Potential Claim on Software Maintenance
  Contract

  By order dated December 6, 1995, the Bankruptcy Court approved a settlement between SCC and Global Software, Inc. ("Global"), a provider of software and software maintenance services, whereby SCC was to pay Global $35,000 to "buy out" a software maintenance agreement between the parties. SCC had purchased certain general ledger and accounts payable software from Global for $79,250 on April 15, 1993. Part of the purchase agreement was a four year, noncancellable Annual Improvement Maintenance and Support Agreement ("AIMS Agreement") which provided SCC with new software updates and support services. The AIMS Agreement called for maintenance fees of $151,500 spread over the course of the agreement, which was due to expire on March 30, 1998.

  SCC later determined that, although it still needed the use of the software, it no longer needed the services provided under the AIMS Agreement because it would be able to handle such maintenance in-house. Global thus agreed to relieve SCC from its obligations under the AIMS Agreement in exchange for a $35,000 buy-out fee while still allowing SCC to retain perpetual use of the software. No litigation was ever commenced by either party regarding the AIMS Agreement; SCC, however, made a good faith determination in its sound business judgment that the settlement of the potential Global claim would inure to the benefit of SCC's estate and its creditors.

  e.  Defective Goods Reserve Agreement With Sears, Roebuck and
  Co.

  By order dated January 3, 1996, the Bankruptcy Court approved an agreement between SCC and Sears, Roebuck and Co. ("Sears") creating a $177,000 reserve fund ("Reserve") out of $318,000 owed to SCC but which Sears had retained for the purpose of protecting itself against defective returns. SCC and Sears already had prepetition policies in place whereby SCC would refund Sears for the return of defective goods. Under the new agreement, the balance of the money being held by Sears was to be applied as follows: 1) $28,000 would be applied to satisfy a price protection payment owed to Sears by SCC; and 2) $113,000 would be returned to SCC. The agreement further provided that the Reserve would be returned to SCC upon confirmation of a plan of reorganization. In the event that a plan was not confirmed by July 1, 1996, $88,500 of the Reserve would still be returned at that time, provided that SCC is current on the payment of postpetition refunds owing to Sears for defective goods. SCC and Sears are currently reconciling the amounts of such refunds owing as of July 1, 1996. In the event that a plan is not confirmed by January 1, 1997, SCC and Sears would renegotiate the terms of the Reserve at that time.

  In approving the agreement, SCC made a good faith determination in its sound business judgment that it would resolve a dispute with one of its significant customers, receive payment of prepetition amounts over time, and maintain a going-forward relationship with Sears. The agreement would thereby inure to the benefit of SCC's estate and its creditors.

  f.  Stipulation With New York State Department of Finance and
  Taxation

  By order dated February 21, 1996, the Bankruptcy Court approved a stipulation between SCC and the New York State Department of Finance and Taxation (the "Department") whereby the parties resolved a disputed amount of liability for prepetition net income, capital or minimum taxes under New York franchise tax law, including interest and penalties, for the audit period covering the August 4, 1989 through June 30, 1995 tax years. SCC had a potential aggregate liability of $5,294,839.66 but stipulated that the Department would instead have an allowed eighth level priority claim against SCC under section 507(a)(8) of the Bankruptcy Code in the following amounts: (1) $300,000 in respect of the tax year ended August 3, 1989; (2) $300,000 in respect of the tax years beginning on August 4, 1989 and ending on June 30, 1995; and (3) $2,334.87 of withholding tax in respect to the tax year ending on February 3, 1995. Pursuant to this stipulation, liability for $300,000 of the above amounts is covered by an indemnity from SCC's former parent, Hanson, by virtue of a certain Amended and Restated Tax Sharing and Indemnification Agreement, dated as of June 2, 1989 (the "SCC/Hanson Indemnification Agreement"), between SCC and Hanson. This stipulation would represent the total prepetition tax liability to the Department. SCC determined that the stipulation would avoid the uncertainty and expense of litigation and was in the best interests of its estate and creditors.

  g.  Stipulation With Nu-kote International, Inc.

  By order dated February 27, 1996, the Bankruptcy Court approved a stipulation between SCC and Nu-kote International, Inc. ("Nu-kote") whereby the parties resolved several mutual debts. SCC and Nu-kote possessed slightly different books and records as to the amounts of the debts, but agreed that: (1) SCC would pay Nu-kote $3,816.00 in full satisfaction of its postpetition account payable debt to Nu-kote; (2) Nu-kote would have an allowed general unsecured claim against SCC in the amount of $18,153.33, representing the amount of SCC's prepetition account payable debt to Nu-kote, as reflected on SCC's books and records, set off by the amount of Nu-kote's prepetition account payable debt to SCC, as reflected on SCC's books and records; and (3) SCC would withdraw its objection to Nu-kote's claim, and, except as discussed above, Nu-kote would withdraw its claim.

  h.  Stipulation With PBGC and With SCC's Hourly and Salaried
  Retirement Plans

  By order dated March 5, 1996, the Bankruptcy Court approved a stipulation between SCC, the PBGC, the Smith Corona Corporation Hourly Employees' Retirement Plan, the Smith Corona Corporation Salaried Employees' Retirement Plan, the SCM Office Supplies, Inc. Hourly Employees' Retirement Plan and the SCM Office Supplies, Inc. Salaried Employees' Retirement Plan (collectively, "the SCC Plans"), dated March 4, 1996, whereby SCC, the PBGC, and the SCC Plans made certain agreements regarding SCC's minimum funding contributions, unfunded benefit liabilities, and premiums.(5) The stipulation partially resolved the claims filed against SCC by the SCC Plans and the PBGC on or about October 30th and 31st, 1995, respectively, and the objection to such claims filed by SCC on or about January 31, 1996. The parties retained and preserved all rights they otherwise may have had with respect to the claims and objection that were the subject of the stipulation.

  Specifically, the stipulation provided as follows:

  (i) Minimum Funding Contributions

  SCC certified that all contributions required to be made pursuant to 29 U.S.C. sec. 1082 and 26 U.S.C. sec. 412
    ("Minimum Funding Contributions") to the SCC Plans had been made and that SCC intends to make future quarterly contributions as they come due through the date of confirmation of a plan of reorganization.

  The PBGC and the SCC Plans withdrew their Minimum Funding
    Contribution claims without prejudice to their refiling such claims up until the date of confirmation of a plan of reorganization, except the SCC Plans are obligated to file an amended and superseding claim against each of the Debtors in the amount of $112,114 on account of contributions for Plan Year 1995 due on September 15, 1996. SCC reserved all rights to object to such claims, agreed that the Bar Date for filing claims would not serve as a bar to refiling any such claims, and withdrew its objection to the withdrawn claims without prejudice to its reasserting such objection to any refiled claims. SCC also agreed to notify the PBGC and the SCC Plans within one business day of its making or its failure to make all Minimum Funding Contributions.

  The PBGC, the SCC Plans, and SCC agreed that any Minimum
    Funding Contribution claims were properly pursued by the SCC Plans and that, upon termination of any plan, the respective Minimum Funding Contribution claims belonged to the PBGC as statutory trustee.

  (ii) Unfunded Benefit Liabilities

  The SCC Plans withdrew with prejudice their claims for unfunded benefit liabilities ("Unfunded Benefit
    Liabilities"), recognizing that such claims belong exclusively to the PBGC, and SCC withdrew with prejudice its objection to the withdrawn claims.

  SCC committed to fund the SCC Plans and the PBGC refrained from initiating involuntary termination proceedings in the hope that an acceptable bidder would purchase SCC and assume responsibility for the SCC Plans. The PBGC accordingly withdrew its Unfunded Benefit Liabilities claims while reserving all of its rights to refile such claims up through the date of confirmation of a plan of reorganization. SCC agreed that the Bar Date for filing claims would not serve as a bar to refiling any such claims and withdrew its objection to the withdrawn claims without prejudice to its reasserting its objection to any refiled claims.

  The parties agreed that the PBGC's withdrawal of claims would not affect its status as a creditor of SCC in any manner or its participation as a member of the Creditors' Committee. The parties also agreed that the PBGC has standing to oppose, object, or otherwise respond to the actions of any and all parties in interest, including SCC, that might affect the PBGC's interest, including, without limitation, pleadings, motions, proposed sales of stock or assets, disclosure statements, plans of reorganization, or motions for substantive consolidation.

  (iii) Premiums

  The PBGC agreed to provide to SCC information regarding the specific premium payments asserted to be owed or late. The PBGC also agreed to withdraw and/or amend its claims for premiums, including claims for --------------- (5) The SCM Office Supplies, Inc. Hourly Employees' Retirement Plan and the SCM Office Supplies, Inc. Salaried Employees' Retirement Plan have been merged with and into the Smith Corona Corporation Hourly Employees' Retirement Plan.
    penalties and interest, upon presentment by SCC of evidence in the form of canceled checks as to the existence and timeliness of such payments.

  The parties agreed that SCC's objection to the PBGC's claims for premiums be held in abeyance pending the parties' efforts to consensually resolve their disputes regarding the premium claims; provided, however, that SCC may renew its objection upon ten (10) days written notice to the PBGC.

  i.  Termination Agreement With Acer America Corporation

  SCC, Acer America Corporation ("Acer"), and Smith
  Corona/Acer, a general partnership (the "Venture") have executed a JV Termination Agreement, as amended (the "Termination Agreement"), to terminate a joint venture entered into between SCC and Acer, and to settle all claims in connection therewith. The Venture was created in February, 1990 for the purpose of developing, producing, and marketing a line of IBM MS/DOS compatible personal computers, with SCC designated as the exclusive selling agent and distributor of the computers. The Termination Agreement abandoned the unsuccessful Venture in its entirety, provided that no further business be conducted by the Venture, and terminated certain subsidiary agreements between the parties. The Agreement further provided for the appointment of SCC as the Liquidating Venturer. All assets remaining after payment of Venture debts and liabilities would be distributed to SCC exclusively. The Termination Agreement also settled and resolved all actual or potential objections of SCC to Acer's claim as well as the claim itself, leaving Acer with an allowed non-priority unsecured claim against SCC of $787,720.00.

  The original Agreement was presented to the Bankruptcy Court for approval on February 2, 1996. A subsequent renegotiation of certain intellectual property provisions by the parties, however, resulted in an amended Agreement, and on or about May 7, 1996 the Debtors submitted an application to the Bankruptcy Court for permission to enter the Agreement as amended, which application was granted by order dated May 30, 1996.

  17. Rejection of Employment/Severance Agreements and Approval of Incentive Compensation Program

  By order dated October 20, 1995, the Bankruptcy Court approved the Debtors' motion to reject the employment and severance agreements of former Executive Vice President and Chief Financial Officer Thomas C. DeFazio, former President and Chief Operating Officer William D. Henderson, former President and Chief Executive Officer G. Lee Thompson, and former Vice President of Marketing Robert Riddell. By order dated January 17, 1996, the Bankruptcy Court approved the Debtors' motion to reject the employment and severance agreements of former employees of the Debtors, Norman London, Bernard W. Slater, John Noblitt, and John Bendik.

  The Debtors had argued that the agreements did not provide sufficient benefit to the Debtors, their creditors and shareholders to justify their expense since the individuals no longer provide services to the Debtors. The Debtors further argued that the contracts were not executory and that any remaining monetary claims against the Debtors were prepetition general unsecured claims.

  By order dated November 9, 1995, the Bankruptcy Court approved the motion of SCC to reject the severance agreements with then current SCC employees: Anthony A. Bartolone, Michael
  W. Chernago, Eric J. Cleveland, John A. Cutrone, W. Michael Driscoll, Anthony V. Giordano, James B. McCormick, Doris J. McRae, Stephen Pawlak, John A. Piontkowski, Alfred N. Scallon, Melvin Stojakovich, David P. Verostko, and Martin D. Wilson. While realizing that the rejection of the agreements could have a negative impact on employee morale, SCC sought to reject the severance agreements after determining in good faith and in its sound business judgment that the agreements were so potentially burdensome that rejection was in the best interests of its estate and creditors.

  By order dated December 14, 1995, the Bankruptcy Court approved SCC's motion to create an incentive compensation program ("ICP") for Fiscal 1996. The ICP was designed to reward certain employees of SCC's U.S. and international operations for financial performance in excess of that set forth in SCC's September 8, 1995 Business Plan. Under the ICP, forty executives would participate with bonus levels ranging from twenty percent to fifty percent of base salary, and all other domestic employees would participate with a bonus level ranging from six to ten percent of base salary. Money to fund the ICP was capped at 50% of a $3 million positive variance to the Business Plan in each six month period of Fiscal 1996, consisting of $1.3 million of direct funds, and a $200,000 discretionary fund to allow the President of SCC to recognize truly outstanding performance by one or more employees. Money would be paid out under the ICP after evaluating performance against SCC's Business Plan in six month increments with the first period ending December 31, 1995. No money would be paid out unless performance exceeded SCC's Business Plan, and the ICP would terminate upon the earlier of June 30, 1996 or confirmation of a plan of reorganization.

  In approving the ICP, SCC made a good faith determination in its sound business judgment that its establishment would improve employee morale and thereby inure to the benefit of SCC's estate and its creditors.

  SCC anticipates proposing, at or prior to Confirmation, a new ICP for the period ending December 31, 1996.

  18.  Attempts to Locate Third-Party Investors

  As discussed in greater detail above (See "Overview of the Debtors and the Plan -- Pre- and Post-Petition Marketing of SCC" and "Overview of the Debtors and the Plan -- Development of the Plan"), during the year prior to the Petition Date, SCC solicited interest from potential qualified purchasers of SCC's stock or all or a portion of the Debtors' assets. These activities ceased as of the Petition Date.

  Following the Petition Date, SCC received unsolicited expressions of interest from various parties. See "Overview of the Debtors and the Plan -- Pre- and Post-Petition Marketing of SCC" and "Overview of the Debtors and the Plan --
  Development of the Plan".

  Despite these expressions of interest and series of bidding processes, SCC has been unable to consummate a purchase agreement for the sale of all or substantially all of its common stock or assets on terms providing sufficient recoveries to its various creditor constituencies. Accordingly, the Debtors have concluded that the restructuring contemplated by the Plan offers the best prospect for a consensual plan of reorganization with recoveries regarded as acceptable to representatives of all the major creditor constituencies in the Chapter 11 Case. Pursuant to the Plan, the Debtors intend to remain a going concern by entering into product partnerships or strategic alliances with various third-parties and by satisfying or assuming outstanding claims. SCC continues to hold discussions with potential purchasers, however, and reserves the right, but has no obligation, to amend the Plan to include the terms of any offers that SCC decides to accept from any such purchasers.

  19.   Extensions of Debtors' Exclusive Periods To File Plans of
  Reorganization and To Solicit Acceptances

  On October 31, 1995, the Debtors first moved for an order extending the Debtors' exclusive periods to file a plan or plans of reorganization and to solicit acceptances of such plan or plans. The Debtors sought to extend for ninety days the exclusive periods which were due to expire on November 2, 1995 (plan filing) and January 2, 1996 (plan solicitation) for SCC and December 18, 1995 (plan filing) and February 14, 1996 (plan solicitation) for OSI, SCC LI, and Hulse. By interim order dated November 1, 1995, the Bankruptcy Court extended the exclusive periods. By order dated November 21, 1995, the Bankruptcy Court extended the exclusive periods ninety days such that the new exclusive periods would expire for SCC on January 31, 1996 (plan filing) and April 1, 1996 (plan solicitation) and for OSI, SCC LI, and Hulse on March 18, 1996 (plan filing) and May 14, 1996 (plan solicitation). By order dated January 31, 1996, the Bankruptcy Court granted a second motion to extend the exclusive periods such that the exclusive periods for the Debtors were consolidated and extended to April 30, 1996 (plan filing) and July 1, 1996 (plan solicitation). Subsequently, by order dated April 26, 1996, the Bankruptcy Court granted a third motion to extend the exclusive periods to July 1, 1996 (plan filing) and August 30, 1996 (plan solicitation). On June 27, 1996, the Debtors filed a fourth motion to extend for ninety days the exclusive periods to September 27, 1996 (plan filing) and November 27, 1996 (plan solicitation). By interim order dated June 28, 1996, the Bankruptcy Court extended the exclusive periods. By order dated July 16, 1996, the Bankruptcy Court extended the exclusive periods to September 27, 1996 (plan filing) and November 27, 1996 (plan solicitation).

  20. Claim Objections

  By orders, each dated January 16, 1996, the Bankruptcy Court disposed of certain claims filed against the Debtors. The various orders adjudicated the following categories of claims:

  The Bankruptcy Court expunged certain claims filed by shareholders of SCC. SCC had filed an Omnibus Objection to the claims on November 29, 1995 on the grounds that the shareholders were interest holders rather than claimants under section 501 of the Bankruptcy Code and also on the grounds that certain claims were filed after the October 31, 1995 Bar Date.

  The Bankruptcy Court also resolved certain claims filed by various litigation claimants. SCC had filed an Omnibus Objection to various claims on November 29, 1995 on the grounds that no amount was due and owing to the claimants and that no basis for liability existed. A number of these claims were subsequently withdrawn by the claimants, and the Bankruptcy Court approved these particular withdrawals. Certain other claims were expunged by the Bankruptcy Court.

  The Bankruptcy Court also resolved certain other claims.
    SCC had filed an Omnibus Objection to the allowance of various claims on November 29, 1995 on the grounds that: (1) certain claims differed in amount from the amounts shown as due and owing in SCC's records and should therefore be reduced to such levels; (2) certain claims were duplicative of other claims filed by the same claimant against SCC and should therefore be expunged; (3) certain claims were filed after the October 31, 1995 Bar Date and should therefore be expunged; (4) certain claims were claims that had been subsequently amended and should therefore be expunged; (5) certain claims had insufficient supporting documentation and should therefore be expunged; (6) certain claims said to be secured or priority claims should be reclassified as unsecured claims because such claims failed to state a sufficient basis for entitlement to preferred treatment; and
    (7) certain claims said to be secured or priority claims differed in amount from the amounts shown as due and owing in the Debtors' records, did not state a sufficient basis for entitlement to preferred treatment, and therefore should be appropriately reduced and reclassified as unsecured claims. SCC later withdrew its original objection to certain of the claims to which it had objected, and the Bankruptcy Court ordered that hearings on certain other claims be continued to a later date. The Bankruptcy Court expunged, reclassified or reduced all remaining claims in accordance with the SCC's Omnibus Objection.

  By orders, each dated March 5, 1996, the Bankruptcy Court disposed of certain claims filed against the Debtors. The various orders adjudicated the following categories of claims:

  The Bankruptcy Court approved the withdrawal of SCC's objections to the claims of Duke Power Co. and Histacount Corporation (New Histacount). SCC had filed an Omnibus Objection to the claims on January 31, 1996, objecting to the claims on the grounds that the amounts asserted in the Duke Power Co. claim differed from the amounts shown as due and owing according to SCC's books and records, and that the Histacount Corporation claim was filed after the October 31, 1995 Bar Date.

  The Bankruptcy Court also resolved certain other claims.
    On January 31, 1996, SCC had filed an Omnibus Objection to the allowance of various claims on the grounds that: (1) certain claims differed in amount from the amounts shown as due and owing in SCC's records and should therefore be reduced to such levels; (2) certain claims were for amounts that were not due and owing by SCC at all and should therefore be expunged; and (3) certain claims were filed after the October 31, 1995 Bar Date and should therefore be expunged with such claims limited to the classification and amount, if any, reflected in SCC's schedules of liabilities. The Bankruptcy Court reduced, expunged, and limited all such claims in accordance with SCC's Omnibus Objection.

  By orders, each dated March 13, 1996, the Bankruptcy Court disposed of certain claims filed against the Debtors. The various orders adjudicated the following categories of claims:

  The Bankruptcy Court disallowed and expunged in its entirety the claim of Anne Marie Welsh for severance and vacation pay. The Bankruptcy Court expunged the claim upon the grounds that at the time of her termination, SCC did not provide severance benefits to hourly employees or payment of accrued but unused vacation to terminated employees. This was in accordance with SCC's Omnibus Objection to the allowance of certain claims dated November 29, 1995.

  The Bankruptcy Court reclassified as general unsecured claims the claims filed by Mrs. Marie J. Kleinschmidt and Professor William Kleinschmidt on the grounds that neither claim indicated any basis for allowance as a secured claim. This was in accordance with SCC's Omnibus Objection to the allowance of certain claims dated November 29, 1995.

  The Bankruptcy Court disallowed and expunged in its entirety the claim of Christine Nadolny for tuition reimbursement. The Bankruptcy Court expunged the claim upon the grounds Ms. Nadolny had adequate opportunity to avoid incurring the tuition expenses for which she sought reimbursement after having been informed by SCC that such expenses would not be reimbursed. This was in accordance with SCC's Omnibus Objection to the allowance of certain claims dated November 29, 1995.

  The Bankruptcy Court reclassified as a general unsecured claim the claim filed by Finite Industries, Inc. on the grounds that the claim indicated no basis for allowance as an administrative priority claim. This was in accordance with SCC's Omnibus Objection to the allowance of certain claims dated November 29, 1995.

  SCC has filed a motion dated January 16, 1996 in which it requested the Bankruptcy Court to enter an order determining SCC's tax liability pursuant to its discretionary authority under sections 505(a) and 105(a) of the Bankruptcy Code (the "Section 505 Estimation Motion"). On April 19, 1996, SCC amended its Section 505 Estimation Motion to include a request for an evidentiary hearing on the issue of the amount of SCC's pre-1990 tax liability and a request for an order disallowing certain claims filed against SCC's affiliated debtors on the grounds that such claims were duplicative of the initial IRS claim filed against SCC.

  The bulk of the amounts claimed by the IRS related to tax years ending prior to 1990, when SCC was a member of the tax-filing group of HM Anglo-American, Ltd. ("HMA"), the ultimate
  U.S. parent of Hanson. SCC asserted that these liabilities arose out of the pre-1990 economic activities of HMA and its affiliates for which SCC would be liable, if at all, only on a joint and several basis as a member of HMA's tax-filing group. In addition, since Hanson had agreed to indemnify SCC for any tax liability for such filing periods on June 2, 1989 and was able, along with HMA and its present affiliates, to pay this asserted tax liability arising from its own economic and business activities, SCC argued that it made no sense for the IRS to hold SCC responsible for the taxes. SCC further argued that HMA and its affiliates were responsible for the taxes either directly or under a certain Tax Sharing and Indemnification Agreement executed in conjunction with SCC's August 3, 1989 Common Stock offering, and requested that the Bankruptcy Court determine that SCC's estate had no liability whatsoever for the pre-1990 taxes.

  SCC also asserted that its liability for the tax periods beginning August 3, 1989 and ending June 30, 1995 was exactly as it had stated in its filed tax returns because it had ceased to be a part of HMA for consolidated tax return filing purposes on or about August 2, 1989.

  SCC argued that the pendency of the enormous unresolved tax claims posed a great obstacle to confirmation of a plan of reorganization and that it was particularly appropriate for the Bankruptcy Court to determine the specific amount, if any, of tax liability to facilitate the reorganization.

  The Debtors filed an amended motion, dated April 19, 1996, objecting to IRS claims against SCC's affiliated subsidiaries, SCC LI, Hulse, and OSI, which were duplicative of the claim originally filed by the IRS against SCC, on the same grounds described above. In addition to again requesting a determination of tax liability, the Debtors also requested an order expunging and disallowing the new duplicative claims.

  Since filing the motion, the Debtors and the IRS have tentatively reached an agreement on the amount of Claims the IRS will be able to assert against the Debtors with respect to the post-August 1989 amounts, which amount is approximately $2.8 million. No agreement, however, has yet been reached with respect to the pre-August 1989 amounts, and no hearing has been held on the Debtors' requests for a determination of the tax liability. The Debtors have been conducting continuing discussions with the IRS in attempts to resolve the pre-August 1989 amounts.

  SCC filed a Third Omnibus Objection to Allowance of Claims on March 22, 1996 and an Objection to Certain Environmental Claims on March 25, 1996 (see "-- Environmental Claims" below). SCC will continue to diligently file objections to claims where appropriate and in the best interest of its creditors and its estate.

  21.  Environmental Claims

  Liability has been asserted against SCC with respect to several environmental sites (i) where SCC has been either an owner/operator or former operator, or (ii) where SCC allegedly disposed of, or arranged for the disposal of hazardous substances.

  a.  SCC-Owned Sites (Groton, New York and Cortlandville, New
  York)

  SCC was the owner and operator of manufacturing facilities in Groton, New York (the "Groton Site") and Cortlandville, New York (the "Cortlandville Site" and, together with the Groton Site, the "Owner/Operator Sites"). SCC's liability, if any, at the Owner/Operator Sites stems from groundwater contamination at the Cortlandville Site and soil contamination at the Groton Site. Remediation programs at the Owner/Operator Sites currently consist of round-the-clock pumping and filtering (Cortlandville) or soil venting with a soil infiltration injection system (Groton). The costs associated with the respective programs had largely been paid by SCC prior to the Petition Date. To the Debtors' knowledge, the only future costs that will be associated with remediation of those sites are for operation, maintenance, monitoring, shutdown, and post-shutdown of the systems. SCC believes it has set aside adequate reserves for the payment of expenses for the ongoing remediation programs at the Groton and Cortlandville Sites.

  The only claim asserted against SCC with respect to the Groton and Cortlandville Sites was filed by the DEC and the New York State Department of Health ("NY DOH") for testing, remediation and other costs expended with respect to the sites. On or about June 19, 1996, the DEC also sent SCC a bill for costs of approximately $522,000 allegedly incurred by the DEC with respect to the Groton Site. (The agreement governing the Cortlandville Site does not authorize the payment of the DEC's costs except under limited circumstances not present here.) SCC filed an objection to the DEC and NY DOH claims in the Bankruptcy Court.

  After extensive negotiations, on June 26, 1996, SCC reached an agreement in principle with the State of New York that resolved all of the claims filed by the DEC and NY DOH, as well as certain issues relating to the Melville Site. The agreement was documented in a Stipulation and Order executed by attorneys for SCC and the State of New York on August 6, 1996, and filed with the Bankruptcy Court. The parties' agreement, as memorialized, among other things includes the following components. First, SCC's remediation obligations at the Cortlandville Site under a 1989 Settlement Agreement will survive the bankruptcy. The DEC and NY DOH withdrew the portion of their claim relating to the Cortlandville Site in the amount of $252,301.74, contingent on SCC's compliance with the above-referenced 1989 Settlement Agreement. Second, SCC will provide an allowed general unsecured claim to the State of New York for $24,500 in settlement of all DEC and NY DOH claims at the following sites: Quanta, Roblin Steel/Envirotek II, PAS/Oswego, PAS/Fulton Terminals, PAS/Clothier, South Hill Dump, Cortland County Landfill, and Tri-City Barrel (see below for further details regarding these sites). Third, the DEC and NY DOH will litigate their claims concerning the Rosen Site on the same schedule as the pending Rosen Site claims of the EPA. Fourth, the portion of the claim of the DEC and NY DOH for past costs and expenses at the Groton Site will be settled in full for $196,930, to be paid in four annual installments:
  $50,000 each year for the first three years, and $46,930 in the fourth year. Fifth, future costs and expenses of the DEC at the Groton Site chargeable to SCC shall be capped at the following sums: $20,000 per year for the first and second years following the execution of the Stipulation and Order; $15,000 per year for the third and fourth years; $10,000 per year for the fifth and sixth years; $5,000 per year for the seventh through eleventh years; and $1,000 per year for the twelfth through fifteenth years. If, in the seventh through fifteenth years following the Petition Date, the annual cap is insufficient to cover the DEC's costs and either (i) SCC petitions for de-listing or reclassification of the Groton Site; or (ii) the DEC discovers new information showing an imminent threat to public health or that the remedial plan is ineffective; then unused portions of the sums specified for the first through sixth years shall be made available to cover costs documented by the DEC. In no event shall SCC's liability for future costs at the Groton Site exceed a total of $119,000. SCC presently does not expect that remediation at the Groton Site will extend beyond six years, and also believes that the caps for each year are significantly higher than the costs that will actually be incurred and passed on to SCC by the DEC. Sixth, the Melville Site closure shall be accomplished according to the Scope of Work prepared by O'Brien & Gere (or any amended, modified or supplemental Scope of Work agreed upon by the parties and approved by the DEC). See "Background Information Regarding Debtors -- Pre-Petition Litigation."

  b.  PAS and Miscellaneous Sites (Oswego, Fulton Terminals,
        Clothier, Envirotek II/Roblin Steel, Envirotek I, South
        Hill Dump, Genoa, Tri-City Barrel, Butler Tunnel)

  These sites are locations to which SCC allegedly shipped hazardous substances. SCC has been named or listed as a potentially responsible party ("PRP") for remediation costs incurred at the Oswego, Fulton Terminals and Clothier Sites, also known as the PAS Sites. Consent orders are in place with either the EPA or the DEC and the respective PRP site groups for the PAS Sites, pursuant to which SCC has agreed to a percentage of liability for the response costs incurred or to be incurred.

  SCC believes that it has no further liability with respect to the Envirotek II/Roblin Steel Site. The Envirotek I, South
  Hill Dump, Genoa, Tri-City Barrel and Butler Tunnel Sites are locations as to which SCC believes it has de minimis liability, if any.

  Claims have been filed in the Bankruptcy Court with respect to the Oswego and Fulton Terminals Sites, asserting, among other things, liability for future costs incurred under the relevant consent decrees. SCC filed an omnibus objection with respect to those claims. SCC and counsel for the PRP groups settled the disputed claims as to future liability under the relevant consent decrees at the Oswego Site in exchange for an Allowed General Unsecured Claim of $126,839, and at the Fulton Terminals Site in exchange for an Allowed General Unsecured Claim of $145,964. These agreements were memorialized in Stipulations executed by counsel for SCC and counsel for the PRP groups on July 11, 1996 (Oswego) and July 31, 1996 (Fulton Terminals), and filed with the Bankruptcy Court.

  A claim was also filed by PRPs for remediation costs with respect to the Butler Tunnel Site, which is located near Scranton, Pennsylvania. SCC objected to the claim on the ground that it has no record that it disposed of any hazardous substances at the Butler Tunnel Site. On June 26, 1996, the parties reached an agreement in principle to settle the Butler Tunnel claim in full by SCC's providing the PRP group with a de minimis Allowed General Unsecured Claim of $3,500. That agreement is being documented by the parties in a stipulation to be filed in the Bankruptcy Court.

  Pursuant to the Plan, NewSCC will not assume any SCC liabilities with respect to the PAS Sites or the Envirotek
  II/Roblin Steel, Envirotek I, South Hill Dump, Genoa, Tri-City
  Barrel or Butler Tunnel Sites.

  c.  Rosen Site

  The Rosen Site is a Superfund Site where several PRPs have already begun their own remediation program and have sued SCC and fourteen other defendants, seeking reimbursement of their expenditures at the Rosen Site. See description of Cooper Industries, Inc. v. Agway, Inc. in "Background Information Regarding Debtors -- Pre-Petition Litigation" above. The Cooper Industries action has been pending since June 1992. SCC has consistently maintained that it never arranged for the disposal of hazardous substances at the Rosen Site.

  The United States, on behalf of the EPA and the United
  States Department of the Interior ("DOI"), has asserted claims with respect to the Rosen Site for response costs that have been or may be incurred in the future, and for damage to natural resources. The United States asserts that the EPA has incurred response costs of $474,490.97 with respect to the Rosen Site through April 30, 1995, and will incur between $5 million and $25 million in response costs in the future. On behalf of the DOI, the United States claims damage to natural resources amounting to approximately $83,000. On January 31, 1996, SCC objected to the United States' claims on the ground that SCC never disposed of hazardous substances, or sent such substances for treatment, at the Rosen Site. On February 23, 1996, the United States filed an opposition to the Debtors' objection, moved to withdraw the reference of the United States' claims to Bankruptcy Court, and moved to stay the substantive proceedings pending resolution of the motion to withdraw the reference. The United States asserted that its Rosen Site claims and SCC's objection must or should be withdrawn from the Bankruptcy Court because their resolution required substantial consideration and application of federal law outside the Bankruptcy Code. SCC and the Creditors' Committee have opposed this motion because the objection presents a primarily factual, not a legal, issue that was properly before the Bankruptcy Court. On February 26, 1996, the Bankruptcy Court stayed proceedings on SCC's objections to the Rosen Site Claims, pending a ruling by the District Court on the United States' motion to withdraw the reference. The District Court has not yet ruled on the motion to withdraw the reference.

  On June 6, 1996, the Bankruptcy Court approved a scheduling stipulation entered into between the Debtors and the United States providing for discovery and a trial of the United States' Rosen Site claim as soon as the District Court rules on the motion to withdraw the reference.

  Pursuant to the Plan, NewSCC will not assume any SCC liabilities with respect to the Rosen Site unless the Debtors elect after consultation with the Creditors' Committee on or before the Confirmation Date to assume all such liabilities, if any.

  Parties from the Cooper Industries litigation have asserted claims with respect to the Rosen Site against SCC in the bankruptcy proceedings. Certain plaintiffs from the Cooper Industries litigation seek SCC's contribution and reimbursement of response costs paid by these PRPs to remediate environmental conditions at the Rosen Site, and the reimbursement of future response costs that the PRPs anticipate paying. Certain defendants from the Cooper Industries litigation have sought contribution from SCC in the event that they are held liable in that action. Pursuant to its Omnibus Environmental Objection (see "-- Claims Objections," above), SCC seeks to have the claims of the private parties disallowed and expunged because (i) the claims are duplicative of the claim of the United States; (ii) the claims are contingent claims for contribution; and (iii) as SCC has consistently maintained, SCC never arranged for the disposal of any hazardous substances at the Rosen Site. The claimants have filed responses to SCC's objections. The Cooper Industries plaintiffs argue that (i) a direct contingent claim brought by private parties cannot be disallowed under 11 U.S.C. sec. 502(e)(1)(B), (ii) their claims do not duplicate those of the United States, and (iii) the testimony of certain witnesses shows that SCC disposed of metal turnings and other waste that was hauled to the Rosen Site. The Cooper Industries defendants have raised similar legal arguments. The Debtors have filed replies to the Rosen Site claimants' papers. On or about May 1, 1996, the Cooper Industries plaintiffs moved in the Bankruptcy Court for relief from the Automatic Stay to permit the Cooper Industries action to proceed against SCC in the Northern District of New York. The Debtors and the Creditors' Committee have opposed this motion. Subsequently, counsel for the Cooper Industries plaintiffs and counsel for SCC agreed that the Cooper Industries plaintiffs' claims would be tried on the same schedule as the Rosen Site claims of the United States described above. That agreement is documented in a stipulation executed July 19, 1996 and filed in the Bankruptcy Court. Counsel for the DEC has agreed to proceed with its Rosen Site claim of $18,705.66 on the same schedule.

  Certain discovery relating to the Rosen Site claims has been undertaken by Rosen Site claimants and SCC in preparation for a hearing on the Debtors' objections to those claims.

  d.  Melville Site

  SCC's former subsidiary, Histacount (now known as SCC LI), was a lessee of the Melville Site. Operations at the Site ceased in 1995, and Histacount itself was sold in 1994. The Site is currently owned by a Hanson affiliate, USI Realty.

  A prepetition Closure Plan was completed and approved by the DEC for this site in connection with SCC LI's termination of its lease. SCC performed concrete sampling on November 28, 1995, taking concrete chip samples to test for possible chromium contamination in the concrete floor of the former manufacturing facility located on the site. SCC was able to reach an agreement with USI Realty on April 2, 1996 (the "License Agreement"), providing it with access to the Melville Site. Pursuant to the License Agreement, SCC was able to pump out solid wastes from the North Sanitary System, as required under the Closure Plan. An agreement between SCC and counsel for the DEC with respect to additional environmental testing and work at the Melville Site, which incorporates the Scope of Work developed by O'Brien & Gere, is described above. See "Background Information Regarding Debtors -- Pre-Petition Litigation."

  Pursuant to the Scope of Work, on July 25, 1996, SCC's environmental consultants, O'Brien & Gere, performed follow-up sampling and testing at the Melville Site under the supervision of the DEC and Suffolk DOH. Representatives of the property's present owner, USI Realty, were also present at the site. Additional background comparison samples of concrete chips from the site's former manufacturing facility were taken in the non-manufacturing areas of the facility as requested by the DEC and Suffolk DOH. Various options were discussed among the parties for immediate abandonment in place of a 1,000 gallon underground storage tank under conditions acceptable to the DEC and Suffolk DOH. Additionally, at the request of the DEC and Suffolk DOH, O'Brien & Gere performed sampling of the soil beneath the abandoned cesspool at the Site's West Sanitary System, a cesspool separate from the Site's North Sanitary System cesspool (which had been cleaned by O'Brien & Gere in April 1996). See "Background Information Regarding Debtors -- Pre-Petition Litigation."

  From 1965 through 1987, operations at the Melville Site allegedly resulted in the disposal of chemical wastes in the West Sanitary System. Since 1987, all chemical wastes were removed by Chemical Pollution Control, Bayshore, New York. The cesspool at the West Sanitary System had been abandoned or closed in 1985, with Suffolk DOH's oversight and approval, prior to the time SCC LI first occupied the Melville Site as a lessee in 1989. Although O'Brien & Gere received a preliminary indication that volatile organic compounds (VOCs) were present near the cesspool in the soil and water, test results on the soil borings and groundwater samples taken at the cesspool by O'Brien & Gere indicate that VOCs are below levels that would require clean-up action under New York law. Tests for other contaminants conducted in August, 1996 indicated such contaminants were also below levels requiring clean-up action.

  SCC believes that neither it nor SCC LI contributed any contaminants to the West Sanitary System, among other things because (a) the cesspool at the West Sanitary System was sealed in 1985, prior to the time SCC LI first occupied the Melville Site; (b) comprehensive dye testing of all sanitary systems at the Melville Site requested by the DEC and Suffolk DOH and conducted in April 1996 revealed that none of the former manufacturing facility's drains emptied into the West Sanitary System; and (c) all chemical wastes generated by the former manufacturing facility were disposed of off-site from 1987 onward.

  SCC is a party to a certain Amended and Restated
Cross-Indemnification Agreement, dated as of July 14, 1989 (the
  "Indemnification Agreement"), between SCC and Hanson. On May
  30, 1996, SCC formally notified Hanson of possible indemnification liabilities of Hanson with respect to the Melville Site.

  Pursuant to the Plan, NewSCC will not assume any SCC or SCC
  LI liabilities with respect to the Melville Site, unless the Debtors elect after consultation with the Creditors' Committee on or before the Confirmation Date to assume all such liabilities, if any.

  e.  Fisher Kalo

  The Fisher Kalo Site, located in Indiana, is a Superfund
  Site. The EPA brought suit against a number of PRPs under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. sec. 9601 et seq., which resulted in the formation of a site group and a consent decree among the parties. SCC's predecessor, SCM, did not enter into the consent decree but eventually settled separately with the site group for a de minimis amount of less than $9,000. SCC has signed an amendment to the consent decree shielding it from any further liability with respect to the Site.

  f.  Onondaga Lake

  In June 1996, SCC received an inquiry from the EPA and the DEC regarding SCC's manufacturing activity at a former plant located in Syracuse, New York. The Syracuse manufacturing facility was closed in 1961 and since that time SCC has not maintained any operations at the site. The EPA and the DEC informed SCC that their overall inquiry was directed at approximately 50 companies, including SCC, that conducted or continue to conduct manufacturing operations in the vicinity of Onondaga Lake, located in the greater Syracuse metropolitan area. The purpose of the inquiry is to establish whether such manufacturing operations resulted in pollution of the watershed area surrounding Onondaga Lake. SCC does not presently believe that it possesses any corporate records that indicate that SCC polluted or contributed to pollution at Onondaga Lake through its former Syracuse manufacturing facility. Moreover, SCC believes that even if liability for pollution of the watershed area surrounding Onondaga Lake could be established by the EPA and the DEC, SCC's proportionate share of such liability would be de minimis.

  g.  Quanta Resources

  The EPA named SCC as a PRP with respect to the Quanta Resources Superfund Site ("Quanta Resources Site") located in Syracuse, New York in 1990. SCC became a PRP at the Quanta Resources Site solely due to the storage of certain SCC drummed wastes at the site by Environmental Oil, a certified waste hauler. In 1992, without admitting liability, SCC entered into a settlement agreement with the EPA and approximately 25 other PRPs relating to the Quanta Resources Site (the "Quanta Settlement Agreement"). SCC has made approximately $40,000 in environmental remediation payments under the Quanta Settlement Agreement as a de minimis settling party. On August 30, 1996, the EPA informed SCC that it intends to perform an additional removal/response action at the Quanta Resources Site, and requested SCC's participation. The removal/response action will involve the removal of four underground storage tanks. SCC believes that it has no further obligation to the EPA with respect to the Quanta Resources Site, and that any liability it may face with respect to the removal action at the site is de minimis.

  22.  Suspension and Delisting of SCC Common Stock

  On May 30, 1996, the New York Stock Exchange (the "NYSE") announced that trading in the Common Stock of SCC under the ticker symbol SCO would be suspended immediately. The NYSE announcement also indicated that following the suspension of trading in the Common Stock of SCC, application would be made to the Securities and Exchange Commission to delist the issue. The NYSE made such application on July 23, 1996, which application was granted, and the Common Stock of SCC was struck from listing and registration on the NYSE on August 6, 1996.

  23.  Litigation Against Cannon Group

  From October 1995 through June 21, 1996, the Debtors had been in periodic contact with a potential bidder group known as Cannon T&C Limited ("Cannon"). The Creditors' Committee was also in periodic contact with Cannon beginning in May, 1996. Two of Cannon's principals, Gerald Resnick and Martin Gerber, executed a Confidentiality Agreement dated as of October 23, 1995 (the "Confidentiality Agreement") and Cannon representatives subsequently conducted due diligence at SCC. On June 24, 1996, Cannon and two other parties filed in the Bankruptcy Court a document styled "Objection to the Second Disclosure Statement Pursuant to section 1125 of the Bankruptcy Code in Respect of Debtors' Second Joint Plan of Reorganization" (the "Cannon Objection"). The Cannon Objection attached a confidential Letter of Intent. The Cannon Objection alleged that the Debtors had breached their fiduciary duty to creditors and shareholders by not including the Cannon acquisition proposal in the Plan and Disclosure Statement. On June 26, 1996, Cannon issued a press release describing the Cannon Objection and the purported offer set forth in the Letter of Intent. By telecopies dated June 25, 1996 and June 26, 1996, the Debtors' counsel informed Cannon's counsel that the Objection had violated Cannon's agreements and undertakings in the Confidentiality Agreement, among other things by communicating details of the Letter of Intent.

  On June 27, 1996, the Debtors filed a verified complaint in the Bankruptcy Court against Cannon, Gerald Resnick, Martin Gerber, MaraFund, Ltd. ("MaraFund") and one other affiliated party. The verified complaint, captioned Smith Corona Corp. et al. v. Gerald Resnick et al., Adv. Pro. No. 96-96 (Bankr. D. Del.) (the "Adversary Proceeding"), alleged that the defendants had violated the Confidentiality Agreement and sections 1121 and 1125 of the Bankruptcy Code by filing the Cannon Objection and issuing the June 26, 1996 press release. The Debtors sought, among other things, a declaratory judgment that the defendants had breached the Confidentiality Agreement, an injunction preventing the defendants from committing further such breaches, and an award of costs and attorneys' fees to SCC pursuant to the Confidentiality Agreement.

  The Debtors also moved for a Temporary Restraining Order ("TRO") to prevent further violations by the defendants of the Confidentiality Agreement and the Bankruptcy Code. After hearing oral argument on June 28, 1996 from the Debtors, from the Creditors' Committee (which supported the Debtors' request for a TRO), and from counsel for the defendants, the Bankruptcy Court granted a TRO in the form requested by the Debtors.

  By Stipulation and Order filed on July 25, 1996, the defendants' time to move, answer or otherwise respond to the complaint in the Adversary Proceeding was extended from July 27, 1996 to August 30, 1996; trial of the action was continued to October 15, 1996; and the TRO was continued in effect through the date of trial. By Stipulation and Order filed August 19, 1996, the parties agreed to extend the defendants' time to answer, move or otherwise respond to the complaint in the Adversary Proceeding from August 30, 1996 to December 16, 1996; to move the trial date to a date not sooner than December 16, 1996; and to continue the TRO in full force and effect through the date of trial (unless otherwise ordered by the Bankruptcy Court).

  Pursuant to the Stock Purchase Agreement (as defined below), the defendants and SCC executed mutual general releases and MaraFund paid all of SCC's costs, expenses and legal fees arising out of or related to the Adversary Proceeding in the amount of $30,000.

  24.  Stock Purchase Agreement with MaraFund

  On July 16, 1996, the Debtors' Second Amended Second Disclosure Statement (the "Second Disclosure Statement") in support of the Debtors' Second Amended Second Joint Plan of Reorganization (the "Second Plan") was approved by the Bankruptcy Court. At the hearing with respect thereto, Cannon, MaraFund and certain related parties appeared and filed various objections to the Second Disclosure Statement, stating that they wished to file their own reorganization plan. The Bankruptcy Court overruled all of their objections.

  Following such hearing, the Debtors began negotiations with Cannon and MaraFund concerning ways in which Cannon and MaraFund could enhance the Second Plan. The principal object of the negotiations was to explore a means by which MaraFund could make an equity investment in NewSCC by purchasing shares of NewSCC Common Stock, thereby increasing the amount of cash to be received by holders of Allowed General Unsecured Claims under the Second Plan. As a result of these negotiations, SCC and MaraFund executed a Stock Purchase Agreement (the "Stock Purchase Agreement") on August 16, 1996. Pursuant to the terms of the Stock Purchase Agreement, MaraFund agreed to purchase 15% of the NewSCC Common Stock to be issued pursuant to the Plan for a purchase price of $5,000,000, which amount would have been distributed to the holders of Allowed General Unsecured Claims. Such holders would also have received 70% of the NewSCC Common Stock, instead of 85%. The Stock Purchase Agreement also provided that MaraFund could attempt to obtain stock subscriptions to purchase an additional 70% of the NewSCC Common Stock, which otherwise would have been distributed to the holders of Allowed General Unsecured Claims, if it paid to SCC by August 31, 1996 an additional $15,000,000 in cash and executed an agreement satisfactory in form and substance to SCC with respect thereto.

  Upon execution of the Stock Purchase Agreement on August 16, 1996, MaraFund deposited $500,000 with SCC in escrow. Pursuant to the terms of the Stock Purchase Agreement, MaraFund was obligated to deposit an additional $4,500,000 not later than five business days thereafter. On August 27, 1996, SCC gave MaraFund notice that MaraFund was in breach of the Stock Purchase Agreement because it failed to deposit the additional $4,500,000 in cash as required by the Stock Purchase Agreement. As a result, the stock subscription transaction between SCC and MaraFund has been terminated. The Stock Purchase Agreement provides for liquidated damages in the amount of $500,000 in the case of termination due to breach by MaraFund.

  25.  SCC's Notice of Intent to Terminate the Defined Benefit
  Plans

  Subsequent to the Bankruptcy Court's approval of the stipulation pursuant to which the PBGC agreed to the withdrawal of its unfunded benefit liabilities and minimum funding contribution claims (see "Background Information Regarding Debtors -- Significant Events During Chapter 11 Case -- Stipulations and Settlements -- Stipulation with PBGC and With SCC's Hourly and Salaried Retirement Plans"), the Debtors determined that termination of the Defined Benefit Plans would be in their best interests. Exercising its business judgment, SCC, on August 6, 1996, decided to discontinue future benefit accruals under the Defined Benefit Plans as of September 1, 1996 and to seek termination of the Defined Benefit Plans as of October 6, 1996. On August 7, 1996, pursuant to applicable Federal law and regulations, the Debtors caused a Notice of Intent to Terminate to be issued to each affected party under the Defined Benefit Plans.

  The effect of a termination of the Defined Benefit Plans by the Debtors prior to confirmation of the Joint Plan would be to reclassify all such Class 4 Pension Plan Claims as Administrative Claims, Priority Tax Claims and/or Class 8 General Unsecured Claims, as may be determined by the Bankruptcy Court or as may be agreed to by NewSCC and the holder of such Claims. Currently the PBGC has asserted certain priorities for its Pension Plan Claims, in whole or in part. The Debtors, however, believe that any such claims, to the extent triggered by a termination by the PBGC or the Debtors of any Defined Benefit Plan, are not entitled to the priorities asserted by the PBGC and constitute General Unsecured Claims to the extent they are based upon services rendered to the Debtors pre-petition.

  On August 23, 1996, the Debtors filed with the Bankruptcy Court a Motion for Approval of Distress Termination of Pension Plans, together with supporting materials. The motion asks that the Bankruptcy Court: (i) find that the Debtors meet the standards for distress termination of the Defined Benefit Plans under applicable statutes and regulations; (ii) approve termination of the Defined Benefit Plans and order that they be terminated as of October 6, 1996; (iii) find that the PBGC's claims arising from termination of the Defined Benefit Plans constitute General Unsecured Claims; and (iv) determine the amount of any Allowed Claim of the PBGC arising from termination of the Defined Benefit Plans through the use of a reasonable and appropriate discount rate.

                           ARTICLE 3

                   THE PLAN OF REORGANIZATION

  THE FOLLOWING IS A SUMMARY OF THE PROVISIONS OF THE PLAN
  AND, ACCORDINGLY, IS NOT AS COMPLETE AS THE FULL TEXT OF THE
  PLAN WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT. THE PLAN
  ITSELF SHOULD BE READ IN ITS ENTIRETY.

  A.  General

  Distributions under the Plan to holders of Allowed General Unsecured Claims shall be made from the Unsecured Class Cash, and from shares of NewSCC Common Stock which, in the aggregate, will constitute 85% of the shares of NewSCC Common Stock, determined on a fully-diluted basis not including the effect of the exercise of any of the NewSCC Warrants. Distributions under the Plan will be made on the Effective Date and any subsequent distribution dates until all Disputed Claims and Avoidance Actions, if any, have been resolved. The amount of the Allowed Claims in each of the Classes and designations described below may vary depending on the final disposition of objections to Claims.

  B.  Summary of Designation of Classes

  The Plan provides for nine (9) classes of Creditors and two
  (2) classes of equity holders. Claims under the Chemical DIP Loan Agreement, Allowed Administrative Claims and Allowed Priority Tax Claims are not designated as classes of Claims for purposes of the Plan and sections 1123, 1124, 1126 and 1129 of the Bankruptcy Code. A Claim or Equity Interest is included in a particular Class or designation only to the extent that the Claim or Equity Interest qualifies within the description of that Class or designation, and is in a different Class or designation to the extent that the remainder of the Claim or Equity Interest qualifies within the description of the different Class or designation.

  Claims Under the Chemical DIP Loan Agreement

  Such Claims will consist of all Claims under the Chemical
  DIP Loan Agreement, dated as of July 10, 1995, as amended, among SCC, the Banks and Chemical, as agent, including claims in respect of documentary letters of credit and any indemnity claims or claims for fees and expenses under such Agreement, allowed by the Bankruptcy Court and held by the Banks.

  Allowed Administrative Claims

  Such Claims will consist of all Allowed Administrative
  Claims (other than Claims under the Chemical DIP Loan
  Agreement).

  Allowed Priority Tax Claims

  Such Claims will consist of all Claims to the extent Allowed and entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

  Class 1 (Allowed Priority Wage Claims)

  Class 1 will consist of all Claims to the extent Allowed and entitled to priority in payment under section 507(a)(3) of the Bankruptcy Code.

  Class 2 (Allowed Secured Claims)

  Class 2 will consist of all Allowed Claims to the extent of value, as determined pursuant to section 506(a) or 1111(b) of the Bankruptcy Code, of any interest in property of the Debtors' estates securing such Claims (other than Claims under the Chemical DIP Loan Agreement). To the extent such Allowed Claim exceeds the value of any interest in property of the Debtors' estates securing such Claim, such Allowed Claim shall be considered an Allowed General Unsecured Claim.

  Class 3 (Allowed Environmental Claims)

  Class 3 will consist of all Allowed Claims presently asserted or which may be asserted in the future, including, without limitation, any Contingent Claim or Claim for contribution or indemnity, of any governmental unit, or Claim for contribution or indemnity by any Person, arising out of or related to any Environmental, Health and Safety Laws with respect to the Groton and Cortlandville Sites, and, at the election of the Debtors after consultation with the Creditors' Committee on or before the Confirmation Date, the Rosen Site and/or the Melville Site.

  Class 4 (Pension Plan Claims)

  Class 4 will consist of all Pension Plan Claims (Claims arising from or related to any qualified pension plan sponsored or maintained by the Debtors, including without limitation, Claims by or on behalf of any SCC Retirement Plan for contributions due from any Debtor, other Claims relating to any actual or alleged unfunded benefit liabilities, unpaid minimum funding contributions, or unpaid premiums, or for any interest or penalty allegedly owed upon or by reason of any such Claims, and any and all Claims against SCC in its capacity as fiduciary or administrator of any SCC Retirement
  Plan), to the extent such Claims are not matured by a termination of any SCC Retirement Plan by the PBGC, pursuant to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. sec.sec. 1341(c) and 1342, or by the Debtors, in which case such Claim shall be reclassified as Administrative Claims, Priority Tax Claims and/or General Unsecured Claims, as determined by the Bankruptcy Court or as may be agreed to by NewSCC and the holder of such Claims.

  Class 5 (Retiree Health and Insurance Claims)

  Class 5 will consist of all Retiree Health and Insurance
  Claims (Claims for health or life insurance benefits for retired employees of any Debtor under any SCC Health and Welfare Plan).

  Class 6 (Warranty and Contract Claims)

  Class 6 will consist of any Claim (i) for breach of warranty based upon contract and not upon tort with respect to any product sold by the Debtors, (ii) in connection with customer promotional programs or (iii) relating to accounts receivable and accrued liabilities incurred in the ordinary course of business arising on or after the Petition Date (other than certain Administrative Claims and Claims Under the Chemical DIP Loan Agreement).

  Class 7 (Allowed Reclamation Claims)

  Class 7 will consist of all Allowed Claims pursuant to
  section 546(c) of the Bankruptcy Code for reclamation of goods shipped to the Debtors prior to the Petition Date; provided, however, that any Disputed Reclamation Claim that has not been Allowed by the date which is one (1) year after the Effective Date will no longer be deemed a Reclamation Claim and will instead be deemed a General Unsecured Claim unless the Bankruptcy Court orders otherwise.

  Class 8 (Allowed General Unsecured Claims)

  Class 8 will consist of all Allowed Claims not included in any other class and not secured by a charge against or interest in property in which the Debtors' estate has an interest, including any Unsecured Deficiency Claim, and any Claim in favor of any Person arising from a judgment against such Person in any Avoidance Action (if the effect of such judgment gives such Person an Allowed General Unsecured Claim).

  Class 9 (Allowed Convenience Class Claims)

  Class 9 will consist of all Allowed General Unsecured Claims of $1,500 or less, and all such Claims exceeding $1,500 that are voluntarily reduced by the holder of such Claim to $1,500.

  Class 10 (SCC Common Stock)

  Class 10 shall consist of the shares of common stock of SCC, $.01 par value, outstanding on August 15, 1996.

  Class 11 (Other Equity Interests)

  Class 11 will consist of any Equity Interests in any of the Debtors (other than the SCC Common Stock) represented by any class or series of capital stock issued by any Debtor prior to the Petition Date and any warrants, options, or rights to purchase any capital stock of the Debtors or any Stockholder Actions in respect of the Equity Interests, to the extent provided in section 510(b) of the Bankruptcy Code.

  C.  Summary of Payment Provisions of the Plan


  1.  Impairment of Claims and Interests

  Under the Bankruptcy Code, a class of claims or interests is deemed "impaired" under a plan of reorganization unless, in general, the rights of the holders of the claims or interests of such class are not altered or, with respect to interests, the holders receive cash equal to the greater of (i) any liquidation preference or (ii) the redemption price, if either is applicable. Any class that is deemed impaired must accept the plan by the requisite majority before the plan can be confirmed, unless the Bankruptcy Court finds, pursuant to section 1129(b) of the Bankruptcy Code, that the plan is fair and equitable and does not discriminate unfairly with respect to each class that is impaired and has not accepted the plan.

  2.  Treatment of Claims and Equity Interests

  The treatment of and consideration to be received by holders of Allowed Claims and Equity Interests pursuant to the Plan will be in full settlement, release and discharge of their respective Allowed Claims or Equity Interests relating to the Debtors and other Persons, as applicable, as specified in the Plan.

  Classified Claims and Interests

  The Plan divides the Claims against and Equity Interests in the Debtors into various Classes and designations. Below is a description of the general Classes and designations of Claims against and Equity Interests in the Debtors and their treatment under the Plan. Claims under the Chemical DIP Loan Agreement, Allowed Administrative Claims and Allowed Priority Tax Claims are not designated as classes of Claims for purposes of the Plan and sections 1123, 1124, 1126 and 1129 of the Bankruptcy Code. Reference is made to "SUMMARY OF THE CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND EQUITY INTERESTS AND RECOVERIES THAT MIGHT BE AVAILABLE TO CERTAIN CREDITORS" above.

  Claims Under the Chemical DIP Loan Agreement

  All Claims under the Chemical DIP Loan Agreement shall be satisfied (i) with respect to reimbursement obligations under outstanding letters of credit, through the cash collateralization of such obligations; (ii) in the case of obligations arising after the Effective Date pursuant to
  Section 2.22(c) of the Chemical DIP Loan Agreement, by NewSCC making prompt payment thereof; (iii) with respect to all other Claims accrued or owing as of the Effective Date, by the payment in full in cash on the Effective Date; (iv) with respect to any fees and expenses of the Banks and Chemical, as Agent, payable under Section 9.5 of the Chemical DIP Loan Agreement accruing after the Effective Date, by payment thereof by NewSCC up to an aggregate of $650,000, less any amounts accrued by or paid to the Banks or the professionals retained by the Banks from and after July 5, 1995 with respect to any Avoidance Actions against the Banks with respect to the Bank Prepetition Agreements, promptly upon presentation of appropriate invoices to NewSCC, subject only to determination and allowance by the Bankruptcy Court as to amount and appropriateness if the Creditors' Committee objects to any such fees and expenses, including without limitation on the grounds that such fees and expenses should be recovered upon entry of a judgment in connection with an Avoidance Action with respect to the Banks, or (v) in such other manner as is provided in the Plan or as may be agreed by the Debtors and holders of such Claim, at such time or times as provided in
  Section 10.1 of the Plan. On the date of and immediately after such payment and deposit under clauses (i) and (iii) or under clause (v) above, the Banks' commitment to lend under the Chemical DIP Loan Agreement shall terminate. Claims under the Chemical DIP Loan are presently approximately $500,000.

  The Debtors intend to seek Bankruptcy Court determination of the scope of the obligations to the Banks under the indemnification provisions of Section 9.5 of the Chemical DIP
  Loan Agreement other than those treated under clause (iv) above.

  Claims under the Chemical DIP Loan Agreement are not classified. Solicitation of acceptances from holders of such Claims is not required and is not being undertaken.

  Allowed Administrative Claims

  All Allowed Administrative Claims shall be paid in full in Cash on the Effective Date or the date such a Claim becomes an Allowed Claim unless such Allowed Claim holder and the Debtors agree upon other terms for the treatment of such Claim. It is anticipated that there will be sufficient funds to pay all Allowed Administrative Claims in full. Such claims are anticipated to be approximately $3.55 million to the extent not already paid from assets of the Debtors' estates prior to Confirmation.

  Administrative Claims consist of the costs and expenses of the administration of the Chapter 11 Case, including professional fees. The Allowed Administrative Claims are granted priority in payment pursuant to section 507(a) of the Bankruptcy Code. SCC has kept substantially current in payment of its obligations incurred during the course of the Chapter 11 Case, inclusive of fees payable to the United States Trustee pursuant to 28 U.S.C. sec. 1930. The Debtors believe that the amount of unpaid postpetition liabilities other than for professional fees, on the Effective Date, will be minimal, consisting primarily of ordinary course business expenses for payroll, rent, utilities and the like. The Debtors estimate that unpaid professional fees for services rendered by counsel, accountants and professionals appointed by the Bankruptcy Court on an anticipated Effective Date of November 15, 1996 will aggregate approximately $3.0 million inclusive of the sum of approximately $1.3 million attributable to amounts reserved for payment in connection with prior interim fees awarded by the Bankruptcy Court. The aforesaid amounts exclude fees previously paid to said professionals and exclude fees for auctioneers and appraisers. Approximately $7.065 million has been paid to date to professionals retained in the case pursuant to orders of the Bankruptcy Court.

  Since, under the terms of the Plan, there will be services required after Confirmation, and since the actual fees paid for professional services are determined by the Bankruptcy Court, the amounts estimated for Allowed Administrative Claims are based on the information currently available to the Debtors and are subject to change.

  In accordance with the provisions of the Plan, reserve funds will be established for any and all Disputed Administrative Claims. On the Effective Date, or as soon thereafter as practicable, NewSCC will reserve the amount of Cash necessary to pay in full all Disputed Administrative Claims and the estimated Administrative Claims of professionals retained by the Debtors or the Creditors' Committee which have not yet been fixed by an order of the Bankruptcy Court. NewSCC will assume responsibility for the payment of all post-Confirmation Date fees and expenses of professionals retained by the Debtors or the Creditors' Committee (subject to certain limitations. See "The Plan of Reorganization -- Other Provisions of Plan -- Miscellaneous -- Payment of Certain Post-Effective Date Expenses"). To the extent a Disputed Administrative Claim becomes an Allowed Claim, or the Administrative Claim of a professional is fixed thus being deemed an Allowed Claim, NewSCC will pay to the holder of such Allowed Claim, as soon as practicable thereafter, the amount of such Allowed Claim. No distribution will be made to the holder of a Disputed Administrative Claim, unless and until a Final Order providing that such Claim has become an Allowed Claim has been entered.

  Allowed Administrative Claims are not classified.
  Solicitation of acceptances from holders of Allowed
  Administrative Claims is not required and is not being undertaken.

  Allowed Priority Tax Claims

  Each Person holding an Allowed Priority Tax Claim shall be paid in full either (a) in Cash on the Effective Date or on the date such Claim becomes an Allowed Priority Tax Claim or
  (b) by issuance of a Priority Tax Note in the amount of such Allowed Priority Tax Claim, which Priority Tax Note shall provide for the payment of the principal amount thereof in six equal installments payable on each anniversary of the date of assessment of the Claim on which such Allowed Priority Tax Claim is based through the sixth anniversary thereof, with interest on such amount payable quarterly in arrears. NewSCC reserves the right to pay any unpaid portion of any Priority Tax Note, together with any accrued and unpaid interest to the date of payment, in part or in full, at any time on or after the Effective Date, at its option, without premium or penalty.

  The Debtors estimate that, as of the Effective Date, Priority Tax Claims will in the aggregate approximate $3.7 million for all Debtors, with all such Claims being satisfied at NewSCC's option through payment in Cash or by the issuance of the Priority Tax Notes described above, except the Allowed Priority Tax Claim of the State of New York in the amount of $600,000 (the "New York State Tax Claim"), which shall be paid in Cash pursuant to Stipulation and Order dated January 31, 1996 between the New York State Department of Finance and Taxation and SCC. Liability for $300,000 of the New York State Tax Claim is covered by an indemnity from SCC's former parent, Hanson, by virtue of the SCC/Hanson Indemnification Agreement, between SCC and Hanson. See "Background Information Regarding Debtors -- Significant Events During Chapter 11 Case -- Stipulations and Settlements -- Stipulation With New York State Department of Finance and Taxation."

  Allowed Priority Tax Claims are not classified. Solicitation of acceptances from holders of Allowed Priority Tax Claims is not required and is not being undertaken.

  Class 1 (Allowed Priority Wage Claims)

  All Allowed Priority Wage Claims shall be paid in full in Cash on the Effective Date or the date such a Claim becomes an Allowed Claim unless such Allowed Claim holder and the Debtors agree upon other terms for the treatment of such Claim, which payment shall be in full compliance with the legal, equitable and contractual rights to which the holder of such Claim is entitled. It is anticipated that there will be sufficient funds to pay all Allowed Priority Wage Claims in full. Such claims are anticipated to be approximately $45,000.

  Priority Wage Claims consist of all claims of employees of the Debtors for unpaid wages, salaries and commissions
  (including vacation, severance and sick pay) earned in the 90 days prior to the Petition Date, in an amount up to $4,000 for each employee.

  In accordance with the provisions of the Plan, reserve funds will be established for any and all Disputed Priority Wage Claims. On the Effective Date, or as soon thereafter as practicable, NewSCC will reserve the amount of Cash necessary to pay in full all Disputed Priority Wage Claims. To the extent a Disputed Priority Wage Claim becomes an Allowed Claim, NewSCC will pay to the holder of such Allowed Claim, as soon as practicable thereafter, the amount of such Allowed Claim. No distribution will be made to the holder of a Disputed Priority Wage Claim, unless and until a Final Order providing that such Claim has become an Allowed Claim has been entered.

  Class 1 is not impaired and, pursuant to the Bankruptcy
  Code, is deemed to have accepted the Plan. Solicitation of acceptances from Class 1 is not required and is not being undertaken.

  Class 2 (Allowed Secured Claims)

  Class 2 under the Plan consists of all Allowed Secured
  Claims other than Claims under the Chemical DIP Loan Agreement. Schedule 5.5 to the Plan lists the Secured Claims known to the Debtors which are not subject to dispute. The claim of Kamden International Shipping, Inc. (the "Kamden Claim") is the only claim which, to the Debtors' knowledge, has been asserted in whole or in part as a Secured Claim. The Debtors have filed an objection to the Kamden Claim seeking to reclassify such Claim as a Class 8 General Unsecured Claim. Each holder of an Allowed Secured Claim shall, at the option of NewSCC, receive either (i) Cash in the full amount of such Claim at such time or times as provided in Section 10.1 of the Plan, (ii) the collateral securing such Claim, or (iii) such other treatment as may be agreed to by NewSCC and the holder of such Claim. Class 2 Claims are anticipated to be not more than approximately $15,000.

  In accordance with the provisions of the Plan, reserve funds will be established for any and all Disputed Secured Claims. On the Effective Date, or as soon thereafter as practicable, NewSCC will reserve the amount of Cash necessary to pay in full all Disputed Secured Claims. To the extent a Disputed Secured Claim becomes an Allowed Claim, NewSCC will pay to the holder of such Allowed Claim, as soon as practicable thereafter, the amount of such Allowed Claim. No distribution will be made to the holder of a Disputed Secured Claim, unless and until a Final Order providing that such Claim has become an Allowed Claim has been entered. To the extent any such Allowed Claim exceeds the value of any interest in property of the Debtors' estates securing such Claim, such Allowed Claim shall be considered an Allowed General Unsecured Claim.

  Class 2 is impaired under the Plan. Solicitation of acceptances from Class 2 shall be undertaken.

  Class 3 (Environmental Claims)

  All Allowed Environmental Claims shall be assumed by NewSCC, with the legal, equitable and contractual rights to which such Claims entitles the holder unaltered. Class 3 Claims are anticipated to be approximately $3,377,000.

  Allowed Environmental Claims will consist of all Allowed Claims presently asserted or which may be asserted in the future, including, without limitation, any Contingent Claim or Claim for contribution or indemnity, of any governmental unit, or Claim for contribution or indemnity by any Person, arising out of or related to any Environmental, Health and Safety Laws with respect to the Groton and Cortlandville Sites, and, at the election of the Debtors after consultation with the Creditors' Committee on or before the Confirmation Date, the Rosen Site and/or the Melville Site.

  Class 3 is not impaired and, pursuant to the Bankruptcy
  Code, is deemed to have accepted the Plan. Solicitation of acceptances from Class 3 is not required and is not being undertaken.

  Class 4 (Pension Plan Claims)

  All Pension Plan Claims shall be satisfied in full: (i) for Claims arising from or related to the Defined Benefit Plans, to the extent that the Bankruptcy Court does not terminate the Defined Benefit Plans, by leaving the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered; and (ii) for Claims arising from or related to the Defined Contribution Plan, by the assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered. To the extent any Claim arising from any SCC Retirement Plan is matured by a termination of any SCC Retirement Plan by the PBGC pursuant to ERISA, 29 U.S.C. sec.sec. 1341(c) and 1342, or by the Debtors, except as otherwise ordered by the Bankruptcy Court, such claim shall be reclassified as a Class 8 Claim. The PBGC has asserted certain priorities for its claims against the Debtors, in whole or in part. The Debtors, however, believe that any such claims, to the extent they are matured by a termination by the PBGC or the Debtors of any SCC Retirement Plan, are not entitled to the priorities asserted by the PBGC.

  Pension Plan Claims consist of any Claims arising from or related to any qualified pension plan sponsored or maintained by any of the Debtors, including without limitation, any Claims by or on behalf of any SCC Retirement Plan for contributions due from any Debtor, any other Claims relating to any actual or alleged unfunded benefit liabilities, unpaid minimum funding contributions, or unpaid premiums, or for any interest or penalty allegedly owed upon or by reason of any such Claims. Class 4 will also include all Pension Plan Claims against SCC as fiduciary or administrator of any SCC Retirement Plan. To the extent any Claim against SCC as fiduciary or administrator is matured by a termination of any SCC Retirement Plan by the PBGC or the Debtors prior to confirmation of the Plan, such Claim shall be reclassified as Administrative Claims, Priority Tax Claims and/or General Unsecured Claims, as determined by the Bankruptcy Court or as may be agreed to by NewSCC and the holder of such Claims. In the event of a termination of any SCC Retirement Plan by the PBGC or by the Debtors prior to Confirmation, SCC anticipates that the PBGC will seek appointment, and will be appointed, statutory trustee of each terminated plan. Upon such appointment, SCC would resign its position as fiduciary or administrator of such plan.

  In the event that neither the PBGC nor the Debtors trigger a termination of any of the SCC Retirement Plans and the Plan is confirmed, nothing in this Disclosure Statement or the Plan shall be construed as discharging, releasing or relieving the Debtors, NewSCC, or any other party, in any capacity, from any liability with respect to the SCC Retirement Plans under any law, governmental policy or regulatory provision, and neither the PBGC nor the SCC Retirement Plans shall be enjoined from enforcing such liability as a result of the Plan provisions for satisfaction, release and discharge of Claims.

  Class 4 is not impaired and, pursuant to the Bankruptcy
  Code, is deemed to have accepted the Plan. Solicitation of acceptances from Class 4 is not required and is not being undertaken.

  Class 5 (Retiree Health and Insurance Claims)

  All Retiree Health and Insurance Claims shall be satisfied in full by the assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claims entitles the holder unaltered.

  Retiree Health and Insurance Claims consist of Claims for health or life insurance benefits for retired employees of any Debtor under any SCC Health and Welfare Plan.

  Class 5 is not impaired and, pursuant to the Bankruptcy
  Code, is deemed to have accepted the Plan. Solicitation of acceptances from Class 5 is not required and is not being undertaken.

  Class 6 (Warranty and Contract Claims)

  All Warranty and Contract Claims shall be satisfied in full by the assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claims entitles the holder unaltered.

  Warranty and Contract Claims consist of any Claim (i) for breach of warranty based upon contract and not upon tort with respect to any product sold by the Debtors, (ii) in connection with customer promotional programs or (iii) relating to accounts receivable and accrued liabilities incurred in the ordinary course of business arising on or after the Petition Date (other than Administrative Claims of professionals retained pursuant to sections 327 or 328 of the Bankruptcy Code, fees and expenses of ordinary course professionals, expenses of members of the Creditors' Committee, Claims under the Chemical DIP Loan Agreement and Claims under clauses
  (viii) and (ix) of the definition of Allowed Administrative Claim set forth in the Plan.

  Class 6 is not impaired and, pursuant to the Bankruptcy
  Code, is deemed to have accepted the Plan. Solicitation of acceptances from Class 6 is not required and is not being undertaken.

  Class 7 (Allowed Reclamation Claims)

  Each holder of an Allowed Class 7 Reclamation Claim which has not been satisfied prior to the Effective Date shall be paid in full in Cash (or otherwise satisfied in accordance with its terms), at such time or times as provided in Section
  10.1 of the Plan. Allowed Class 7 Claims are anticipated to be approximately $167,000 if there is a finding that SCC was insolvent on the Petition Date or if it is otherwise resolved that SCC was insolvent on the Petition Date, or $0 if there is a finding that SCC was solvent on the Petition Date or if it is otherwise resolved that SCC was solvent on the Petition Date or if a finding or other resolution that SCC was insolvent is not made or reached by the date which is one (1) year after the Effective Date.

  In accordance with the provisions of the Plan, reserve funds will be established for any and all Disputed Reclamation Claims. On the Effective Date, or as soon thereafter as practicable, NewSCC will reserve the amount of Cash necessary to pay in full all Disputed Reclamation Claims. To the extent a Disputed Reclamation Claim becomes an Allowed Claim, NewSCC will pay to the holder of such Allowed Claim, as soon as practicable thereafter, the amount of such Allowed Claim. No distribution will be made to the holder of a Disputed Reclamation Claim, unless and until a Final Order providing that such Claim has become an Allowed Claim has been entered. All Reclamation Claims, notwithstanding the existence of any other dispute with respect to their allowability, will be considered to be Disputed Claims unless and until there has been a determination or other resolution that the Debtors were insolvent on the Petition Date.

  Class 7 is impaired under the Plan. Solicitation of acceptances from Class 7 shall be undertaken.

  Class 8 (Allowed General Unsecured Claims)

  Class 8 under the Plan consists of prepetition general unsecured claims, including, without limitation, (i) Claims for goods and services delivered prior to the Petition Date and (ii) Claims arising out of the rejection of any Executory Contract. Based upon proofs of claim filed with the Bankruptcy Court on or before the October 31, 1995 Bar Date for filing proofs of Claim, and upon the books and records of SCC, the total of all filed Class 8 Claims is estimated to be approximately $25.443 million. Until the claims objection process and the prosecution of all Avoidance Actions (if any) are completed, no assurance can be provided as to the ultimate amount of total Allowed Class 8 General Unsecured Claims.

  As promptly as practicable after the Effective Date, the Distribution Agent will distribute to each holder of an Allowed General Unsecured Claim (i) such holder's Pro Rata Share as of the Effective Date of the Unsecured Class Cash (after reserving the amount of Unsecured Class Cash necessary to pay in full (x) the holders of all Disputed General Unsecured Claims the amount, if any, that such Claims would have received if they were Allowed General Unsecured Claims at the time of such distribution and (y) the holders of all Disputed Convenience Class Claims) and (ii) one (1) share of NewSCC Common Stock for each $6.00 in amount of such holder's Allowed General Unsecured Claim. To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim, the Distribution Agent will pay to the holder of such Allowed Claim, as soon as is practicable thereafter, (i) an amount of Unsecured Class Cash equal to the amount, if any, that such Claim would have received if it had been an Allowed Class 8 General Unsecured Claim on the Effective Date and any subsequent distribution dates, and any interest earned on the amounts that would have been so distributed and (ii) one (1) share of NewSCC Common Stock for each $6.00 in amount of such holder's Allowed General Unsecured Claim. No distribution will be made to the holder of any Disputed Claim unless and until
  (a) a Final Order providing that such Claim has become an Allowed Claim has been entered or (b) the Bankruptcy Court shall have entered an order treating any portion of such Disputed Claim as an Allowed Claim. In addition, holders of Allowed General Unsecured Claims will receive their Pro Rata Share of subsequent distributions (taking into account amounts received in previous distributions).

  The Unsecured Class Cash will consist of the following: (a) Cash in the amount of $10,780,000 less the aggregate amount of Cash paid to holders of Allowed Convenience Class Claims; (b) the Net Avoidance Action Proceeds; (c) the Excess Reclamation Funds; and (d) any interest accrued on such Cash prior to its distribution and after it has been received by the Distribution Agent. The NewSCC Common Stock to be distributed to the holders of Allowed General Unsecured Claims shall constitute 85% of the total issued and outstanding shares of NewSCC, determined on a fully-diluted basis not including the effect of the exercise of any of the NewSCC Warrants.

  Class 8 is impaired under the Plan. Solicitation of acceptances from Class 8 shall be undertaken.

  Class 9 (Allowed Convenience Class Claims)

  Class 9 under the Plan consists of all Allowed General Unsecured Claims of $1,500 or less, and any such Claims exceeding $1,500 that are voluntarily reduced by the holders of such claims to $1,500. Holders of General Unsecured Claims who voluntarily elect to reduce such claims to $1,500 for purposes of inclusion in Class 9 shall be deemed to vote in favor of the Plan.

  Each holder of an Allowed Convenience Class Claim will receive a payment equal to 60% of the amount of such Claim in Cash on the Effective Date or the date such a Claim becomes an Allowed Claim. Such claims are anticipated to be approximately
  $230,000.

  If Class 9 votes to reject the Plan, all Allowed Convenience
  Class Claims shall be treated as Allowed General Unsecured
  Claims and shall be accorded the treatment given to Class 8
  Allowed General Unsecured Claims under the Plan.

  In accordance with the provisions of the Plan, reserve funds will be established for any and all Disputed Convenience Class Claims. On the Effective Date, or as soon thereafter as practicable, NewSCC will reserve the amount of Cash necessary to pay all Disputed Convenience Class Claims the amount provided by the Plan. To the extent a Disputed Convenience Class Claim becomes an Allowed Claim, NewSCC will pay to the holder of such Allowed Claim, as soon as practicable thereafter, 60% of the amount of such Allowed Claim. No distribution will be made to the holder of a Disputed Convenience Class Claim, unless and until a Final Order providing that such Claim has become an Allowed Claim has been entered. Upon resolution of any Disputed Convenience Class Claim, any Cash reserved on account of such Disputed Claim and not paid to the holder of such Disputed Claim on account of such Claim shall be transferred by NewSCC to the Distribution Agent to be part of the Unsecured Class Cash.

  Class 9 is impaired under the Plan. Solicitation of acceptances from Class 9 shall be undertaken.

  Class 10 (SCC Common Stock)

  Class 10 shall consist of the shares of common stock of SCC, $.01 par value, outstanding on August 15, 1996.

  Registered Holders shall receive one (1) NewSCC Warrant for each ten (10) shares of SCC Common Stock, which NewSCC Warrant shall entitle the holder to purchase one (1) share of NewSCC Common Stock at an exercise price determined as set forth in the NewSCC Warrant Agreement and described above in "Introduction -- Overview of the Debtors and the Plan -- Sources of Recovery Under the Plan," exercisable during the period commencing on the date occurring six (6) months after the Effective Date and ending on the date occurring two (2) years after the Effective Date. All shares of SCC Common Stock will be canceled, annulled, and extinguished on the Effective Date.

  Class 10 is impaired and is deemed to reject the Plan.
  Holders of Class 10 Equity Interests are not entitled to vote on the Plan and their votes are not being solicited.

  Class 11 (Other Equity Interests)

  Class 11 shall consist of any Equity Interests in any of the Debtors represented by any class or series of capital stock issued by any Debtor prior to the Petition Date (other than the SCC Common Stock) and any warrants, options, or rights to purchase any capital stock of the Debtors or any Stockholder Actions in respect of the Equity Interests, to the extent provided in section 510(b) of the Bankruptcy Code. Holders of Class 11 Equity Interests will receive no distribution under the Plan in respect of such Interests. Under section 1126(g) of the Bankruptcy Code, a class is deemed not to have accepted a plan if such plan provides that the holders of claims or interests in such class of claims or interests are not entitled to receive or retain any property under such plan on account of such claims or interests. No distributions of any nature will be made with regard to or in respect of the interests of the holders of Class 11 Equity Interests. On the Effective Date all capital stock of the Debtors shall be deemed automatically canceled and retired by operation of law and will cease to exist.

  Holders of Class 11 Equity Interests are therefore deemed to have rejected the Plan, are not entitled to vote on the Plan and their votes are not being solicited.

  Classes 2, 7, 8, 9, 10 and 11 are impaired under the Plan. Solicitation of acceptances from holders of Claims in Classes 2, 7, 8 and 9 is required while Classes 10 and 11 are deemed to have rejected the Plan. In the event that the required majority of the holders of Class 2 Claims or the holders of Class 7 Claims or the holders of Class 8 Claims or the holders of Class 9 Claims do not vote to confirm the Plan consensually pursuant to sections 1126 and 1129(a) of the Bankruptcy Code, then the Debtors reserve the right, in their sole discretion, to seek to confirm the Plan with respect to one or more of such classes pursuant to section 1129(b) of the Bankruptcy Code.

  Position of the PBGC With Respect to Class 4 (Pension Plan
  Claims)

  The PBGC is a wholly-owned United States government corporation, created by ERISA to administer the mandatory pension plan termination insurance program established under Title IV of ERISA. The PBGC guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV. The two Defined Benefit Plans set forth in Schedule
  1.74 to the Plan are pension plans covered by Title IV.

  It is the position of the PBGC that the Defined Benefit
  Plans are underfunded for benefit liabilities on a termination basis. See 29 C.F.R. sec.sec. 2616 & 2617. ERISA requires that unfunded benefit liabilities upon termination of a pension plan be calculated in accordance with assumptions prescribed by the PBGC. The PBGC asserts that the Defined Benefit Plans are underfunded on a termination basis, as of an assumed date of plan termination of July 5, 1995, by approximately $25.5 million. The PBGC has filed, and has subsequently stipulated to the withdrawal of, its contingent, estimated, priority claims with respect to the Defined Benefit Plans' unfunded benefit liabilities (defined in ERISA sec. 4001(a)(18), 29 U.S.C. sec. 1301(a)(18)). See ERISA sec. 4062, 29 U.S.C. sec.
  1362. The PBGC has also filed, and has subsequently stipulated to the withdrawal of its contingent, unliquidated, administrative priority claims on behalf of the Defined Benefit Plans for statutorily required minimum funding contributions. See ERISA sec.sec. 302 and 4062(c), 29 U.S.C. sec.sec. 1082 and 1362(c), and IRC sec. 412, 26 U.S.C. sec.
  412. The PBGC's filed unfunded benefit liabilities claims were for approximately $25.2 million, based on an assumed date of plan termination of July 1, 1995. The actual amount of the PBGC's claims will be different from that estimate, but cannot be determined until (and only if) the plan(s) are terminated and a date of plan termination is determined. The PBGC's claims for unfunded benefit liabilities and minimum funding contributions have been withdrawn by stipulation without prejudice to refiling prior to Plan confirmation. Finally, the PBGC has filed claims for unpaid pension termination insurance premiums and penalties and interest relating thereto. See ERISA sec. 4007(a), (b) & (e), 29 U.S.C. sec. 1307(a), (b) &
  (e); 29 C.F.R. sec. 2610.26(a). See "Background Information Regarding Debtors -- Significant Events During Chapter 11 Case -- Stipulations and Settlements -- Stipulation With PBGC and With SCC's Hourly and Salaried Retirement Plans" above.

  Under ERISA, the PBGC has discretionary authority to seek to terminate a pension plan whenever it determines that the PBGC's possible long-run loss may reasonably be expected to increase unreasonably unless the plan is terminated.

  Under ERISA, the Debtors may seek to terminate a pension plan if they have filed for relief under Chapter 11 of the Bankruptcy Code and their cases have not been dismissed and if the Debtors determine that they will be unable to continue in business outside the Chapter 11 reorganization process unless the pension plan or plans are terminated.

  A pension plan covered by Title IV of ERISA may only be terminated in accordance with that statute. ERISA sec.sec. 4041, 4042, 29 U.S.C. sec.sec. 1341, 1342. The filing of a petition under the Bankruptcy Code does not automatically result in termination.

  Subsequent to the Bankruptcy Court's approval of the stipulation pursuant to which the PBGC agreed to the withdrawal of its unfunded benefit liabilities and minimum funding contribution claims (see "Background Information Regarding Debtors -- Significant Events During Chapter 11 Case -- Stipulations and Settlements -- Stipulation With PBGC and With SCC's Hourly and Salaried Retirement Plans"), the Debtors determined that termination of the Defined Benefit Plans would be in their best interests. Exercising its business judgment, SCC, on August 6, 1996, decided to discontinue future benefit accruals under the Defined Benefit Plans as of September 1, 1996 and to seek termination of the Defined Benefit Plans as of October 6, 1996. On August 7, 1996, pursuant to applicable Federal laws and regulations, the Debtors caused a Notice of Intent to Terminate to be issued to each affected party under the Defined Benefit Plans.

  The effect of a termination of the Defined Benefit Plans by the Debtors prior to confirmation of the Joint Plan would be to reclassify all such Class 4 Pension Plan Claims as Administrative Claims, Priority Tax Claims and/or Class 8 General Unsecured Claims, as may be determined by the Bankruptcy Court or as may be agreed to by NewSCC and the holder of such Claims. Currently the PBGC has asserted certain priorities for its Pension Plan Claims, in whole or in part. The Debtors, however, believe that any such claims, to the extent triggered by a termination by the PBGC or the Debtors of any Defined Benefit Plan, are not entitled to the priorities asserted by the PBGC and constitute General Unsecured Claims to the extent they are based upon services rendered to the Debtors pre-petition.

  On August 23, 1996, the Debtors filed with the Bankruptcy Court a Motion for Approval of Distress Termination of Pension Plans, together with supporting materials. The motion asks that the Bankruptcy Court: (i) find that the Debtors meet the standards for distress termination of the Defined Benefit Plans under applicable statutes and regulations; (ii) approve termination of the Defined Benefit Plans and order that they be terminated as of October 6, 1996; (iii) find that the PBGC's claims arising from termination of the Defined Benefit Plans constitute General Unsecured Claims; and (iv) determine the amount of any Allowed Claim of the PBGC arising from termination of the Defined Benefit Plans through the use of a reasonable and appropriate discount rate.

  The PBGC asserts that, under ERISA, the Debtors and each member of the Debtors' controlled group are jointly and severally liable for the Defined Benefit Plans' unfunded benefit liabilities, for due and unpaid employer contributions, and for unpaid premiums. As defined by ERISA, a "controlled group" includes trades or businesses connected through common ownership and control, as defined by sections 414(b) and (c) of the Internal Revenue Code and regulations promulgated thereunder. The PBGC asserts that the Debtors are part of a controlled group which includes various related entities, and that if either of the Defined Benefit Plans were to terminate prior to confirmation of the Plan, the Debtors and any other members in the Debtors' controlled group would incur joint and several liability under ERISA for any unfunded obligations with respect to the Defined Benefit Plans. ERISA sec. 4062, 29 U.S.C. sec. 1362.

  The PBGC asserts that, as a matter of law, ERISA's provisions for joint and several liability of each controlled group member for unfunded benefit liabilities, minimum funding contributions, and premiums cannot be negated by the equitable doctrine of substantive consolidation. The PBGC also asserts that the Debtors cannot demonstrate that they meet the applicable standards for substantive consolidation in any event. Accordingly, the PBGC has advised the Debtors that it will oppose the Debtors' motion for substantive consolidation.

  The Debtors believe that substantive consolidation is proper and that they will be successful on their motion for substantive consolidation because, among other reasons, (i) all proceeds from the sales of the assets of each of SCC's Nonoperating Subsidiaries were conveyed to SCC immediately after all such assets were sold; (ii) each of the Nonoperating Subsidiaries ceased doing business after the sale of its assets and essentially ceased to have a separate corporate existence; and (iii) each of the Nonoperating Subsidiaries effectively became a shell corporation whose expenses have been paid both prior and subsequent to the Petition Date by SCC. The Debtors also believe that the PBGC cannot enforce claims for unfunded benefit liabilities, for due and unpaid employer contributions, or for unpaid premiums against any of SCC's foreign, non-debtor subsidiaries because the revenue laws of the countries in which such subsidiaries are located do not permit creditors, including the PBGC, to enforce such claims.

  D.  Other Provisions of Plan
  1.  Substantive Consolidation

  The Plan is predicated upon the Bankruptcy Court's entering an order granting the Debtors' motion for substantive consolidation of the Chapter 11 Case. The Debtors' motion for an order directing the substantive consolidation of the Chapter 11 Case and a memorandum of law in support thereof will be filed shortly with the Bankruptcy Court and will be returnable at or shortly before the Plan Confirmation hearing. Notice of the motion will be provided to all entities receiving ballots, and copies of the motion and memorandum of law will be made available upon request at the Debtors' expense.

  Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in those Chapter 11 cases involving affiliated debtors. As contrasted with procedural consolidation (which has already been accomplished pursuant to the Bankruptcy Court's Joint Administration Order),(6) substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors (to be substantively consolidated). All the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. Substantive consolidation, however, does not affect the debtors' separate corporate existence or independent ownership of property for any purpose other than for making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.

  The granting of substantive consolidation by the Bankruptcy Court turns on two primary factors: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit; or (ii) whether the affairs of the Debtors are so entangled that consolidation would benefit creditors. The Bankruptcy Court will review the record to determine whether substantive consolidation results in fairness to the Debtors' creditors.

  As mentioned above, the Plan contemplates and is predicated upon the substantive consolidation of the estates of all the Debtors into a single entity solely for the purpose of the Plan and all actions with respect to confirmation and consummation of the Plan. On the Effective Date or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective Date: (i) all intercompany Claims by and among the Debtors will be released;
  (ii) all assets and all proceeds thereof and all liabilities of the Debtors will be deemed merged or treated as though they were merged; (iii) any obligation of any Debtor and all guarantees thereof executed by any of the Debtors will be deemed to be one obligation of the Debtors; (iv) any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the Debtors; (v) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors will be deemed one Claim filed against the Debtors; (vi) all duplicative claims filed against more than one of the Debtors will be automatically expunged so that only one claim survives against the Debtors;
  (vii) all Equity Interests of any Debtor in any other Debtor shall be deemed automatically canceled and retired by operation of law and shall cease to exist; and (viii) the Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of

  --------------- (6.) Procedural consolidation or joint administration has no effect on the substantive rights of debtors and their respective creditors, interest holders or other parties. Rather, it is simply an administrative process provided for under Bankruptcy Rule 1015(b) whereby the affiliated debtors remain separate entities while there is a joint handling of purely administrative matters to expedite the cases.
  the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other person shall be discharged, released and of no further force and effect. Absent substantive consolidation, the allowance of these multiple Claims has the effect of diluting the amounts payable to holders of General Unsecured Claims generally, as a consequence of such unsecured creditors having to share their distributions with additional creditors holding large Claims. Notwithstanding the foregoing, the right of recovery of the Creditors' Committee under the Avoidance Actions exercisable on behalf of the Debtors' estate shall not be prejudiced by such consolidation, and all Claims and Equity Interests of a Debtor against or in any Non-Debtor Subsidiary shall not be impaired by the Plan, and shall continue to exist after the Effective Date.

  The Debtors believe that the substantive consolidation contemplated herein is proper and shall not affect any intercompany claims and equity interests between any of the Debtors and any of the Non-Debtor Subsidiaries of SCC, which shall remain outstanding. Additionally, the Debtors believe that they will be successful on their motion for substantive consolidation (to be filed shortly as discussed above) for a number of reasons (not limited to the following). First, immediately following the sale of assets of each of SCC's Nonoperating Subsidiaries all proceeds from such sales were conveyed to SCC. Second, each of the Nonoperating Subsidiaries ceased doing business after the sale of its assets and essentially ceased to have a separate corporate existence from SCC. Third, following the sale of their respective assets, each of the Nonoperating Subsidiaries effectively became a shell corporation with substantially no business other than business with or related to SCC and its affiliates and no assets except those conveyed to them by SCC or its affiliates. Fourth, with only few identifiable exceptions, SCC and the Nonoperating Subsidiaries shared overhead, management, accounting and related expenses. Finally, SCC owned all of the capital stock of all of the Nonoperating Subsidiaries.

  In addition, the Debtors may elect to seek substantive consolidation with some or all of SCC's Non-Debtor
  Subsidiaries in the Bankruptcy Court pursuant to the motion discussed herein.

  2.  Executory Contracts

       a.  Assumed Agreements

  As of the Effective Date, all executory contracts and unexpired leases of the Debtors listed on Schedule 1.4 of the Plan will be assumed (the "Assumed Agreements"). The amount of any cure payment which the Debtors believe is required to be paid is listed on Schedule 7.1(c). The listed amount will be binding on the counterparty to such Assumed Agreement unless objected to by October 18, 1996.

  The Bankruptcy Court shall determine any dispute pertaining to the assumption and assignment of any Assumed Agreement, and any required disputed cure payment shall be paid promptly following the entry of a Final Order resolving such dispute.

       b.  Rejected Agreements

  All executory contracts and unexpired leases not theretofore assumed by the Debtors, subject to a pending motion to assume, or to be assumed pursuant to the terms of the Plan will be rejected (the "Rejected Agreements").

  NewSCC may make mitigating offers at its discretion to certain non-Debtor parties to Rejected Agreements. If NewSCC makes a mitigating offer that is not accepted by the non-Debtor party, any Claim which such non-Debtor party may have against the Debtors by reason of the rejection of such Rejected Agreement shall be limited to that amount, if any, which the Bankruptcy Court shall determine gives effect to the mitigation of damages which would have been effected by acceptance of such offer or, if greater, the amount of mitigation determined by the Bankruptcy Court, all to the fullest extent permitted by law.

  All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases shall be filed with the Bankruptcy Court within thirty (30) days after the earlier of (i) the date of service of notice of entry of an order of the Bankruptcy Court approving such rejection and requiring the filing of a proof of claim, and (ii) the date of service of notice of the Confirmation Date, if such executory contract or unexpired lease has been rejected under the Plan. Any Claims not filed within such time shall be released and discharged and forever barred from assertion against the Debtors, their estate and property, or NewSCC.

  Any party to a Rejected Agreement on the date of this Disclosure Statement should take whatever action it deems appropriate to have its unliquidated rejection damage claim allowed or temporarily allowed for voting purposes if it wishes to vote such Claim to accept or reject the Plan, or may seek to enter into an agreement with the Debtors to have such contract or lease assumed on modified terms. Any motion to have a Claim allowed for voting purposes must be heard and determined by the Bankruptcy Court prior to October 18, 1996.

  3.  Creditors' Committee After the Effective Date

  The Creditors' Committee will continue in existence from and after the Effective Date and shall have standing to appear and be heard in proceedings before the Bankruptcy Court, and shall be deemed a "party in interest" within the meaning of section 1109(b) of the Bankruptcy Code, with respect to and for the limited purpose of, (i) participating in or responding to any appeals of or motions to withdraw, modify or revoke the Plan or the Confirmation Order, as applicable, or any other order made in furtherance of the implementation or confirmation of the Plan, (ii) participating in all proceedings to determine any and all applications for allowances of compensation and reimbursement of expenses and other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan, including, but not limited to, claims for substantial contribution under section 503(b) of the Bankruptcy Code, (iii) investigating and pursuing the potential Avoidance Action with respect to the Amended and Restated Credit Agreement Lien (as defined in "The Plan of Reorganization -- Other Provisions of Plan -- Avoidance Actions" below), (iv) participating in any proceedings with respect to the termination of any SCC Retirement Plan and the determination or resolution of any Claims relating thereto and
  (v) participating in or responding to any actions or proceedings in which the Creditors' Committee is a party after the Effective Date, to the extent the Creditors' Committee is not permitted to withdraw from such action or proceeding by the Bankruptcy Court, upon motion or otherwise. After the Effective Date, the Creditors' Committee shall consist of three members selected by the existing Creditors' Committee.

  4.  Distribution Agent

  A Distribution Agent shall be appointed by NewSCC to make distributions under the Joint Plan. NewSCC may be the Distribution Agent, or may appoint another Person to be the Distribution Agent. Any Distribution Agent and any successor, if appointed prior to the Effective Date, must be reasonably satisfactory to the Creditors' Committee.

  On the Effective Date, the Unsecured Class Cash (less the amount of Cash necessary to pay all Reserved Claims which are Convenience Class Claims in the amount in which such Claims would be paid if they were Allowed in full) and one (1) share of NewSCC Common Stock for each $6.00 in amount of Allowed General Unsecured Claims shall be transferred to the Distribution Agent, as well as amounts necessary to make distributions to holders of Allowed Superpriority Claims (other than Claims under the Chemical DIP Credit Agreement), Allowed Administrative Claims, Allowed Priority Tax Claims (other than those paid with a Priority Tax Note), Allowed Priority Wage Claims, Allowed Secured Claims, Allowed Reclamation Claims and Allowed Convenience Class Claims (unless such distributions are made by NewSCC). The Distribution Agent shall hold any such Cash and stock in trust for distributions to the holders of such Allowed Claims.

  All charges of the Distribution Agent for the services it renders as Distribution Agent will be paid by NewSCC.

  5.  Avoidance Actions

  Prior and subsequent to the commencement of the Chapter 11 Case, the Debtors began an analysis and are continuing to investigate potential voidable transfers which may have been made by the Debtors during the ninety (90) days preceding the Chapter 11 Case (and with regard to insiders, within one (1) year preceding the Chapter 11 Case).

  Exhibit D hereto contains a list of (i) those vendors for whom SCC had an accounts payable balance on the Petition Date of less than SCC's accounts payable balance to such vendor 90 days before the Petition Date and that received cumulative payments from SCC during such 90 day period greater than $50,000; (ii) those vendors for whom SCC had an accounts payable balance on the Petition Date at least $10,000 less than SCC's accounts payable balance to such vendor 90 days before the Petition Date and that received cumulative payments from SCC during such 90 day period less than $50,000; and
  (iii) those vendors for whom SCC had an accounts payable balance on the Petition Date of not less than SCC's accounts payable balance to such vendor 90 days before the Petition Date and that received cumulative payments greater than $50,000 during such 90 day period. The analysis contained in Exhibit D identified the date goods were received or invoices from service providers were received and analyzes the date SCC's payment by check cleared or the date on which payment by wire transfer was made. The analysis further assumes that only those payments made by SCC more than 10 days before or 30 days after receipt of the goods or invoice, as the case may be, are potentially preferential and that those made within such period are not. Exhibit D should be consulted for further qualifying and clarifying assumptions. The Debtors are also examining payments made by SCC between 90 days and one year prior to the filing of the Chapter 11 Case. These payments will include, among other things, a dividend in the amount of $756,250 paid to SCC's shareholders in April, 1995. Whether any one or more of any of the above payments is voidable will depend upon a number of complex legal and factual issues concerning the amount and timing of such payments and whether SCC was insolvent at the time of such payments. All avoidance claims will be preserved after the Effective Date.

  Any holder of a Claim that also holds property that is recoverable as a preference, fraudulent conveyance or otherwise under sections 542, 543, 550 or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548,
  549 or 724(a) of the Bankruptcy Code (collectively, the "Avoidance Actions") may have its Claim disallowed unless the holder has turned over to the Debtors any such property or has paid the amount for which such holder or transferee is liable in accordance with section 502(d) of the Bankruptcy Code. The Debtors have examined the 63 creditors receiving the largest payments to determine whether the 90-day payments advantaged each such party vis-a-vis other creditors. As a result of this analysis, NewSCC intends to allow holders whose Claims may be subject to disallowance under section 502(d) of the Bankruptcy Code to receive distributions on account of their Claims (subject to disgorgement if an Avoidance Action is successfully prosecuted against such holder) unless the Bankruptcy Court, after objection, orders otherwise, in which case such payments will be reserved until the preference claims are resolved.

  As noted above, on April 7, 1995, within the 90 days preceding the Petition Date, SCC entered into the Amended and Restated Credit Agreement with the Banks. The Amended and Restated Credit Agreement was secured by a security interest in all the domestic assets of SCC (the "Amended and Restated Credit Agreement Lien") pursuant to a Security Agreement of even date therewith. The Creditors' Committee is investigating whether the Amended and Restated Credit Agreement Lien may have been given to the Banks by SCC while SCC was insolvent, which investigation could give rise to an action to avoid such lien pursuant to section 547 of the Bankruptcy Code as to the then existing indebtedness to the Banks.

  Pursuant to the Chemical DIP Loan Agreement (described above), SCC represented and warranted that the Banks held valid, perfected and nonavoidable security interests to secure all obligations. Any right to seek to avoid the Amended and Restated Credit Agreement Lien currently resides with the Creditors' Committee for the benefit of creditors. The Banks intend to vigorously assert defenses to any preference claim(s) brought against them. There can be no assurance that the attempts of the Debtors to recover any outstanding alleged preferential transfers or fraudulent conveyances or of the Creditors' Committee to recover any alleged preferential transfers arising out of the liens granted to the Banks prepetition in April, 1995 will be successful. Moreover, to the extent any such transfers or liens are avoided, the holders will, to the extent thereof, become holders of Class 8 General Unsecured Claims which will share Pro Rata in all Class 8 Unsecured Class Cash including such recoveries, and shall receive one (1) share of NewSCC Common Stock for each $6.00 in amount of Allowed General Unsecured Claims held.

  Pursuant to the terms of the Plan, NewSCC will have the power and authority to bring or continue all Avoidance Actions after the Effective Date, except for any Avoidance Action with respect to the Amended and Restated Credit Agreement Lien, as discussed above, which shall remain with the Creditors'
  Committee prior to and after the Effective Date.

  6.  Administrative Bar Date

  Pursuant to the Plan, all parties asserting Administrative Claims (other than Administrative Claims of professionals retained pursuant to sections 327 or 328 of the Bankruptcy Code, fees and expenses of ordinary course professionals, expenses of members of the Creditors' Committee, Claims under the Chemical DIP Loan Agreement and Claims under 28 U.S.C. sec. 1930 and Chapter 123 of 28 U.S.C.) incurred prior to August 16, 1996 are required to file a Proof of Administrative Claim with the Bankruptcy Court on or prior to October 18, 1996, or such other date, if any, as determined by the Bankruptcy Court.

  7.  Subsequent and Final Distributions

  The Distribution Agent shall make subsequent distributions to Class 8 Creditors upon the request of NewSCC (but not more than quarterly or less than yearly) as Unsecured Class Cash which had been reserved with respect to Disputed Claims is released from such reserve, provided, however, that all distributions shall comply with the terms of the Plan. A final distribution will be made after all objections to Claims and Avoidance Actions are resolved.

  8.  Objections to Claims

  Under section 502 of the Bankruptcy Code, the Debtors or any interested party may continue to file objections to the validity, nature or amounts of any claims, which objections will be resolved by the Bankruptcy Court. After Confirmation of the Plan, the right and duty to object to Claims on behalf of the estate shall vest in NewSCC.

  Because of the large number of Claims which may be the subject of future objections, until such objections are filed and resolved by the Bankruptcy Court, it is impossible to state with any certainty the ultimate amount of Allowed Claims in such classes. Thus, as described above, in the event that a Claim is objected to, a reserve will be set aside in proportion to the full amount which the holder of such Claim would otherwise be entitled to receive. Upon final resolution of all Disputed Claims, any surplus funds will be distributed to the holders of Class 8 Claims in relation to the proportional amounts of their Allowed Claims subject to the limit on total payments to any holder of an Allowed General Unsecured Claim as described in "Summary of Payment Provisions of the Plan -- Class 8 (Allowed General Unsecured Claims)" above.

  9.  Estimation of Unliquidated Claims

  As a condition to the effectiveness of the Joint Plan, the Debtors shall seek an order of the Bankruptcy Court estimating or determining the aggregate amount of unliquidated Claims which must be reserved for.

  10.  Retention of Jurisdiction

  After the Effective Date, the Bankruptcy Court will retain jurisdiction over the Chapter 11 Case for the following purposes:

  (i) to determine any and all objections to the allowance of Claims;

  (ii) to determine any and all applications for the rejection, assumption, or assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

  (iii) to determine any and all applications for the determination of any priority of any Claim, including Claims arising from any event that occurred prior to the Petition Date or from the Petition Date through the Effective Date and for payment of any alleged Administrative Claim, Priority Tax Claim, Priority Wage Claim, Secured Claim or Reclamation Claim;

  (iv) to determine any and all applications, motions, adversary proceedings and contested or litigated matters that may be pending on the Effective Date;

  (v) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan or in connection with the obligations of the Debtors, NewSCC and the Creditors' Committee under the Plan, and to enter such orders as may be necessary or appropriate to implement any distributions to holders of Allowed General Unsecured Claims;

  (vi) to consider any modification, remedy any defect or omission, or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, all to the extent authorized by the Bankruptcy Code;

  (vii) to issue such orders in aid of execution of the Plan to the extent authorized by section 1142 of the Bankruptcy
    Code;

  (viii) to determine such other matters as may be set forth in the Confirmation Order or as may arise in connection with the Plan or the Confirmation Order;

  (ix) to hear and determine any claim or controversy of any nature arising from or in connection with any agreement made a part of the Plan; and to enter such orders as may be appropriate to enforce, modify, interpret or effectuate such agreements;

  (x) to determine any suit or proceeding brought by the Creditors' Committee or NewSCC, on behalf of the Debtors' estates, to (a) recover property under section 542, 543 or 553 of the Bankruptcy Code or to avoid any transfer or obligation under section 522(f), 522(h), 544, 545, 547, 548,
    549 or 724(a) of the Bankruptcy Code or (b) collect or recover on account of any Claim or cause of action that any of the Debtors may have;

  (xi) to consider and act on the compromise and settlement of any Claim against or cause of action by or against the Debtors' estates;

  (xii) to estimate Claims pursuant to section 502(c) of the Bankruptcy Code;

  (xiii) to hear and determine any dispute or controversy relating to any Allowed Claim or any Claim alleged or asserted by any Person to be an Allowed Claim;

  (xiv) to supervise the activities of the Creditors'
    Committee following the Effective Date;

  (xv) to determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan, including, to the extent provided in Section 14.4(d) of the Plan, any such allowances or reimbursement sought for or on behalf of the Creditors' Committee; and

  (xvi) to administer and enforce the injunctions contained in Sections 12.3 and 14.3 of the Plan, and any related injunction or decree contained in the Confirmation Order.

  11.  Discharge

  The consideration distributed under the Plan shall be in exchange for and in complete satisfaction, discharge, release, and termination of, all Claims of any nature whatsoever against any Debtor or any of its assets or properties and all Equity Interests in any Debtor; and except as otherwise provided in the Plan, upon the Effective Date (i) each Debtor shall be deemed discharged and released pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Confirmation Date, all Stockholder Actions (as defined in the Plan) as they relate to such Debtor, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (a) a proof of claim based upon such debt has been filed or is deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan, and (ii) all rights and interests of holders of Equity Interests in each Debtor shall be terminated pursuant to section 1141(d)(1)(B) of the Bankruptcy Code; provided that nothing contained in the Plan or the Confirmation Order shall discharge obligations, if any, of the Debtors pursuant to section 2.16 of the Chemical DIP Loan Agreement.

  Except as otherwise specifically provided in the Plan, the Confirmation Order shall be a judicial determination of discharge and termination of all liabilities of and all Claims against, and all Equity Interests in, each Debtor. On the Confirmation Date, as to every discharged debt, Claim and Equity Interest, the Creditor or Equity Interest holder that held such debt, Claim or Equity Interest shall be permanently enjoined and precluded from asserting against NewSCC, or against its assets or properties or any transferee thereof, any other or further Claim or Equity Interest of any kind or nature that occurred prior to the Confirmation Date, except as expressly set forth in the Plan. In the event that, after the Confirmation Date, any Person asserts, against NewSCC or any of its subsidiaries or affiliates, any right to payment or equitable remedy for breach of performance which gives rise to a right of payment, which right was not asserted prior to the Confirmation Date but is based on any act, fact, event, occurrence, or omission, by or relating to any of the Debtors, as such Debtors existed before the Confirmation Date, and in the further event that such right is determined by a court of competent jurisdiction not to have been discharged pursuant to the provisions of Bankruptcy Code section 1141 and the Plan, and that such right may be asserted against NewSCC then, in such circumstances the holder of such right shall be entitled to receive from NewSCC value equivalent to the value such holder would have received if such right had been asserted against such Debtor before the Confirmation Date and only to the extent such right would have been allowed or allowable as a Claim. Nothing in the Plan shall have the effect of excepting from discharge any Claim which is or would be discharged pursuant to Bankruptcy Code section 1141 or the Plan.

  12.  Miscellaneous

  a.  Consummation -- Retention of Jurisdiction

  Consummation of the Plan consists of commencement of payment by NewSCC of all of the funds required to be paid by NewSCC pursuant to the terms and conditions of the Plan. Pursuant to
  Article 15 of the Plan (and as described above), the Bankruptcy Court will continue to retain jurisdiction after Confirmation to resolve all outstanding matters in the Chapter 11 Case and with respect to the fulfillment of the obligations of the Debtors, NewSCC and the Creditors' Committee under the Plan.

  b.  Cancellation and Surrender of Equity Interests

  As of the Effective Date, all previously issued and outstanding securities of the Debtors, including without limitation: (i) all SCC Common Stock, (ii) all OSI Common Stock, (iii) all SCC LI Common Stock and (iv) all Hulse Common Stock, shall be deemed void, canceled, and of no further force or effect, without any further action on the part of any Person.

  By virtue of substantive consolidation, the Debtors shall be deemed to have compromised and settled all Claims against one another.

  c.  Release of Certain Claims and Actions

  On the Effective Date, in order to further the rehabilitation of the Debtors, any and all claims and causes of action, now existing or hereafter arising, against any present or former officer or director of any of the Debtors or any of the Debtors' professional advisors arising out of or related to such Person's actions or omissions to act in his or her capacity as an officer or director of the Debtors or as a member of any committee, or as a fiduciary of any pension or employee benefit plan, or as such an advisor, relating to the Debtors at any time through the Confirmation Date, shall be finally and irrevocably waived, released and relinquished, and each of the Debtors, its Creditors and Equity Holders and all other persons shall be enjoined from asserting any such claim or cause of action in any court or forum; provided, however,
  (i) no claim or cause of action arising from any actual fraud (but not constructive fraud) or willful misconduct of any such Person shall be released, waived or relinquished and (ii) no Avoidance Action against any such Person shall be released, waived or relinquished; provided, further nothing in the Plan shall be deemed to waive, release or relinquish any rights the Debtors or NewSCC may have to assert any claim under any insurance policy indemnifying present or former officers or directors of any of the Debtors or any of the Debtors' professional advisors. Except with respect to Avoidance Actions, pursuant to the Plan, NewSCC will indemnify each such Person for all reasonable legal fees or expenses incurred by such Person in connection with any claim or cause of action brought against such Person as a result of such Person's acts or omissions to act and such legal fees and expenses shall be paid as incurred; provided, however, that if any such Person is determined by Final Order of a court to have any liability for any claim or cause of action arising from an actual fraud (but not constructive fraud) or willful misconduct of any such Person, such Person shall not be indemnified for legal fees or expenses incurred in connection with any such claim or cause of action as to which it is so determined to be liable, and such Person shall reimburse NewSCC for any legal fees and expenses that NewSCC previously advanced in connection with such claim; provided, further, if a court has determined by Final Order that the legal fees and expenses incurred by such Person in connection with any claim or cause of action (regardless of whether such claim or cause of action arises from an actual fraud or willful misconduct of such Person) are unreasonable, such Person shall reimburse NewSCC the amount of such legal fees and expenses so determined to be unreasonable.

  The Confirmation Order shall provide that all Persons shall be permanently enjoined, stayed and restrained from pursuing or prosecuting any claims, including Stockholder Actions, that may be asserted against any present or former directors or officers of the Debtors, including claims arising out of intercompany transactions that occurred and decisions that were made prior to the Petition Date, except as to Avoidance Actions against such Persons.

  On the Effective Date, each of the Debtors, its Creditors and Equity Interest holders shall be deemed to have finally and irrevocably waived, released and relinquished any and all claims and causes of action, if any, that they have or may have as of the Confirmation Date against the Creditors' Committee and any member thereof, including the firms and corporations represented by them and their employees and agents, and the Creditors' Committee's professional advisors arising out of or related to such Person's actions or omissions to act in his or her capacity as a member of such Committee or as such an advisor, and shall be enjoined from asserting any such claim or cause of action; provided, however, that no claim or cause of action arising from any actual fraud (but not constructive fraud) or willful misconduct of any such Person shall be released, waived or relinquished. Pursuant to the Plan, NewSCC will indemnify each such Person for all reasonable legal fees or expenses incurred by such Person in connection with any claim or cause of action brought against such Person as a result of such Person's acts or omissions to act and such legal fees and expenses shall be paid as incurred; provided, however, that if any such Person is determined by Final Order of a court to have any liability for any claim or cause of action arising from an actual fraud (but not constructive fraud) or willful misconduct of any such Person, such Person shall not be indemnified for legal fees or expenses incurred in connection with any such claim or cause of action as to which it is so determined to be liable, and such Person shall reimburse NewSCC for any legal fees and expenses that NewSCC previously advanced in connection with such claim; provided, further, if a court has determined by Final Order that the legal fees and expenses incurred by such Person in connection with any claim or cause of action (regardless of whether such claim or cause of action arises from an actual fraud or willful misconduct of such Person) are unreasonable, such Person shall reimburse NewSCC the amount of such legal fees and expenses so determined to be unreasonable.

  The PBGC has advised the Debtors of its view that it is inappropriate for a plan of reorganization to contain releases that relate in any way to the functioning of any person as a fiduciary of any pension plan, or as an advisor to any pension plan. The PBGC has further advised the Debtors that it intends to object to Confirmation of the Plan on that ground.

  The Debtors believe that the PBGC's objection is not well founded and will contest it at the hearing on Confirmation of the Plan. Among other things, the pension plan fiduciaries may make indemnification claims over against SCC or NewSCC (under certain applicable legal principles) in the event third parties bring claims against such fiduciaries. If the releases set forth in the Plan are not approved, such indemnification claims are potentially unending and could potentially diminish SCC's estate available for distribution to creditors.

  d.  Conditions Precedent to Confirmation of the Plan

  Each of the following conditions must occur and be satisfied on or prior to the confirmation of the Plan; provided that any of such conditions may be waived by the mutual agreement of the Debtors and the Creditors' Committee:

  (i) The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) approving the substantive consolidation of the Debtors' estates.

  (ii) A commitment letter with respect to a new credit agreement, pursuant to which NewSCC shall obtain access to not less than $10,000,000 of working capital (the "NewSCC
      Credit Agreement"), shall have been delivered by the applicable lending institution.

  (iii) The Debtors' motion under section 505 of the Bankruptcy Code with respect to its tax liability to the United States shall have been resolved.

  Except as set forth below, the Bankruptcy Code requires as a condition to Confirmation that each class of claims or equity interests that is impaired under the Plan accept the Plan. A class of Creditors has accepted the Plan if the Plan has been accepted by Creditors that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims in such class that actually voted on the Plan. Claims under the Chemical DIP Loan Agreement, Allowed Administrative Claims, Allowed Priority Tax Claims and Classes 1, 3, 4, 5 and 6 are either not impaired or not classified under the Plan and pursuant to section 1126(f) of the Bankruptcy Code are deemed to have accepted the Plan, or are not entitled to accept or reject the Plan. Thus, solicitation of acceptances with respect to such Claims and Classes is not required and is not being undertaken. Under section 1126(g) of the Bankruptcy Code, a class is deemed not to have accepted a plan if such plan provides that the claims or interests of such class of claims or interests are not entitled to receive or retain any property under such plan on account of such claim or interest. Holders of Classes 10 and 11 Equity Interests are deemed to have rejected the Plan and are not entitled to vote. Holders of Classes 2, 7, 8 and 9 Claims are impaired under the Plan and accordingly, holders of Classes 2, 7, 8 and 9 Claims have the right to vote and should vote on the Plan.

  Section 1129(a)(10) of the Bankruptcy Code requires the affirmative vote of at least one impaired class in order to confirm the Plan. As holders of Classes 2, 7, 8 and 9 Claims are the only holders of Claims or Equity Interests entitled to vote, the Plan cannot be confirmed unless the holders of Classes 2, 7, 8 and 9 Claims vote to accept the Plan. If the Plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it, the "cramdown" provision of the Bankruptcy Code set forth in section 1129(b) of the Bankruptcy Code may be utilized. A Plan may be confirmed under the cramdown provisions if, in addition to satisfying the usual requirements of section 1129 of the Bankruptcy Code, it (1) "does not discriminate unfairly" and
  (2) is "fair and equitable," with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law. In general, the cramdown standard requires that a dissenting class receive full compensation for its allowed claims or interests before any junior class receives any distribution. If the holders of any one Class of Claims, including Classes 2, 7, 8 and 9, do not vote to accept the Plan, a new Plan could be proposed or alternatively the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code. The Debtors believe that a conversion of the Chapter 11 Case into a Chapter 7 case would result in a reduction in the distribution to Holders of Classes 2, 7, 8 and 9 Claims.

  In the event that the required majorities of any one or more of the holders of Class 2 Claims or Class 7 Claims or Class 8 Claims or Class 9 Claims do not vote to confirm the Plan consensually pursuant to sections 1126 and 1129(a) of the Bankruptcy Code, then the Debtors reserve the right, in their sole discretion, to seek to confirm the Plan with respect to one or more of such classes pursuant to section 1129(b) of the Bankruptcy Code or to amend the Plan in accordance with section 1127 of the Bankruptcy Code.

  e.  Conditions Precedent to Effectiveness of the Plan

  Each of the following conditions must occur and be satisfied on or before the Effective Date for the Plan to be confirmed and effective:

  (i) The Confirmation Order shall have been entered, shall not have been modified or altered in any way, and no stay of the Confirmation Order shall be in effect.

  (ii) The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) approving the substantive consolidation of the Debtors' estates and no stay of such order shall be in effect.

  (iii) The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) estimating or determining the aggregate amount of unliquidated Claims (see "The Plan of Reorganization -- Other Provisions of Plan -- Estimation of Unliquidated Claims").

  (iv) A closing under the NewSCC Credit Agreement shall have occurred, or be ready to occur subject only to the occurrence of the Effective Date.

  f.  Filing Claims

  Pursuant to the order of the Bankruptcy Court, the Bar Date for filing certain proofs of claim, other than for certain administration expenses, was October 31, 1995. The last date for filing for most administration expenses as were excepted from said Bar Date order will be fixed by the Bankruptcy Court on or before the Confirmation of the Plan. See "The Plan of Reorganization -- Other Provisions of Plan -- Administrative Bar Date" above. FAILURE TO HAVE TIMELY FILED A CLAIM MAY CAUSE YOU TO BE INELIGIBLE TO VOTE ON THE PLAN AND/OR TO RECEIVE A DISTRIBUTION FROM THE ESTATE. YOU WILL NEVERTHELESS BE BOUND BY THE PROVISIONS OF THE PLAN.

  g.  Revesting of Assets of the Debtors

  The Plan provides that the assets of each Debtor and all property of each Debtor's estate (including, without limitation, all rights of the Debtors to recover property under sections 542, 543, 550 and 553 of the Bankruptcy Code, all avoiding powers under sections 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, all proceeds thereof, and all claims and causes of action, cross-claims and counterclaims of any kind or nature whatsoever against third parties arising before the Confirmation Date that have not been disposed of prior to the Confirmation Date), shall be preserved and revest in NewSCC, in each case free and clear of all Claims and Equity Interests, but subject to the obligations of NewSCC as specifically set forth in the Joint Plan; provided, however, that all Avoidance Actions shall vest in the Debtors' estates, to be exercisable on behalf of the Debtors' estates by NewSCC, and provided further, that any Claim to avoid the Amended and Restated Credit Agreement Lien arising under section 547 of the Bankruptcy Code which was delegated or assigned to the Creditors' Committee by Order of the Bankruptcy Court dated July 10, 1995 (see "The Plan of Reorganization -- Other Provisions of Plan -- Avoidance Actions" above) shall remain the Creditors' Committee's (to the extent it continues in existence after the Effective Date) responsibility to prosecute, settle, withdraw or release on behalf of the Debtors' estate.

  h.  Payment of Certain Post-Effective Date Expenses

  Any payments due to the Creditors' Committee continuing in existence after the Effective Date, the professionals retained by it and the members of such Creditors' Committee pursuant to the Plan, shall be paid by NewSCC as follows: (i) with respect to the prosecution of any Avoidance Actions with respect to the Amended and Restated Credit Agreement Lien, an aggregate amount of up to $650,000, less any amounts accrued by or paid to the Creditors' Committee, the professionals retained by it and its members from and after July 5, 1995 with respect to such prosecution prior to the Effective Date; (ii) with respect to actions under which the Creditors' Committee is a party and is not permitted to withdraw by the Bankruptcy Court, an unlimited amount; and (iii) with respect to all other fees and expenses, an aggregate amount of up to $150,000.

  i.  Rounding

  Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as unclaimed property under the Plan. Wherever any distribution of a fraction of a share of NewSCC Common Stock would otherwise be called for, the actual distribution shall reflect a rounding of such fraction down to the nearest whole number of shares.

  E.  Means of Consummating and Effectuating the Plan

  Upon Confirmation of the Plan, NewSCC will use the Unsecured Class Cash described above (see "Introduction -- Overview of the Debtors and the Plan -- Sources of Recovery Under the Plan") and 85% of the NewSCC Common Stock to satisfy the Claims of Unsecured Creditors holding Allowed General Unsecured Claims in accordance with the provisions of the Plan. Upon the Effective Date, holders of Claims under the Chemical DIP Loan Agreement and holders of all Allowed Administrative, Priority, Secured and Reclamation Claims will be paid in full in Cash, and holders of Allowed Convenience Class Claims will be paid 60% of such Claims in Cash. NewSCC will also assume all Class 3 Allowed Environmental Claims, Class 4 Pension Plan Claims arising from or related to the Defined Contribution Plan, Class 5 Retiree Health and Insurance Claims and Class 6 Warranty and Contract Claims going forward from the Effective Date, and all future payments associated with the assumption of such Claims will be paid from the future cash flow of NewSCC. Class 4 Pension Plan Claims arising from or related to the Defined Benefit Plans will, to the extent that the Bankruptcy Court does not terminate the Defined Benefit Plans, be satisfied by leaving the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered. Registered Holders of SCC Common Stock will receive the NewSCC Warrants.

  In addition, upon Confirmation of the Plan, NewSCC will reject all executory contracts and unexpired leases, other than those specifically assumed during the Chapter 11 Case or pursuant to the Plan.

  All issued and outstanding capital stock of any of the Debtors (including all options, warrants and other rights to acquire the same) will be canceled at the Effective Date.

  NewSCC will then issue NewSCC Common Stock and the NewSCC
  Warrants which NewSCC intends will be exempt from registration under the Securities Act of 1933.

  All assets of the Debtors will revest in NewSCC on the Effective Date free and clear of all claims and liens, except for those Claims or liens expressly assumed pursuant to the Plan.

                           ARTICLE 4

                    CONFIRMATION OF THE PLAN

  A.  Feasibility

  Section 1129(a) of the Bankruptcy Code requires a judicial determination that Confirmation of the Plan will not likely be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless liquidation is contemplated under the Plan. In this case, the Plan contemplates that there will be sufficient funds available for the payment of Claims as specified in the Plan.

  In addition, the Debtors are confident that there will be sufficient funds on hand to satisfy the minimum distributions required under section 1129(a)(9) of the Bankruptcy Code and the obligations of NewSCC under the Plan.

  Creditors are advised to consult Exhibit B to this Disclosure Statement, which contains SCC's unaudited historical, projected and pro forma Consolidated Balance Sheets, Consolidated Income Statements, Consolidated Cash Flow Statements and Supplemental Projected Pro Forma Financial Information and Exhibit C to this Disclosure Statement which contains audited consolidated financial statements of SCC for Fiscal 1995 for additional information supporting the feasibility of the Debtors' Plan.

  B.  Acceptance

  As a condition to Confirmation of the Plan, section 1129(a) of the Bankruptcy Code, with certain exceptions, requires that each impaired Class accept the Plan. In general, a class is "impaired" if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturities or by payment in full in cash.

  The Bankruptcy Code defines acceptance of a plan by a class of creditors entitled to vote thereon as acceptance by holders of two-thirds in dollar amount and a majority in number of Allowed Claims in that class. Each calculation, however, includes only those holders of Allowed Claims who actually vote to accept or reject the Plan.

  Under section 1126(f) of the Bankruptcy Code, classes of claims that are not "impaired" under a plan are conclusively deemed to have accepted the plan. Under section 1126(g) of the Bankruptcy Code, classes that receive no distributions under a plan are conclusively deemed to have rejected the plan. For these reasons, acceptances of the Plan are being solicited only from Classes 2, 7, 8 and 9. Holders of Claims in Classes 1, 3, 4, 5 and 6 who will receive full payment of their Allowed Claims with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered, are unimpaired. In contrast, Class 11 will not receive any Distributions under the Plan and therefore is deemed to have rejected the Plan. In addition, Class 10, although receiving consideration in the form of the NewSCC Warrants, is deemed to have rejected the Plan.

  C.  Post-Confirmation Financing

  A condition to the effectiveness of the Joint Plan is that NewSCC obtain from a bank, or other commercial lending institution, a line of revolving credit, or similar credit arrangement likely to be secured by a floating first level priority lien on NewSCC's inventory and accounts receivable. SCC expects that availability of the credit would be based upon the amount of NewSCC's accounts receivable and inventory, and would be determined in accordance with a borrowing base formula. This financing would be committed as of the Confirmation Date. SCC is actively in discussions with several financial institutions regarding this financing.

  D.  Non-acceptance and Cramdown

  If any Class of impaired Claims fails to accept the Plan, the Debtors will seek to effect a "cramdown" on such dissenting Class and all Classes that are junior to such dissenting Class under section 1129(b) of the Bankruptcy Code. The Debtors also reserve the right to amend the Plan and request the Bankruptcy Court to confirm the Plan as further amended. If an amendment or amendments to the Plan are material, the Debtors may have to resolicit acceptances from any Class affected by the change(s), unless that Class can be deemed to have accepted or rejected the Plan.

  If an impaired class of secured claims rejects a plan, the plan may nonetheless be confirmed so long as the plan provides with respect to such class: (i) (a) that the holders of such claims retain the liens securing such claims to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receive deferred cash payments equalling the allowed amount of such claim as of the plan's effective date; and (ii) for the realization by such holders of the indubitable equivalent of such claims. The Plan's treatment of Class 2 is consistent with the foregoing. Consequently, the Debtors believe that if any of the holders of Allowed Claims in Class 2 reject the Plan, the Plan may be confirmed over such opposition.

  If an impaired class of unsecured claims rejects a plan, the plan may still be confirmed so long as it provides that the holder of any claim or interest that is junior to the claims of such class will not receive or retain any property on account of such junior claim or interest. Because the holders of Class 10 Equity Interests will not be entitled to receive or retain property which the Debtors believe currently has any value on account of their Claims or Interests, the Plan may be confirmed over the rejection of the Plan by the holders of Allowed Class 8 or Class 9 Claims.

  Pursuant to section 1129(b) of the Bankruptcy Code, the Debtors will seek Confirmation of the Plan, notwithstanding the possible rejection of the Plan by holders of Claims in any Class, and notwithstanding the deemed rejection by holders of Class 10 and Class 11 Equity Interests.

  1.  Best Interests Test -- Liquidation Analysis

  Notwithstanding acceptance of the Plan in accordance with
  section 1126 of the Bankruptcy Code, the Court must find that each member of an impaired class of creditors and each member of an impaired class of interest holders has accepted the plan, or will receive or retain property of a value, as of the effective date of the plan, that is not less than the amount such creditor or interest holder would have received or retained if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The Debtors believe that the Plan complies with this "best interests" test.

  As discussed below and demonstrated in Exhibit E, a conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, followed by a liquidation under Chapter 7, would engender higher expenses and risks than the reorganization contemplated by the Plan. When coupled with the inevitable delay caused by the appointment of a Chapter 7 trustee and the retention of the trustee's professionals, distribution to holders of Allowed Claims that would otherwise be made on the Plan's Effective Date necessarily will be delayed for an indefinite period.

  A conversion of the Chapter 11 Case to a case under Chapter
  7 of the Bankruptcy Code would require the appointment of a trustee to conduct the liquidation of the Debtors. Such a trustee would likely have limited historical experience or knowledge of the Chapter 11 Case or of the Debtors' records, assets or former business. The fees charged by a Chapter 7 trustee and any professionals hired by the Chapter 7 trustee could impose additional administrative costs on the Debtors' estate that will not be incurred under the Plan and which will be paid ahead of Allowed Administrative, Priority Tax and Priority Wage Claims.

  The liquidation analysis reveals that confirmation of the Plan is preferable to a liquidation under Chapter 7 of the Bankruptcy Code because creditors will receive more under the Plan than they would receive in a Chapter 7 liquidation. Further, conversion of the case to a later Chapter 7 case would necessarily occasion substantial delay associated with the trustee and its professionals educating themselves as to the particularities of the Debtors' estate. The Plan, in contrast, provides an efficient mechanism for prompt and subsequent periodic distributions to holders of Allowed Claims that would not exist in a Chapter 7 liquidation. Consequently, the value of the liquidation proceeds would be further reduced by the time value of money.

  Accordingly, for all the foregoing reasons, the Debtors believe that the Plan is in the best interests of creditors and fully complies with the statutory requirements of the Bankruptcy Code.

                           ARTICLE 5
                   CERTAIN FEDERAL INCOME TAX
                 CONSEQUENCES OF THE JOINT PLAN

  The following discussion summarizes certain federal income tax consequences of the Plan to the Debtors and holders of Claims and Equity Interests. The analysis contained herein is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations hereafter enacted or promulgated could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below. This summary does not address foreign, state or local or other tax law, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as taxpayers who are not U.S. domestic corporations or citizens or residents of the United States, S corporations, banks, mutual funds, insurance companies, financial institutions, regulated investment companies, broker-dealers and tax-exempt organizations).

  THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND EQUITY
  INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE APPLICABLE TAX LAW. NO RULING HAS BEEN APPLIED FOR OR OBTAINED FROM THE IRS WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN REQUESTED OR OBTAINED BY THE DEBTORS WITH RESPECT THERETO. THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE OR A TAX OPINION CONCERNING THE MATTERS DESCRIBED. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE PLAN.

  A.  Federal Income Tax Consequences to the Debtors

  1.  In General

  As mentioned above, the Plan contemplates and is predicated upon the substantive consolidation of all the estates of the Debtors into a single entity for purposes of confirmation, consummation and implementation of the Plan. Further, the Debtors (other than SCC) will merge with and into SCC on the Effective Date, with NewSCC as the surviving corporation. At the present time, the Debtors have not determined the exact federal income tax consequences of these transactions, but, except as described below, the Debtors currently believe that these transactions should not have a material effect on the federal income tax posture of the Debtors. The Debtors believe that the mergers of the Debtors into SCC will either qualify as tax-free liquidations under section 332 of the Tax Code or will be loss transactions.

  2.  Utilization by NewSCC of Debtors'
  Existing Tax Attributes

  The Debtors may have net operating loss carryovers ("NOLs") and built-in losses, general business credit carryovers, capital loss carryforwards, minimum tax credit carryforwards and foreign tax credit carryforwards as of the Effective Date which will carry over and be available to NewSCC and its subsidiaries to offset income of NewSCC and its subsidiaries after the Effective Date. For Fiscal 1996, the Debtors do not have any NOL carryforwards from years prior to the current fiscal year, but expect to generate an NOL in the current fiscal year ending June 30, 1996. Pursuant to section 172(b)(3) of the Tax Code, SCC may choose to utilize this NOL as a carryback or elect to waive the carryback period and use the NOL exclusively as a carryover. At this time, SCC is not in a position to conclude whether it would be beneficial to utilize this NOL as a carryback. Accordingly, it is difficult to ascertain the amount of potential future tax attributes which will carry over to NewSCC and its subsidiaries. While the issue is not entirely free from doubt, the Debtors do not believe that any of these tax attributes are currently subject to limitation under section 382 of the Tax Code. As discussed below, however, because the Plan will result in an "ownership change" (as defined in section 382 of the Tax Code) with respect to the Debtors, the availability of any such tax attributes to offset income of NewSCC and its subsidiaries after the Effective Date may be severely limited by sections 382 and 383 of the Tax Code, unless the exception provided in section 382(l)(5) of the Tax Code (the "Bankruptcy Exception") applies. (In general, an ownership change occurs if the stock ownership of a company changes by more than 50 percentage points during a three-year testing period.) SCC also believes that it has significant built-in losses, which, if realized within the "recognition period" (generally, the five-year period following an ownership change) would also be severely limited by section 382 of the Tax Code unless the Bankruptcy Exception applies. The Debtors' tax attributes may also be reduced by any gain or income recognized as a result of the transactions contemplated by the Plan and, absent any applicable exceptions, any discharge of indebtedness income excluded from income pursuant to section 108 of the Tax Code (the "COI income"). The precise amount of the Debtors' COI income and tax attributes has not been finally determined.

  a.  Effect of Sections 382 and 383 of the Tax Code

  The Plan will cause an ownership change within the meaning of section 382 of the Tax Code with respect to the Debtors on the Effective Date.

  In general, unless the Bankruptcy Exception applies, a corporation that is subject to an ownership change may utilize its pre-ownership change NOL carryforwards (and certain built-in losses) only up to an amount in each year after such ownership change equal to the "Section 382 limitation," which is calculated as the product of (i) the federal long-term tax-exempt rate (prescribed monthly by the IRS) at the time of such ownership change (5.78% for changes occurring in July, 1996) and (ii) the fair market value of the equity of the corporation, as determined under section 382 of the Tax Code, immediately before the time of such ownership change. (An analogous rule under section 383 of the Tax Code applies to restrict utilization of certain other tax attributes following an ownership change, such as capital losses and certain credits). However, in the case of a corporation undergoing an ownership change in a bankruptcy proceeding, the fair market value of the equity of the corporation equals the value of the corporation's stock immediately prior to the ownership change, increased to reflect the increase (if any) in its value resulting from any surrender or cancellation of creditors' claims in the transaction. Further, if section 382 of the Tax Code applies with respect to an ownership change, and the continuity of business enterprise requirement of section 382 of the Tax Code is not satisfied during the two-year period following the date of such ownership change, then the section 382 limitation is limited to recognized built-in gains; the Debtors expect, however, that this requirement will be satisfied.

  If the corporation's taxable income which would otherwise be offset by NOLs (or built-in losses) in a given year exceeds the section 382 limitation, the excess is generally subject to federal income tax (except to the extent such taxable income is attributable to certain "built-in gains" of the corporation). NOL carryforwards not utilized in a given year because of the section 382 limitation remain available for use in future years until their normal expiration dates. To the extent that a corporation's section 382 limitation in a given year exceeds its taxable income for such year, that excess will increase the section 382 limitation in future taxable years.

  As noted above, the section 382 limitation affects the utilization of built-in losses and is affected by built-in gains. Generally, if a corporation has net unrealized built-in losses (i.e., the aggregate adjusted basis of the corporation's assets immediately before the ownership change exceeds the fair market value of such assets at that time) in excess of a de minimis threshold amount, any such built-in losses recognized within the five-year period beginning on the date of the ownership change will be subject to the applicable section 382 limitation in the same manner as pre-change NOL carryforwards. (This rule also applies to deductions that have accrued economically prior to the ownership change but are recognized for tax purposes after the ownership change.) If a corporation has net unrealized built-in gains prior to the section 382 ownership change (i.e., the aggregate adjusted basis of the corporation's assets immediately before the ownership change is less than the fair market value of such assets) in excess of a de minimis threshold amount, the section 382 limitation for any taxable year within the five-year period beginning on the date of the ownership change will be increased by any such built-in gains recognized for such taxable year. For purposes of the adjustments for built-in gains and built-in losses, if the amount of the net unrealized built-in gain or loss (i.e., the difference between the fair market value of the assets of the corporation immediately before the ownership change and the aggregate adjusted basis of such assets at such time) is not greater than a de minimis threshold amount, the net unrealized built-in gain or loss amount will be treated as zero. The de minimis threshold amount is the lesser of (a) 15% of the fair market value of the assets of the corporation immediately prior to the ownership change, or (b) $10,000,000. Consequently, at such time as NewSCC and its subsidiaries recognize built-in gains or built-in losses, the section 382 limitation may be adjusted, provided the de minimis threshold requirements applicable to unrealized built-in gains or losses are satisfied. There can be no assurance that NewSCC or its subsidiaries will have recognized built-in gains or losses, or if any such built-in gains or losses will materially affect the taxable income of NewSCC and its subsidiaries.

  b.  The Bankruptcy Exception

  Pursuant to the Bankruptcy Exception under section 382(l)(5) of the Tax Code, the general section 382 limitation does not apply to an ownership change resulting from transactions that are pursuant to a plan of reorganization of a corporation in a Chapter 11 case if the stockholders and certain qualified creditors of such corporation immediately before the ownership change own at least 50 percent of the stock of the corporation, by vote and value, immediately after such change, as a result of being stockholders or qualified creditors immediately before such change. For purposes of this rule, stock transferred to a creditor is taken into account only to the extent that such stock is transferred in satisfaction of debt and only if such debt either (i) was held by the creditor at least 18 months before the filing of the Chapter 11 case, or (ii) arose in the ordinary course of the trade or business of the old loss corporation and is held by the person who at all times held the beneficial interest in such debt. Note, however, that these requirements will not apply, and thus a loss corporation generally may treat debt as always having been owned by the creditor, unless (i) the creditor will be a five percent (5%) shareholder of the loss corporation (directly or indirectly) immediately after the ownership change, or (ii) the creditor will be a less than five percent (5%) shareholder immediately after the ownership change, but such shareholder's participation in the formulation of the debtor's reorganization plan makes it evident to the debtor that the shareholder has not owned the debt in question for the required period.

  If NewSCC qualifies under the Bankruptcy Exception, it could avoid entirely the application of the general section 382 limitation to its NOLs and built-in losses, but NewSCC's NOLs would be reduced by the amount of interest relating to any indebtedness that is converted into stock and for which SCC claimed a deduction during the three-year period preceding the taxable year of the ownership change plus the portion of the year of the ownership change prior to the Effective Date (in addition to any reduction for COI income excluded from income under general tax principles, as discussed above, see "Federal Income Tax Consequences to the Debtors -- Utilization by NewSCC of Debtors' Existing Tax Attributes" and below, see "Federal Income Tax Consequences to the Debtors -- Utilization by NewSCC of Debtors' Existing Tax Attributes -- Discharge of Indebtedness Income"). However, under the Bankruptcy Exception, if there were a second ownership change during the two-year period following the ownership change that results from the Plan, the NOLs and other tax attributes of NewSCC carried forward from the pre-Effective Date taxable years of the Debtors would be effectively eliminated for all taxable years ending after the date of the second ownership change.

  The Bankruptcy Exception automatically applies if its requirements are satisfied. A debtor, however, has the option of filing an election not to have the Bankruptcy Exception apply. If this election is made, the normal section 382 limitation will apply, and the NOL carryforwards will be subject to the annual limitation as described above in "Federal Income Tax Consequences to the Debtors -- Utilization by NewSCC of Debtors' Existing Tax Attributes -- Effect of Sections 382 and 383 of the Tax Code." Based on the regulations under section 382 of the Tax Code and certain assumptions of fact and law, the Debtors expect the Bankruptcy Exception will apply to the ownership change occurring with respect to the Debtors, in which case the section 382 limitation would not apply with respect to the NOLs and other tax attributes of the Debtors. However, no assurance can be given that the Bankruptcy Exception will be available because of uncertainties regarding the assumptions on which the Debtors' expectations are based. Further, the Debtors may conclude that it is advisable to elect not to have the Bankruptcy Exception apply (e.g., if the Debtors determine that the NOL reduction rules mandated by the Bankruptcy Exception would seriously reduce the amount of the Debtors' NOL carryforwards, or if there is a significant possibility that NewSCC will undergo another ownership change within the two-year period following the ownership change resulting from the Plan). Since the Debtors have concluded that it is likely that the Bankruptcy Exception will apply in this case, and that it will likely be advisable to allow it to apply, the Plan will incorporate certain restrictions on the transferability of the NewSCC Common Stock, the NewSCC Warrants and the NewSCC Warrant Shares (as hereinafter defined) (which restrictions shall in each case lapse in the event that the Debtors either do not qualify for the Bankruptcy Exception or choose to elect not to have the Bankruptcy Exception apply) in order to minimize the likelihood that an ownership change will occur with respect to the Debtors within two (2) years of the end of the fiscal year of the Debtors that includes the Effective Date. See "NewSCC Securities; Corporate Governance -- Description of NewSCC Securities -- Description of NewSCC Common Stock -- Restriction on Transfer of Shares." There can be no assurance, however, that these restrictions will in fact prevent an ownership change that could adversely affect the shareholders of NewSCC.

  c.  Discharge of Indebtedness Income

  Under the Tax Code, a taxpayer generally must include in gross income the amount of any COI income realized. However, such amounts are not included in gross income when the COI income arises in a case under the Bankruptcy Code. Instead, unless one of the exceptions discussed below applies, any COI income which otherwise would have been included in gross income generally is applied to reduce certain tax attributes of the taxpayer in the following order: NOLs, general business credit carryovers, minimum tax credit carryovers, capital loss carryovers, the taxpayer's basis in property, and foreign tax credit carryovers.

  The treatment under the Plan of certain of each of the Secured Claims, Reclamation Claims, General Unsecured Claims or the Convenience Class Claims generally may result in COI income which will reduce tax attributes of the Debtors by the difference between the fair market value of the consideration received by the holders thereof and the amount of the discharged indebtedness unless, inter alia, (i) the discharged Claims do not constitute "indebtedness" for federal income tax purposes or (ii) the discharged Claims would have given rise to a deduction had they been paid in full and a deduction for such amount has not already been claimed.

  The Debtors believe that, because certain Claims do not constitute indebtedness for federal income tax purposes, the discharge of such Claims will not result in COI income. In addition, the Debtors believe, pursuant to section 108(e)(2) of the Tax Code, that because certain other Claims would have given rise to deductions had they been paid in full, discharge of such Claims will not give rise to COI income.

3.  Alternative Minimum Tax

The Tax Code provides that, for any taxable year, a corporation's federal income tax liability equals the greater of
(i) the regular tax computed at the regular 35% corporate tax rate on taxable income and (ii) the alternative minimum tax ("AMT") computed at a lower tax rate (20%) but on a broader income base (alternative minimum taxable income ("AMTI")). For purposes of computing a corporation's regular federal income tax liability, all of the income recognized in a taxable year may be offset by available NOLs and other tax carryovers (to the extent permitted under, inter alia, sections 382 and 383 of the Tax
Code). In contrast, for purposes of computing AMTI, NOLs (as determined for AMT purposes) and other tax carryovers generally are taken into account, but may not offset more than 90% of the pre-NOL AMTI. Thus, a corporation that is currently profitable for AMT purposes generally will be required to pay federal income tax at an effective rate of at least 2% of its pre-NOL AMTI (10% of the 20% AMT tax rate), regardless of the amount of its NOLs. As a result, even if the Debtors (or, after the Effective Date, NewSCC and its subsidiaries) are otherwise able to fully shelter their income with NOLs, they will be subject to current taxation in any year in which they have positive net pre-NOL AMTI (including as a result of gain and income recognition in connection with the transactions contemplated by the Plan). To the extent that a corporation's AMT liability for any taxable year exceeds its regular federal income tax liability, the excess may be carried forward as a credit against regular tax liability in subsequent years.

B.  Federal Income Tax Consequences to Creditors

1.  Generally

The federal income tax consequences of the Plan to a Creditor will depend upon several factors, including but not limited to:
(i) whether the Creditor's Claim (or portion thereof) constitutes a Claim for principal or interest; (ii) the type of consideration received by the Creditor in exchange for the Claim; (iii) whether the Creditor is a resident of the United States for tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above); (iv) whether the Creditor has taken a bad debt deduction or worthless security deduction with respect to his Claim; and (v) whether the Creditor receives distributions under the Plan in more than one taxable year. CREDITORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

2.  Creditors Who Receive Solely Cash

Creditors receiving solely Cash (defined in the Plan to include marketable securities) in exchange for their Claims will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized and each such Creditor's adjusted tax basis in the Claim. The amount realized will equal the amount of cash (or, in the case of marketable securities, the fair market value of such securities) to the extent that such consideration is not allocable to any portion of the Claim representing accrued and unpaid interest. See "Federal Income Tax Consequences to Creditors -- Receipt of Interest" below.

The character of any recognized gain or loss (i.e., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Creditor, the nature of the Claim in the Creditor's hands, the purpose and circumstances of its acquisition, the Creditor's holding period of the Claim, and the extent to which the Creditor previously claimed a deduction for the worthlessness of all or a portion of the Claim.

A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered.

Creditors should consult with their own tax advisors as to the matters discussed in this section concerning character and timing of recognition of gain or loss. Because a loss will be allowed as a deduction only for the taxable year in which the loss was sustained, a Creditor that claims a loss in the wrong taxable year risks denial of such loss altogether. In the case of certain categories of Claims, consideration should be given to the possible availability of a bad debt deduction under section 166 of the Tax Code for a period prior to the Effective Date. In addition, a portion of any distributions received after the Effective Date may be taxed as ordinary income under the imputed interest rules.

3.  Creditors Who Receive Cash and Stock

a.  Generally

The federal income tax consequences of the Plan to the holders of Allowed General Unsecured Claims, who will receive shares of NewSCC Common Stock in addition to Unsecured Class Cash, will depend in large part on whether the exchange of their Claims for such consideration will be treated, in whole or in part, as a "recapitalization" of SCC within the meaning of section 368(a)(1)(E) of the Tax Code.

If the exchanges contemplated by the Plan are made pursuant to such a recapitalization, then an exchanging Creditor generally will not recognize any gain or loss for income tax purposes (except to the extent of "boot" and any consideration attributable to accrued but unpaid interest). See "Federal Income Tax Consequences to Creditors -- Receipt of Interest" below. If an exchange is not made pursuant to a recapitalization, then an exchanging Creditor will recognize gain or loss on such exchange. This discussion assumes that each such Creditor holds its Claim, and will hold any NewSCC Common Stock received under the Plan, as capital assets under section 1221 of the Tax Code.

In order for an exchange contemplated by the Plan to constitute a tax-free recapitalization, the Claim exchanged by a Creditor must be a "security" for federal income tax purposes, and the Creditor must receive stock (and/or securities) in the exchange. The term "security" is not defined in the Tax Code or the regulations issued thereunder, and has not been clearly defined by court decisions. In general, a debt instrument constitutes a "security" if it represents a participating, continuing interest in the issuer, rather than merely the right to a cash payment. Thus, the term of the debt instrument is usually regarded as a significant factor in determining whether it is a security. The IRS has ruled that a debt instrument with a maturity of ten years or more is treated as a security. However, under the case law, debt instruments with maturities ranging between five and ten years are often held to be securities. Instruments with a five-year term or less rarely qualify as tax securities. Further, claims arising out of the extension of trade credit or litigation generally will not constitute tax securities. Thus, except in certain limited circumstances, it appears that the Claims to be exchanged for NewSCC Common Stock will not constitute securities for tax purposes. Nevertheless, because individual circumstances may differ significantly, the Creditors should consult their own tax advisors.

b.  Tax Consequences of an Exchange

If an exchange of a Claim for Unsecured Class Cash and NewSCC Common Stock is treated as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code, the federal income tax consequences to such Creditors (other than such Creditors who receive only cash in lieu of fractional, partial or de minimis interests in NewSCC Common Stock), would be as follows:

    (i) Subject to the discussion below as to accrued but unpaid interest, a Creditor would not recognize loss on the exchange, but would recognize gain to the extent of the lesser of (a) the amount of gain realized from the exchange and (b) the amount of the cash received in the exchange (hereinafter referred to as "boot"). The amount of gain realized, if any, would be equal to the excess of (a) the sum of the cash and the fair market value of the NewSCC Common Stock received, over (b) such Creditor's adjusted tax basis in the Claims surrendered in the exchange.

  (ii) Any such gain recognized on the exchange would be capital gain, and such capital gain would be long-term capital gain if such Creditor held the Claim for more than one year as of the Effective Date.

  (iii) Except for the consideration treated as received in exchange for accrued but unpaid interest: (A) a Creditor should have an aggregate tax basis in the NewSCC Common Stock equal to such Creditor's adjusted tax basis in the Claims exchanged therefor, reduced by the amount of any boot received and increased by any gain recognized on the exchange, and (B) the holding period of the NewSCC Common Stock should include the holding period of the Claims exchanged therefor.

  (iv) A Creditor receiving cash in lieu of fractional, partial or de minimis interests in NewSCC Common Stock will be treated as having received such NewSCC Common Stock and having exchanged it for cash in a transaction which would be a transaction subject to section 302 of the Tax Code and related provisions. Any such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional, partial or de minimis interest and the Creditor's adjusted tax basis for such interest.

  Alternatively, if the exchange by a Creditor of a Claim for the cash consideration and NewSCC Common Stock is treated as a taxable exchange under section 1001 of the Tax Code, then the federal income tax consequences to the Creditors of such Claims would be as follows:

  (i) Subject to the discussion below as to accrued but unpaid interest, a Creditor would recognize gain or loss on the exchange in an amount equal to the difference between
    (A) the sum of the cash and the fair market value of the NewSCC Common Stock as of the Effective Date and (B) such Creditor's adjusted tax basis in its Claim.

  (ii) Any such gain or loss should be capital gain or loss, and such capital gain or loss should be long-term capital gain or loss if such Creditor held its Claim for more than one year as of the Effective Date.

  (iii) A Creditor's tax basis in the NewSCC Common Stock would be equal to the fair market value of the NewSCC Common stock as of the Effective Date. The holding period of the NewSCC Common Stock would begin on the day immediately following the Effective Date.

  4.  Receipt of Interest

  A portion of the consideration received by a Creditor in satisfaction of a Claim may be allocated to the portion of such Claim (if any) that represents accrued but unpaid interest. If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the Creditor as interest income, except to the extent the Creditor has previously reported such interest as income.

  In the event that a Creditor has previously reported the interest income, only the balance of the distribution after the allocation of proceeds to accrued interest would be considered received by the Creditor in respect of the principal amount of the Claim. Such an allocation would reduce the amount of the gain, or increase the amount of loss, realized by the Creditor with respect to the Claim. If such loss were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

  To the extent that any portion of the distribution is treated as interest, Creditors may be required to provide certain tax information in order to avoid the withholding of taxes. CREDITORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX TREATMENT OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS.

  C.  Federal Income Tax Consequences to Holders of Equity
  Interests

  1.  Holders of SCC Common Stock

  a.  Exchange

  Registered Holders of SCC Common Stock will receive one (1) NewSCC Warrant in exchange for each ten (10) shares of SCC Common Stock. All shares of SCC Common Stock will be canceled, annulled, and extinguished on the Effective Date. Upon such exchange, such holder of SCC Common Stock will recognize gain or loss on the exchange in an amount equal to the difference between (A) the fair market value of the NewSCC Warrant as of the Effective Date and (B) such holder's adjusted tax basis in its SCC Common Stock, except to the extent that a worthless stock deduction should have been claimed for a prior year. Any such gain or loss should be capital gain or loss if the SCC Common Stock was a capital asset in the hands of such holder, and such capital gain or loss should be long-term capital gain or loss if such holder held its SCC Common Stock for more than one year as of the Effective Date. Such holder's tax basis in a NewSCC Warrant would be equal to the fair market value, as of the Effective Date, of the shares of SCC Common Stock exchanged therefor. Stockholders should consult their own tax advisors as to whether they are entitled to a worthless stock deduction under section 165(g) of the Tax Code for an earlier taxable year.

  b.  Exercise

  No gain or loss will be recognized by a holder upon the exercise of a NewSCC Warrant for NewSCC Warrant Shares. A holder's tax basis in the NewSCC Warrant Shares will equal the sum of the adjusted tax basis in the NewSCC Warrants plus the exercise price paid on the exercise thereof. The holding period of the NewSCC Warrant Shares received on the exercise of the NewSCC Warrants will not include the period during which the NewSCC Warrants were held by such holder.

  c.  Sale of Warrants

  The sale of a NewSCC Warrant ordinarily will result in the recognition of gain or loss to the holder for federal income tax purposes in an amount equal to the difference between the amount realized on such sale or exchange and the holder's tax basis in the NewSCC Warrant. Such gain or loss should be capital gain or loss if the NewSCC Warrant Shares would have been a capital asset in the hands of the holder had the NewSCC Warrant been exercised, and such capital gain or loss should be long-term capital gain or loss if such holder held its NewSCC Warrants for more than one year. Similarly, gain or loss will generally be recognized upon a sale of the NewSCC Warrant Shares received upon exercise of a NewSCC Warrant in an amount equal to the difference between the amount realized on the transfer and the holder's adjusted tax basis in the NewSCC Warrant Shares. Such gain or loss should be capital gain or loss if the NewSCC Warrant Share was a capital asset in the hands of the holder, and such capital gain or loss should be long-term capital gain or loss if such holder held its NewSCC Warrant Share for more than one year.

  d.  Lapse

  If the NewSCC Warrants lapse without exercise, the holder will recognize a capital loss (assuming the sale or exchange of the NewSCC Warrants by the holder would have given rise to capital gain or loss) equal to the holder's tax basis in the NewSCC Warrants. Any such capital loss should be long-term if such holder held its NewSCC Warrants for more than one year.

  e.  Adjustments

  The exercise price of the NewSCC Warrants is subject to adjustment under certain circumstances. Section 305 of the Tax Code and the applicable Treasury regulations provide that a holder of warrants may be treated as receiving a constructive distribution from the company if (i) the exercise price is adjusted and as a result of such adjustment the proportionate interest of such holder in the assets or earnings and profits of NewSCC is increased, and (ii) the adjustment is not made pursuant to a bona fide, reasonable antidilution formula (e.g., an adjustment to an exercise price would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to the NewSCC Warrant Shares). Thus, under certain circumstances, an adjustment in the exercise price of the NewSCC Warrants could be taxable to the holders thereof as a dividend to the extent of the current or accumulated earnings and profits of NewSCC without regard to whether such holders receive any cash or other property.

  2.  Holders of Other Equity Interests

  Holders of Equity Interests other than SCC Common Stock will receive no consideration and should recognize a loss upon consummation of the Plan, except to the extent that a worthless stock deduction should have been claimed for a prior year. Such a loss will be a capital loss if such Equity Interest was a capital asset in the hands of the holder, and such capital loss should be long-term capital loss if such holder held such Equity Interest for more than one year as of the Effective Date. Stockholders should consult their own tax advisors as to whether they are entitled to a worthless stock deduction under section 165(q) of the Tax Code for an earlier taxable year.

  D.  Importance of Obtaining Professional Tax Assistance

  The foregoing is intended to be a summary only and not a substitute for consultation with a tax professional. The federal, state, local and foreign tax consequences of the Joint Plan are complex and, in some respects, uncertain. Such consequences may also vary based upon the individual circumstances of each holder of a Claim or Equity Interest. Accordingly, each holder of a Claim or Equity Interest is strongly urged to consult with its own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan.

  THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN WHICH ARE DESCRIBED HEREIN AND THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN WHICH ARE NOT ADDRESSED HEREIN, ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

                           ARTICLE 6

            NEWSCC SECURITIES; CORPORATE GOVERNANCE

  A.  Description of NewSCC Securities

  As of the Effective Date, NewSCC will issue NewSCC Common Stock to holders of Allowed General Unsecured Claims and NewSCC Warrants to Registered Holders. See "Introduction -- Overview of the Debtors and the Plan -- Sources of Recovery Under the Plan" and "The Plan of Reorganization -- Summary of Payment Provisions of the Plan -- Treatment of Claims and Equity Interests" above, and "Material Uncertainties and Risk Factors" below. The following summarizes the material provisions of the NewSCC Common Stock, the NewSCC Warrants, the Restated Certificate of Incorporation and By-Laws of NewSCC which will be adopted pursuant to the Plan, and the Rights Agreement, dated as of the Effective Date, between NewSCC and the Rights Agent to be designated thereunder (the "Rights Agreement"), to be entered into pursuant to the Plan. These statements do not purport to be complete and are qualified in their entirety by reference to the full text of, and are subject to the detailed provisions of, the NewSCC Warrant Agreement (including the form of Warrant), the Rights Agreement and the Restated Certificate of Incorporation and By-Laws of NewSCC. The form of NewSCC Warrant Agreement is attached as Schedule 1.49 to the Plan, and the form of Rights Agreement is attached as Schedule 1.69 to the Plan. Forms of the Restated Certificate of Incorporation and By-Laws of NewSCC are attached as Schedule 12.7 to the Plan. See "-- Description of NewSCC Common Stock," "-- The NewSCC Warrants," "-- Corporate Governance -- Summary of the Rights Agreement" and "-- Corporate Governance -- Certificate of Incorporation and By-Laws" below.

  1.  Description of NewSCC Common Stock

  The NewSCC Common Stock will be issued to holders of Allowed General Unsecured Claims. In addition, following the Effective Date, NewSCC shall (a) implement an employee stock incentive or other similar plan, which shall provide for the issuance of up to ten percent (10%) of the total shares of NewSCC Common Stock (or options to acquire such shares) which are issued pursuant to the Plan, determined on a fully-diluted basis, not including the effect of the exercise of any of the NewSCC Warrants, and (b) be authorized to award to any person employed by NewSCC following the Confirmation Date in the position of Chief Executive Officer, Chief Financial Officer or Senior Vice President/Marketing, NewSCC Common Stock or options to purchase NewSCC Common Stock up to an aggregate amount of five percent (5%) of the total shares of NewSCC Common Stock which are issued pursuant to the Plan, determined on a fully-diluted basis, not including the effect of the exercise of any of the NewSCC Warrants. Rights to the shares granted under (a) and (b) above shall not vest prior to the second anniversary of the Effective Date.

  On the Effective Date, NewSCC's Certificate of Incorporation and By-Laws will be amended and restated. The Restated Certificate of Incorporation will authorize (i) 250,000,000 shares of NewSCC Common Stock and (ii) 10,000,000 shares of preferred stock. Giving effect to the Plan, including the distributions and other transactions contemplated by the Plan, the Debtors estimate that 7,000,000 shares of NewSCC Common Stock will be issued pursuant to the Plan (not including NewSCC Common Stock that may be issued upon the exercise of NewSCC Warrants and not including any NewSCC Common Stock which may be issued as a result of successful prosecutions of Avoidance Actions). The Restated Certificate of Incorporation will provide, to the extent required by section 1123 of the Bankruptcy Code, that NewSCC will not issue non-voting equity securities.

  The terms and conditions of the NewSCC Common Stock will be governed by the laws of the State of Delaware as well as by the Restated Certificate of Incorporation and By-Laws. See "--
  Corporate Governance" below.

  a.  Dividends

  It is not anticipated that NewSCC will pay any dividends on NewSCC Common Stock in the foreseeable future. It is likely that the post-Confirmation financing will prohibit payment of dividends with respect to the NewSCC Common Stock, other than the distribution of Rights (as defined in " -- Corporate Governance -- Summary of the Rights Agreement") pursuant to the Rights Agreement. See "-- Corporate Goverance -- Summary of the Rights Agreement" and "Material Uncertainties and Risk Factors -- Restrictions on Dividends" below.

  b.  Market and Trading Information

  At the close of business on May 8, 1996, 30,250,000 shares of SCC Common Stock were issued and outstanding. Until May 30, 1996, SCC Common Stock was traded on the NYSE under the symbol SCO. On May 30, 1996, the NYSE announced that trading in SCC Common Stock would be suspended immediately. The NYSE announcement also indicated that following the suspension of trading, application would be made to the Securities and Exchange Commission to delist the issue. The NYSE made such application on July 23, 1996, which application was granted, and the Common Stock of SCC was struck from listing and registration on the NYSE on August 6, 1996.

  The following table sets forth the range of high and low sale prices of SCC Common Stock on the NYSE during SCC's most recent fiscal year.

                                        Fiscal Year 1996
                                        High         Low
First Quarter . .                       2-7/8        1-3/8
  Second Quarter. .                     1-1/2        7/16
  Third Quarter . .                     11/16        1/32
 Fourth Quarter (through May 30, 1996)  9/16         5/16


  Each of the NYSE, the American Stock Exchange ("AMEX") and the National Association of Securities Dealers Automated Quotation -- National Market System ("NASDAQ-NMS") has certain listing criteria applicable to listed or quoted companies, including financial criteria and minimum requirements as to the number of holders of listed or quoted securities. NewSCC may not meet such criteria or minimum requirements but in such event would seek to obtain exemption or other relief from the relevant exchange or the NASDAQ-NMS so as to have the NewSCC Common Stock listed on the NYSE or the AMEX, or quoted on the NASDAQ-NMS, prior to the Effective Date. However, SCC has no reason to believe that the NYSE, the AMEX or the NASDAQ-NMS, as the case may be, will necessarily grant any such exemption or relief, and therefore there can be no assurance that shares of NewSCC Common Stock will be listed on any national exchange or quoted on any national quotation system. In the event NewSCC is unable to list or have quoted the NewSCC Common Stock with any national exchange or quotation system, there would be reduced liquidity for NewSCC's stockholders, which would have a material adverse effect on such stockholders. See "Material Uncertainties and Risk Factors -- Lack of Trading Market for NewSCC Common Stock and NewSCC Warrants" below.

  No precise predictions can be made of the effect, if any, that market sales or the availability of shares for sale will have on the market prices of the NewSCC Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of NewSCC Common Stock in the public market could adversely affect the prevailing market prices of NewSCC Common Stock. See "Material Uncertainties and Risk Factors -- Lack of Trading Market for NewSCC Common Stock and NewSCC Warrants" below.

  c.  Restriction on Transfer of Shares

  The terms of the Restated Certificate of Incorporation of NewSCC will include certain stock transfer restrictions intended to preserve the Debtors' NOL carryforwards and certain other tax attributes; provided, however, if NewSCC either does not qualify for the Bankruptcy Exception or chooses to make an election under section 382(l)(5)(H) of the Tax Code (or the applicable provision then in effect) not to have the provisions of the Bankruptcy Exception apply to the ownership change occurring pursuant to the Plan, such stock transfer restrictions shall be deemed to lapse and shall have no further force or effect as of the earlier of the date NewSCC is aware that it is not eligible for the Bankruptcy Exception and the date of such election under section 382(l)(5)(H) of the Tax Code (the "Restriction Lapse Date"). As set forth in the Restated Certificate of Incorporation of NewSCC, such terms shall provide that for the period from the Effective Date until the earlier of (A) two (2) years after the end of the fiscal year of the Debtors that includes the Effective Date, or (B), if applicable, the Restriction Lapse Date, (i) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of stock of NewSCC (within the meaning of section 382 of the Tax Code) or any option or right to purchase such stock, as defined in the Treasury Regulations under section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert), or any attempted exercise of the aforementioned option or right to purchase such stock by any person or entity (or group of persons or entities acting in concert), who either directly or indirectly owns or would be treated as owning, or whose shares are or would be attributed to any person or entity who directly or indirectly owns or would be treated as owning, in either case prior to the purported transfer or exercise and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5-percent or more of the value of the outstanding capital stock of NewSCC or otherwise treated as a 5-percent (5%) shareholder (within the meaning of section 382 of the Tax Code), regardless of the percent or the value of the stock owned, shall be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee and (ii) any attempted sale, transfer, assignment, conveyance, grant, gift, pledge or other disposition of any share of stock of NewSCC (within the meaning of section 382 of the Tax Code) or any option or right to purchase such stock, as defined in the Treasury Regulations under section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert) or any attempted exercise of the aforementioned option or right to purchase such stock by any person or entity (or group of persons or entities acting in concert) not described in clause (i) who directly or indirectly would own, or whose shares would be attributed to any person or entity who directly or indirectly would own, in each case as a result of the purported transfer or exercise and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5-percent or more of the value of any of the stock of NewSCC (or otherwise treated as a 5-percent shareholder within the meaning of section 382 of the Tax Code), shall, as to that number of shares causing such person or entity to be a 5-percent shareholder, be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee. However, neither of these restrictions shall prevent a valid transfer or exercise if (A) the transferor or exercisor, as the case may be, obtains the written approval of the Board of Directors of NewSCC and provides NewSCC with an opinion of counsel satisfactory to NewSCC that, assuming, as of the date of such opinion, the full exercise of all warrants issued by and any options granted pursuant to any stock option plan of NewSCC, the transfer or exercise shall not result in the application of any tax law limitation on the use of NewSCC's NOL carryforwards or other tax attributes or (B) a tender offer, within the meaning of the Securities Exchange Act of 1934, as amended, and pursuant to the rules and regulations thereof, is made by a bona fide third party purchaser to purchase at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding NewSCC Common Stock and the offeror (i) agrees to effect, within ninety (90) days of the consummation of the tender offer, a back-end merger in which all non-tendering stockholders would receive the same consideration as paid in the tender offer, and (ii) has received the tender of sufficient shares to effect such merger.

  In the absence of special approval by the Board of Directors of NewSCC, a purported transfer or exercise of shares in excess of the shares that can be transferred or exercised pursuant to this restriction (the "Prohibited Shares") to the purported acquiror (the "Purported Acquiror") is not effective to transfer ownership of such Prohibited Shares. On demand by NewSCC, which demand must be made within thirty (30) days of the time NewSCC learns of the transfer or exercise of the Prohibited Shares, a Purported Acquiror must transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions ("Distributions") that were received by the Purported Acquiror from NewSCC with respect to the Prohibited Shares, to an agent designated by NewSCC (the "Agent"). The Agent will sell the Prohibited Shares in an arm's length transaction (over a stock exchange, if possible), and the Purported Acquiror will receive an amount of sales proceeds not in excess of the price paid or consideration surrendered by the Purported Acquiror for the Prohibited Shares (or the fair market value of the Prohibited Shares at the time of an attempted transfer to the Purported Acquiror by gift, inheritance, or a similar transfer). If the Purported Acquiror has sold the Prohibited Shares prior to receiving NewSCC's demand to surrender the Prohibited Shares to the Agent, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as an agent for the initial transferor, or, in the case where the Prohibited Shares are acquired pursuant to the exercise of an option or right to purchase stock of NewSCC, for NewSCC, and shall be required to transfer to the Agent all proceeds of such sale and any Distributions.

  In the case of an attempted exercise of an option or a right to purchase stock of NewSCC, the Agent will pay to NewSCC any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. In all other cases, if the initial transferor can be identified, the Agent will pay to it any sales proceeds in excess of those due to the Purported Acquiror, together with any Distributions received by the Agent. If the initial transferor cannot be identified within ninety (90) days of receipt of such sales proceeds, if any, the Agent may pay any such amounts to a charity of its choosing. In no event shall amounts paid to the Agent inure to the benefit of NewSCC (except as set forth in the first sentence of this paragraph) or the Agent, but such amounts may be used to cover expenses of the Agent in attempting to identify the initial transferor.

  If the Purported Acquiror fails to surrender the Prohibited Shares within the next thirty (30) business days from the demand by NewSCC, then NewSCC may institute legal proceedings to compel the surrender. NewSCC shall be entitled to damages, including reasonable attorneys' fees and costs, from the Purported Acquiror, on account of such purported transfer.

  Certificates evidencing the NewSCC Common Stock will bear a legend to the effect that it is subject to the above restrictions.

  2.  The NewSCC Warrants

  The NewSCC Warrants will be issued to holders of record of SCC Common Stock on August 15, 1996 pursuant to the NewSCC Warrant Agreement at a ratio of one NewSCC Warrant for each ten (10) shares of SCC Common Stock then held by such holder. Each NewSCC Warrant will represent the right to purchase one share of NewSCC Common Stock. NewSCC does not currently intend to either list the NewSCC Warrants on any national stock exchange or include the NewSCC Warrants on any national quotation system. NewSCC may not meet the listing criteria or minimum requirements of the NYSE, the AMEX or the NASDAQ-NMS but will seek to have the underlying shares of NewSCC Common Stock to be issued upon exercise of the NewSCC Warrants (the "NewSCC Warrant Shares") listed for trading or quoted on the same national stock exchange or quotation system, if any, as the shares of NewSCC Common Stock. Further, the NewSCC Warrants and the NewSCC Warrant Shares shall be subject to the same stock transfer restrictions applicable to the NewSCC Common Stock (as well as, in the case of the NewSCC Warrants, restrictions on their exercise). See "-- Restriction on Transfer of Shares" above. Each NewSCC Warrant will entitle the holder thereof to acquire one share of NewSCC Common Stock. The exercise price of the NewSCC Warrants will be determined on a preliminary basis as of the Confirmation Date and will be set generally at a per share value that would, if the NewSCC Common Stock were sold for such value, and after giving effect to the distribution of the Unsecured Class Cash then estimated to be or to become available for distribution to holders of Allowed General Unsecured Claims (based on an estimate at such date of the aggregate amount of Allowed Claims and Reserved Claims), allow such holders to realize the amount of such Claims together with accrued interest thereon from the Petition Date to the Effective Date and an allocable amount for costs and expenses incurred in connection with transaction costs relating to the sale or other disposition of NewSCC Common Stock. The exercise price of the NewSCC Warrants so estimated on a preliminary basis will be subject to reduction by the Board of Directors of NewSCC in its sole discretion prior to the date on which the NewSCC Warrants will first become exercisable based on the Board's estimate at such time of the total amounts of Unsecured Class Cash and of General Unsecured Claims that may be Allowed Claims or Reserved Claims.

  The number and kind of securities purchasable upon the exercise of NewSCC Warrants and the exercise price therefor will be subject to adjustment in certain events as set forth in the NewSCC Warrant Agreement, including the issuance of capital stock of NewSCC as a dividend or distribution on the NewSCC Common Stock; subdivisions, reclassifications and combinations of the NewSCC Common Stock; the issuance to all holders of NewSCC Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase NewSCC Common Stock at less than the then-current market price of the NewSCC Common Stock (as determined in accordance with the NewSCC Warrant Agreement); the distribution to holders of NewSCC Common Stock of evidences of indebtedness or assets of NewSCC or any entity controlled by NewSCC (excluding cash dividends or cash distributions from consolidated earnings or surplus legally available for such dividends or distributions); and the distribution to holders of NewSCC Common Stock of shares of capital stock of any entity controlled by NewSCC (although no adjustment in such shares or exercise price will be required in connection with the issuance of the NewSCC Common Stock, options, rights, warrants or other securities pursuant to the Plan or the Rights Agreement). Additionally, no adjustment will be required if in connection with any of the events otherwise giving rise to an adjustment the holders of the NewSCC Warrants receive such rights, securities or assets as such holders would have been entitled had the NewSCC Warrants been exercised immediately prior to such event, and no adjustment will be required unless such adjustment would require a change in the aggregate number of shares of NewSCC Common Stock issuable upon the hypothetical exercise of a NewSCC Warrant of at least 1% (but any adjustment requiring a change of less than 1% will be carried forward and taken into account in any subsequent adjustment).

  The NewSCC Warrants will be exercisable at any time between 9:00 a.m. Eastern Time on the date that is six (6) months after the Effective Date and 5:00 p.m. Eastern Time on the date that is two (2) years after the Effective Date (the "Exercise Period"). Each NewSCC Warrant not exercised prior to the expiration of the Exercise Period will become void, and all rights thereunder and in respect thereof under the NewSCC Warrant Agreement will cease on the expiration of the Exercise Period.

  B. Corporate Governance

  1.  Certificate of Incorporation and By-Laws

  The Restated Certificate of Incorporation and By-Laws will contain certain provisions relating to corporate governance. Under the Restated Certificate of Incorporation, the holders of NewSCC Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors.

  Pursuant to the Restated Certificate of Incorporation, the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, with the directors in each of the three classes serving until the 1997, 1998 and 1999 annual meetings of stockholders, respectively. At each annual meeting beginning with the 1997 annual meeting, successors to the class of directors whose term shall expire at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Restated Certificate of Incorporation applicable thereto, or the resolution or resolutions of the Board of Directors relating to the issuance of such shares of preferred stock, and such directors so elected shall not be divided into classes pursuant to such provision unless expressly provided by such terms or such resolution or resolutions.

  Directors may be removed only by the holders of at least a majority of the outstanding NewSCC Common Stock and only for cause at a meeting of stockholders called for such purpose.

  Stockholder action can be taken only at an annual or special meeting of stockholders, and not by written consent in lieu of a meeting. Pursuant to NewSCC's By-Laws, special meetings of stockholders may be called only by a majority of the Board of Directors, and the business to be conducted at any such special meeting is limited to that specified in the notice of meeting.

  The affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of NewSCC entitled to vote generally in elections of directors, considered for such purpose as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, the provisions of the Restated Certificate of Incorporation described above in this subsection 1.

  The number of directors of NewSCC will be fixed within a specified range (between three (3) and fifteen (15)) by a majority of the entire Board of Directors and the directors of NewSCC in office from time to time will fill any vacancy or newly-created directorship on the Board. Any director elected to fill a vacancy shall have the same term as that of his or her predecessor, or, if such vacancy is a result of an increase in the number of directors, as that of the other directors of the class of which he or she shall be a member.

  The By-Laws of NewSCC may be amended or repealed at any regular meeting of the stockholders or directors, or at any special meeting thereof if notice of such amendment or repeal is contained in the notice of such special meeting, provided that the provisions thereof regarding special meetings of stockholders and the requirement that stockholders take action only at a meeting, the number and election of directors, and amendments to the By-Laws may be amended only by (i) the directors of NewSCC or (ii) the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of NewSCC entitled to vote generally in elections of directors, considered for such purpose as one class.

  Holders of NewSCC Common Stock will be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. However, it is not anticipated that dividends will be paid on NewSCC Common Stock in the foreseeable future. See "Material Uncertainties and Risk Factors -- Restrictions on Dividends" below. In the event of a liquidation, dissolution or winding-up of NewSCC, holders of NewSCC Common Stock will be entitled to participate equally in the assets remaining after payment of liabilities and the liquidation preference of any preferred stock of NewSCC. Holders of NewSCC Common Stock will have no preemptive rights. Holders of NewSCC Common Stock will have no rights to convert their NewSCC Common Stock into any other securities and will have no redemption provisions or sinking fund provisions with respect to such shares.

  SCC currently has authorized 100,000,000 shares of capital stock: 90,000,000 shares of SCC Common Stock and 10,000,000 shares of preferred stock. No shares of preferred stock have been issued or are outstanding. It is intended that NewSCC's Restated Certificate of Incorporation will authorize NewSCC to issue 250,000,000 shares of NewSCC Common Stock and 10,000,000 shares of preferred stock. The Restated Certificate of Incorporation will authorize the issuance by NewSCC by action of NewSCC's Board of Directors of preferred stock in series having such voting powers, preferences, rights, limitations or restrictions of all shares of a series, including, without limitation, dividend rates, preemptive rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. In connection with the issuance of Rights pursuant to the Rights Agreement, the Board of Directors of NewSCC will authorize a series of preferred stock to be reserved for issuance upon any exercise of the Rights in accordance with the terms of the Rights Agreement.

  The issuance of additional shares of NewSCC Common Stock or shares of preferred stock could have the effect of delaying, deferring or preventing a change in control or change in management of NewSCC. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to holders of NewSCC Common Stock or adversely affect the rights and powers, including voting rights, of the holders of NewSCC Common Stock.

  The provisions of the Restated Certificate of Incorporation and By-Laws described herein may, under certain circumstances, make more difficult or discourage a takeover of NewSCC and the removal of incumbent management. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that NewSCC's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to NewSCC and its stockholders and whether or not a majority of NewSCC's stockholders believe that such a change would be desirable.

  The Rights Agreement will be entered into as of the Effective Date pursuant to the terms of the Plan. See "--
  Summary of the Rights Agreement."

  The provisions of the Restated Certificate of Incorporation and By-Laws discussed above are designed to assist NewSCC in carrying out its long-term strategy for enhancement of stockholder value and to encourage persons interested in the business combinations to negotiate with NewSCC. NewSCC has no present intention to adopt other antitakeover measures, although it is possible that circumstances could arise which could cause NewSCC to do so.

  The Restated Certificate of Incorporation and the By-Laws of
  NewSCC shall be in the form of Schedule 12.7 to the Joint
  Plan.

  2.  Summary of the Rights Agreement

  The Plan provides that, on the Effective Date, the Board of Directors of NewSCC will declare a dividend distribution of one right (a "Right") to purchase one unit (a "Unit") consisting initially of one one-thousandth of a share of Preferred Stock, Series A, par value $.001 per share (the "Preferred Stock"), of NewSCC, at a purchase price per Unit to be determined by the Board of Directors of NewSCC on the Effective Date and consisting of a multiple of the then current market price of the NewSCC Common Stock, subject to adjustment (the "Purchase Price"), for each outstanding share of NewSCC Common Stock, payable to stockholders of record at the close of business on the Effective Date and payable with respect to NewSCC Common Stock issued thereafter until the Distribution Date (as defined below) or as may be otherwise provided in the Rights Agreement. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from NewSCC one Unit at the Purchase Price. The description and terms of the Rights will be set forth in the Rights Agreement.

  Initially, the Rights will be attached to all certificates representing shares of NewSCC Common Stock, and no separate certificates evidencing the Rights ("Rights Certificates") will be distributed. The Rights will separate from the NewSCC Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days (or such later date as the Board of Directors shall determine) following public disclosure that a person or group of affiliated or associated persons has become an "Acquiring Person" (as defined below) or (ii) ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an "Acquiring Person." Except as set forth below, an "Acquiring Person" is a person or group of affiliated or associated persons who has acquired beneficial ownership of 15% or more of the outstanding shares of NewSCC Common Stock. The term "Acquiring Person" excludes (i) NewSCC, (ii) any subsidiary of NewSCC,
  (iii) any employee benefit plan of NewSCC or any subsidiary of NewSCC or (iv) any person or entity organized, appointed or established by NewSCC for or pursuant to the terms of any such plan. In addition, because HNRC may, by virtue of its acquisition of NewSCC Warrants pursuant to the Plan, be deemed, for purposes of the Rights Agreement, a beneficial owner of more than 15% of the NewSCC Common Stock to be outstanding after giving effect to the issuance of NewSCC Common Stock to holders of Allowed General Unsecured Claims as of the Effective Date and of NewSCC Warrants to it, the Rights Agreement will contain provisions to the effect that HNRC would become an Acquiring Person only if its level of beneficial ownership exceeded an amount approximating its percentage of beneficial ownership as of the Effective Date.

  Until the Distribution Date, (i) the Rights will be evidenced by the NewSCC Common Stock certificates and will be transferred with and only with such NewSCC Common Stock certificates, (ii) NewSCC Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for NewSCC Common Stock outstanding will also constitute the transfer of the Rights associated with the NewSCC Common Stock represented by such certificate. Pursuant to the Rights Agreement, NewSCC reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

  As soon as practicable after the occurrence of the Distribution Date, Rights Certificates will be mailed to holders of record of the NewSCC Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as may be otherwise provided in the Rights Agreement, only shares of NewSCC Common Stock issued prior to the Distribution Date will be issued with Rights.

  The Rights are not exercisable until the Distribution Date and until the Rights are no longer redeemable. The Rights will expire at the close of business on the tenth annual anniversary of the Effective Date, unless extended or earlier redeemed by NewSCC as described below.

  In the event that a person becomes an Acquiring Person, each holder of a Right will have the right to receive, upon exercise of the Right after the Distribution Date and subject to the provisions of the Rights Agreement, NewSCC Common Stock (or, in certain circumstances, cash, property or other securities of NewSCC) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such right.

  In the event that, at any time following the date on which there has been public disclosure that, or of facts indicating that, a person has become an Acquiring Person (the "Stock Acquisition Date"), (i) NewSCC is acquired in a merger or other business combination transaction in which NewSCC is not the surviving corporation, or (ii) 50% or more of NewSCC's assets or earning power is sold, mortgaged or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

  The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

  Because of the nature of the Preferred Stock's dividend and liquidation rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of NewSCC Common Stock. Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per share of NewSCC Common Stock. In the event of liquidation, each share of Preferred Stock will be entitled to a $1 preference, and thereafter the holders of the shares of Preferred Stock will be entitled to an aggregate payment of 1,000 times the aggregate payment made per share of NewSCC Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the shares of NewSCC Common Stock. These rights are protected by customary antidilution provisions.

  At any time until ten days following the Stock Acquisition Date, NewSCC may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $.001 per Right (payable in cash, NewSCC Common Stock or other consideration deemed appropriate by the Board of Directors) by resolution of the Board of Directors (provided that following a Stock Acquisition Date such resolution is approved by a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office). A "Continuing Director" is a member of the Board of Directors who is not an Acquiring Person, an affiliate or associate of an Acquiring Person or a representative or nominee of an Acquiring Person. Immediately upon such action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of NewSCC, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to NewSCC, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for NewSCC Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by resolution of the Board of Directors of NewSCC (provided that following a Stock Acquisition Date such resolution is approved by a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office) prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by resolution of the Board of Directors of NewSCC (provided that following a Stock Acquisition Date such resolution is approved by a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or its affiliates or associates), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  The Rights will have certain anti-takeover effects. The
  Rights will cause substantial dilution to a person or group that attempts to acquire NewSCC without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by each of the Board of Directors and the Continuing Directors since the Board of Directors may (with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office), at its option, at any time until ten days (or such later date as may be determined by action of the Board of Directors with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office) following the Stock Acquisition Date redeem all but not less than all the then outstanding Rights at the Redemption Price.

  The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, the proposed form of which is attached to the Plan as Schedule 1.69. As discussed above, provisions will be added to such form, based on the amounts of Allowed General Unsecured Claims and other information as of the Effective Date, to reflect HNRC's beneficial ownership of more than 15% of the NewSCC Common Stock.

  3.  Delaware Anti-Takeover Statute

  NewSCC, as a Delaware corporation, will elect in its Restated Certificate of Incorporation to be subject to section 203 of the Delaware General Corporation Law ("DGCL"). In general, section 203 prohibits an "interested stockholder" from engaging in a "business combination" for three years following the time that such stockholder became an interested stockholder, unless (i) the business combination, or the transaction which resulted in such stockholder becoming an interested stockholder, was approved by the board of directors of the corporation before the other party to the business combination or the party to such transaction became an interested stockholder, (ii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a confidential right to tender stock held by the plan) or (iii) the business combination was approved by the board of directors of the corporation and ratified by holders of 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

  The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage of stock. The term "interested stockholder" is defined generally, subject to a number of exceptions, as any stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock.

  4.  Limitation of Liability; Indemnification of Directors,
  Officers and Others

  a.  Charter Provisions

  The Restated Certificate of Incorporation will limit personal liability of NewSCC's directors to the full extent permitted by Delaware law. Section 102(b)(7) of the DGCL enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (i) for any breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the GDCL (dealing with illegal redemptions and stock repurchases) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Restated Certificate of Incorporation and By-Laws will also provide for the indemnification of persons to the fullest extent permitted by Delaware law. Section 145 of the DGCL provides that a corporation (a) must indemnify its directors, officers, employees and agents for all expenses of litigation when they are successful on the merits or otherwise; (b) may indemnify such persons for the expenses, judgments, fines and amounts paid in settlement of litigation (other than a derivative suit) even if they are not successful on the merits, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, have no reason to believe that their conduct was unlawful); and (c) may indemnify such persons for the expenses of a derivative suit even if they are not successful on the merits if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made on behalf of a person adjudged to be liable in a derivative suit, unless the Delaware Chancery Court determines that, despite such adjudication but in view of all of the circumstances, such person is entitled to indemnification. In any such case, indemnification may be made only upon determination by (i) a majority of the disinterested directors, (ii) independent legal counsel or (iii) the shareholders that indemnification is proper because the applicable standard of conduct was met. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified for them.

  The Restated Certificate of Incorporation and By-Laws also will provide for indemnification to the fullest extent permitted by the DGCL for any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of NewSCC or serves or served any other enterprise as a director or officer at the request of NewSCC. Furthermore, NewSCC may enter into agreements with any person which provide for indemnification greater or different than provided for in the Restated Certificate of Incorporation.

  b.  Director and Officer Insurance

  Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The Restated Certificate of Incorporation and By-Laws will authorize NewSCC to maintain insurance protecting itself, its directors, offices, employees and agents against certain losses arising out of actual or threatened actions, suits or proceedings to which such persons may be made or threatened to be made parties. However, NewSCC and the directors or officers cannot be sure that such insurance coverage will continue to be available in the future or, if available, that it will not be unreasonably expensive to purchase and maintain.

  C.  Registrar and Transfer Agent

  Chase Mellon Shareholder Services LLC is the registrar and transfer agent for SCC Common Stock. The registrar and transfer agent for the NewSCC Common Stock will be determined prior to the Confirmation Date and SCC expects that such party will also serve as registrar and warrant agent for the NewSCC Warrants and as rights agent for the Rights pursuant to the terms of the Rights Agreement. The Debtors will not select a registrar and transfer agent for the NewSCC Common Stock that is a holder of any indebtedness of the Debtors or that is an affiliate of any such holder.

                           ARTICLE 7
                 SECURITIES LAW CONSIDERATIONS

  Section 1145 of the Bankruptcy Code provides that federal and state securities registration requirements do not apply to the offer or sale under a plan of reorganization of securities of a debtor or of a successor to a debtor under such a plan to holders of claims or interests wholly or principally in exchange for those claims or interests. The ability of the recipients of such securities to resell such securities, however, is subject to certain restrictions under such securities laws. Set forth below is a discussion of the securities law considerations regarding the offer and issuance of such securities under the Plan and subsequent transfers thereof.

  A. Initial Issuance of NewSCC Common Stock, NewSCC Warrants and
  NewSCC Warrant Shares

  Section 1145 of the Bankruptcy Code provides that the securities registration and qualification requirements of federal and state securities laws do not apply to the offer or sale of stock or other securities by a debtor if three principal requirements are satisfied: (i) the securities must be issued under a plan of reorganization by the debtor or a successor to the debtor under the plan or by an affiliate participating in the joint plan with the debtor; (ii) the recipients of the securities must hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor or such affiliate; and (iii) the securities must be offered entirely in exchange for the recipient's claim against or interest in the debtor or such affiliate, or principally in such exchange and partly for cash or property. Section 1145 also provides that such securities registration and qualification requirements do not apply to the offer of common stock through any warrant that was issued in the manner specified above or the sale of common stock upon the exercise of such a warrant. Although the Debtors believe that the issuance under the Plan of (a) NewSCC Common Stock to the holders of the Class 8 Allowed General Unsecured Claims, (b) NewSCC Warrants to Class 10 Equity Interests and (c) the NewSCC Warrant Shares underlying the NewSCC Warrants each satisfies the requirements of section 1145(a) of the Bankruptcy Code and is, therefore, exempt from registration under federal and state securities laws, under certain circumstances described below subsequent transfers of such securities may be subject to registration requirements under such securities laws.

  B.  Subsequent Transfers of NewSCC Common Stock, NewSCC
    Warrants and NewSCC Warrant Shares Under Federal Securities
    Laws

  NewSCC Common Stock, NewSCC Warrants and NewSCC Warrant
  Shares issued pursuant to the Plan will not be "restricted securities" in the hands of holders of Class 8 Allowed General Unsecured Claims and Class 10 Equity Interests, respectively, subject to the restrictions described in "NewSCC Securities; Corporate Governance -- Description of NewSCC Securities -- Description of NewSCC Common Stock -- Restriction on Transfer of Shares" and "NewSCC Securities; Corporate Governance -- Description of NewSCC Securities -- The NewSCC Warrants" above, and may be freely transferred by most holders of Class 8 Allowed General Unsecured Claims and Class 10 Equity Interests, respectively, under the Securities Act of 1933, as amended (the "Securities Act"), subject to such tax related restrictions on transfer. Accordingly, all resales and subsequent transactions in NewSCC Common Stock, NewSCC Warrants and NewSCC Warrant Shares will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

  (1) persons who purchase a claim against, interest in or claim for administrative expense in the case concerning, the debtor, with a view to distribution of any security received or to be received in exchange for such claim or interest;

  (2) persons who offer to sell securities offered or sold under the plan for holders of such securities;

  (3) persons who offer to buy securities offered or sold under a plan, if such offer to buy is (a) with a view to distributing such securities and (b) made under an agreement made in connection with the plan; or

  (4) any person who is an "issuer" (as defined in section
      2(11) of the Securities Act) with respect to such securities.

  Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the debtor, as the case may be, or any person under direct or indirect common control with the debtor. Whether a person is an "issuer," and therefore an "underwriter," for purposes of section 1145(b) of the Bankruptcy Code depends on a number of factors. These include
  (i) the person's equity interest in a company, (ii) the distribution and concentration of other equity interests in the company, (iii) whether the person is a director or an officer of the company, (iv) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of the company, and (v) whether the person actually has such power notwithstanding the formal indicia of control. A director or an officer of a company may be deemed a controlling person, particularly if his position is coupled with ownership of a significant percentage of voting stock. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor with at least ten percent (10%) of the securities of a debtor could be deemed a controlling person.

  To the extent that persons deemed "underwriters" receive NewSCC Common Stock, NewSCC Warrants or NewSCC Warrant Shares pursuant to the Plan, resales by such persons would not be exempted by section 1145(a) of the Bankruptcy Code from registration under the Securities Act or other applicable laws. Persons deemed to be "underwriters," however, may be able to sell such securities without registration subject to the registration exemption provided by Rule 144 under the Securities Act, which permits "affiliates" of the issuer to publicly sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the outstanding shares of common stock or the average weekly trading volume in common stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements, holding period requirements and the availability of current public information regarding the issuer.

  Whether any particular person would be deemed to be an "underwriter" with respect to any security to be issued pursuant to the Plan would depend on various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" with respect to any security to be issued pursuant to the Plan. See "Material Uncertainties and Risk Factors -- Restrictions on Resale of NewSCC Common Stock, NewSCC Warrants and NewSCC Warrant Shares" below.

  GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN "UNDERWRITER," THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEWSCC COMMON STOCK OR NEWSCC WARRANTS TO BE TRANSFERRED PURSUANT TO THE PLAN. THE DEBTORS RECOM- MEND THAT HOLDERS OF CLASS 8 ALLOWED GENERAL UNSECURED CLAIMS AND CLASS 10 EQUITY INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

  THE DEBTORS HAVE NOT SOUGHT A "NO-ACTION" LETTER FROM THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION WITH RESPECT TO ANY MATTER DISCUSSED HEREIN.

                           ARTICLE 8

            MATERIAL UNCERTAINTIES AND RISK FACTORS

  HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN). THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE JOINT PLAN AND ITS IMPLEMENTATION.

  A.  Certain Disputed Claims

  The recoveries estimated for the holders of Claims are based on assumptions regarding the amount of such claims. As discussed in "Introduction -- Overview of the Debtors and the Plan -- Sources of Recovery Under the Plan", the amount of Unsecured Class Cash being paid to creditors is a set amount, regardless of the level of Allowed Claims. The Debtors are and will be diligently working to resolve all filed Claims and to ascertain the aggregate level of liabilities, both fixed and contingent, that must be addressed under the Plan. While the Debtors anticipate that the final allowance of Claims will be within the range discussed, there is no assurance that the amount of Allowed Claims will not be materially different from the amounts estimated. If the amount of Allowed Claims in Class 8 materially exceeds the estimates contained herein, the recoveries by holders of Allowed General Unsecured Claims may be materially lower than the range discussed.

  Additionally, the feasibility of the Plan is predicated upon the levels of Administrative and Priority Claims not being materially in excess of the amounts estimated herein. If such claims are substantially in excess of the estimated amounts, the Debtors will not have enough Cash to make all payments required under the Plan and therefore the Plan will not become effective. Certain former employees of the Debtors have asserted priority claims which, if Allowed, would cause a reclassification of $4.5 million of General Unsecured Claims as Priority Wage Claims. See "Background Information Regarding Debtors -- Significant Events During Chapter 11 Case -- Employee Litigation Regarding Severance Benefits." While the Debtors believe that they will be successful in challenging such claims of such former employees, if such former employees are successful in asserting their claims the Debtors will not have enough Cash to allow the Plan to become effective.

  B.  Conditions to Confirmation and Effective Date

  As more fully discussed herein, if certain conditions precedent to the Effective Date have not been satisfied, the Debtors shall be deemed to have withdrawn the Plan and the Confirmation Order shall be vacated.

  In order for the Plan to become effective, a new credit agreement, pursuant to which NewSCC shall have obtained access to not less than $10 million of working capital, must be in effect. The Debtors believe that the applicable conditions will be met and that the Effective Date will occur, although NewSCC's ability to gain access to such additional working capital cannot be assured. If the Debtors are not able to enter into such new credit agreement, the Plan will have to be withdrawn and the Confirmation Order shall be vacated.

  The Plan is also predicated upon the substantive consolidation of all of the Debtors' estates. See "The Plan of Reorganization -- Other Provisions of Plan -- Substantive Consolidation." While the Debtors believe, as more fully discussed herein, that they have met the applicable standards for substantive consolidation to be granted, there is no assurance that substantive consolidation will be granted. If the Bankruptcy Court does not grant the Debtors' motion for substantive consolidation, the Plan will be withdrawn.

  C.  Certain Tax Matters

  Implementation of the Plan will have material federal income tax consequences to the Debtors and holders of Claims and Equity Interests. See "Certain Federal Income Tax Consequences of the Joint Plan" above for a discussion of such tax consequences.

  D.  Lack of Trading Market for NewSCC Common Stock and NewSCC
  Warrants

  No assurance can be given as to the liquidity of the market for the NewSCC Common Stock or the NewSCC Warrants or the price at which any sales of such securities may occur. At the close of business on May 8, 1996 SCC had 30,250,000 shares of SCC Common Stock issued and outstanding. On May 30, 1996, the NYSE announced that trading in the Common Stock of SCC would be suspended immediately. The NYSE announcement also indicated that following the suspension of trading, application would be made to the Securities and Exchange Commission to delist the issue. The NYSE made such application on July 23, 1996, which application was granted, and the Common Stock of SCC was struck from listing and registration on the NYSE on August 6, 1996.

  Each of the NYSE, the AMEX and the NASDAQ-NMS has certain listing criteria applicable to listed or quoted companies, including financial criteria and minimum requirements as to the number of holders of listed or quoted securities. NewSCC may not meet such criteria or minimum requirements, but in such event would seek to obtain exemption or other relief from the relevant exchange or the NASDAQ-NMS so as to have the NewSCC Common Stock listed on the NYSE or the AMEX, or quoted on the NASDAQ-NMS, prior to the Effective Date. However, SCC has no reason to believe that the NYSE, the AMEX, or the NASDAQ-NMS, as the case may be, will necessarily grant any such exemption or relief, and therefore there can be no assurance that shares of NewSCC Common Stock will be listed on any national exchange or quoted on any national quotation system. In the event NewSCC is unable to list the NewSCC Common Stock with any national exchange or quotation system, there would be reduced liquidity for the holders of such securities which would have a material adverse effect on such holders. NewSCC does not currently intend to either list the NewSCC Warrants on any national stock exchange or include the NewSCC Warrants on any national quotation system.

  No precise predictions can be made of the effect, if any, that market sales or the availability of shares for sale will have on the market prices of the NewSCC Common Stock or NewSCC Warrants prevailing from time to time. Nevertheless, sales of substantial amounts of NewSCC Common Stock or NewSCC Warrants in the public market could adversely affect the respective prevailing market prices of NewSCC Common Stock and NewSCC Warrants.

  E.  Restrictions on Resale of NewSCC Common Stock, NewSCC
  Warrants and NewSCC Warrant Shares

  Shares of NewSCC Common Stock, the NewSCC Warrants and the NewSCC Warrant Shares will be issued pursuant to the Plan without registration under the Securities Act and without qualification or registration under state securities laws, pursuant to exemptions from such registration and qualification contained in section 1145(a) of the Bankruptcy Code. With respect to persons deemed to be "underwriters" who receive NewSCC Common Stock, NewSCC Warrants or NewSCC Warrant Shares pursuant to the Plan, these Bankruptcy Code exemptions apply only to the distribution of such securities under the Plan and do not apply to any subsequent sale, exchange, transfer, or other disposition of NewSCC Common Stock, NewSCC Warrants or NewSCC Warrant Shares or any interest therein by such persons. Therefore, subsequent sales, exchanges, transfers or other dispositions of NewSCC Common Stock, NewSCC Warrants or NewSCC Warrant Shares or any interest therein by such "underwriters" would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or state securities laws.

  Any person (or group of persons who act in concert) who receives a substantial number of shares of NewSCC Common Stock, NewSCC Warrants or NewSCC Warrant Shares pursuant to the Plan may be deemed an "underwriter." Absent registration or the availability of another exemption therefrom, persons deemed to be underwriters would be subject to the resale restrictions imposed by Rule 144 under the Securities Act, which would only allow persons deemed to be underwriters to sell, exchange, transfer or otherwise dispose of certain specified limited quantities of such securities, and only subject to the compliance with all other requirements of Rule 144.

  Additionally, such shares of NewSCC Common Stock, NewSCC Warrants and NewSCC Warrant Shares may not be sold, exchanged, transferred or otherwise disposed of without registration or qualification under state securities laws unless specific exemptions from such registration or qualification requirements are available with respect to such sale, exchange, transfer or other disposition.

  F.  Restrictions on Dividends

  It is not anticipated that NewSCC will pay any dividends on NewSCC Common Stock in the foreseeable future. It is likely that the post-Confirmation financing will prohibit payment of dividends with respect to NewSCC Common Stock other than the distribution of Rights pursuant to the Rights Agreement.

  G.  Risks Associated With NewSCC Warrants

  The NewSCC Warrants are speculative securities. Under their terms, the NewSCC Warrants are exercisable at a specified exercise price during the period between 9:00 a.m. Eastern Time on the date six (6) months after the Effective Date and 5:00 p.m. Eastern Time on the date two (2) years after the Effective Date. There can be no assurance that the market value of the NewSCC Common Stock will exceed the exercise price of the NewSCC Warrants at any time during such exercise period and prior to the expiration of the NewSCC Warrants. The NewSCC Warrants will have no voting rights and no rights to share in dividends, if any, paid with respect to NewSCC Common Stock and would have no rights on liquidation of NewSCC. NewSCC does not currently intend to either list the NewSCC Warrants on any national stock exchange or include the NewSCC Warrants on any national quotation system. There can be no assurance that the NewSCC Warrants or the NewSCC Warrant Shares will have access to a liquid trading market.

  H.  New Products and Business Strategies

  The success of NewSCC as a going concern post-Confirmation will depend in large part upon NewSCC's ability to source new products from outside manufacturers and become a profitable vendor of technologically advanced office products manufactured abroad. See "Introduction -- Overview of the Debtors and the Plan -- New Products, Manufacturing and Marketing Strategies" above. There can be no assurance that NewSCC will be able to source such new products, however, and NewSCC's inability to secure such new products for sale in its existing distribution network may adversely affect the ability of NewSCC to achieve its projected financial results.

  I.  Working Capital

  NewSCC will require approximately $8.0 million of working capital in its first fiscal year which has to be provided by cash on hand (of which approximately $3.1 million will be on hand at the Effective Date), the balance of which must be provided by bank loans, asset sales, equity infusions or some other source to meet such working capital need.

  J.  Competition

  The home and office information technology industry is highly competitive, and the factors affecting competition are subject to rapid change. See "Background Information Regarding Debtors -- Description of SCC -- SCC's Operations -- Competition" above. NewSCC will continue SCC's manufacturing, sales and distribution business specializing in typewriters and PWPs in addition to attempting to source new products from outside manufacturers. See "Introduction -- Overview of the Debtors and the Plan -- New Products, Manufacturing and Marketing Strategies" above. NewSCC will face significant competition from many companies with assets and resources which far exceed NewSCC's. Consequently, no assurance can be given that NewSCC's products will remain competitive, even with the anticipated introduction of an expanded product line.

  K.  Management

  NewSCC's ability to be competitive will depend, in part, on its ability to attract and retain highly qualified personnel, including a new President and Chief Executive Officer and a qualified executive to become Vice President, Marketing, a newly created position. See "Background Information Regarding Debtors -- Description of SCC -- SCC's Operations -- Officers and Directors" above. Retention of such personnel will depend, at least in part, on NewSCC's ability to provide such personnel with competitive compensation arrangements. There can be no assurance, however, that NewSCC will be able to secure the continued services of highly qualified personnel currently employed by SCC or that NewSCC will be able to locate replacements for anticipated and unanticipated departures of senior management both prior and subsequent to the Effective Date of the Plan.

Dated:  Wilmington, Delaware
  September 6, 1996

  Respectfully submitted,

  SMITH CORONA CORPORATION

  By: /s/ Ronald F. Stengel
  _______________________________________________________
  Name:  Ronald F. Stengel
  Title:    President and CEO

  SCM OFFICE SUPPLIES, INC.

  By: /s/ John A. Piontkowski
  ______________________________________________________________
  Name:  John A. Piontkowski
  Title:    President

  SCC LI CORP.

  By: /s/ John A. Piontkowski
  _______________________________________________________________
  Name:  John A. Piontkowski
  Title:    President

  HULSE MANUFACTURING COMPANY

  By: /s/ John A. Piontkowski
  ______________________________________________________________
  Name:  John A. Piontkowski
  Title:    President

                                                 EXHIBIT A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

____________________________________________________________
In re

SMITH CORONA CORPORATION,
SCM OFFICE SUPPLIES, INC.,
Chapter 11
SCC LI CORP. and
Case No. 95-788 (HSB)
HULSE MANUFACTURING COMPANY,
Jointly Administered

Debtors.

_________________________________________________________________

            DEBTORS' THIRD AMENDED SECOND JOINT
          PLAN OF REORGANIZATION UNDER CHAPTER 11
           OF THE UNITED STATES BANKRUPTCY CODE

James L. Patton, Jr.
Laura Davis Jones
YOUNG, CONAWAY, STARGATT &
TAYLOR
P.O. Box 391
11th Floor, Rodney Square North
Wilmington, Delaware 19801
(312) 571-6600

Counsel to the Debtors
and Debtors-In-Possession

Richard L. Epling
Robin L. Spear
WINTHROP, STIMSON, PUTNAM &
ROBERTS
One Battery Park Plaza
New York, New York 10004
(212) 858-1000

Special Counsel to the Debtors
and Debtors-In-Possession

Dated: September 6, 1996

                     TABLE OF CONTENTS

                                                        Page

ARTICLE 1.
DEFINITIONS
1.1. Administrative Bar Date                             A-1
1.2. Administrative Claim                                A-1
1.3. Allowed Claim                                       A-1
1.4. Assumed Agreement                                   A-1
1.5. Avoidance Action                                    A-1
1.6. Bankruptcy Code                                     A-2
1.7. Bankruptcy Court                                    A-2
1.8. Bankruptcy Rules                                    A-2
1.9. Bank Prepetition Agreements                         A-2
1.10.     Banks                                          A-2
1.11.     Business Day                                   A-2
1.12.     Cash                                           A-2
1.13.     CERCLA                                         A-2
1.14.     Chapter 11 Case                                A-2
1.15.     Chemical                                       A-2
1.16.     Chemical DIP Loan Agreement                    A-2
1.17.     Claim                                          A-2
1.18.     Common Stock                                   A-2
1.19.     Confirmation Date                              A-2
1.20.     Confirmation Order                             A-2
1.21.     Contingent Claim                               A-2
1.22.     Convenience Class Claim                        A-2
1.23.     Creditor                                       A-2
1.24.     Creditors' Committee                           A-3
1.25.     Debtors                                        A-3
1.26.     Disputed Claim                                 A-3
1.27.     Distribution Agent                             A-3
1.28.     Distribution Agent Charges                     A-3
1.29.     Distribution Date                              A-3
1.30.     Effective Date                                 A-3
1.31.     Environmental Claim                            A-3
1.32.     Environmental, Health and Safety Laws          A-3
1.33.     Equity Interest                                A-4
1.34.     ERISA                                          A-4
1.35.     Excess Reclamation Funds                       A-4
1.36.     Final Distribution Date                        A-4
1.37.     Final Order                                    A-4
1.38.     General Unsecured Claim                        A-4
1.39.     Hulse                                          A-4
1.40.     Hulse Common Stock                             A-4
1.41.     IRS                                            A-4
1.42.     Joint Plan or Plan                             A-4
1.43.     Melville Site                                  A-4
1.44.     Net Avoidance Action Proceeds                  A-4
1.45.     NewSCC                                         A-5
1.46.     NewSCC Common Stock                            A-5
1.47.     NewSCC Credit Agreement                        A-5
1.48.     NewSCC Warrants                                A-5
1.49.     NewSCC Warrant Agreement                       A-5
1.50.     Non-Debtor Subsidiaries                        A-5
1.51.     Old SCC Stock Option Plans                     A-5
1.52.     OSI                                            A-5
1.53.     OSI Common Stock                               A-5
1.54.     PBGC                                           A-5
1.55.     Pension Plan Claim                             A-5
1.56.     Person                                         A-5
1.57.     Petition Date                                  A-5
1.58.     Priority Tax Claim                             A-5
1.59.     Priority Tax Note                              A-5
1.60.     Priority Wage Claim                            A-6
1.61.     Pro Rata Share                                 A-6
1.62.     Reclamation Claim                              A-6
1.63.     Registered Holder                              A-6
1.64.     Rejected Agreement                             A-6
1.65.     Rejected Agreement Offer                       A-6
1.66.     Reserved Claims                                A-6
1.67.     Retiree Benefits                               A-6
1.68.     Retiree Health and Insurance Claim             A-6
1.69.     Rights Agreement                               A-6
1.70.     Rosen Site                                     A-6
1.71.     SCC                                            A-6
1.72.     SCC Common Stock                               A-6
1.73.     SCC Health and Welfare Plans                   A-6
1.74.     SCC Retirement Plans                           A-6
1.75.     SCCLI                                          A-6
1.76.     SCCLI Common Stock                             A-7
1.77.     Schedules                                      A-7
1.78.     Secured Claim                                  A-7
1.79.     Stockholder Actions                            A-7
1.80.     Superpriority Claims                           A-7
1.81.     Taxes                                          A-7
1.82.     Trust Fund Tax Claim                           A-7
1.83.     Unsecured Claim                                A-7
1.84.     Unsecured Class Cash                           A-7
1.85.     Unsecured Deficiency Claim                     A-7
1.86.     Warrant Agent                                  A-7
1.87.     Warranty and Contract Claim                    A-7
1.88.     Other Definitions                              A-7

ARTICLE 2.
SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

2.1. Substantive Consolidation                           A-8

ARTICLE 3.
CERTAIN PROVISIONS RELATING TO
PAYMENT OF ADMINISTRATIVE CLAIMS

3.1. Administrative Claims                               A-8

ARTICLE 4.
PROVISIONS FOR PAYMENT OF PRIORITY
TAX CLAIMS AND TRUST FUND TAX CLAIMS

4.1. Manner of Payment                                   A-8
4.2. Effect                                              A-9

ARTICLE 5.
DESIGNATION OF AND PROVISIONS FOR
TREATMENT OF CLAIMS AND EQUITY INTERESTS

5.1. Claims under the Chemical DIP Loan Agreement        A-9
5.2. Allowed Administrative Claims                       A-9
5.3. Allowed Priority Tax Claims                         A-9
5.4. Class 1 -- Allowed Priority Wage Claims             A-9
5.5. Class 2 -- Allowed Secured Claims                   A-9
5.6. Class 3 -- Allowed Environmental Claims            A-10
5.7. Class 4 -- Pension Plan Claims                     A-10
5.8. Class 5 -- Retiree Health and Insurance Claims     A-10
5.9. Class 6 -- Warranty and Contract Claims            A-10
5.10.     Class 7 -- Allowed Reclamation Claims         A-10
5.11.     Class 8 -- Allowed General Unsecured Claims   A-10
5.12.     Class 9 -- Allowed Convenience Class Claims   A-10
5.13.     Class 10 -- SCC Common Stock                  A-10
5.14.     Class 11 -- Other Equity Interests            A-10


ARTICLE 6.
NEWSCC COMMON STOCK

6.1. NewSCC Common Stock                                A-11
6.2. Employee Stock Incentive Plan                      A-11
6.3. Senior Officer Stock                               A-11

ARTICLE 7.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1. Assumption of Certain Executory Contracts and Unexpired
Leases                                                  A-11
7.2. Rejection of Certain Executory Contracts and Unexpired
Leases                                                  A-12
7.3. Claims Based on Rejection of Executory Contracts or
Unexpired Leases                                        A-12

ARTICLE 8.
IDENTIFICATION OF CLASSES OF CLAIMS NOT IMPAIRED
BY THIS JOINT PLAN AND CLASSES OF CLAIMS AND EQUITY
INTERESTS DEEMED TO HAVE REJECTED THIS JOINT PLAN

8.1. Unimpaired and Unclassified Classes                A-12
8.2. Classes Deemed Not to Have Accepted this Joint PlanA-12

ARTICLE 9.
ACCEPTANCE OR REJECTION OF THIS JOINT PLAN;
EFFECT OF REJECTION BY ONE OR MORE CLASSES

9.1. Impaired Classes to Vote                           A-13
9.2. Acceptance By Class of Creditors                   A-13
9.3. Cramdown                                           A-13

ARTICLE 10.
PROVISIONS COVERING DISTRIBUTIONS AND PAYMENTS

10.1.     Making of Distributions and Payments          A-13
10.2.     Distributions by the Distribution Agent       A-13
10.3.     Delivery of Distributions; Unclaimed Property A-15
10.4.     Method of Payment                             A-16
10.5.     Payment Dates                                 A-16
10.6.     Rounding                                      A-16

ARTICLE 11.
PROCEDURES FOR RESOLVING
  DISPUTED CLAIMS AND AVOIDANCE ACTIONS

11.1.     Filing of Objections to Claims                A-16
11.2.     Prosecutions of Objections to Claims          A-16
11.3.     Payment or Distribution Upon Resolution of
Disputed Claims                                         A-17
11.4.     Avoidance Actions                             A-17


ARTICLE 12.
MEANS FOR IMPLEMENTATION OF THIS JOINT PLAN

12.1.     Conveyance Free and Clear                     A-17
12.2.     Certain Mergers                               A-17
12.3.     Release of Certain Claims and Actions         A-17
12.4.     Certain Benefit Plans and Programs            A-18
12.5.     Rights Agreement                              A-19
12.6.     Exemption from Certain Taxes                  A-19
12.7.     Certificate of Incorporation and By-Laws      A-19
12.8.     Directors and Officers                        A-19
12.9.     Revesting of Assets; No Further Supervision   A-19
12.10.    Authority to Implement                        A-19
12.11.    No Injunctive Relief                          A-19

ARTICLE 13.
CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

13.1.     Conditions to Confirmation of this Joint Plan A-19
13.2.     Effectiveness of this Joint Plan              A-20

ARTICLE 14.
MISCELLANEOUS PROVISIONS

14.1.     Modification of Payment Terms                 A-20
14.2.     Cancellation of Securities                    A-20
14.3.     Discharge of Debtors                          A-20
14.4.     Post-Effective Date Creditors' Committee      A-21
14.5.     Filing of Additional Documents                A-22
14.6.     Compliance with Tax Requirements              A-22
14.7.     Setoffs                                       A-22
14.8.     Retiree Benefits; Benefit Plans               A-22
14.9.     Payment of Certain Expenses by NewSCC         A-22
14.10.    Section Headings                              A-22
14.11.    Waiver                                        A-22

ARTICLE 15.
PROVISIONS FOR EXECUTION AND SUPERVISION OF THIS JOINT PLAN

15.1.     Retention of Jurisdiction                     A-23
15.2.     Amendment of Joint Plan                       A-24
15.3.     Revocation of Joint Plan                      A-24
15.4.     Implementation                                A-24



LIST OF SCHEDULES
Schedule 1.4   Assumed Agreements
Schedule 1.49  Form of NewSCC Warrant Agreement
Schedule 1.50  Existing Non-Debtor Subsidiaries of SCC
Schedule 1.59  Form of Priority Tax Note
Schedule 1.69  Form of Rights Agreement
Schedule 1.73  SCC Health and Welfare Plans
Schedule 1.74  SCC Retirement Plans
Schedule 5.5   Subclasses of Secured Claims
Schedule 7.1(c)     Cure Payments
Schedule 12.7  Form of Amended and Restated Certificate of
Incorporation and By-Laws
     of NewSCC

              DEBTORS' THIRD AMENDED SECOND JOINT
            PLAN OF REORGANIZATION UNDER CHAPTER 11
              OF THE UNITED STATES BANKRUPTCY CODE

SMITH CORONA CORPORATION, SCM OFFICE SUPPLIES, INC., SCC LI
CORP. and HULSE MANUFACTURING COMPANY, the Debtors and
Debtors-in-Possession in the above-captioned, jointly-administered
Chapter 11 Case, hereby propose the following Third Amended
Second Joint Plan of Reorganization pursuant to section 1121(a), title 11, United States Code.

                           ARTICLE 1.

                          DEFINITIONS

As used in this Joint Plan, the following terms shall have the respective meanings specified below:

1.1. Administrative Bar Date: Other than with respect to Administrative Claims of professionals retained pursuant to sections 327 or 328 of the Bankruptcy Code, fees and expenses of ordinary course professionals, expenses of members of the Creditors' Committee, Claims under the Chemical DIP Loan Agreement and Claims under clauses (viii) and (ix) of the definition of Administrative Claim below, with respect to Administrative Claims incurred (a) prior to August 16, 1996, October 18, 1996 or such other date as determined by the Bankruptcy Court and (b) on or after August 16, 1996, such date, if any, as determined by the Bankruptcy Court.

1.2. Administrative Claim: Any Allowed Superpriority Claim and any cost or expense of administration of the Chapter 11 Case (a) required to be asserted by filing a proof of claim with the Bankruptcy Court prior to the Administrative Bar Date or (b) Allowed under section 503(b) of the Bankruptcy Code, except to the extent the holder of such Claim agrees to be treated differently. Administrative Claims include, but are not limited to, (i) any actual and necessary expenses of preserving the estate of any Debtor incurred during the Chapter 11 Case, (ii) any actual and necessary expenses of operating the business of any Debtor incurred during the Chapter 11 Case, (iii) any indebtedness or obligations incurred or assumed by any Debtor in connection with the conduct of the business as a debtor-in-possession or for the acquisition or lease of property by, or for the rendition of services to, any Debtor as a debtor-in-possession, (iv) obligations pursuant to executory contracts assumed by a Debtor pursuant to an order of the Bankruptcy Court,
(v) all Claims as provided by section 507(b) of the Bankruptcy Code, (vi) all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court, (vii) any Allowed Contingent Claims which are granted administrative priority status by Final Order of the Bankruptcy Court, (viii) all fees payable and unpaid under section 1930 of title 28, United States Code and (ix) any fees or charges assessed against the estates of the Debtors under Chapter 123, title 28, United States Code.

1.3. Allowed Claim: Any Claim against a Debtor (i) proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of claims against the Debtors or, if no proof of claim is filed, which has been or hereafter is listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent and, in either case, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Joint Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) in favor of any Person arising from a judgment against such Person in any Avoidance Action (if the effect of such judgment gives such Person an Allowed General Unsecured Claim). A Disputed Claim shall be an Allowed Claim if, and only to the extent that, such Disputed Claim has been Allowed by a Final Order. The term "Allowed," when used to modify a reference in this Joint Plan to any Claim or class of Claims, shall mean a Claim (or any Claim in any such class) that is allowed, e.g., an Allowed Secured Claim is a Claim that has been Allowed to the extent of the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of any interest in property of the estate of a Debtor securing such Claim. Unless otherwise specified in this Joint Plan or in the Final Order of the Bankruptcy Court allowing such Claim, "Allowed Claim" shall not include interest on the amount of such Claim from and after the Petition Date. Claims under the Chemical DIP Loan Agreement are recognized as Allowed Superpriority Claims.

1.4. Assumed Agreement: Each executory contract and unexpired lease of a Debtor that is listed on Schedule 1.4 hereof.

1.5. Avoidance Action: Any action to avoid a transfer of property or to recover property pursuant to sec.sec. 542, 543, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code.

1.6. Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended, title 11, United States Code.

1.7.  Bankruptcy Court: The unit of the United States District
Court for the District of Delaware having jurisdiction over the Chapter 11 Case.

1.8.  Bankruptcy Rules: The Federal Rules of Bankruptcy
Procedure and the local rules of the Bankruptcy Court, as applicable to the Chapter 11 Case.

1.9. Bank Prepetition Agreements: Any and all agreements between the Banks and any of the Debtors entered into prior to the Petition Date.

    1.10.  Banks: Chemical and Bank of America Illinois.

  1.11. Business Day: Any day other than a Saturday, Sunday or other day on which commercial banks in New York or Connecticut are authorized or required by law to close.

  1.12. Cash: Cash and readily marketable securities or instruments including, without limitation, readily marketable direct obligations of the United States of America or agencies or instrumentalities thereof, time certificates of deposit issued by any bank, and commercial paper.

  1.13.  CERCLA: The Comprehensive Environmental Response,
  Compensation and Liability Act of 1980, as amended.

  1.14.  Chapter 11 Case: The cases under Chapter 11 of the
  Bankruptcy Code in which the Debtors are the debtors.

  1.15. Chemical: Chemical Bank, a New York banking corporation.

  1.16. Chemical DIP Loan Agreement: The Credit Agreement, dated as of July 10, 1995, among SCC, the Banks, and Chemical, as agent, as amended.

  1.17. Claim: Any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, arising at any time before the Confirmation Date or relating to any event that occurred before the Confirmation Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, arising at any time before the Confirmation Date or relating to any event that occurred before the Confirmation Date.

  1.18. Common Stock: With respect to any Debtor, all of the outstanding shares of common stock (or equivalent common equity security, however designated) in such Debtor.

  1.19.  Confirmation Date: The date upon which the Bankruptcy
  Court enters the Confirmation Order.

  1.20. Confirmation Order: An order of the Bankruptcy Court, in form and substance satisfactory to the Debtors, confirming this Joint Plan in accordance with the provisions of Chapter
  11 of the Bankruptcy Code.

  1.21. Contingent Claim: A Claim which is either contingent or unliquidated on or immediately before the Confirmation
  Date.

  1.22. Convenience Class Claim: Any General Unsecured Claim of $1,500 or less and any such Claim exceeding $1,500 that is voluntarily reduced by the holder of such Claim to $1,500. Each holder of a General Unsecured Claim exceeding $1,500 that voluntarily elects to reduce its claim to $1,500 (the "Convenience Class Election") shall be deemed to have voted to accept this Joint Plan. The Convenience Class Election shall be irrevocably made by so indicating a holder's election on the ballot to be provided to holders of Claims for voting for or against this Joint Plan. By making the Convenience Class Election, the holder shall agree to reduce the amount of its Claim in Class 8 of the Plan to a Convenience Class Claim in the amount of $1,500 and receive the treatment accorded Class 9 by this Joint Plan. If the holder of a General Unsecured Claim who is entitled to but fails to make the Convenience Class Election or improperly completes the ballot provided, such holder will be entitled to receive the treatment afforded Allowed General Unsecured Claims in Class 8 for the full amount of such holder's Allowed Claim, if any, in such Class.

  1.23. Creditor: Any Person that holds a Claim against any of the Debtors.

  1.24. Creditors' Committee: The Official Committee of Unsecured Creditors appointed in the Chapter 11 Case of SCC pursuant to section 1102(a) of the Bankruptcy Code, as it may be constituted or reconstituted from time to time, including such committee as it may exist following the Effective Date pursuant to the terms of this Joint Plan.

  1.25. Debtors: SCC, OSI, SCCLI and Hulse, including any such Debtor in its capacity as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

  1.26. Disputed Claim: A Claim (other than a Claim under the Chemical DIP Loan Agreement) which is the subject of a timely objection interposed by the Debtors or any party in interest (including NewSCC or the Creditors' Committee) in the Chapter 11 Case, if at such time such objection remains unresolved; provided, however, that the Bankruptcy Court may determine the amount of a Disputed Claim for purposes of allowance pursuant to section 502(c) of the Bankruptcy Code; provided, further, that (a) the Debtors, in their sole discretion, may elect to treat the portion of a Disputed Claim, if any, that is not in dispute as an Allowed Claim, with the disputed portion remaining a Disputed Claim and (b) any holder of a Disputed Claim shall be entitled to seek an order of the Bankruptcy Court treating all or any portion of such Claim as an Allowed Claim. The term "Disputed," when used to modify a reference in this Joint Plan to any Claim or class of Claims, shall mean a Claim (or any Claim in any such class) (other than a Claim under the Chemical DIP Loan Agreement) that is a Disputed Claim as defined herein. Except as provided in Section 5.1 hereof with respect to any Claim under the Chemical DIP Loan Agreement, in the event there is a dispute as to classification or priority of a Claim, it shall be considered a Disputed Claim in its entirety. Except as provided in
  Section 5.1 hereof and the Chemical DIP Loan Agreement, until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to allocations and distributions under this Joint Plan. Any reference in this
  Section 1.26 to Claims under the Chemical DIP Loan Agreement shall not have any effect on the treatment of Claims of the Banks under the Bank Prepetition Agreements, including any Claims under the Bank Prepetition Agreements for reimbursement of attorneys' or other professional fees, which shall remain subject to allowance and/or disgorgement, as appropriate, or with respect to any Avoidance Actions related to the Bank Prepetition Agreements.

  1.27. Distribution Agent: NewSCC or such disbursing agent(s) as NewSCC shall from time to time employ at its expense for the purpose of making distributions under this Joint Plan. Any Distribution Agent and any successor, if appointed prior to the Effective Date, must be reasonably satisfactory to the Creditors' Committee.

  1.28. Distribution Agent Charges: Any Taxes imposed upon or with respect to (i) the Distribution Agent in its capacity as such, or (ii) the assets held by the Distribution Agent in its capacity as such, or (iii) any income realized by the Distribution Agent in its capacity as such, or (iv) any trust deemed to be created pursuant to Article 10 of this Joint Plan.

  1.29. Distribution Date: With respect to any Allowed Claim, each date on which a distribution is made with respect to such Allowed Claim.

  1.30. Effective Date: The last to occur of (i) such date as the Debtors (with the consent of the Creditors' Committee) shall, by a written instrument or instruments filed from time to time with the Bankruptcy Court, have most recently designated as the Effective Date, and (ii) the Business Day on which all of the conditions set forth in Section 13.2 of this Joint Plan shall have been satisfied.

  1.31. Environmental Claim: Any Claim presently asserted or which may be asserted in the future, including, without limitation, any Contingent Claim or Claim for contribution or indemnity, of any governmental unit, or Claim for contribution or indemnity by any Person, arising out of or related to any Environmental, Health and Safety Laws with respect to the properties in Groton, New York or Cortlandville, New York owned by SCC; provided, however, that any such Claims with respect to either the Rosen Site or the Melville Site, or both, may be treated as Environmental Claims if the Debtors so elect, after consultation with the Creditors' Committee, on or before the Confirmation Date; provided further, however, that if the Debtors do not elect to treat such Claims with respect to either the Rosen Site or the Melville Site, or both, as Environmental Claims, such Claims, respectively, shall be treated as General Unsecured Claims.

  1.32. Environmental, Health and Safety Laws: CERCLA, the Resource Conservation and Recovery Act of 1976, and the Occupation Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes.

  1.33. Equity Interest: Any interest in any of the Debtors represented by any class or series of capital stock, including common or preferred stock, issued by any Debtor prior to the Petition Date, and any and all warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to any such shares of capital stock of any Debtor. Equity Interests include, without limitation, all SCC Common Stock, all SCCLI Common Stock, all OSI Common Stock and all Hulse Common Stock, and any warrants or options to acquire any of the above. Equity Interests also include, without limitation, all Stockholder Actions and other Claims arising from rescission of a purchase or sale of an Equity Interest, for damages arising from the purchase or sale of such an Equity Interest, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

  1.34.  ERISA: The Employee Retirement Income Security Act of
  1974, as amended.

  1.35. Excess Reclamation Funds: The difference between (a) $167,000 and (b) the total aggregate amount of Cash paid to holders of Allowed Reclamation Claims on account of such Claims after all Disputed Reclamation Claims have been resolved. Upon the resolution of all Disputed Reclamation Claims, the Excess Reclamation Funds, if any, shall be transferred promptly by NewSCC to the Distribution Agent to be part of the Unsecured Class Cash for distribution to holders of Allowed General Unsecured Claims, pursuant to the terms of this Joint Plan.

  1.36. Final Distribution Date: The first Distribution Date to occur after all Disputed Claims and Avoidance Actions that are pursued and prosecuted by or on behalf of the Debtors by NewSCC or the Creditors' Committee have been resolved by Final Order.

  1.37. Final Order: An order which is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review or rehearing shall then be pending.

  1.38. General Unsecured Claim: Any Unsecured Claim, other than a Superpriority Claim, an Administrative Claim, a Priority Wage Claim, a Priority Tax Claim, an Environmental Claim, a Pension Plan Claim, a Retiree Health and Insurance Claim, a Warranty and Contract Claim, a Reclamation Claim or a Convenience Class Claim. Allowed General Unsecured Claims include, without limitation, Allowed Unsecured Deficiency Claims, and any Claim in favor of any Person arising from a judgment against such Person in any Avoidance Action (if the effect of such judgment gives such Person an Allowed General Unsecured Claim).

  1.39. Hulse: Hulse Manufacturing Company, a Delaware corporation.

  1.40. Hulse Common Stock: The currently outstanding shares of common stock of Hulse, par value $100, which will be canceled on the Effective Date.

  1.41.  IRS: The Internal Revenue Service.

  1.42. Joint Plan or Plan: This Third Amended Second Joint Plan of Reorganization, either in its present form or as it may be amended or modified from time to time in any manner permitted by the Bankruptcy Code or Bankruptcy Rules.

  1.43.  Melville Site: The site located in Melville, New
  York, formerly leased by SCCLI, which is undergoing environmental remediation.

  1.44. Net Avoidance Action Proceeds: The Cash or other proceeds received by judgment or settlement from any Avoidance Action against any Person commenced by the Debtors, NewSCC or the Creditors' Committee, after first deducting the amount offset and retained or to be retained by such Person pursuant to Section 11.4 hereof equal to the Cash distributions such Person would have received (based upon all distributions theretofore made to holders of Allowed General Unsecured Claims) on account of such Person's Allowed General Unsecured Claim if such Claim had been Allowed as of the Effective Date (if the effect of such judgment or settlement gives such Person an Allowed General Unsecured Claim), and then deducting all expenses incurred with respect thereto. Net Avoidance Action Proceeds, less the amount offset and retained or to be retained by such Person pursuant to Section 11.4 hereof equal to the Cash distributions such Person would have received (based upon such Person's Pro Rata Share of such Net Avoidance Action Proceeds) on account of such Person's Allowed General Unsecured Claim (if the effect of such judgment or settlement gives such Person an Allowed General Unsecured Claim), shall be transferred promptly by the Debtors, NewSCC or the Creditors' Committee, as the case may be, to the Distribution Agent to be part of the Unsecured Class Cash for distribution to holders of Allowed General Unsecured Claims (other than such Person), pursuant to the terms of this Joint Plan.

  1.45. NewSCC: SCC from and after the Effective Date, as reorganized, discharged and revested with its assets pursuant to this Joint Plan.

  1.46.  NewSCC Common Stock: The common stock, par value
  $.001 per share, of NewSCC.

  1.47. NewSCC Credit Agreement: The Credit Agreement between NewSCC and one or more financial institutions acceptable to the Debtors and the Creditors' Committee, pursuant to which such financial institutions shall have agreed to provide at least $10,000,000 in working capital financing to NewSCC on terms and conditions satisfactory to the Debtors and the Creditors' Committee.

  1.48. NewSCC Warrants: The warrants, each to purchase one share of NewSCC Common Stock, to be issued by NewSCC pursuant to the NewSCC Warrant Agreement, which warrants shall be issued to Registered Holders pursuant to Section 5.13 hereof, and which warrants each shall (a) have an exercise price determined as set forth in the NewSCC Warrant Agreement and
  (b) be exercisable during the period commencing on the date occurring six (6) months after the Effective Date and ending on the date occurring two (2) years after the Effective Date.

  1.49. NewSCC Warrant Agreement: The Warrant Agreement between NewSCC and the Warrant Agent, in substantially the form attached hereto as Schedule 1.49.

  1.50. Non-Debtor Subsidiaries: All direct and indirect subsidiaries of SCC, other than OSI, SCCLI and Hulse, as listed on Schedule 1.50 hereto.

  1.51. Old SCC Stock Option Plans: All contracts, plans, agreements or arrangements existing on the Petition Date providing for the grant to any employees of the Debtors of options to acquire SCC Common Stock or stock appreciation rights related to SCC Common Stock.

  1.52. OSI: SCM Office Supplies, Inc., a Delaware corporation.

  1.53. OSI Common Stock: The currently outstanding shares of common stock of OSI, with no par value, which will be canceled on the Effective Date.

  1.54.  PBGC: The Pension Benefit Guaranty Corporation.

  1.55. Pension Plan Claim: Any Claim arising from or related to any qualified pension plan sponsored or maintained by any of the Debtors, including without limitation, any Claim by or on behalf of any SCC Retirement Plan for contributions due from any Debtor, any other Claim relating to any actual or alleged unfunded benefit liabilities, unpaid minimum funding contributions, or unpaid premiums, or for any interest or penalty allegedly owed upon or by reason of any such Claim, and any and all Claims against a Debtor in its capacity as administrator or fiduciary of an SCC Retirement Plan.

  1.56. Person: An individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government, governmental unit or any subdivision thereof or any other entity.

  1.57. Petition Date: (a) With respect to SCC, July 5, 1995 and (b) with respect to OSI, SCCLI and Hulse, August 18, 1995.

  1.58.  Priority Tax Claim: Any Claim arising prior to the
  Petition Date to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

  1.59.  Priority Tax Note: A promissory note, in the form of
  Schedule 1.59 hereto, as issued and delivered to any holder of an Allowed Priority Tax Claim. Each Priority Tax Note so issued and delivered shall have a stated principal amount equal to the amount of such Allowed Priority Tax Claim, shall pay interest as provided in such Priority Tax Note, and shall mature on the date which is the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim.

  1.60. Priority Wage Claim: Any Claim to the extent entitled to priority in payment under section 507(a)(3) of the Bankruptcy Code.

  1.61. Pro Rata Share: With respect to any distribution of Unsecured Class Cash to the holder of any Allowed General Unsecured Claims, a fraction, the numerator of which shall be the amount of such holder's Allowed General Unsecured Claims and the denominator of which shall be the sum of all Allowed General Unsecured Claims, plus the Reserved Claims in such Class, all determined as of the determination date relating to any applicable distribution.

  1.62. Reclamation Claims: All Claims pursuant to section 546(c) of the Bankruptcy Code for reclamation of goods shipped to the Debtors prior to the Petition Date; provided, however, that any Disputed Reclamation Claim that has not been Allowed by the date which is one (1) year after the Effective Date will no longer be deemed a Reclamation Claim but will instead be deemed a General Unsecured Claim unless the Bankruptcy Court orders otherwise.

  1.63. Registered Holder: The holder of record of any shares of SCC Common Stock on August 15, 1996, as such holder's name appears on the stock registry of SCC.

  1.64. Rejected Agreement: Each executory contract and unexpired lease of a Debtor which (i) is not an Assumed
  Agreement, (ii) has not been expressly assumed by order of the Bankruptcy Court prior to the Confirmation Date, or (iii) is not the subject of a pending application to assume on the Confirmation Date.

  1.65. Rejected Agreement Offer: An offer, to be made by NewSCC to certain non-Debtor parties to Rejected Agreements, pursuant to which NewSCC will offer to enter into a new contract, lease or similar agreement with each such non-Debtor party to which such an offer is made for the equipment, facilities or other goods or services previously subject to such Rejected Agreement, all on the terms and conditions specified in such Rejected Agreement Offer.

  1.66. Reserved Claims: All Disputed Claims as of the applicable determination date in the face amount of the proof of claim filed with respect to such Claim, unless such Claim has been estimated or otherwise determined by the Bankruptcy Court for the purpose of allowance pursuant to section 502(c) of the Bankruptcy Code or pursuant to the order described in
  Section 13.2(c) hereof, in which case in such estimated or determined amount. Unless any particular order of the Bankruptcy Court estimating or determining a Claim provides otherwise, the amount so estimated or determined shall apply both for voting purposes, if applicable, and for purposes of computing Reserved Claims.

  1.67. Retiree Benefits: Payments to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by any Debtor prior to the Petition Date.

  1.68. Retiree Health and Insurance Claim: Any Claim for health or life insurance benefits for retired employees of the Debtors under any SCC Health and Welfare Plan.

  1.69. Rights Agreement: The Rights Agreement between NewSCC and the rights agent appointed thereunder, in substantially the form attached hereto as Schedule 1.69.

  1.70. Rosen Site: The site located in Cortland, New York undergoing environmental remediation, which is the subject of the legal proceeding entitled Cooper Industries, Inc. v.
  Agway, et al.

  1.71. SCC: Smith Corona Corporation, a Delaware corporation.

  1.72. SCC Common Stock: The currently outstanding shares of common stock of SCC, $.01 par value, which will be canceled on the Effective Date.

  1.73. SCC Health and Welfare Plans: All plans and programs of SCC providing for health and welfare benefits to employees of SCC and its affiliates, as listed on Schedule 1.73 hereof.

  1.74. SCC Retirement Plans: The plans and programs of any of the Debtors providing for certain retirement benefits to employees of SCC and its affiliates and listed on Schedule
  1.74 hereof.

  1.75.  SCCLI: SCC LI Corp., a New York corporation.

  1.76. SCCLI Common Stock: The currently outstanding shares of common stock of SCCLI, with no par value, which will be canceled on the Effective Date.

  1.77. Schedules: The respective schedules of assets and liabilities and any amendments thereto filed by the Debtors with the Bankruptcy Court in accordance with section 521(l) of the Bankruptcy Code.

  1.78. Secured Claim: A Claim to the extent of the value, as determined pursuant to section 506(a) or 1111(b) of the Bankruptcy Code, of any interest in property of the Debtors' estates securing such Claim (other than Claims under the Chemical DIP Loan Agreement). To the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, such Claim is an Unsecured Deficiency Claim unless, in any such case, the class of which such Claim is a part makes a valid and timely election under section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent allowed.

  1.79. Stockholder Actions: Any claims, litigations or actions brought or that could have been or could be brought by or on behalf of stockholders of SCC or derivatively on behalf of SCC or any of its subsidiaries, arising out of or with respect to any action, event or omission occurring before the Confirmation Date.

  1.80. Superpriority Claims: All Claims under the Chemical DIP Loan Agreement and any other Claim created by Final Order of the Bankruptcy Court providing for a priority senior to that provided in section 507(a)(1) of the Bankruptcy Code.

  1.81. Taxes: All income, franchise, excise, sales, use, employment, withholding, property, payroll and other taxes, assessments, and governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

  1.82. Trust Fund Tax Claim: Any Claim in respect of any Taxes for which any officer, director or employee of any Debtor has, is asserted to have, or may have, personal liability for the collection, accounting or payment to the relevant taxing authority, but excluding any such Claim which is not an Administrative Claim or a Priority Tax Claim.

  1.83. Unsecured Claim: A Claim not secured by a charge against or interest in property in which the Debtors' estate has an interest, including any Unsecured Deficiency Claim, and any Claim arising at any time under Bankruptcy Rule
  3002(c)(3).

  1.84. Unsecured Class Cash: Cash in an amount equal to (a) $10,780,000 less the aggregate amount of Cash paid to holders of Allowed Convenience Class Claims plus (b) the Net Avoidance Action Proceeds plus (c) the Excess Reclamation Funds plus (d) any interest accrued on such Cash prior to its distribution and after it has been received by the Distribution Agent (except for interest payable to the holders of Allowed General Unsecured Claims pursuant to Section 11.3 hereof).

  1.85. Unsecured Deficiency Claim: A Claim by a Creditor arising out of the same transaction as a Secured Claim to the extent that the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of such Creditor's interest in property of the Debtors' estate securing such Claim is less than the amount of the Claim which has the benefit of such security as provided by section 506(a) of the Bankruptcy Code.

  1.86. Warrant Agent: The warrant agent appointed pursuant to the NewSCC Warrant Agreement.

  1.87. Warranty and Contract Claim: Any Claim (i) for breach of warranty based upon contract and not upon tort with respect to any product sold by the Debtors, (ii) in connection with customer promotional programs or (iii) relating to accounts receivable and accrued liabilities incurred in the ordinary course of business arising on or after the Petition Date (other than Administrative Claims of professionals retained pursuant to sections 327 or 328 of the Bankruptcy Code, fees and expenses of ordinary course professionals, expenses of members of the Creditors' Committee, Claims under the Chemical DIP Loan Agreement and Claims under clauses (viii) and (ix) of the definition of Administrative Claim).

  1.88. Other Definitions: Unless the context otherwise requires, any capitalized term used and not defined herein or elsewhere in this Joint Plan but that is defined in the Bankruptcy Code or Bankruptcy Rules shall have the meaning set forth therein. Wherever from the context it appears appropriate, each term stated in either of the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words "herein," "hereof," "hereto," "hereunder," and others of similar inference refer to this Joint Plan as a whole and not to any particular article, section, subsection, or clause contained in this Joint Plan. The word "including" shall mean including without limitation.

                           ARTICLE 2.

            SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

  2.1. Substantive Consolidation. This Joint Plan contemplates and is predicated upon the substantive consolidation of the estates of the Debtors into a single entity for purposes of confirmation, consummation and implementation of this Joint Plan. Pursuant to an order of the Bankruptcy Court (which may be the Confirmation Order), on the Effective Date: (i) all intercompany Claims by and among the Debtors will be released; (ii) all assets and all proceeds thereof and all liabilities of the Debtors will be merged or treated as though they were merged; (iii) any obligation of any of the Debtors and all guarantees thereof executed by any of the Debtors will be deemed to be one obligation of the Debtors; (iv) any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the Debtors; (v) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors will be deemed one Claim filed against the Debtors; (vi) all duplicative claims filed against more than one of the Debtors will be automatically expunged so that only one claim survives against the Debtors; (vii) all Equity Interests of any Debtor in any other Debtor shall be deemed automatically canceled and retired by operation of law and shall cease to exist; and
  (viii) the Debtors will be deemed, for purposes of determining the availability of setoff under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. Notwithstanding the foregoing, the right of recovery of NewSCC or the Creditors' Committee under the Avoidance Actions exercisable on behalf of the Debtors' estate shall not be prejudiced by such consolidation, and all Claims and Equity Interests of a Debtor against or in any
Non-Debtor Subsidiary and all Claims of any Non-Debtor Subsidiary against a Debtor, including but not limited to any Claims relating to executory contracts or unexpired leases between a Debtor and any Non-Debtor Subsidiary, shall not be impaired by the Plan, and shall continue to exist after the Effective
  Date.

                           ARTICLE 3.

                 CERTAIN PROVISIONS RELATING TO
                PAYMENT OF ADMINISTRATIVE CLAIMS

  3.1. Administrative Claims. Sections 5.1 and 5.2 below contain provisions dealing with the treatment of Administrative Claims. Such treatment is consistent with the requirements of section 1129(a)(9)(A) of the Bankruptcy Code, and holders of Administrative Claims are not entitled to vote on this Joint Plan. Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Claims are not designated as classes of Claims for purposes of this Joint Plan and sections 1123, 1124, 1126 and 1129 of the Bankruptcy Code.

                           ARTICLE 4.

               PROVISIONS FOR PAYMENT OF PRIORITY
              TAX CLAIMS AND TRUST FUND TAX CLAIMS

  4.1. Manner of Payment. Each Allowed Priority Tax Claim, if any, will be paid in full in Cash by NewSCC at such time or times as provided in Section 10.1 hereof; provided, however, that NewSCC may elect to pay such Claims, in any such case, through deferred Cash payments over a period not exceeding six years after the date of assessment of such Claim, of a value as of the Effective Date equal to the Allowed amount of such Claim, in each case unless otherwise agreed between NewSCC and the holder of such Allowed Priority Tax Claim. All Allowed Trust Fund Tax Claims against any Debtor shall be paid in full in Cash on the later of the Effective Date or the date upon which they become due and payable, and any payment made to any taxing authority prior to or after the Effective Date with respect to any Allowed Claim relating to Taxes, whether pursuant to a Priority Tax Note or otherwise, shall be applied first against any Allowed Trust Fund Tax Claim owing to such taxing authority. All deferred Cash payments in respect of Allowed Priority Tax Claims shall be made pursuant to and in accordance with the Priority Tax Notes, which shall be distributed to holders of such Allowed Priority Tax Claims on or as soon as practicable after the Effective Date or the allowance of such Priority Tax Claim, whichever is later.

  4.2.  Effect.  The foregoing treatment of Allowed Priority
  Tax Claims is consistent with the requirements of section 1129(a)(9)(C) of the Bankruptcy Code and holders of Allowed Priority Tax Claims are not entitled to vote on this Joint Plan. Pursuant to section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated as classes of Claims for purposes of this Joint Plan and sections 1123, 1124, 1126 and 1129 of the Bankruptcy Code, and all references in Article 5 to Priority Tax Claims are for organizational purposes and convenience of reference only.

                           ARTICLE 5.

               DESIGNATION OF AND PROVISIONS FOR
            TREATMENT OF CLAIMS AND EQUITY INTERESTS

  This Joint Plan treats the assets and liabilities of the Debtors as pooled to the extent provided herein. References in this Article 5 to the "Debtors" shall be to the pooled estates of all of the Debtors. A Claim or Equity Interest is included in a particular class or designation only to the extent that such Claim or Equity Interest qualifies within the description of that class or designation, and is in a different class or designation to the extent that the remainder of such Claim or Equity Interest qualifies within the description of such different class or designation. The Claims against and Equity Interests in the Debtors are designated, and shall be treated, as follows:

  5.1. Claims under the Chemical DIP Loan Agreement. Notwithstanding anything to the contrary contained in this Plan, or any outstanding objection or Avoidance Action with respect to the Claims of the Banks, all Claims under the Chemical DIP Loan Agreement will be satisfied (i) in the case of reimbursement obligations with respect to letters of credit issued thereunder and outstanding on the Effective Date, by making the deposit on the Effective Date provided for in
  Section 2.16(d) of the Chemical DIP Loan Agreement, (ii) in the case of obligations arising after the Effective Date pursuant to Section 2.22(c) of the Chemical DIP Loan Agreement, by NewSCC making prompt payment thereof, (iii) with respect to all other Claims accrued or owing as of the Effective Date, by the payment thereof in full in cash by wire transfer by SCC on the Effective Date, (iv) with respect to any fees and expenses of the Banks and Chemical, as Agent, payable under Section 9.5 of the Chemical DIP Loan Agreement accruing after the Effective Date, by payment thereof by NewSCC up to an aggregate of $650,000, less any amounts accrued by or paid to the Banks or the professionals retained by the Banks from and after July 5, 1995 with respect to any Avoidance Actions against the Banks with respect to the Bank Prepetition Agreements, promptly upon presentation of appropriate invoices to NewSCC, subject only to determination and allowance by the Bankruptcy Court as to amount and appropriateness if the Creditors' Committee objects to any such fees and expenses, including without limitation on the grounds that such fees and expenses should be recovered upon entry of a judgment in connection with an Avoidance Action with respect to the Banks, or (v) by the payment in such other manner as may be agreed by SCC, NewSCC and the Banks. On the date of and immediately after such payment and deposit under clauses (i) and (iii), or under clause (v), above, the "Commitments", as defined in the Chemical DIP Loan Agreement, shall terminate.

  5.2.  Allowed Administrative Claims.  Each Allowed
  Administrative Claim (other than the Superpriority Claims treated in Section 5.1 above) shall be paid in full in Cash
  (or otherwise satisfied in accordance with its terms), at such time or times as provided in Section 10.1 hereof.

  5.3.  Allowed Priority Tax Claims.  Each holder of an
  Allowed Priority Tax Claim shall be paid in full as provided in Article 4 of this Joint Plan.

  5.4. Class 1 -- Allowed Priority Wage Claims. Allowed Priority Wage Claims are unimpaired by this Joint Plan. Each Allowed Priority Wage Claim shall be paid in full in Cash, in each case at such time or times as provided in Section 10.1 hereof, which payment shall be in full compliance with the legal, equitable and contractual rights to which the holder of such Allowed Priority Wage Claim is entitled.

  5.5. Class 2 -- Allowed Secured Claims. Allowed Secured Claims are impaired by this Joint Plan. In full satisfaction of each Allowed Secured Claim, each holder of such Claim shall, at the option of NewSCC, receive either (i) payment in full in Cash in the amount of such Claim, in each case at such time or times as provided in Section 10.1 hereof, (ii) the collateral securing such Claim, or (iii) such other treatment as may be agreed to by NewSCC and the holder of such Claim. Class 2 shall be divided into the Subclasses listed on
  Schedule 5.5 hereto.

  5.6. Class 3 -- Allowed Environmental Claims. Allowed Environmental Claims are unimpaired by this Joint Plan. All Allowed Environmental Claims shall be satisfied in full by assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered.

  5.7. Class 4 -- Pension Plan Claims. Pension Plan Claims are unimpaired by this Joint Plan. All Pension Plan Claims shall be satisfied in full: (i) for Claims arising from or related to the defined benefit plans listed on Schedule 1.74 hereto, to the extent that the Bankruptcy Court does not terminate such defined benefit plans, as provided in Section
  12.4 of this Joint Plan by leaving the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered; and (ii) for Claims arising from or related to the defined contribution plan listed on Schedule
  1.74 hereto, by the assumption of such Claims by NewSCC as provided in Section 12.4 of this Joint Plan, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered; provided, however, that to the extent any SCC Retirement Plan is terminated by action of the PBGC or the Debtors, any Claims arising from or related to such SCC Retirement Plan, including any and all Claims against a Debtor in its capacity as administrator or fiduciary of such SCC Retirement Plan, shall not be considered Pension Plan Claims, and shall not be treated as Claims in this Class 4, but shall be treated as Administrative Claims, Priority Tax Claims and/or General Unsecured Claims, as determined by the Bankruptcy Court or as may be agreed by NewSCC and the holder of such Claims.

  5.8.  Class 5 -- Retiree Health and Insurance Claims.
  Retiree Health and Insurance Claims are unimpaired by this Joint Plan. All Retiree Health and Insurance Claims shall be satisfied in full by assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered.

  5.9. Class 6 -- Warranty and Contract Claims. Warranty and Contract Claims are unimpaired by this Joint Plan. All Warranty and Contract Claims shall be satisfied in full by assumption of such Claims by NewSCC, with the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim unaltered.

  5.10. Class 7 -- Allowed Reclamation Claims. Allowed Reclamation Claims are impaired by this Joint Plan. In full satisfaction of each Allowed Reclamation Claim, each holder of such Claim which has not been satisfied prior to the Effective Date shall be paid in full in Cash (or otherwise satisfied in accordance with its terms), at such time or times as provided in Section 10.1 hereof.

  5.11. Class 8 -- Allowed General Unsecured Claims. Allowed General Unsecured Claims are impaired by this Joint Plan. In full satisfaction of each Allowed General Unsecured Claim, each holder of such Claim shall receive (a) its Pro Rata Share of the Unsecured Class Cash, and (b) one (1) share of NewSCC Common Stock for each $6.00 in amount of such holder's Allowed General Unsecured Claim (which shares in the aggregate shall constitute 85% of the total shares of NewSCC Common Stock which are issued pursuant to this Joint Plan, determined on a fully-diluted basis, not including the effect of the exercise of any of the NewSCC Warrants), each at such time or times as provided in Article 10 hereof.

  5.12. Class 9 -- Allowed Convenience Class Claims. Allowed Convenience Class Claims are impaired by this Joint Plan. In full satisfaction of each Allowed Convenience Class Claim, each holder of such Claim shall receive sixty percent (60%) of the amount of such holder's Allowed Convenience Class Claim in Cash, at such time or times as provided in Section 10.1 hereof; provided, however, that if Class 9 votes to reject this Joint Plan, all Allowed Convenience Class Claims shall be treated as Allowed General Unsecured Claims, and shall be treated in accordance with Section 5.11 hereof.

  5.13. Class 10 -- SCC Common Stock. Holders of SCC Common Stock are impaired by this Joint Plan. Each Registered Holder shall receive one (1) NewSCC Warrant for each ten (10) shares of SCC Common Stock. All shares of SCC Common Stock will be canceled, annulled, and extinguished on the Effective Date.

  5.14.  Class 11 -- Other Equity Interests.  Holders of
  Equity Interests other than SCC Common Stock are impaired by this Joint Plan. Holders of such Equity Interests will not be entitled to receive or retain any property under this Joint Plan on account of such Equity Interests and, pursuant to section 1126(g) of the Bankruptcy Code, are deemed not to have accepted this Joint Plan. All shares of stock representing any such Equity Interests in any Debtor will be canceled, annulled, and extinguished on the Effective Date.

                           ARTICLE 6.

                      NEWSCC COMMON STOCK

  6.1.  NewSCC Common Stock.  The provisions of the NewSCC
  Common Stock are summarized as follows:

  (a) Authorization. The certificate of incorporation of NewSCC shall authorize the issuance of 250,000,000 shares of NewSCC Common Stock.

  (b) Par Value. The NewSCC Common Stock shall have a par value of $.001 per share.

  (c) Rights. The NewSCC Common Stock shall have such rights with respect to dividends, liquidation, voting and other matters as are set forth in the restated certificate of incorporation of NewSCC and as provided under applicable law.

  (d) Issuance. The shares of NewSCC Common Stock to be issued under this Joint Plan shall be issued on the Effective
  Date, except as provided in Sections 5.13, 6.2, 6.3 and 10.2 hereof.

  (e) Legend. If NewSCC reasonably determines that any recipient of NewSCC Common Stock pursuant to the terms of this Joint Plan may be deemed to be an "underwriter" as defined under section 2(11) of the Securities Act of 1933, any or all of the certificates evidencing such shares of NewSCC Common Stock distributed pursuant to the terms of this Joint Plan may bear a conspicuous legend on the face thereof as follows:

  "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED
    UNDER THE SECURITIES ACT OF 1933. ALTHOUGH SUBSEQUENT DISPOSITION OF THE SHARES BY THEIR RECIPIENTS MAY BE EXEMPT FROM REGISTRATION AND NOT SUBJECT TO HOLDING PERIODS IN SOME CIRCUMSTANCES, CERTAIN RECIPIENTS OF THE SECURITIES -- SPECIFICALLY THOSE RECIPIENTS DEEMED TO BE "UNDERWRITERS" AS DEFINED UNDER SECTION 2(11) OF THE SECURITIES ACT OF 1933 -- MAY BE UNABLE TO RESELL SUCH SECURITIES ABSENT REGISTRATION OF THOSE SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAW OR ABSENT EXEMPTION THEREFROM. IT IS RECOMMENDED THAT HOLDERS CONSULT THEIR OWN COUNSEL."

  6.2.  Employee Stock Incentive Plan.  Following the
  Effective Date, NewSCC shall implement an employee stock incentive or other similar plan, which plan shall provide for the issuance of that number of shares (or options to acquire shares) of NewSCC Common Stock which shall at all times constitute up to 10% of the total shares of NewSCC Common Stock which are issued pursuant to this Joint Plan, determined on a fully-diluted basis, not including the effect of the exercise of any of the NewSCC Warrants. Rights to such shares shall not vest prior to the second anniversary of the Effective Date.

  6.3. Senior Officer Stock. Following the Effective Date, NewSCC shall be authorized to award to any person employed by NewSCC following the Confirmation Date in the positions of Chief Executive Officer, Chief Financial Officer or Senior Vice President-Marketing, NewSCC Common Stock, or options to purchase NewSCC Common Stock, in an aggregate amount which shall at all times constitute up to 5% of the total shares of NewSCC Common Stock which are issued pursuant to this Joint Plan, determined on a fully-diluted basis, not including the effect of the exercise of any of the NewSCC Warrants. Rights to such shares shall not vest prior to the second anniversary of the Effective Date.

                           ARTICLE 7.

            EXECUTORY CONTRACTS AND UNEXPIRED LEASES

  7.1. Assumption of Certain Executory Contracts and Unexpired
  Leases.

  (a) As of the Effective Date, all Assumed Agreements are assumed by NewSCC, and the Confirmation Order shall constitute an order under section 365 of the Bankruptcy Code assuming such agreements as of the Effective Date.

  (b) NewSCC may reach agreements with parties to certain
  Assumed Agreements providing for the deferral of cure payments that would otherwise be due by reason of such assumption and for the payment of interest on such deferred amounts.

  (c) Unless otherwise agreed by NewSCC with the counterparty to any such Assumed Agreement, (i) all cure payments (in the amounts listed on Schedule 7.1(c) hereto, which shall be binding on the counterparty unless objected to by the date set by the Bankruptcy Court for filing objections to this Joint
  Plan) which may be required by section 365(b)(1) of the Bankruptcy Code under any Assumed Agreement shall be made on the Effective Date or promptly thereafter, and (ii) in the event of a dispute regarding the amount or timing of any cure payments, the ability of NewSCC to provide adequate assurance of future performance, or any other matter pertaining to assumption or assignment, such dispute shall be resolved by the Bankruptcy Court and NewSCC shall make such cure payments, if any, or provide such assurance as may be required by the Final Order resolving such dispute on the terms and conditions of such Final Order.

  7.2.  Rejection of Certain Executory Contracts and Unexpired
  Leases.

  (a) All Rejected Agreements shall be rejected in accordance with section 365 of the Bankruptcy Code as of the Effective Date, and the Confirmation Order shall constitute an order under section 365 of the Bankruptcy Code rejecting such agreements as of the Effective Date.

  (b) NewSCC may make Rejected Agreement Offers to certain non-Debtor parties to Rejected Agreements. If NewSCC makes a Rejected Agreement Offer that is accepted by the non-Debtor party to a Rejected Agreement, any unreleased or unsatisfied Claim which such non-Debtor party may have against the Debtors pursuant to section 365 of the Bankruptcy Code or otherwise by reason of the rejection of such Rejected Agreement shall automatically by such acceptance (and without any further action by any Person, but subject to the filing of a proof of claim pursuant to Section 7.3 hereof) be deemed a General Unsecured Claim limited to that amount, if any, which the Bankruptcy Court shall determine by Final Order gives effect to the mitigation of damages effected by acceptance of such Rejected Agreement Offer, unless NewSCC and such Person agree otherwise. If NewSCC makes a Rejected Agreement Offer that is not accepted by the non-Debtor party thereto, any Claim which such non-Debtor party may have against the Debtors pursuant to section 365 of the Bankruptcy Code or otherwise by reason of the rejection of such Rejected Agreement shall be limited to that amount, if any, which the Bankruptcy Court shall determine by Final Order gives effect to the mitigation of damages which would have been effected by acceptance of such Rejected Agreement Offer or, if greater, the amount of mitigation determined by the Bankruptcy Court, in each case to the fullest extent permitted by applicable law.

  7.3. Claims Based on Rejection of Executory Contracts or Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases shall be filed with the Bankruptcy Court within thirty
  (30) days after the earlier of (i) the date of service of notice of entry of an order of the Bankruptcy Court approving such rejection and requiring the filing of a proof of claim, and (ii) the date of service of notice of the Confirmation Date, if such executory contract or unexpired lease has been rejected under this Joint Plan. Any Claims not filed within such times shall be released and discharged and forever barred from assertion against the Debtors, their estates and property, or NewSCC.

                           ARTICLE 8.

        IDENTIFICATION OF CLASSES OF CLAIMS NOT IMPAIRED
      BY THIS JOINT PLAN AND CLASSES OF CLAIMS AND EQUITY
       INTERESTS DEEMED TO HAVE REJECTED THIS JOINT PLAN

  8.1.  Unimpaired and Unclassified Classes.  Claims in Class
  1 (Allowed Priority Wage Claims), Class 3 (Allowed Environmental Claims), Class 4 (Pension Plan Claims), Class 5 (Retiree Health and Insurance Claims) and Class 6 (Warranty and Contract Claims) are not impaired under this Joint Plan. Claims under the Chemical DIP Loan Agreement, Allowed Administrative Claims and Allowed Priority Tax Claims are unclassified under this Joint Plan. Any Claims not specifically designated in this Joint Plan as part of an unimpaired Class or unclassified are impaired under this Joint Plan. Unclassified Claims and Claims in unimpaired Classes are not entitled to vote on this Joint Plan.

  8.2.  Classes Deemed Not to Have Accepted this Joint Plan.
  Equity Interests in Class 10 and Class 11 are deemed not to have accepted this Joint Plan, and such Classes shall not be entitled to vote on this Joint Plan.

                           ARTICLE 9.

          ACCEPTANCE OR REJECTION OF THIS JOINT PLAN;
           EFFECT OF REJECTION BY ONE OR MORE CLASSES

  9.1. Impaired Classes to Vote. Except as otherwise required by the Bankruptcy Code or the Bankruptcy Court, any holder of a Claim that is impaired under this Joint Plan is entitled to vote to accept or reject this Joint Plan if, at any time prior to the voting deadline, (i) its Claim has been Allowed, (ii) its Claim has been temporarily allowed for voting purposes only by order of the Bankruptcy Court pursuant to Bankruptcy Rule 3018 (in which case such Claim may be voted in such temporarily allowed amount), (iii) its Claim has been scheduled by the Debtors (but only if such Claim is not scheduled as disputed, contingent or unliquidated) and no objection to such Claim has been filed, or (iv) it has filed a proof of claim on or before October 31, 1995, the last date set by the Bankruptcy Court for such filings (or such later date as the Bankruptcy Court may have established with respect to any particular Claim, but not later than the date of the order approving the disclosure statement accompanying this Joint Plan), and such Claim is not a Disputed Claim. Notwithstanding the foregoing, a holder of a Disputed Claim which has not been temporarily allowed as provided above may nevertheless vote such Disputed Claim in an amount equal to the portion, if any, of such Claim shown as fixed, liquidated and undisputed in the Debtors' Schedules.

  9.2.  Acceptance By Class of Creditors.  A class of
  Creditors shall have accepted this Joint Plan if this Joint
  Plan is accepted by at least two-thirds in amount and more than one-half in number of the Allowed Claims of such class that have accepted or rejected this Joint Plan.

  9.3. Cramdown. Inasmuch as one or more impaired classes of Creditors with Claims against and holders of Equity Interests in the Debtors' estates are deemed not to have accepted this Joint Plan in accordance with section 1129(a) of the Bankruptcy Code, and in the event that one or more other classes of impaired Claims or Equity Interests does not accept or is deemed not to have accepted this Joint Plan, the Debtors request that the Bankruptcy Court confirm this Joint Plan in accordance with section 1129(b) of the Bankruptcy Code.

                          ARTICLE 10.

         PROVISIONS COVERING DISTRIBUTIONS AND PAYMENTS

  10.1. Making of Distributions and Payments. (a) NewSCC, or a Distribution Agent on its behalf, shall make the payments and distributions expressly required to be made in respect of Allowed Superpriority Claims, Allowed Administrative Claims, Allowed Priority Tax Claims (other than those to be satisfied by a Priority Tax Note), Allowed Priority Wage Claims, Allowed Secured Claims, Allowed Reclamation Claims and Allowed Convenience Class Claims (except in the case of Claims under the Chemical DIP Loan Agreement, which shall be paid as provided in Section 5.1 hereof, and other Allowed Claims (other than Allowed General Unsecured Claims) for which a Final Order provides for a different payment date) upon the latest of (i) the Effective Date, or as soon thereafter as practicable, (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable, (iii) the fifth Business Day after such Claim is Allowed, or as soon thereafter as practicable, and (iv) such date as the holder of such Claim and the Person obligated to make such distribution have agreed or shall agree or, if later, with respect to any Allowed Trust Fund Tax Claim, or any Allowed Administrative Claim incurred in the ordinary course of its business, the date on which such Claim becomes due and payable in accordance with its terms. Distributions to holders of Allowed General Unsecured Claims shall be made in accordance with this Article
  10. Distributions to Registered Holders shall be made by NewSCC or the Warrant Agent on the Effective Date, or as soon thereafter as practicable. NewSCC shall make payments under any Priority Tax Notes as provided thereby.

  (b) On the Effective Date, or as soon thereafter as practicable, NewSCC shall reserve the amount of Cash necessary to pay all Reserved Claims (other than Reserved Claims which are General Unsecured Claims) in the amounts in which such Reserved Claims would be paid if such Claims were Allowed in full. Upon the determination of the Allowed amount of any such Reserved Claim, NewSCC shall pay the holder, as soon as practicable thereafter, the amount, if any, such holder is entitled to receive on account of its Allowed Claim from the reserve established pursuant to this Section 10.1(b), pursuant to Sections 10.1(a) and 11.3 hereof, and shall be entitled to remove from such reserve any amount of Cash reserved on account of such Claim and not paid to such holder.

  10.2. Distributions by the Distribution Agent. (a) On the Effective Date, NewSCC will deliver the Unsecured Class Cash (less the amount of Cash necessary to pay all Reserved Claims which are Convenience Class Claims in the amounts in which such Claims would be paid if they were Allowed in full) to the Distribution Agent to be held in trust for distribution to holders of Allowed General Unsecured Claims as provided in
  Article 5 of this Joint Plan. The Distribution Agent shall agree in writing to accept such trust subject to the terms of this Joint Plan. As promptly as practicable after the Effective Date, the Distribution Agent will distribute to each holder of an Allowed General Unsecured Claim as of the Effective Date such holder's Pro Rata Share as of the Effective Date of the Unsecured Class Cash. On each Distribution Date after such initial distribution, the Distribution Agent will distribute to each holder of an Allowed General Unsecured Claim (including any Disputed Claim that has been Allowed since the determination date for the preceding Distribution Date) its Pro Rata Share as of the applicable determination date for any such Distribution Date of the Unsecured Class Cash, less any Unsecured Class Cash previously distributed with respect to such holder's Allowed General Unsecured Claim. A Distribution Date with respect to Allowed General Unsecured Claims shall occur promptly after either (i) NewSCC directs the Distribution Agent to make such a distribution (having due regard to the costs and expenses involved in making a distribution, and in no event more frequently than once every calendar quarter or less frequently than once every calendar year, unless the available Unsecured Class Cash is insufficient for such a distribution), or (ii) the amount of Unsecured Class Cash available for distribution to such holders exceeds 25% of the total amount so allocated. The Distribution Agent shall provide NewSCC on a quarterly basis, or at such other times as reasonably requested by NewSCC, a report containing the following information: (a) the aggregate amount of Allowed and Disputed Claims in the Class of General Unsecured Claims, (b) the aggregate amount of Unsecured Class Cash being held in trust for the holders of the Class of General Unsecured Claims, and (c) such other information as NewSCC shall reasonably request. On the Final Distribution Date, the Distribution Agent will distribute to each holder of an Allowed General Unsecured Claim such holder's final Pro Rata Share of the Unsecured Class Cash, less any Unsecured Class Cash previously distributed with respect to such holder's Allowed General Unsecured Claim.

  (b) On the Effective Date, NewSCC shall issue and deliver to the Distribution Agent one (1) share of NewSCC Common Stock for each $6.00 in amount of Allowed General Unsecured Claims at such time to be held in trust for distribution to holders of Allowed General Unsecured Claims as provided in Article 5 of this Joint Plan. The Distribution Agent shall agree in writing to accept such trust subject to the terms of this Joint Plan. As promptly as practicable after the Effective Date, the Distribution Agent will distribute to each holder of an Allowed General Unsecured Claim as of the Effective Date one (1) share of NewSCC Common Stock for each $6.00 in amount of such holder's Allowed General Unsecured Claim. Upon any Disputed Claim becoming an Allowed General Unsecured Claim, or, as more fully set forth in Section 11.4 hereof, upon a judgment being rendered against any Person in any Avoidance Action (if the effect of such judgment gives such Person an Allowed General Unsecured Claim), NewSCC shall issue and deliver to the Distribution Agent one (1) share of NewSCC Common Stock for each $6.00 in amount of such Allowed General Unsecured Claim, and as promptly as practicable thereafter, the Distribution Agent will distribute to such holder of an Allowed General Unsecured Claim one (1) share of NewSCC Common Stock for each $6.00 in amount of such holder's Allowed General Unsecured Claim. Upon resolution of any Disputed Convenience Class Claim, any Cash reserved on account of such Disputed Claim and not paid to the holder of such Disputed Claim on account of such Claim shall be transferred by NewSCC to the Distribution Agent to be part of the Unsecured Class Cash.

  (c) The determination date for each Distribution Date other than the first Distribution Date shall be the 20th Business Day prior to such Distribution Date. Payments and distributions to be made on any Distribution Date pursuant to this Joint Plan shall be deemed made on such Distribution Date, if made on such Distribution Date or as soon as practicable thereafter but in no event later than five Business Days after such Distribution Date, except as otherwise provided for in this Joint Plan or as may be ordered by the Bankruptcy Court.

  (d) If after the Effective Date NewSCC (i) pays a dividend or makes a distribution on the outstanding NewSCC Common Stock, (ii) subdivides the outstanding shares of NewSCC Common Stock into a greater number of shares, (iii) combines the outstanding shares of NewSCC Common Stock into a smaller number of shares, (iv) issues by reclassification of the outstanding NewSCC Common Stock any shares of its capital stock, (v) is a party to a consolidation, merger or transfer of assets providing for any change in or exchange of the outstanding NewSCC Common Stock, then NewSCC's obligation to issue and the Distribution Agent's obligation to distribute NewSCC Common Stock to any holder of an Allowed General Unsecured Claim arising after the record date in the case of a dividend or distribution and after the effective date of any of the other foregoing transactions shall be adjusted so that the Distribution Agent shall thereafter distribute the kind and amount of securities, Cash or other assets that such holder of an Allowed General Unsecured Claim would have received as a result of such distribution under this Joint Plan and occurrence of such transaction had the Distribution Agent distributed such NewSCC Common Stock to such holder immediately before the record date in the case of a dividend or distribution or immediately before the effective date of any other such transaction (assuming such holder failed to exercise its right of election, if any, as to the kind or amount of securities, Cash or other property receivable upon such transaction). If after an adjustment the Distribution Agent is obligated (i) to issue shares of two or more classes of capital stock of NewSCC to holders of Allowed General Unsecured Claims, the obligation to issue such shares shall thereafter be subject to adjustment on terms comparable to those applicable to NewSCC Common Stock in this Section, (ii) to issue rights or warrants, such obligation shall cease upon the expiration of the right to exercise any such rights or warrants in accordance with their terms or (iii) to pay Cash, interest will not accrue on the Cash.

  (e) The duties of the Distribution Agent (including its duties as trustee pursuant to this Section 10.2) are expressly limited to the ministerial functions set forth in this Article
  10. The Distribution Agent shall incur no liability for its actions (or failure to act) or conduct as Distribution Agent, or as trustee holding Unsecured Class Cash or NewSCC Common Stock except to the extent attributable to the gross negligence or willful misconduct of the Distribution Agent. The Distribution Agent shall at all times maintain a segregated account for the Cash being held in trust for the holders of the Class of Allowed General Unsecured Claims, and the Distribution Agent shall deposit or invest all Cash being held for distribution to Creditors in tax-free securities or in a manner consistent with section 345 of the Bankruptcy Code, except as otherwise authorized by the Bankruptcy Court; provided, that no such deposit or investment shall have a maturity of more than 90 days. NewSCC shall satisfy Distribution Agent Charges quarterly as billed by the Distribution Agent. All Unsecured Class Cash or NewSCC Common Stock held by or transferred to the Distribution Agent for distribution to Creditors pursuant to this Joint Plan shall be held by the Distribution Agent (including NewSCC in its capacity as Distribution Agent) solely as trustee of an express trust and shall not be or constitute property of the Distribution Agent for any purpose whatsoever, nor shall the Distribution Agent have any right or interest to any such Cash or stock for its own account, except as expressly provided in this Joint Plan.

  (f) The Distribution Agent shall cause a register for the transfer of Allowed General Unsecured Claims to be maintained. Transfers shall be registered only (i) upon Final Order of the Bankruptcy Court directing such transfer, (ii) in the event of a transfer by operation of law, or (iii) upon the delivery by the transferor of an opinion of counsel reasonably satisfactory to the Distribution Agent that the transfer is exempt from any applicable registration requirement under the Securities Act of 1933, as amended, and any applicable state securities or blue-sky law and does not subject the Distribution Agent to any additional requirements under the Securities Act of 1933, the Securities Exchange Act of 1934 or the Investment Company Act of 1940.

  10.3.  Delivery of Distributions; Unclaimed Property.

  (a) Distributions and deliveries to holders of Allowed
  Claims shall be made at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if NewSCC has been notified of a change of address). Distributions and deliveries to Registered Holders shall be made at the addresses set forth in SCC's stock registry. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until NewSCC is notified in writing of such holder's then current address, at which time all missed distributions shall be made to such holder without interest (except to the extent that such missed distributions have become unclaimed property). Amounts in respect of undeliverable distributions made through the Distribution Agent shall be returned to the Distribution Agent until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the earlier of the second (2nd) anniversary of the applicable Distribution Date and the Final Distribution Date, and after such date, such undeliverable distributions shall be unclaimed property. All unclaimed property attributable to any Claim or Equity Interest other than an Allowed General Unsecured Claim shall revert to NewSCC, and the claim of any holder with respect to such property shall be discharged and forever barred and, in the case of a Claim, shall no longer be deemed an Allowed Claim. All unclaimed property attributable to any Allowed General Unsecured Claim will be dealt with pursuant to
  Section 10.3(b) of this Joint Plan.

  (b) (i) If any property distributed to the holder of an Allowed General Unsecured Claim is returned to the Distribution Agent as undeliverable, such property shall be deemed an unclaimed distribution. Until the earlier of the determination date for the Final Distribution Date or two years following the Distribution Date as to which such property was unclaimed, unclaimed distributions shall be held by the Distribution Agent solely for the holders of Allowed General Unsecured Claims entitled to such distribution. After any distribution to any holder of an Allowed General Unsecured Claim has become an unclaimed distribution, no further distributions shall be made to such holder unless and until the Distribution Agent has been notified in writing by such holder of such holder's current address, promptly after which all unclaimed distributions shall be made to such holder (except as provided in the next sentence). Upon the earlier of the determination date for the Final Distribution Date and the second anniversary of the Distribution Date as to which such property was unclaimed, each holder of an Allowed General Unsecured Claim entitled to an unclaimed distribution from a Distribution Date prior to the Final Distribution Date who has failed to claim such distribution shall cease to be entitled to such distribution and the Allowed General Unsecured Claim of such holder shall no longer be deemed an Allowed General Unsecured Claim for any purpose under this Joint Plan, including calculation of any holder's Pro Rata Share.

  (ii) Any unclaimed distributions of Unsecured Class Cash with respect to the earlier of the determination date for the Final Distribution Date and the second anniversary of the Distribution Date as to which such property was unclaimed shall become part of the Unsecured Class Cash to be distributed to holders of Allowed General Unsecured Claims pursuant to Section 10.2 hereof, whereupon the holder entitled to an unclaimed distribution on such date shall cease to be entitled to such distribution or any further distributions made to the holders of Allowed General Unsecured Claims. Any unclaimed distributions of NewSCC Common Stock with respect to the earlier of the determination date for the Final Distribution Date and the second anniversary of the Distribution Date as to which such property was unclaimed shall be returned to NewSCC.

  (c) Checks issued by NewSCC or the Distribution Agent in respect of Allowed Claims shall be null and void if not cashed within ninety (90) days of the date of issuance thereof. Subject to Section 10.3(b)(ii) hereof, any amounts paid to the Distribution Agent by NewSCC in respect of such a check shall be promptly returned to NewSCC by the Distribution Agent. Requests for reissuance of any check shall be made directly to NewSCC by the holder of the Allowed Claim with respect to which such check was originally issued. Any funds in respect of such a voided check shall be deemed an undeliverable or unclaimed distribution and shall be treated as provided in subsections (a) and (b) of this Section 10.3, whichever is applicable.

  10.4. Method of Payment. Payments of Cash required to be made pursuant to this Joint Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank at the election of the Person making such payment, except as provided in Section 5.1 hereof.

  10.5. Payment Dates. Whenever any payment or distribution to be made under this Joint Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the immediately following Business Day.

  10.6. Rounding. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as unclaimed property under Section 10.3(b) hereof. Wherever any distribution of a fraction of a share of NewSCC Common Stock would otherwise be called for, the actual distribution shall reflect a rounding of such fraction down to the nearest whole number of shares.

                          ARTICLE 11.

                    PROCEDURES FOR RESOLVING
             DISPUTED CLAIMS AND AVOIDANCE ACTIONS

  11.1. Filing of Objections to Claims. After the Effective Date, objections to Claims shall be made by NewSCC only. Objections to Claims shall be served upon each holder of each of the Claims to which objections are made and filed with the Bankruptcy Court as soon as practicable, but in no event later than the later of (i) 45 days subsequent to the Effective Date and (ii) 90 days after the filing of a proof of claim with respect to such Claim; provided, however, that such periods may be extended by order of the Bankruptcy Court on motion by NewSCC, without notice or a hearing. Any objections to Claims made by the Debtors prior to the Effective Date shall, after the Effective Date, be prosecuted by NewSCC.

  11.2. Prosecutions of Objections to Claims. Prior to the Effective Date the Debtors shall litigate to judgment, propose settlements of or withdraw objections to such Disputed Claims asserted against them as the Debtors may choose. From and after the Effective Date NewSCC shall litigate to judgment, propose settlements of or withdraw objections to all Disputed Claims. NewSCC will act in accordance with its fiduciary duties as a reorganized debtor in the claims resolution process. All proposed settlements of Disputed Claims shall be subject to the approval of the Bankruptcy Court after notice and a hearing (as that term is used in section 102(1) of the Bankruptcy Code). The Debtors or NewSCC shall with reasonable promptness apply to the Bankruptcy Court for an order reasonably satisfactory to the Creditors' Committee that seeks to establish procedures to facilitate the expeditious resolution of Disputed Claims (e.g., limits on the time and scope of discovery and setting forth time schedules for hearings on disputed claims within a fixed period after discovery has been completed).

  11.3. Payment or Distribution Upon Resolution of Disputed Claims. Except as the Debtors or NewSCC, as applicable, may otherwise agree with respect to any Disputed Claim, no payments or distributions shall be made with respect to any portion of a Disputed Claim unless and until (a) all objections to such Disputed Claim have been determined by a Final Order of the Bankruptcy Court or (b) the Bankruptcy Court shall have entered an order treating any portion of a Disputed Claim as an Allowed Claim. Payments and distributions to each holder of a Disputed Claim to the extent that it ultimately becomes an Allowed Claim shall be made in accordance with the provisions of this Joint Plan with respect to the class of Claims to which such Allowed Claim belongs; provided that each such holder shall receive any interest earned on the payments and distributions made to it since the period such payments and distributions would have been made to it if it had been the holder of its Allowed Claim on the Effective Date. A Disputed Claim which is estimated for purposes of allowance and distribution pursuant to section 502(c) of the Bankruptcy Code and which is estimated and Allowed at a fixed amount by Final Order of the Bankruptcy Court shall thereupon be an Allowed Claim for all purposes in the amount so estimated and Allowed.

  11.4. Avoidance Actions. After the Effective Date, NewSCC shall have the sole right, in the name of the Debtors, to commence, continue or settle any Avoidance Actions, including any Avoidance Actions brought by the Debtors prior to the Effective Date, except as provided in Section 12.9 hereof. All proposed settlements of Avoidance Actions shall be subject to the approval of the Bankruptcy Court after notice and a hearing (as that term is used in section 102(1) of the Bankruptcy Code). If any final judgment is rendered against any Person in any Avoidance Action, such Person shall be entitled to offset and retain from the amount it is required to pay on account of such judgment (if the effect of such judgment gives such Person an Allowed General Unsecured Claim) an amount that, when added to the distributions such Person has already received on account such Person's Allowed General Unsecured Claims, is equal to the Cash distributions such Person would have received (based upon (i) all distributions theretofore made to holders of Allowed General Unsecured Claims and (ii) such Person's Pro Rata Share of the Net Avoidance Action Proceeds) on account of such Person's Allowed General Unsecured Claims if such Claims had been Allowed as of the Effective Date, with the retained amount being considered such Person's Pro Rata Share of the Unsecured Class Cash payable to such holder with respect to any and all distributions that would have been payable to such Person in accordance with Section 10.2 hereof with respect to (a) distributions theretofore made and (b) Net Avoidance Action Proceeds recovered from such Person. In addition, such Person shall be entitled to receive, pursuant to Section 10.2 hereof, one (1) share of NewSCC Common Stock for each $6.00 in amount of such Person's Allowed General Unsecured Claim arising from such judgment, calculated without giving effect to the offset and retention described above. Finally, such Person shall be entitled to receive its Pro Rata Share of all subsequent distributions of Unsecured Class Cash made to holders of Allowed General Unsecured Claims (other than distributions of Net Avoidance Action Proceeds from an action commenced against such Person).

                          ARTICLE 12.

          MEANS FOR IMPLEMENTATION OF THIS JOINT PLAN

  12.1. Conveyance Free and Clear. All assets or property of the estate of any Debtor sold at any time during the Chapter 11 Case pursuant to section 363 of the Bankruptcy Code were or are sold free and clear of all liens, claims, encumbrances and interests except as otherwise specifically provided in a Final Order of the Bankruptcy Court approving any such sale.

  12.2.  Certain Mergers.  On the Effective Date, all of the
  Debtors other than SCC will merge with and into SCC, with NewSCC as the surviving corporation.

  12.3.  Release of Certain Claims and Actions.

  (a) On the Effective Date, in order to further the rehabilitation of the Debtors, any and all claims and causes of action, now existing or hereafter arising, against any present or former officer or director of any of the Debtors or any of the Debtors' professional advisors arising out of or related to such Person's actions or omissions to act in his or her capacity as an officer or director of the Debtors or as a member of any committee, or as a fiduciary of any pension or employee benefit plan, or as such an advisor, relating to the Debtors at any time through the Confirmation Date, are finally and irrevocably waived, released and relinquished, and each of the Debtors, its Creditors and Equity Holders and all other persons is enjoined from asserting any such claim or cause of action in any court or forum; provided, however, that this provision shall not operate as a release, waiver or relinquishment of, or injunction against asserting, (i) any such claims or causes of action arising from any actual fraud (but not constructive fraud) or willful misconduct of any such Person or (ii) any Avoidance Action against any such Person; provided, further, that nothing in this Joint Plan shall be deemed to waive, release or relinquish any rights the Debtors or NewSCC may have to assert any claim under any insurance policy indemnifying present or former officers or directors of any of the Debtors or any of the Debtors' professional advisors. Except with respect to any Avoidance Action, NewSCC will indemnify each such Person for all reasonable legal fees or expenses incurred by such Person in connection with any claim or cause of action brought against such Person as a result of such Person's acts or omissions to act and such legal fees and expenses shall be paid as incurred; provided, however, that if any such Person is determined by Final Order of a court to have any liability for any claim or cause of action arising from an actual fraud (but not constructive fraud) or willful misconduct of any such Person, such Person shall not be indemnified for legal fees or expenses incurred in connection with any such claim or cause of action as to which it is so determined to be liable, and such Person shall reimburse NewSCC for any legal fees and expenses that NewSCC previously advanced in connection with such claim; provided, further, if a court has determined by Final Order that the legal fees and expenses incurred by such Person in connection with any claim or cause of action (regardless of whether such claim or cause of action arises from an actual fraud or willful misconduct of such Person) are unreasonable, such Person shall reimburse NewSCC the amount of such legal fees and expenses so determined to be unreasonable.

  (b) The Confirmation Order shall provide that all Persons shall be permanently enjoined, stayed and restrained from pursuing or prosecuting any claims, including Stockholder Actions, that may be asserted against any present or former officers and directors of the Debtors, including claims arising out of intercompany transactions that occurred and decisions that were made prior to the Petition Date, except as to Avoidance Actions against such Persons.

  (c) On the Effective Date, each of the Debtors, its Creditors and Equity Interest holders is deemed to have finally and irrevocably waived, released and relinquished any and all claims and causes of action, if any, that they have or may have as of the Confirmation Date against the Creditors' Committee and any member thereof, including the firms and corporations represented by them and their employees and agents, and the Creditors' Committee's professional advisors arising out of or related to such Person's actions or omissions to act in his or her capacity as a member of such Committee or as such an advisor, and is enjoined from asserting any such claim or cause of action in any court or forum; provided, however, that this provision shall not operate as a release, waiver or relinquishment of, or injunction against asserting, any such claims or causes of action arising from any actual fraud (but not constructive fraud) or willful misconduct of any such Person. NewSCC will indemnify each such Person for all reasonable legal fees or expenses incurred by such Person in connection with any claim or cause of action brought against such Person as a result of such Person's acts or omissions to act and such legal fees and expenses shall be paid as incurred; provided, however, that if any such Person is determined by Final Order of a court to have any liability for any claim or cause of action arising from an actual fraud (but not constructive fraud) or willful misconduct of any such Person, such Person shall not be indemnified for legal fees or expenses incurred in connection with any such claim or cause of action as to which it is so determined to be liable, and such Person shall reimburse NewSCC for any legal fees and expenses that NewSCC previously advanced in connection with such claim; provided, further, if a court has determined by Final Order that the legal fees and expenses incurred by such Person in connection with any claim or cause of action (regardless of whether such claim or cause of action arises from an actual fraud or willful misconduct of such Person) are unreasonable, such Person shall reimburse NewSCC the amount of such legal fees and expenses so determined to be unreasonable.

  12.4. Certain Benefit Plans and Programs. From and immediately after the Effective Date, NewSCC shall assume and continue the SCC Health and Welfare Plans, the defined contribution plan listed on Schedule 1.74 hereto and, if and only if the Bankruptcy Court does not terminate the defined benefit plans listed on Schedule 1.74 hereto, NewSCC shall continue such defined benefit plans, provided, however, that NewSCC reserves the right to modify, amend, freeze or terminate any such plan or program, including the provisions thereof relating to Retiree Benefits, to the fullest extent permitted by law; provided further, however, that NewSCC agrees not to amend or modify the terms of the existing SCC Health and Welfare Plans on such terms as may exist on the Effective Date for the one-year period following the Effective Date, except as may be required by applicable law. Notwithstanding the foregoing, the Old SCC Stock Option Plans and option agreements outstanding thereunder are hereby deemed rejected and terminated with respect to all stock options thereunder, whether granted before or after the Petition Date. Because such rejection of such Old SCC Stock Option Plans and option agreements does not result in any damage to any Person, no Claim shall be Allowed against any Debtor by reason of such rejection.

  12.5. Rights Agreement. On the Effective Date, NewSCC shall be deemed to have adopted the Rights Agreement.

  12.6. Exemption from Certain Taxes. To the full extent allowed pursuant to section 1146(c) of the Bankruptcy Code, the consummation of the transactions contemplated by this Joint Plan shall not subject the Debtors or NewSCC to any state or local sales, use, transfer, documentary, recording or gains tax. Without limiting the foregoing sentence, the merger transactions contemplated by Section 12.2 of this Joint Plan shall not subject the Debtors or NewSCC to any such tax pursuant to New York Tax Law, Section 1402, by virtue of the definition of "Controlling Interest" set forth in New York Tax Law, Section 1401, or otherwise.

  12.7. Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of NewSCC shall be amended and restated in the form of Schedule 12.7 hereof.

  12.8.  Directors and Officers.  The initial post-Effective
  Date directors and officers of NewSCC, subject to the consent of the Creditors' Committee, shall be constituted as of the Effective Date.

  12.9. Revesting of Assets; No Further Supervision. The assets of each Debtor and all property of each Debtor's estate (including, without limitation, all rights of the Debtors to recover property under sections 542, 543, 550 and 553 of the Bankruptcy Code, all avoiding powers under sections 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy
  Code, all proceeds thereof, and all claims and causes of action, cross-claims and counterclaims of any kind or nature whatsoever against third parties arising before the Confirmation Date that have not been disposed of prior to the Confirmation Date), shall be preserved and revest in NewSCC, in each case free and clear of all Claims and Equity Interests, but subject to the obligations of NewSCC as specifically set forth in this Joint Plan; provided, however, that all Avoidance Actions shall vest in the Debtors' estates, to be exercisable on behalf of the Debtors' estates by NewSCC, and provided further, that certain claims arising under section 547 of the Bankruptcy Code which were delegated or assigned to the Creditors' Committee by Order of the Bankruptcy Court dated July 10, 1995 shall remain the Creditors' Committee's (to the extent it continues in existence as set forth in Section 14.4 hereof, after the Effective Date) responsibility to prosecute, settle, withdraw or release on behalf of the Debtors' estate. This Joint Plan does not contain any restrictions or prohibitions on the conduct of the business of NewSCC. NewSCC may use, operate and deal with its assets, and may conduct and change its businesses, without any supervision by the Bankruptcy Court or the Office of the United States Trustee, and free of any restrictions imposed on the Debtors by the Bankruptcy Code or by the Bankruptcy Court during the Chapter 11 Case.

  12.10. Authority to Implement. The Debtors are hereby authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Joint Plan, including, without limitation, the mergers referred to in Section 12.2 of this Joint Plan and the issuance of the NewSCC Common Stock, the NewSCC Warrants and the rights under and pursuant to the Rights Agreement as contemplated by this Joint Plan.

  12.11. No Injunctive Relief. No Claim shall under any circumstances be entitled to specific performance or other injunctive, equitable or other prospective relief.

                          ARTICLE 13.

                    CONDITIONS PRECEDENT TO
              CONFIRMATION AND THE EFFECTIVE DATE

  13.1. Conditions to Confirmation of this Joint Plan. The confirmation of this Joint Plan shall be subject to the satisfaction of the following conditions precedent; provided, however, that any of such conditions may be waived by the mutual agreement of the Debtors and the Creditors' Committee:

  (a) The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) approving the substantive consolidation of the Debtors' estates.

  (b)  A commitment letter with respect to the NewSCC Credit
  Agreement shall have been delivered by the applicable lending institution.

  (c)  The Debtors' motion under section 505 of the Bankruptcy
  Code with respect to its tax liability to the United States shall have been resolved.

  13.2. Effectiveness of this Joint Plan. The effectiveness of this Joint Plan, and the occurrence of the Effective Date, shall be subject to the satisfaction of the following conditions precedent:

  (a) The Confirmation Order shall have been entered, shall not have been modified or altered in any way, and no stay of the Confirmation Order shall be in effect.

  (b) The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) approving the substantive consolidation of the Debtors' estates and no stay of such order shall be in effect.

  (c) The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) estimating or determining the aggregate amount of unliquidated Claims, which order shall be binding for determination of the amount of Reserved Claims, and no stay of such order shall be in effect.

  (d) The closing under the NewSCC Credit Agreement shall have occurred or be ready to occur subject only to the occurrence of the Effective Date.

                          ARTICLE 14.

                    MISCELLANEOUS PROVISIONS

  14.1. Modification of Payment Terms. NewSCC reserves the right to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Claim at any time after the Effective Date upon the written consent of the Creditor whose Allowed Claim treatment is being adversely affected.

  14.2.  Cancellation of Securities.  As of the Effective
  Date, all previously issued and outstanding securities of the Debtors, including without limitation: (i) all SCC Common Stock, (ii) all OSI Common Stock, (iii) all SCCLI Common Stock and (iv) all Hulse Common Stock, shall be deemed void, canceled, and of no further force or effect, without any further action on the part of any Person.

  14.3. Discharge of Debtors. The consideration distributed under this Joint Plan shall be in exchange for and in complete satisfaction, discharge, release, and termination of, all Claims of any nature whatsoever against any Debtor or any of its assets or properties and all Equity Interests in any Debtor; and except as otherwise provided herein, upon the Effective Date (i) each Debtor shall be deemed discharged and released pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Confirmation Date, all Stockholder Actions as they relate to such Debtor, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted this Joint Plan, and (ii) all rights and interests of holders of Equity Interests in each Debtor shall be terminated pursuant to section 1141(d)(1)(B) of the Bankruptcy Code; provided that nothing contained in this Joint Plan or the Confirmation Order shall discharge obligations, if any, of the Debtors pursuant to Section 2.16 of the Chemical DIP Loan Agreement. The Confirmation Order shall be a judicial determination of discharge and termination of all liabilities of and all Claims against, and all Equity Interests in, each Debtor, except as otherwise specifically provided in this Joint Plan. On the Confirmation Date, as to every discharged debt, Claim and Equity Interest, the Creditor or Equity Interest holder that held such debt, Claim or Equity Interest shall be permanently enjoined and precluded from asserting against NewSCC, or against its assets or properties or any transferee thereof, any other or further Claim or Equity Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, except as expressly set forth in this Joint Plan. In the event that, after the Confirmation Date, any Person asserts, against NewSCC or any of its subsidiaries or affiliates, any right to payment or equitable remedy for breach of performance which gives rise to a right of payment, which right was not asserted prior to the Confirmation Date but is based on any act, fact, event, occurrence, or omission, by or relating to any of the Debtors, as such Debtors existed before the Confirmation Date, and in the further event that such right is determined by a court of competent jurisdiction not to have been discharged pursuant to the provisions of Bankruptcy Code section 1141 and this Joint Plan, and that such right may be asserted against NewSCC then, in such circumstances the holder of such right shall be entitled to receive from NewSCC value equivalent to the value such holder would have received if such right had been asserted against such Debtor before the Confirmation Date and only to the extent such right would have been allowed or allowable as a Claim. Nothing in this Section shall have the effect of excepting from discharge any Claim which is or would be discharged pursuant to Bankruptcy Code section 1141 or this Joint Plan.

  14.4.  Post-Effective Date Creditors' Committee.

  (a) The Creditors' Committee will continue in existence from and after the Effective Date and shall have standing to appear and be heard in proceedings before the Bankruptcy Court, and shall be deemed a "party in interest" within the meaning of section 1109(b) of the Bankruptcy Code, with respect to and for the limited purpose of, (i) participating in or responding to any appeals of or motions to withdraw, modify or revoke this Joint Plan or the Confirmation Order, as applicable, or any other order made in furtherance of the implementation or confirmation of this Joint Plan, (ii) participating in all proceedings to determine any and all applications for allowances of compensation and reimbursement of expenses and other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Joint Plan, including, but not limited to, claims for substantial contribution under section 503(b) of the Bankruptcy Code,
  (iii) investigating, asserting and prosecuting, in the name and on behalf of the Debtors, any Avoidance Action against the Banks in connection with the Bank Prepetition Agreements, (iv) participating in any proceedings with respect to the termination of any SCC Retirement Plan and the determination or resolution of any Claims relating thereto and (v) participating in or responding to any actions or proceedings in which the Creditors' Committee is a party after the Effective Date, to the extent the Creditors' Committee is not permitted to withdraw from such action or proceeding by the Bankruptcy Court, upon motion or otherwise.

  (b) After the Effective Date, the Creditors' Committee shall have no powers or duties other than those referred to in this Joint Plan except that the Creditors' Committee may perform such other functions as are consistent with winding up its functions and discharging its duties to holders of General Unsecured Claims.

  (c) After the Effective Date, the Creditors' Committee initially shall consist of three members, who shall initially be selected by majority vote of the existing Creditors' Committee prior to the Effective Date. The presence of two of such members (in person or by telephone) shall be necessary to constitute a quorum. Meetings of such committee may be called by any of its members or its counsel on such notice and in such manner as such member or counsel may deem advisable. Such committee shall function by decisions made by majority vote or consent of such members. The Creditors' Committee so continuing in existence after the Effective Date may adopt by-laws to the extent not inconsistent with this Joint Plan.

  (d) Members of the Creditors' Committee continuing in existence after the Effective Date will be compensated for their reasonable and necessary expenses incurred in the performance of their duties from and after the Effective Date, and the reasonable and necessary fees and expenses of the professionals retained by such committee for such period will be paid, as provided in Section 14.9 hereof. The reasonable and necessary fees and expenses of professionals retained by such committee for such period will be paid (at such professionals' respective customary rates) promptly upon presentation of appropriate invoices to NewSCC except as specifically provided below. Such payment and reimbursement of fees and expenses shall be subject to determination and allowance by the Bankruptcy Court if NewSCC, such committee or the Banks object to any such fees and expenses, provided that any undisputed portion of such fees and expenses shall be timely paid upon the request of such committee.

  (e) In the event of the death or resignation of a member of the Creditors' Committee so continuing in existence after the Effective Date, the remaining members may designate a successor from among the holders of Allowed General Unsecured Claims in his or her place. Unless and until such vacancy is filled, such committee shall function with such reduced membership.

  (f) In the event a Creditor whose representative on the Creditors' Committee in existence after the Effective Date should assign its General Unsecured Claims or release the reorganized Debtors from further distribution on such Claims, such assignment or release shall constitute the resignation of such Creditor from such committee. Until such vacancy on such committee is filled, such committee shall function by action of its remaining members.

  (g) Neither the Creditors' Committee in existence after the Effective Date nor the firms nor the corporations represented by them, nor any of its members, nor any of its employees or agents, shall in any way be responsible for any acts or for the acts of any of its members, employees or agents, in the performance of their duties as members of such committee, except that each of them shall be personally responsible for his, her or its own acts of gross negligence or willful misconduct. NewSCC shall indemnify the Creditors' Committee in existence after the Effective Date, its members and its professional advisors from and against any and all liabilities, expenses, claims, damages or losses incurred by them as a direct result of acts or omissions taken by them in good faith in their capacities as members of such committee, to the fullest extent that a Delaware corporation is from time to time entitled to indemnify its directors and officers; provided, however, that if any Person so indemnified is determined by Final Order of a court to have any liability for any claim or cause of action arising from an actual fraud (but not constructive fraud) or willful misconduct of any such Person, such Person shall not be indemnified for any such liabilities, expenses, claims, damages or losses as to which it is so determined to be liable, and such Person shall reimburse NewSCC for any amounts that NewSCC previously advanced in connection with such liabilities, expenses, claims, damages or losses; provided, further, if a court has determined by Final Order that the amounts of fees, expenses or other costs incurred by such Person in connection with any such liabilities, expenses, claims, damages or losses (regardless of whether such liabilities, expenses, claims, damages or losses arise from an actual fraud or willful misconduct of such Person) are unreasonable, such Person shall reimburse NewSCC such amounts so determined to be unreasonable.

  (h) Upon substantial completion of its functions as designated herein, the Creditors' Committee shall be dissolved pursuant to a Final Order.

  14.5. Filing of Additional Documents. On or before the Effective Date, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Joint Plan and the other agreements referred to herein.

  14.6. Compliance with Tax Requirements. In connection with this Joint Plan, the Debtors and NewSCC shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements.

  14.7. Setoffs. Each Debtor and NewSCC may (if it is in the best interests of the Debtors' estates), but shall not be required to, set off or recoup against any Claim claims of any nature whatsoever which such Debtor or NewSCC may have against the holder of such Claim to the extent such claim may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by such Debtor or NewSCC of any such claim that it may have against such holder.

  14.8.  Retiree Benefits; Benefit Plans.  All Retiree
  Benefits shall continue from and immediately after the Effective Date at the levels established pursuant to section 1114(e)(1)(B) or (g) of the Bankruptcy Code, at any time prior to the Confirmation Date, to the extent that the Debtors have obligated themselves to provide Retiree Benefits at such levels. NewSCC reserves the right to modify, amend, freeze or terminate such Retiree Benefits to the full extent permitted by law.

  14.9. Payment of Certain Expenses by NewSCC. (a) Any payments due to the Creditors' Committee continuing in existence after the Effective Date, the professionals retained by it and the members of such Creditors' Committee pursuant to
  Section 14.4(d) hereof, shall be paid by NewSCC as follows:
  (i) with respect to the prosecution of any Avoidance Actions against the Banks with respect to the Bank Prepetition Agreements, an aggregate amount of up to $650,000, less any amounts accrued by or paid to the Creditors' Committee, the professionals retained by it and its members from and after July 5, 1995 with respect to such prosecution prior to the Effective Date; (ii) with respect to actions under Section 14.4(a)(v) hereof, an unlimited amount; and (iii) with respect to all other fees and expenses, an aggregate amount of up to $150,000.

  (b) NewSCC shall assume responsibility for the payment of all fees and expenses of professionals retained by the Debtors accruing following the Confirmation Date and all fees and expenses of professionals retained by the Creditors' Committee accruing following the Confirmation Date through the Effective Date.

  14.10. Section Headings. The section headings contained in this Joint Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Joint
  Plan.

  14.11. Waiver. The Debtors reserve the right, in their sole discretion, to waive any provision of this Plan to the extent such provision is for the sole benefit of the Debtors and/or their officers or directors.

                          ARTICLE 15.

                  PROVISIONS FOR EXECUTION AND
                 SUPERVISION OF THIS JOINT PLAN

15.1.  Retention of Jurisdiction.  From and after the Effective
Date, the Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 Case for the following purposes:

(a) to determine any and all objections to the allowance of Claims;

(b) to determine any and all applications for the rejection, assumption, or assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

(c) to determine any and all applications for the determination of any priority of any Claim including Claims arising from any event that occurred prior to the Petition Date or from the Petition Date through the Effective Date and for payment of any alleged Administrative Claim, Priority Tax Claim, Priority Wage Claim, Secured Claim or Reclamation Claim;

(d) to determine any and all applications, motions, adversary proceedings and contested or litigated matters that may be pending on the Effective Date;

(e) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of this Joint Plan or in connection with the obligations of the Debtors, NewSCC and the Creditors' Committee under this Joint Plan, and to enter such orders as may be necessary or appropriate to implement any distributions to holders of Allowed General Unsecured Claims;

(f) to consider any modification, remedy any defect or omission, or reconcile any inconsistency in this Joint Plan or any order of the Bankruptcy Court, including the Confirmation
Order, all to the extent authorized by the Bankruptcy Code;

(g)  to issue such orders in aid of execution of this Joint
Plan to the extent authorized by section 1142 of the Bankruptcy
Code;

(h) to determine such other matters as may be set forth in the Confirmation Order or as may arise in connection with this Joint
Plan or the Confirmation Order;

(i) to hear and determine any claim or controversy of any nature arising from or in connection with any agreement made a part of this Joint Plan; and to enter such orders as may be appropriate to enforce, modify, interpret or effectuate such agreements;

(j) to determine any suit or proceeding brought by the Creditors' Committee or NewSCC, on behalf of the Debtors' estates, to (a) recover property under section 542, 543 or 553 of the Bankruptcy Code or to avoid any transfer or obligation under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the
Bankruptcy Code or (b) otherwise collect or recover on account of any claim or cause of action that any of the Debtors may have;

(k) to consider and act on the compromise and settlement of any Claim against or cause of action by or against the Debtors' estates;

(l) to estimate Claims pursuant to section 502(c) of the Bankruptcy Code;

(m) to hear and determine any dispute or controversy relating to any Allowed Claim or any Claim alleged or asserted by any Person to be an Allowed Claim;

(n) to supervise the activities of the Creditors' Committee following the Effective Date;

(o) to determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Joint Plan, including, to the extent provided in
Section 14.4(d) of this Joint Plan, any such allowances or reimbursement sought for or on behalf of the Creditors' Committee; and

(p) to administer and enforce the injunctions contained in Sections 12.3 and 14.3 of this Joint Plan, and any related injunction or decree contained in the Confirmation Order.

15.2. Amendment of Joint Plan. This Joint Plan may be amended by the Debtors before or after the Effective Date and by NewSCC thereafter as provided in section 1127 of the Bankruptcy Code.

15.3. Revocation of Joint Plan. The Debtors reserve the right to revoke and withdraw this Joint Plan prior to entry of the Confirmation Order. If the Debtors revoke or withdraw this Joint Plan, then this Joint Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

15.4. Implementation. The Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Joint Plan, including, without limitation, any transaction contemplated by the disclosure statement approved by the Bankruptcy Court. Nothing contained in this Section shall be construed to prohibit, limit, restrict, or condition the Debtors' authority in any lawful manner to sell or otherwise dispose of any other assets.

Dated: September 6, 1996

Respectfully submitted,

SMITH CORONA CORPORATION

By: /s/ Ronald F. Stengel
________________________________________________________________________________
Name:  Ronald F. Stengel
Title:    President and CEO

SCM OFFICE SUPPLIES, INC.

By: /s/ John A. Piontkowski
________________________________________________________________________________
Name:  John A. Piontkowski
Title:    President

SCC LI CORP.

By: /s/ John A. Piontkowski
__________________________
Name:  John A. Piontkowski
Title:    President

HULSE MANUFACTURING COMPANY

By: /s/ John A. Piontkowski
__________________________
Name:  John A. Piontkowski
Title:    President

                                                   Schedule 1.4

                       ASSUMED AGREEMENTS



Reference       Contract Counterparty             Number
- ----------------------------------------------    --------------
1.Computer Associates Int'l                       503189, 503193,
                                                  503192, 503300,
                                                  503190, 503194
2.ADT Security Systems                            104-0691

3.Amer. Mailing Equip                             2163541

4.American Software (A/R Software
     MIS Maintenance)                                  --
5.American Software (Tailored
     System MIS Maintenance)                           --
6.AMP, Inc                                        502185

7.AMP, Inc                                        503218

8.AMP, Inc                                        502994

9.AMP, Inc                                        503480

10.AMP, Inc                                       503217

11.AMP, Inc                                       502185

12.AMP, Inc                                       502944

13.AMP, Inc                                       502941

14.AMP, Inc                                       502940

15.AMP, Inc                                       502705

16.AMP, Inc                                       503345

17.AMP, Inc                                       502693

18.AMP, Inc                                       502945

19.Ascom Hasler Mailing System                    136877-001

20.Ascom Hasler Mailing System                    137853-011

21.ASR Systems Group                              SA0241

22.AT&T Capital Serv. Corp                        2011768, 1903855

23.Autosplice Division                            502447, 503516

24.Bell Atlantic Business Systems                 33343806

25.Bell Atlantic Business Systems                 3842265

26.Bell Atlantic Business Systems                 0191806

27.Berwind Realty, S.E. (Puerto
     Rico Facility Lease)                         --

28.Carrier Building Systems                       575022

29.CGI Systems                                    503508

30.CGI(Copics)                                    503508,502069

31.Clark Equipment Credit Co                      SDI-0917

32.Clark Equipment Credit Co                      SDI-0917

33.Clark Equipment Credit Co                      SDI-938

34.Clarklift                                      575073

35.Com Source                                     503497

36.Computer Asset Group Inc                       103

37.Computer Asset Group Inc                       103

38.Computer Associates International              000-5076-00

39.Computer Associates International
     (Computer Equipment Leases)                  --

40.Computer Associates Int'l                      131619-002

41.Computer Associates Int'l                      215701-002

42.Computer Associates Int'l                      131622-001

43.Computer Associates Int'l                      SCC88267/13

44.Computer Associates Int'l                      215701-001

45.Computer Associates Int'l                      000-5076-000

46.Computer Associates Int'l                      SCMC 83273/1

47.Computer Facilities Tech                       503495

48.Copy Machine Supply                            502449

49.Copy Machine Supply                            502978

50.Copy Machine Supply                            503413

51.Copy Machine Supply                            503231

52.Copy Machine Supply                            503008

53.Copy Machine Supply                            503529

54.Copy Machine Supply                            503459

55.Copy Machine Supply                            503458

56.Copy Machine Supply                            503232

57.Copy Machine Supply                            503028

58.Copy Machine Supply                            502521

59.Copy Machine Supply                            502521

60.Copy Machine Supply                            503145

61.Copy Machine Supply                            503400

62.Copy Machine Supply                            503148

63.Copy Machine Supply                            503404

64.Copy Machine Supply                            503160

65.Copy Machine Supply                            503007

66.Copy Machine Supply                            503197

67.Copy Machine Supply                            503170

68.Copy Machine Supply                            502778

69.Copy Machine Supply                            600182

70.Data Design Associates                         068442

71.Data Design Associates                         068442

72.Data I/O Corp                                  RJF950126132

73.DeLuxe Leasing Inc                             503322

74.Diamond Page Int'l Corp                        502895

75.Diamond Page Int'l Corp                        600144

76.Diamond Page Int'l Corp                        502894

77.Diamond Page Int'l Corp                        503022

78.Ditek International (Base License
     Fee)                                         502747
79.Eastman Kodak Co                               FPQ8638

80.Financial Data Planning                        FDP1463.A878

81.GE Capital Corp                                4048673-002

82.GE Capital Corp                                6497115

83.GE Information Services                        503425

84.Hewlitt Packard Co                             4144-83799

85.HM Holdings, Inc. (Tax Sharing
     and Indemnification Agreement)               --

86.Houghton Mifflin Company(License Fees)         502771

87.IBM                                            8348812-00/1

88.IBM License(Royalty License/Agreement)         --

89.Immediate Mailing Service                      503426

90.Infosoft(Software License)                     --

91.Ladderman                                      503348

92.Ladderman Associates                           503348

93.Landis & Gyr Powers, Inc                       550-PB-1109

94.Levi, Ray & Shoup, Inc                         600142

95.Livingston Trade Tech                          600181

96.Material Handling Products                     503414

97.MCI International/WUI Inc                      75390591

98.Microlytics (Software License)                 --

99.Miller Info.Processing Service                 L-5070

100.Miller Info.Processing Service                L-5070

101.Miller Info.Processing Service                L-5070

102.Miller Info.Processing Service                L-5070

103.Miller Info.Processing Service                L-5070

104.Miller Info.Processing Service                L-5070

105.Miller Info.Processing Service                L-5070

106.Monroe Extinguisher Co                        503110

107.MOS Leasing                                   79176

108.Onondaga Litho Supply, Co                     502891

109.Pitney Bowes,Inc                              500687

110.Pitney Bowes, Inc                             4909776

111.PSI Software Inc                              503416

112.PSI Software,Inc                              503416

113.Pureflo Water                                 402723

114.QRS                                           503281

115.R.G. Data, Inc                                5-050-293

116.Remco Business Products                       502596

117.Renewable Resources (Distribution
     Agreement)                                   --

118.Riverside Fire Extinguisher                   503339

119.Rockport Trade Systems                        503491

120.Samsung Corp.(Label Printer
     Purchase Agreement)                          --

121.Southwest Yale Material Handling              575045

122.Southwest Yale Material Handling              575075

123.Standard Register                             K407150128

124.Supersoft Inc. License                        --

125.Syncsort Inc.(License Agreement)              502862

126.Terry Co                                      503359

127.Uarco, Inc                                    P-16353

128.Vicom, Inc                                    05209202

129.Xerox Corporation                             L15862

130.Xerox Corporation                             402416

131.Xerox Corporation                             655838/655739

132.Xerox Corporation                             503487

133.Yale Financial Services                       5322665

134.Yale Financial Services                       5323741-001

135.Yale Financial Services                       402708

136.Z-Axis                                        --

/TABLE

                                                  Schedule 1.49

               [FORM OF NEWSCC WARRANT AGREEMENT]

________________________________________________________________________________

                       WARRANT AGREEMENT

                            between

                    SMITH CORONA CORPORATION

                              and

                    [                    ],

                        as Warrant Agent
                        _______________

               Dated as of [              ], 1996

________________________________________________________________________________

                       TABLE OF CONTENTS


                                                  Page
Section 1.Definitions                                    W-1
Section 2.Form of Warrant; Execution; Registration       W-2
  2.1  Form of Warrant; Execution of Warrants            W-2
  2.2  Registration                                      W-2
  2.3  Countersignature of Warrants                      W-2
Section 3.Transfer and Exchange of Warrants              W-3
Section 4.Term of Warrants; Exercise of Warrants;
       Compliance with Government Regulations;
       Restrictions on Transfer; Reduction of
       Exercise Price                                    W-3
  4.1 Term of Warrants                                   W-3
  4.2 Exercise of Warrants                               W-3
  4.3 Compliance with Government Regulations;
       Qualification under the Securities Laws           W-4
  4.4  Restrictions on Transfer                          W-4
  4.5  Reduction of Exercise Price                       W-6
Section 5.Payment of Taxes                               W-6
Section 6.Mutilated or Missing Warrant Certificates      W-6
Section 7.Reservation of Warrant Shares                  W-6
Section 8.Stock Exchange Listing                         W-7
Section 9.Adjustment of Exercise Price; Number of
       Warrant Shares and Shares of Capital Stock
       Warrants Are Exercisable Into                     W-7
  9.1 Mechanical Adjustments                             W-7
       (a)  Adjustment for Change in Capital Stock       W-7
       (b)  Adjustment for Rights Issue                  W-7
       (c)  Adjustment for Other Distributions           W-8
       (d)  Current Market Price; Price Per Share        W-8
       (e)  When De Minimis Adjustment May Be
            Deferred                                     W-8
       (f)  Adjustment in Exercise Price                 W-9
       (g)  When No Adjustment Required                  W-9
       (h)  Shares of Common Stock                       W-9
       (i)  Expiration of Rights                         W-9
  9.2 Voluntary Adjustment by the Company                W-9
  9.3 Notice of Adjustment                               W-9
  9.4 Preservation of Purchase Rights upon Merger or
Consolidation                                           W-10
  9.5 No Adjustment for Dividends                       W-10
  9.6 Statement on Warrants                             W-10
Section 10. Fractional Interests                        W-10
Section 11. No Rights as Stockholders; Notices to
       Holders                                          W-10
Section 12. Payments in U.S. Currency                   W-11
Section 13. Merger or Consolidation or Change of
       Name of Warrant Agent                            W-11
Section 14. Appointment of Warrant Agent                W-11
  14.1 Concerning the Warrant Agent                     W-11
  14.2 Correctness of Statements                        W-11
  14.3 Breach of Covenants                              W-12
  14.4 Performance of Duties                            W-12
  14.5 Reliance on Counsel                              W-12
  14.6 Proof of Actions Taken                           W-12
  14.7 Compensation                                     W-12
  14.8 Legal Proceedings                                W-12
  14.9 Other Transactions in Securities of Company      W-12
  14.10 Liability of Warrant Agent                      W-12
  14.11 Reliance on Documents                           W-13
  14.12 Validity of Agreement                           W-13
  14.13 Instructions from Company                       W-13
Section 15. Change of Warrant Agent                     W-13
Section 16. Notices                                     W-13
Section 17. Cancellation of Warrants                    W-13
Section 18. Supplements and Amendments                  W-14
Section 19. Successors                                  W-14
Section 20. Applicable Law                              W-14
Section 21. Benefits of this Agreement                  W-14
Section 22. Counterparts                                W-14
Section 23. Captions                                    W-14






EXHIBIT A   FORM OF WARRANT CERTIFICATE

WARRANT AGREEMENT, dated as of [            ], 1996, by and
between SMITH CORONA CORPORATION, a Delaware corporation (the
"Company"), and [            ,] as Warrant Agent (together with
any successors and assigns, the "Warrant Agent").

                     W I T N E S S E T H :

WHEREAS, the Company was a Debtor and Debtor-in-Possession in the case (the "Chapter 11 Case") filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), entitled "In re Smith Corona Corporation, SCM Office Supplies, Inc., SCC LI Corp. and Hulse Manufacturing Company, Debtors," Chapter 11 Case No. 95-788 (HSB), under the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code");

WHEREAS, in connection with and as part of the transactions to be consummated pursuant to the confirmation of the Company's Third Amended Second Joint Plan of Reorganization (as amended, modified or supplemented from time to time) in the Chapter 11 Case (the "Plan"), the Company has agreed to issue Warrants for
the purchase of an aggregate of [            ] shares of Common
Stock of the Company (subject to adjustment as herein provided)
(the "Warrants");

WHEREAS, by Order dated             , 1996, the Bankruptcy
Court confirmed the Plan;

WHEREAS, the Plan contemplates that the Company will enter into this Warrant Agreement;

WHEREAS, the Company desires to issue the Warrants, each of which entitles the holder thereof to purchase one share of its Common Stock (each of said shares of Common Stock deliverable upon exercise of the Warrants a "Warrant Share"); and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act in connection with the issuance, division, transfer, exchange and exercise of Warrants.

NOW, THEREFORE, in consideration of the foregoing, to implement the terms of the Plan, and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered owners of the Warrants and any security into which they may be exchanged (the "Holders"), the Company and the Warrant Agent hereby agree as follows:

Section 1. Definitions. The following terms, as used herein, have the following meanings (all terms defined herein in the singular to have the correlative meanings when used in the plural and vice versa):

1.1 "Agreement" means this Warrant Agreement, as the same may be amended, modified or supplemented from time to time.

1.2  "Assets" has the meaning ascribed to such term in Section
9.1(c) hereof.

1.3 "Bankruptcy Code" has the meaning ascribed to such term in the preamble hereto.

1.4 "Bankruptcy Court" has the meaning ascribed to such term in the preamble hereto.

1.5 "Business Day" means a day other than (a) a Saturday or Sunday, (b) any day on which banking institutions located in the City of New York, New York are required or authorized by law or by local proclamation to close or (c) any day on which the New York Stock Exchange is closed.

1.6 "Commercially Reasonable Efforts" when used with respect to any obligation to be performed or term or provision to be observed hereunder, means such efforts as a prudent Person seeking the benefits of such performance or action would make, use, apply or exercise to preserve, protect or advance its rights or interests, provided, that such efforts do not require such Person to incur a material financial cost or a substantial risk of material liability unless such cost or liability (i) would customarily be incurred in the course of performance or observance of the relevant obligation, term or provision, (ii) is caused by or results from the wrongful act or negligence of the Person whose performance or observance is required hereunder or
(iii) is not excessive or unreasonable in view of the rights or interests to be preserved, protected or advanced. Such efforts may include, without limitation, the expenditure of such funds and retention by such Person of such accountants, attorneys or other experts or advisors as may be necessary or appropriate to effect the relevant action; and the undertaking of any special audit or internal investigation that may be necessary or appropriate to effect the relevant action.

1.7 "Common Stock" means the common stock, par value $.001, of the Company.

1.8 "Current Market Price" has the meaning ascribed to such term in Section 9.1(d) hereof.

1.9 "Effective Date" has the meaning ascribed to such term in the Plan.

1.10 "Exercise Period" has the meaning ascribed to such term in Section 4.1 hereof.

1.11  "Exercise Price" means $[            ] per share of
Common Stock, as such amount may be reduced pursuant to Section
4.5 hereof and as adjusted pursuant to Section 9 hereof.

1.12 "Holders" has the meaning ascribed to such term in the preamble hereto.

1.13  "NASD" means the National Association of Securities
Dealers, Inc.

1.14 "Number of Shares" has the meaning ascribed to such term in Section 9.1(d)(ii) hereof.

1.15 "Person" means a natural person, a corporation, a partnership, a trust, a joint venture, any regulatory authority or any other entity or organization.

1.16 "Plan" has the meaning ascribed to such term in the preamble hereto.

1.17 "Price Per Share" has the meaning ascribed to such term in Section 9.1(d)(ii) hereof.

1.18  "Proceeds" has the meaning ascribed to such term in
Section 9.1(d)(ii) hereof.

1.19  "Rights" has the meaning ascribed to such term in Section
9.1(b) hereof.

1.20  "SEC" means the United States Securities and Exchange
Commission, or any successor governmental agency or authority thereto.

1.21 "Subsidiary" means any corporation or other legal entity a majority of the voting equity or equity interests of which are owned, directly or indirectly, by the Company.

1.22  "Transfer Agent" has the meaning ascribed to such term in
Section 7 hereof.

1.23 "Warrants" has the meaning ascribed to such term in the preamble hereto.

1.24 "Warrant Certificates" has the meaning ascribed to such term in Section 2.1 hereof.

1.25 "Warrant Register" has the meaning ascribed to such term in Section 2.2 hereof.

1.26 "Warrant Share" has the meaning ascribed to such term in the preamble hereto.

    Section 2.  Form of Warrant; Execution; Registration.

  2.1 Form of Warrant; Execution of Warrants. The certificates evidencing the Warrants (the "Warrant Certificates") shall be in registered form only, shall be in the form set forth as Exhibit A hereto, and shall bear such legends as the Company shall determine may be required to conform to or provide compliance with any applicable federal or state securities law, either generally or with respect to particular Holders. The Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, President or one of its Vice Presidents. The signature of any such officer on the Warrant Certificates may be manual or by facsimile. Any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate. Each Warrant Certificate shall be dated the date it is countersigned by the Warrant Agent pursuant to Section 2.3 hereof.

  2.2  Registration.  The Warrant Certificates shall be
  numbered and shall be registered on the books of the Company maintained at the principal office of the Warrant Agent
  initially in [            ] (or such other place in the
  continental United States as the Warrant Agent shall from time to time notify the Company and the Holders in writing) (the "Warrant Register") as they are issued. The Company and the Warrant Agent shall be entitled to treat the registered owner of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person.

  2.3 Countersignature of Warrants. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. Warrant Certificates may be countersigned, however, by the Warrant Agent and may be delivered by the Warrant Agent notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company, countersign, issue and deliver Warrant Certificates entitling the Holders thereof to purchase
  not more than an aggregate of [            ] Warrant Shares
  (subject to adjustment pursuant to Section 9 hereof) and shall countersign, issue and deliver Warrant Certificates as otherwise provided in this Agreement.

  Section 3. Transfer and Exchange of Warrants. Subject to the terms hereof, the Warrant Agent shall initially countersign, register in the Warrant Register and deliver Warrants hereunder in accordance with the written instructions of the Company. Subject to the terms hereof and the receipt of such documentation as the Warrant Agent may reasonably require, the Warrant Agent shall thereafter from time to time register the transfer of any outstanding Warrants upon the records to be maintained by it for that purpose, upon surrender of the Warrant Certificate or Certificates evidencing such Warrants duly endorsed or accompanied (if so required by it) by a written instrument or instruments of transfer in form reasonably satisfactory to the Warrant Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Subject to the terms of this Agreement, each Warrant Certificate may be exchanged for another Warrant Certificate or Certificates entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant Certificate or Certificates surrendered then entitles such Holder to purchase. Any Holder desiring to exchange a Warrant Certificate or Certificates shall make such request in writing delivered to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Upon registration of transfer, the Company shall issue and the Warrant Agent shall countersign and deliver by certified mail a new Warrant Certificate or Certificates to the persons entitled thereto.

  No service charge shall be made for any exchange or registration of transfer of a Warrant Certificate or of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any stamp tax or other tax or other governmental charge that is imposed in connection with any such exchange or registration of transfer pursuant to Section 5 hereof.

  By accepting the initial delivery, transfer or exchange of Warrants, each Holder shall be deemed to agree to the terms of this Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance with Section 18 hereof.

  Section 4.   Term of Warrants; Exercise of Warrants;
  Compliance with Government Regulations; Restrictions on
  Transfer; Reduction of Exercise Price.

  4.1 Term of Warrants. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised at any time during the period commencing at 9:00 a.m., New York City time, on the date occurring six (6) months after the Effective Date and ending at 5:00 p.m., New York City time, on the date occurring two (2) years after the Effective Date (the "Exercise Period"), to receive from the Company the number of Warrant Shares which the Holder may at the time be entitled to receive upon exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares, and the Warrant Shares issued to a Holder upon exercise of its Warrants shall be duly authorized, validly issued, fully paid, nonassessable and shall not have been issued in violation of or subject to any preemptive rights. Each Warrant not exercised prior to the expiration of the Exercise Period shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the expiration of the Exercise Period.

  4.2 Exercise of Warrants. During the Exercise Period, each Holder may, subject to this Agreement, exercise from time to time some or all of the Warrants evidenced by its Warrant Certificate(s) by (i) surrendering to the Company at the principal office of the Warrant Agent such Warrant Certificate(s) with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered securities exchange or the NASD, and (ii) paying to the Warrant Agent for the account of the Company the Exercise Price, for the number of Warrant Shares in respect of which such Warrants are exercised. Warrants shall be deemed exercised on the date such Warrant Certificate(s) are surrendered to the Warrant Agent and tender of payment of the Exercise Price is made. Payment of the aggregate Exercise Price shall be made in cash by wire transfer of immediately available funds to the Warrant Agent for the account of the Company or by certified or official bank check or checks to the order of the Company or by any combination thereof.

  Upon the exercise of any Warrants in accordance with this Agreement, the Company shall issue and cause to be delivered with all reasonable dispatch, to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants and shall take such other actions at its sole expense as are necessary to complete the exercise of the Warrants (including, without limitation, payment of any cash with respect to fractional interests required under Section 10 hereof). The Warrant Agent shall have no responsibility or liability for such issuance or the determination of the number of Warrant Shares issuable upon such exercise. The certificate or certificates representing such Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date the Warrants are exercised hereunder. Each Warrant Share, when issued upon exercise of the Warrants, shall be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights.

  In the event that less than all of the Warrants evidenced by a Warrant Certificate are exercised, the Holder thereof shall be entitled to receive a new Warrant Certificate or Certificates as specified by such Holder evidencing the remaining Warrant or Warrants, and the Warrant Agent is hereby irrevocably authorized by the Company to countersign, issue and deliver the required new Warrant Certificate or Certificates evidencing such remaining Warrant or Warrants pursuant to the provisions of this Section 4.2 hereof and of
  Section 3 hereof. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

  Upon delivery of the Warrant Shares issuable upon exercise in accordance herewith and of any required new Warrant Certificates, the Company shall direct the Warrant Agent by written order to cancel the Warrant Certificates surrendered upon exercise. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner permitted by applicable laws and satisfactory to the Company in accordance with its written instructions to the Warrant Agent. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all amounts received by the Warrant Agent upon exercise of such Warrants.

  The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its office. The Company shall at its sole expense supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

  4.3 Compliance with Government Regulations; Qualification under the Securities Laws. The Company covenants that if the shares of Common Stock required to be reserved for purposes of exercise of Warrants require, under any federal or state law, registration with or approval of any governmental authority before such shares may be issued upon exercise, the Company will, unless the Company has received an opinion of counsel to the effect that such registration is not then permitted by such laws, use its Commercially Reasonable Efforts to cause such shares to be duly so registered or approved, as the case may be; provided that in no event shall such shares of Common Stock be issued, and the exercise of all Warrants shall be suspended, for the period during which such registration or approval is required but not in effect; provided, further, that the Exercise Period shall be extended one day for each day (or portion thereof) that any such suspension is in effect. The Company shall promptly notify the Warrant Agent of any such suspension, and the Warrant Agent shall have no duty, responsibility or liability in respect of any shares of Common Stock issued or delivered prior to its receipt of such notice. The Company shall promptly notify the Warrant Agent of the termination of any such suspension, and such notice shall set forth the number of days that the Exercise Period shall be extended as a result of such suspension. The foregoing provisions of this Section 4.3 shall not require that the Company effect or obtain any such registration or approval of Warrant Shares in order to allow the resale or transfer thereof by any Person that may be an underwriter for purposes of Section 1145 of the Bankruptcy Code.

  4.4 Restrictions on Transfer. (a) Article IV, Section 5 of the Company's Restated Certificate of Incorporation provides that:

  Until June 30, 1999, (a) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of stock of the Company (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Tax Code")) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert), or any attempted exercise of the aforementioned option or right to purchase such stock by any person or entity (or group of persons or entities acting in concert), who either directly or indirectly owns or would be treated as owning, or whose shares are or would be attributed to any person or entity who directly or indirectly owns or would be treated as owning, in either case prior to the purported transfer or exercise and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5 percent or more of the value of the outstanding stock of the Company or otherwise treated as a 5-percent (5%) shareholder (within the meaning of Section 382 of the Tax Code), regardless of the percent or the value of the stock owned, shall be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee and (b) any attempted sale, transfer, assignment, conveyance, grant, gift, pledge or other disposition of any share of stock of the Company (within the meaning of Section 382 of the Tax Code) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert) or any attempted exercise of the aforementioned option or right to purchase such stock by any person or entity (or group of persons or entities acting in concert) not described in clause (a) who directly or indirectly would own, or whose shares would be attributed to any person or entity who directly or indirectly would own, in each case as a result of the purported transfer or exercise and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5-percent (5%) or more of the value of any of the stock of the Company (or otherwise treated as a 5-percent (5%) shareholder within the meaning of Section 382 of the Tax Code), shall, as to that number of shares causing such person or entity to be a 5-percent (5%) shareholder, be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee; provided, however, if the Company either does not qualify under Section 382(l)(5) of the Tax Code or chooses to make an election under Section 382(l)(5)(H) of the Tax Code (or the applicable provision then in effect) not to have the provisions of Section 382(l)(5) of the Tax Code apply, the restrictions described above in clauses (a) and (b) shall be deemed to lapse and shall have no further force or effect as of the earlier of the date the Company is aware that it does not qualify under Section 382(l)(5) of the Tax Code and the date of such election; provided further, however, that neither of the restrictions described above in the foregoing clauses (a) or (b) shall prevent a valid transfer or exercise if (i) the transferor or exercisor, as the case may be, obtains the written approval of the Board of Directors of the Company and provides the Company with an opinion of counsel satisfactory to the Company that, assuming, as of the date of such opinion, the full exercise of all warrants issued by, and any options granted pursuant to any stock option plan of, the Company, the transfer or exercise shall not result in the application of any tax law limitation on the use of the Company's loss carryforwards or other tax attributes or (ii) a tender offer, within the meaning of the Securities Exchange Act of 1934, as amended, and pursuant to the rules and regulations thereof, is made by a bona fide third party purchaser to purchase at least sixty-six and two thirds percent (66 2/3%) of the issued and outstanding common stock of the Company and the offeror (A) agrees to effect, within ninety (90) days of the consummation of the tender offer, a back-end merger in which all non-tendering shareholders would receive the same consideration as paid in the tender offer, and (B) has received the tender of sufficient shares to effect such merger. Without limiting or restricting in any manner the effectiveness of the foregoing provisions, the Company may rely and shall be protected in relying on its shareholder lists and stock transfer records for all purposes relating to such notices, voting, payment of dividend or other communication or distributions to its shareholders.

  In the absence of special approval by the Board of Directors, a purported transfer or exercise of shares in excess of the shares that can be transferred or exercised pursuant to this Section 5 (the "Prohibited Shares") to the purported acquiror (the "Purported Acquiror") is not effective to transfer ownership of such Prohibited Shares. On demand by the Company, which demand must be made within thirty (30) days of the time the Company learns of the transfer or exercise of the Prohibited Shares, a Purported Acquiror must transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions ("Distributions") that were received by the Purported Acquiror from the Company with respect to the Prohibited Shares, to an agent designated by the Company (the "Agent"). The Agent will sell the Prohibited Shares in an arm's length transaction (over a stock exchange, if possible), and the Purported Acquiror will receive an amount of sales proceeds not in excess of the price paid or consideration surrendered by the Purported Acquiror for the Prohibited Shares (or the fair market value of the Prohibited Shares at the time of any attempted transfer to the Purported Acquiror by gift, inheritance, or a similar transfer). If the Purported Acquiror has sold the Prohibited Shares prior to receiving the Company's demand to surrender the Prohibited Shares to the Agent, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as an Agent for the initial transferor, or, in the case where the Prohibited Shares are acquired pursuant to the exercise of an option or right to purchase stock of the Company, for the Company, and shall be required to transfer to the Agent any proceeds of such sale and any Distributions.

  In the case of an attempted exercise of an option or a right to purchase stock of the Company, the Agent will pay to the Company any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. In all other cases, if the initial transferor can be identified, the Agent will pay to it any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. If the initial transferor cannot be identified within ninety (90) days of receipt of such sales proceeds, if any, the Agent may pay any such amounts to a charity of its choosing. In no event shall amounts paid to the Agent inure to the benefit of the Company (except as set forth in the first sentence of this paragraph) or the Agent, but such amounts may be used to cover expenses of the Agent in attempting to identify the initial transferor.

  If the Purported Acquiror fails to surrender the Prohibited Shares within the next thirty (30) business days from the demand by the Company, then the Company may institute legal proceedings to compel the surrender. The Company shall be entitled to damages, including reasonable attorneys' fees and costs, from the Purported Acquiror, on account of such purported transfer.

  (b) Legend. Until June 30, 1999, all Warrant Certificates shall bear a conspicuous legend on the face thereof as follows:

  "THESE WARRANTS AND THE WARRANT SHARES ACQUIRED UPON
    EXERCISE OF THE WARRANTS REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE IV, SECTION 5 OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY WHICH
    ARTICLE IS REPRINTED IN ITS ENTIRETY ON THE REVERSE SIDE OF
    THIS CERTIFICATE."

  4.5 Reduction of Exercise Price. The Exercise Price shall be subject to reduction at the election of the Board of Directors of the Company, made not earlier than thirty (30) days, and not later than twenty (20) days, prior to the first day of the Exercise Period, if the Board of Directors shall determine, in its sole discretion, that changes in the total amounts of estimated Unsecured Class Cash and of General Unsecured Claims that may be Allowed Claims or Reserved Claims (such terms being used herein as defined in the Plan) from the amounts thereof estimated in connection with the confirmation of the Plan make such reduction advisable, provided that the Board of Directors shall have no obligation to make any such determination or to elect that the Exercise Price be so reduced, and each Holder agrees, by its acceptance of a Warrant, that it shall not have any claim against the Company or any of its directors or officers in respect of the matters provided for in this Section 4.5. If the Exercise Price is to be reduced pursuant to the foregoing provisions, the Company shall give notice thereof to the Warrant Agent not later than fifteen (15) days prior to the first day of the Exercise Period, and the Warrant Agent shall mail to each Holder not later than ten (10) days prior to the first day of the Exercise Period notice of such reduction, specifying the Exercise Price as so reduced.

  Section 5. Payment of Taxes. The Company will pay all documentary stamp and other like taxes, if any, attributable to the initial issuance and delivery of the Warrants and the initial issuance and delivery of the Warrant Shares upon the exercise of Warrants, provided, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer of the Warrants or involved in the issuance or delivery of any Warrant Shares in a name other than that of the Holder of the Warrants being exercised, and the Warrant Agent shall not register any such transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company that such tax, if any, has been paid.

  Section 6. Mutilated or Missing Warrant Certificates. In the event that any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, and at the direction of the Company by written order the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and an indemnity or bond, if requested by the Company or the Warrant Agent, also reasonably satisfactory to them. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable procedures as the Company or the Warrant Agent may reasonably require.

  Section 7. Reservation of Warrant Shares. There have been reserved, and the Company shall at all times keep reserved, out of its authorized Common Stock, free of all preemptive rights, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent for the Common Stock and every subsequent or other transfer agent for any shares of the Company's capital stock issuable upon the exercise of the Warrants (each, a "Transfer Agent") will be and are hereby irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with each Transfer Agent. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from the Company or a Transfer Agent, as the case may be, the certificates for Warrant Shares required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply its Transfer Agents with duly executed stock certificates for such purposes and will itself provide or otherwise make available any cash which may be payable as provided in Section 10 hereof. The Company will furnish to its Transfer Agents a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 9.3 hereof. The Company will give the Warrant Agent prompt notice of any change in any Transfer Agent or any change of address of any Transfer Agent.

  Before taking any action which would cause an adjustment pursuant to Section 9 reducing the Exercise Price, the Company will take any and all corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

  Section 8. Stock Exchange Listing. The Company shall use its Commercially Reasonable Efforts (including requests for waivers) to have the Warrant Shares listed on such stock exchange, if any, or included in such national quotation system, if any, on which the outstanding Common Stock is listed or included for quotation and to maintain such listing or inclusion for so long as the outstanding Common Stock is so listed or included. Any such listing and inclusion shall be at the Company's sole expense.

  Section 9. Adjustment of Exercise Price; Number of Warrant Shares and Shares of Capital Stock Warrants Are Exercisable Into. The number and kind of securities purchasable upon the exercise of each Warrant, and the Exercise Price, shall be subject to adjustment from time to time upon the happening of certain events, as hereinafter described.

  9.1 Mechanical Adjustments. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise
  Price shall be subject to adjustment as follows:

  (a) Adjustment for Change in Capital Stock. Subject to paragraphs (e) and (g) below, in case the Company shall (i) pay a dividend on its outstanding shares of Common Stock in shares of Common Stock or make a distribution of shares of Common Stock on its outstanding shares of Common Stock, (ii) make a distribution on its outstanding shares of Common Stock in shares of its capital stock other than Common Stock, (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (v) issue, by reclassification of its shares of Common Stock, other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving entity), then the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which such Holder would have owned or have been entitled to receive upon the happening of any of the events described above had such Warrant been exercised in full immediately prior to the happening of such event or any record date with respect thereto. If a Holder is entitled to receive shares of two or more classes of capital stock of the Company pursuant to the foregoing upon exercise of Warrants, the allocation of the adjusted Exercise Price between such classes of capital stock shall be determined reasonably and in good faith by the Board of Directors of the Company. After such allocation, the exercise privilege and the Exercise Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms substantially identical to those applicable to Common Stock in this Section 9. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the record date for such event or, if none, immediately after the effective date of such event. Such adjustment shall be made successively whenever such an event occurs.

  (b) Adjustment for Rights Issue. Subject to paragraphs (e) and (g) below, in case the Company shall issue rights, options or warrants (collectively, "Rights") to all holders of its outstanding Common Stock entitling them to subscribe for or purchase shares of Common Stock at a Price Per Share which is lower at the record date mentioned below than the then Current Market Price per share of Common Stock, the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the additional Number of Shares of Common Stock offered for subscription or purchase in connection with such Rights and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the number of shares which the aggregate Proceeds received or receivable by the Company upon exercise of such Rights would purchase at the Current Market Price per share of Common Stock at such record date. Such adjustment shall be made whenever Rights are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive Rights.

  (c) Adjustment for Other Distributions. Subject to paragraphs (e) and (g) below, in case the Company shall distribute to all holders of its shares of Common Stock (x) evidences of indebtedness or assets (excluding cash dividends or distributions payable out of the consolidated earnings or surplus legally available for such dividends or distributions and dividends or distributions referred to in paragraphs (a) or (b) above) of the Company or any Subsidiary, or (y) shares of capital stock of a Subsidiary (such evidences of indebtedness, assets and securities as set forth in clauses
  (x) and (y) above, collectively, "Assets"), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the date of such distribution and the denominator of which shall be such Current Market Price per share of Common Stock less the fair value as of such record date as determined reasonably and in good faith by the Board of Directors of the Company of the portion of the Assets applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

  (d) Current Market Price; Price Per Share. (i) For the purpose of any computation under Section 4.2 hereof or this
  Section 9.1, the "Current Market Price" per share of Common Stock at any date shall be the average of the daily closing prices for the 20 consecutive trading days preceding the date of such computation. The closing price for each day shall be
  (x) if the Common Stock shall be then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE-Consolidated Tape (or any successor composite tape reporting transactions on the New York Stock Exchange) or, if such a composite tape shall not be in use or shall not report transactions in the Common Stock, or if the Common Stock shall be listed on a stock exchange other than the New York Stock Exchange, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of the Common Stock have been traded during such 20 consecutive trading days) or (y) if the Common Stock is not listed or admitted to trading, the average of the closing sale prices as reported by the NASDAQ National Market System or, if the Common Stock is not included on such system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by any system maintained by the NASD or any comparable system or, if the Common Stock is not included for quotation in any such system, the average of the closing bid and asked prices as furnished by two members of the NASD selected reasonably and in good faith from time to time by the Board of Directors for that purpose. In the absence of one or more such quotations, the Current Market Price per share of the Common Stock shall be determined reasonably and in good faith by the Board of Directors of the Company.

  (ii) For purposes of this Section 9.1, "Price Per Share" shall be defined and determined according to the following formula:

  P = R/N

  where

  P = Price Per Share;

  R = the "Proceeds" received or receivable by the Company in respect of Rights which shall be the total amount received or receivable by the Company in consideration for the issuance and sale of such Rights plus the aggregate amount of additional consideration payable to the Company upon exercise thereof; provided that the proceeds received or receivable by the Company shall be the net cash proceeds after deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services; and

  N = the "Number of Shares," which in the case of Rights is the maximum number of shares of Common Stock initially issuable upon exercise thereof.

  (e) When De Minimis Adjustment May Be Deferred. No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Warrant, provided that any adjustments which by reason of this paragraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a Warrant Share and the nearest cent.

  (f) Adjustment in Exercise Price. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted as herein provided, the Exercise Price payable upon exercise of each Warrant immediately prior to such adjustment shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter.

  (g) When No Adjustment Required. No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made under this Section 9.1 in connection with the issuance of Common Stock, options, rights, warrants or other securities pursuant to the Plan or the Rights Agreement approved by the Bankruptcy Court. Additionally, no adjustment need be made if the Company issues or distributes to each Holder of Warrants the shares, rights, options, warrants, evidences of indebtedness, assets or other securities referred to in this Section 9.1 which each Holder of Warrants would have been entitled to receive had the Warrants been exercised for the number of Warrant Shares for which Warrants are then exercisable prior to the happening of such event or the record date with respect thereto. No adjustment in the number of Warrant Shares will be made for a change in the par value of the shares of Common Stock.

  (h) Shares of Common Stock. For all purposes of this Agreement, the term "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 9.1, the Holders shall become entitled to purchase any securities of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Exercise Price of such shares shall be subject to adjustment from time to time in a manner and on terms substantially identical to the provisions with respect to the Warrant Shares contained in paragraphs (a) through (g) above, and the provisions of this Agreement with respect to the Warrant Shares shall apply on like terms to any such other securities.

  (i) Expiration of Rights. Upon the expiration of any Rights, if any thereof shall not have been exercised, the Exercise Price and the number of Warrant Shares purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights and (B) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance of all of such Rights whether or not exercised, provided that no such readjustment shall have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares purchasable upon the exercise of each Warrant by an amount in excess of the amount of the adjustment initially made in respect of the issuance of such Rights.

  9.2 Voluntary Adjustment by the Company. The Company may at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount deemed appropriate by the Board of Directors of the Company.

  9.3 Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Exercise Price of Warrant Shares is adjusted, as herein provided (except pursuant to Section 4.5 hereof), the Company shall cause the Warrant Agent promptly to mail to each Holder, at the sole expense of the Company by first class mail, postage prepaid, notice of such adjustment or adjustments and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants (who may be the regular accountants employed by the Company) setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price of Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth in reasonable detail the computations by which such adjustment was made. The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder requesting an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of the Exercise Price or the number of Warrant Shares or other stock or property purchasable on exercise of Warrants, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment.

  9.4 Preservation of Purchase Rights upon Merger or Consolidation. In case of any consolidation of the Company with or merger of the Company into another entity, the Company or such successor entity shall execute and deliver to the Warrant Agent an agreement, which shall be binding on the Holders, that each Holder shall have the right thereafter upon payment of the Exercise Price in effect immediately prior to such action (after giving effect to any applicable adjustments under Section 9.1 hereof) to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which such Holder would have owned or have been entitled to receive after the happening of such consolidation or merger had such Warrant been exercised immediately prior to such action. The Company shall at its sole expense mail by first class mail, postage prepaid, to each Holder notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be substantially identical to the adjustments provided for in this Section 9. In addition, the Company shall not merge or consolidate with or into any other entity unless the successor entity (if not the Company) shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Warrant Agent in its sole judgment and executed and delivered to the Warrant Agent, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company. The provisions of this Section 9.4 shall similarly apply to successive consolidations or mergers. The Warrant Agent shall be under a good faith duty and responsibility to determine the correctness of any provisions contained in any such agreement relating to the kind or amount of shares of stock or other securities or property receivable upon exercise of Warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement.

  9.5 No Adjustment for Dividends. Except as expressly provided in Section 9.1 hereof, no adjustment in respect of any dividend shall be made during the term of a Warrant or upon exercise of a Warrant.

  9.6 Statement on Warrants. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same Exercise Price and number and kind of Warrant Shares as are stated in the Warrants initially issuable pursuant to this Agreement.

  Section 10. Fractional Interests. Neither the Company nor the Warrant Agent shall be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be exercised at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Warrants so exercised. If any fraction of a Warrant Share would, except for the provisions of this
  Section 10, be issuable on the exercise of any Warrant, the Company shall pay an amount in cash equal to the closing price for one share of Common Stock on the date the Warrant Certificate is presented for exercise (determined in accordance with the second sentence of Section 9.1(d)(i) hereof), multiplied by such fraction.

  Section 11. No Rights as Stockholders; Notices to Holders. Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

  In case:

  (a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

  (b) the Company shall authorize the distribution to all holders of shares of Common Stock of securities or assets
    (other than cash dividends); or

  (c) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of a substantial portion of the properties and assets of the Company for which approval of any stockholders of the Company is required, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer by the Company for shares of Common Stock; or

  (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

  then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each Holder at its address appearing on the Warrant Register, at least twenty
  (20) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, as well as the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, or winding up. The failure to give the notice required by this Section 11 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or action, or the vote upon any of the foregoing.

  Section 12. Payments in U.S. Currency. All payments required to be made hereunder shall be made in lawful money of the United States of America.

  Section 13. Merger or Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporation trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 15 hereof. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall be fully valid and effective as provided therein and in this Agreement.

  In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall be fully valid and effective as provided therein and in this Agreement.

  Section 14. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company hereunder and in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment.

  14.1 Concerning the Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of Warrant Certificates, shall be bound:

  14.2 Correctness of Statements. The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates or Warrants except as herein otherwise provided.

  14.3 Breach of Covenants. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant to be complied with by the Company.

  14.4 Performance of Duties. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents and shall not be responsible for the misconduct or negligence of any attorney or agent (which shall not include an employee of the Warrant Agent) appointed with due care.

  14.5 Reliance on Counsel. The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect to any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

  14.6 Proof of Actions Taken. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board, the President, a Vice President, the Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

  14.7 Compensation. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement, to reimburse the Warrant Agent for all reasonable expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by the Warrant Agent in the performance of its duties under this Agreement (including but not limited to legal fees and expenses), and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent or any of its agents in the performance of its duties under this Agreement, except as a result of the Warrant Agent's negligence or willful misconduct as determined in a final judgment of a court of competent jurisdiction and authority. The Company's obligations under this Section 14.7 and any claim arising hereunder shall survive the resignation or removal of the Warrant Agent and the termination or discharge of the Company's obligations under this Agreement.

  14.8 Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or any one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred or any liabilities which may arise, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action of any Holder under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

  14.9 Other Transactions in Securities of Company. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or any other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

  14.10 Liability of Warrant Agent. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. Notwithstanding any provision in this Agreement to the contrary, the Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

  14.11 Reliance on Documents. The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

  14.12 Validity of Agreement. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof) or any Warrant; nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other securities) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other securities) will, when issued, be validly issued, fully paid and nonassessable, or as to the Exercise Price or the number or amount of Warrant Shares or other securities or any Assets or other property issuable upon exercise of any Warrant.

  14.13 Instructions from Company. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, a Vice President, the Treasurer or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers.

  Section 15. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company thirty (30) days' prior notice in writing. The Warrant Agent may be removed by like notice to the Warrant Agent and the Holders from the Company, such notice to specify the date when removal shall become effective. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after such removal or notification in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Holder (who shall with such notice submit his Warrant Certificate or Certificates for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or such a court, shall be a bank or trust company, in good standing, incorporated under the laws of the United States of America or any state thereof and having at the time of its appointment as Warrant Agent a combined capital and surplus of at least $100,000,000. After appointment and acceptance of such appointment in writing, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and shall execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to file any notice provided for in this Section 15, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be. In the event of such resignation or removal, the successor Warrant Agent shall mail, by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Warrant Agent.

  Section 16. Notices. Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage pre-paid, (a) to the Company, at its offices at 65 Locust Avenue, New Canaan,
  Connecticut 06840, Attention:                , Telecopier No.:
  (203) 972-4226, or (b) to the Warrant Agent, at its offices at
                                              , Attention:
          , Telecopier No.:                 . Each party hereto
  may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

  Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered, to such Holders at their respective addresses in the Warrant Register. The initial address of each Holder shall be as provided by the Company to the Warrant Agent. Any Holder may change its address by notice to the Company and the Warrant Agent given in accordance with this Section 16.

  Section 17. Cancellation of Warrants. In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant Agent and be canceled by it and retired. The Warrant Agent shall cancel any Warrant certificate surrendered for exchange, substitution, transfer or exercise in whole or in part.

  Section 18. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement, the Warrants and the Warrant Certificates without approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to comply with the requirements of any national securities exchange or The Nasdaq National Market System (including but not limited to the deletion of Section 9.2), or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and this Agreement. Any other supplement or amendment to this Agreement may be made with the approval of the Holders of a majority of the then outstanding Warrants; provided, however, that any such amendment or supplement that (i) increases the Exercise Price; (ii) decreases the number of shares of Common Stock issuable upon exercise of a Warrant; or (iii) shortens the period during which the Warrants may be exercised, shall require the consent of each Holder of a Warrant affected thereby.

  Section 19. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of the Company or the Warrant Agent and shall bind and inure to the benefit of their respective successors hereunder.

  Section 20.  Applicable Law.  This Agreement and each
  Warrant issued hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

  Section 21. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, their respective successors and the Holders of the Warrants.

  Section 22. Counterparts. This Agreement may be executed in any number of counterparts; each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

  Section 23. Captions. The captions of the Sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

  SMITH CORONA CORPORATION

  By: ---------------------------------------
  Name:
  Title:

  [ ---------------------------------------],
  as Warrant Agent

  By: ---------------------------------------
  Name:
  Title:

                                                      EXHIBIT A

                  FORM OF WARRANT CERTIFICATE

THESE WARRANTS AND THE WARRANT SHARES ACQUIRED UPON EXERCISE OF THE WARRANTS REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE IV, SECTION 5 OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY WHICH ARTICLE IS REPRINTED IN ITS ENTIRETY ON THE REVERSE SIDE OF THIS CERTIFICATE.

No. ________________________        ________________________
Warrants

                      Warrant Certificate

                    SMITH CORONA CORPORATION

This Warrant Certificate certifies that             , or
registered assigns, is the registered holder of
Warrants (the "Warrants") expiring at 5:00 p.m., New York City
time, on             (the "Expiration Date"), to purchase Common
Stock, $.001 par value per share (the "Common Stock"), of SMITH CORONA CORPORATION, a Delaware corporation (the "Company"). The Warrants may be exercised at any time from 9:00 a.m., New York
City time, on             to 5:00 p.m., New York City time, on
the Expiration Date. Each Warrant entitles the holder upon exercise to receive from the Company, if exercised before 5:00 p.m., New York City time, on the Expiration Date, one fully paid and nonassessable share of Common Stock (a "Warrant Share") at the Exercise Price (as defined in the Warrant Agreement referred to on the reverse side hereof), payable in lawful money of the United States of America, upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

WARRANTS NOT EXERCISED ON OR BEFORE 5:00 P.M., NEW YORK CITY
TIME, ON               ,      SHALL BECOME VOID.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

IN WITNESS WHEREOF, SMITH CORONA CORPORATION has caused this
Warrant Certificate to be duly executed.

SMITH CORONA CORPORATION

By:
_________________________________________________________________
Title:

Dated:
_________________________________________________________________

Countersigned:
[ ---------------------------------------],
                        as Warrant Agent

By:
_________________________________________________________________
                      Authorized Signatory

                 [Form of Warrant Certificate]

                           [Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring on the Expiration Date entitling the holder on exercise to receive shares of Common Stock of the Company and are issued or to be issued pursuant to a
Warrant Agreement dated as of             , 1996 (the "Warrant
Agreement"), duly executed and delivered by the Company to [
                 ], as Warrant Agent (the "Warrant Agent"), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. By accepting initial delivery, transfer or exchange of this Warrant, the duly registered holder shall be deemed to have agreed to the terms of the Warrant Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance therewith.

The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price in the manner described below at the office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or its assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

Payment of the Exercise Price may be made in cash by wire transfer to the Warrant Agent for the account of the Company or by certified or official bank check or checks to the order of the Company or by any combination thereof.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon the exercise of each Warrant, and the Exercise Price of each Warrant, may, subject to certain conditions, be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company shall pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Until June 30, 1999, (a) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of stock of the Company (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Tax Code")) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert), or any attempted exercise of the aforementioned option or right to purchase such stock by any person or entity (or group of persons or entities acting in concert), who either directly or indirectly owns or would be treated as owning, or whose shares are or would be attributed to any person or entity who directly or indirectly owns or would be treated as owning, in either case prior to the purported transfer or exercise and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5-percent or more of the value of the outstanding stock of the Company or otherwise treated as a 5-percent (5%) shareholder (within the meaning of Section 382 of the Tax Code), regardless of the percent or the value of the stock owned, shall be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee and (b) any attempted sale, transfer, assignment, conveyance, grant, gift, pledge or other disposition of any share of stock of the Company (within the meaning of Section 382 of the Tax Code) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert) or any attempted exercise of the aforementioned option or right to purchase such stock by any person or entity (or group of persons or entities acting in concert) not described in clause (a) who directly or indirectly would own, or whose shares would be attributed to any person or entity who directly or indirectly would own, in each case as a result of the purported transfer or exercise and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5-percent (5%) or more of the value of any of the stock of the Company (or otherwise treated as a 5-percent (5%) shareholder within the meaning of Section 382 of the Tax Code), shall, as to that number of shares causing such person or entity to be a 5-percent (5%) shareholder, be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee; provided, however, if the Company either does not qualify under Section 382(l)(5) of the Tax Code or chooses to make an election under Section 382(l)(5)(H) of the Tax Code (or the applicable provision then in effect) not to have the provisions of Section 382(l)(5) of the Tax Code apply, the restrictions described above in clauses (a) and (b) shall be deemed to lapse and shall have no further force or effect as of the earlier of the date the Company is aware that it does not qualify under Section 382(l)(5) of the Tax Code and the date of such election; provided further, however, that neither of the restrictions described above in the foregoing clauses (a) or (b) shall prevent a valid transfer or exercise if (i) the transferor or exercisor, as the case may be, obtains the written approval of the Board of Directors of the Company and provides the Company with an opinion of counsel satisfactory to the Company that, assuming, as of the date of such opinion, the full exercise of all warrants issued by, and any options granted pursuant to any stock option plan of, the Company, the transfer or exercise shall not result in the application of any tax law limitation on the use of the Company's loss carryforwards or other tax attributes or (ii) a tender offer, within the meaning of the Securities Exchange Act of 1934, as amended, and pursuant to the rules and regulations thereof, is made by a bona fide third party purchaser to purchase at least sixty-six and two thirds percent (66 2/3%) of the issued and outstanding common stock of the Company and the offeror (A) agrees to effect, within ninety (90) days of the consummation of the tender offer, a back-end merger in which all non-tendering shareholders would receive the same consideration as paid in the tender offer, and (B) has received the tender of sufficient shares to effect such merger. Without limiting or restricting in any manner the effectiveness of the foregoing provisions, the Company may rely and shall be protected in relying on its shareholder lists and stock transfer records for all purposes relating to such notices, voting, payment of dividend or other communication or distributions to its shareholders.

In the absence of special approval by the Board of Directors, a purported transfer or exercise of shares in excess of the shares that can be transferred or exercised pursuant to this Section 5 (the "Prohibited Shares") to the purported acquiror (the "Purported Acquiror) is not effective to transfer ownership of such Prohibited Shares. On demand by the Company, which demand must be made within thirty (30) days of the time the Company learns of the transfer or exercise of the Prohibited Shares, a Purported Acquiror must transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions ("Distributions") that were received by the Purported Acquiror from the Company with respect to the Prohibited Shares, to an agent designated by the Company (the "Agent"). The Agent will sell the Prohibited Shares in an arm's length transaction (over a stock exchange, if possible), and the Purported Acquiror will receive an amount of sales proceeds not in excess of the price paid or consideration surrendered by the Purported Acquiror for the Prohibited Shares (or the fair market value of the Prohibited Shares at the time of any attempted transfer to the Purported Acquiror by gift, inheritance, or a similar transfer). If the Purported Acquiror has sold the Prohibited Shares prior to receiving the Company's demand to surrender the Prohibited Shares to the Agent, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as an Agent for the initial transferor, or, in the case where the Prohibited Shares are acquired pursuant to the exercise of an option or right to purchase stock of the Company, for the Company, and shall be required to transfer to the Agent any proceeds of such sale and any Distributions.

In the case of an attempted exercise of an option or a right to purchase stock of the Company, the Agent will pay to the Company any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. In all other cases, if the initial transferor can be identified, the Agent will pay to it any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. If the initial transferor cannot be identified within ninety (90) days of receipt of such sales proceeds, if any, the Agent may pay any such amounts to a charity of its choosing. In no event shall amounts paid to the Agent inure to the benefit of the Company (except as set forth in the first sentence of this paragraph) or the Agent, but such amounts may be used to cover expenses of the Agent in attempting to identify the initial transferor.

If the Purported Acquiror fails to surrender the Prohibited Shares within the next thirty (30) business days from the demand by the Company, then the Company may institute legal proceedings to compel the surrender. The Company shall be entitled to damages, including reasonable attorneys' fees and costs, from the Purported Acquiror, on account of such purported transfer.

                         PURCHASE FORM

The undersigned hereby irrevocably elects to exercise this Warrant, according to the terms and conditions hereof, to the extent of purchasing shares of Common Stock and hereby makes
payment of $          in payment of the exercise price thereof.
If the number of shares shall not be all of the shares purchasable under this Warrant, a new Warrant Certificate for the balance remaining shall be issued in the name of the undersigned or its assignee as indicated on the Assignment Form.

Dated: ____________________

             INSTRUCTIONS FOR REGISTRATION OF STOCK

Name:
_________________________________________________________________
          (please typewrite or print in block letters)

Address:
_________________________________________________________________

Signature:
_________________________________________________________________
    Note: The signature must conform in all respects to name of holder as specified on the face of this Warrant Certificate

  Signature Guaranteed:

                        ASSIGNMENT FORM

  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

  Name:
          (please typewrite or print in block letters)

  Address:

  its right to purchase             shares of Common Stock
represented by
  this Warrant and does hereby irrevocably constitute and appoint

  Attorney, to transfer the same on the books of the Company, with full power of substitution in the premises.


  Dated:                       Signature:
  ---------------------------------------------------------
  Social Security or other       Note: The signature must
  number of holder               identifying conform in all
                               respects to name of holder as
                               specified on the face of this
                        Warrant Certificate
  Signature Guaranteed:

                                                Schedule 1.50

            EXISTING NON-DEBTOR SUBSIDIARIES OF SCC

  SCM Inter-American Corporation

  Smith Corona S.A. (France)

  Smith Corona France S.A.R.L.

  Smith Corona GmbH

  Smith Corona S.A. (Belgium)

  SCM (United Kingdom) Ltd.

  Smith Corona Overseas Holdings Inc.

  Smith Corona (Canada) Ltd.

  Smith Corona Australia Pty. Ltd.

  Smith Corona International Ltd.

  Smith Corona (United Kingdom) Ltd.

  Coronasphere Inc.

  Smith Corona Private, Ltd.

  P.T. Smith Corona Batam

  Smith Corona de Mexico, S.A. de C.V.

                                                Schedule 1.59

            THIS NOTE HAS NOT BEEN REGISTERED UNDER
            THE SECURITIES ACT OF 1933 OR SECURITIES
                  LAWS OF OTHER JURISDICTIONS

                       PRIORITY TAX NOTE

  $          1                                                  ,
19962

  Smith Corona Corporation, a Delaware corporation (hereinafter called the "Company"), for value received, hereby promises to
pay to           3, or  its successors or registered assigns
(hereinafter called the "Holder"), the  principal sum of
          ($          ), such amount to be  payable in six equal
installments, with an installment payable on each anniversary of 4 through the sixth such anniversary, or to the extent a portion thereof has been paid, the aggregate unpaid principal amount of such installment, and to pay interest on the unpaid principal amount quarterly in arrears on each March 31, June 30, September 30 and December 31, beginning on the first such day to occur at least 60 days after the date hereof, and on payment in full, at
an interest rate equal to the  lesser of (a)      percent (
%) per annum or (b) the statutory rate  imposed by the Holder for
accrual of interest on overdue taxes.    Interest on this Note
will be computed on the basis of a 360-day year of twelve 30-day months. Payment of the principal of and interest on this Note will be made at an office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear on the books of the Company.

  The Company may, at any time, at its option, prepay this Note, in whole or in part, without premium or penalty, together with interest on such principal amount accrued to the date of such
prepayment.    Any notice or communication shall be sufficiently
given if in writing and delivered in person or mailed by first-class mail addressed, if to the Company, to
    5 and, if to the Holder, to .6 The Company or the Holder by notice to the other may designate additional or different addresses for subsequent notices or communications.

  If a payment date is a legal holiday for banks at a place of payment, payment may be made at that place on the next succeeding business day that is not a legal holiday for banks, and no interest shall accrue for the intervening period.

  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS NOTE, excluding principles of conflict of laws (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).
  --------------- 1Insert amount of Priority Tax Note.

  2Insert Effective Date.

  3Insert name of holder of Priority Tax Claim.

  4Insert date which is the date of assessment of the Priority
  Tax Claim.

  5Insert the Company's address.

  6Insert the Holder's address.

  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or their creation.
    This Note shall not be assignable or transferable, and any purported assignment of transfer shall be void.

  IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

  SMITH CORONA CORPORATION

  By:

________________________________________________________________________________
  Name:
  Title:

                                                Schedule 1.69

__________

                   [FORM OF RIGHTS AGREEMENT]

                        Rights Agreement

                    Smith Corona Corporation

                              and


                          Rights Agent

               Dated as of                , 1996


                       TABLE OF CONTENTS


                                                        Page
  Section 1. Certain Definitions                         R-1
  Section 2. Appointment of Rights Agent                 R-4
  Section 3. Issue of Rights Certificates                R-4
  Section 4. Form of Rights Certificates                 R-5
  Section 5. Countersignature and Registration           R-6
  Section 6. Transfer, Split Up, Combination and
               Exchange of Rights Certificates;
               Mutilated, Destroyed, Lost or
               Stolen Rights Certificates                R-6
  Section 7. Exercise of Rights; Purchase Price;
               Expiration Date of Rights                 R-6
  Section 8. Cancellation and Destruction of Rights
               Certificates                              R-8
  Section 9. Reservation and Availability of Capital
               Stock                                     R-8
  Section 10. Preferred Stock Record Date                R-9
  Section 11. Adjustment of Purchase Price, Number
               and Kind of Shares or Number of Rights    R-9
  Section 12. Certificate of Adjusted Purchase Price or
               Number of Shares                         R-14
  Section 13. Consolidation, Merger or Sale or
               Transfer of Assets or Earning Power      R-14
  Section 14. Fractional Rights and Fractional Shares   R-15
  Section 15. Rights of Action                          R-16
  Section 16. Agreement of Rights Holders               R-16
  Section 17. Rights Certificate Holder Not Deemed a
               Stockholder                              R-17
  Section 18. Concerning the Rights Agent               R-17
  Section 19. Merger or Consolidation or Change of
               Name of Rights Agent                     R-17
  Section 20. Duties of Rights Agent                    R-18
  Section 21. Change of Rights Agent                    R-19
  Section 22. Issuance of New Rights Certificates       R-19
  Section 23. Redemption and Termination                R-20
  Section 24. Notice of Certain Events                  R-20
  Section 25. Notices                                   R-21
  Section 26. Supplements and Amendments                R-21
  Section 27. Successors                                R-22
  Section 28. Determinations and Actions by the Board
               of Directors, etc                        R-22
  Section 29. Benefits of this Agreement                R-22
  Section 30. Severability                              R-22
  Section 31. Governing Law                             R-22
  Section 32. Counterparts                              R-22
  Section 33. Descriptive Headings                      R-22

  Attachments:
  Exhibit A -- Form of Certificate of Designation,
Preferences and Rights

  Exhibit B -- Form of Rights Certificate

  Exhibit C -- Summary of Rights

                        RIGHTS AGREEMENT

RIGHTS AGREEMENT, dated as of             , 1996, between SMITH
CORONA CORPORATION, a Delaware corporation, and           , a
     (the "Rights Agent").

                      W I T N E S S E T H:

WHEREAS, on July 5, 1995, Smith Corona Corporation, a Delaware corporation, filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. sec. 101 et seq. (the "Bankruptcy Code"), with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

WHEREAS, pursuant to Debtors' Third Amended Second Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, dated , 1996 (the "Plan"), with respect to Smith Corona Corporation and certain of its subsidiaries, and Order No.
      , dated             , 1996, of the Bankruptcy Court (the
"Confirmation Order"), Smith Corona Corporation has, on the date hereof, emerged from such proceeding under Chapter 11; and

WHEREAS, Smith Corona Corporation, as reorganized pursuant to the Plan, is referred to herein as the "Company"; and

WHEREAS, on the date hereof (the "Rights Dividend Declaration Date"), the Board of Directors of the Company has authorized and declared a dividend distribution of one Right for each share of Common Stock of the Company outstanding at the close of business
on             , 1996 (the "Record Date") and has authorized the
issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 11(p) hereof) for each share of Common Stock of the Company issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the Distribution Date, each Right initially representing the right to purchase one unit (a "Unit") with each such unit consisting initially of one one-thousandth of a share of Preferred Stock, Series A, of the Company having the rights, powers and preferences set forth in the form of Certificate of Designation, Preferences and Rights of Preferred Stock, Series A, attached hereto as Exhibit A, upon the terms and subject to the conditions hereinafter set forth ("Rights"); and

WHEREAS, such authorization of such dividend distribution, and of such issuance of Rights, has been approved by the Bankruptcy
Court pursuant to the Confirmation Order;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Certain Definitions.  For purposes of this
Agreement, the following terms have the meanings indicated:

    (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan (each of (i) through (iv), an "Exempted Person"). Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as a result of an acquisition of Common Stock by the Company which, by reducing the number of such shares then outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the outstanding Common Stock, except that if such Person, after such share purchases by the Company, becomes the Beneficial Owner of any additional shares of Common Stock, such Person shall be deemed to be an "Acquiring Person;" and (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock or other securities so that such Person would no longer be an Acquiring Person then such Person shall not be deemed to be an "Acquiring Person." The term "outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then issued and outstanding which such Person would be deemed to beneficially own hereunder.

  (b) "Act" shall mean the Securities Act of 1933, as amended.

  (c) "Adjustment Shares" shall have the meaning set forth in Section 11(a)(ii) of this Agreement.

  (d) "Affiliate" shall have the meaning set forth in Rule
    12b-2 of the General Rules and Regulations under the Exchange Act.

  (e) "Associate" shall have the meaning set forth in Rule
    12b-2 of the General Rules and Regulations under the Exchange Act.

  (f) "Bankruptcy Code" shall have the meaning set forth in the first "Whereas" clause of this Agreement.

  (g) "Bankruptcy Court" shall have the meaning set forth in the first "Whereas" clause of this Agreement.

  (h) A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

  (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to
    Section 3(a) or Section 22 hereof ("Original Rights") or pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights;

  (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding:
    (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and
    (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

  (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph (h)) or disposing of any voting securities of the Company;

  provided, however, that nothing in this paragraph (h) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition. Notwithstanding anything in this definition of Beneficial Owner to the contrary, a Person who is a Continuing Director or officer of the Company or who is an Affiliate or Associate of a Continuing Director or officer of the Company (each, an "Excluded Person") shall not be deemed to "beneficially own" shares of Common Stock held by another Excluded Person solely by reason of any agreement, arrangement or understanding, written or otherwise, entered into in opposition to a transaction that, at the time such agreement, arrangement or understanding was entered into, has not been approved or recommended by the Board of Directors to the stockholders of the Company (which approval or recommendation, if adopted following a Stock Acquisition Date, includes the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office).

  (i) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or the state in which the principal office of the Rights Agent is located are authorized or obligated by law or executive order to close.

  (j) "close of business" on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

  (k) "Common Stock" shall mean the common stock, par value $.001 per share, of the Company; provided, that "Common Stock" when used with reference to any Person other than the Company shall mean the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.

  (l) "Common Stock Equivalents" shall have the meaning set forth in Section 11(a)(iii) of this Agreement.

  (m) "Confirmation Order" shall have the meaning set forth in the second "Whereas" clause of this Agreement.

  (n) "Company" shall have the meaning set forth in the third "Whereas" clause of this Agreement.

  (o) "Continuing Director" shall mean a member of the Board of Directors of the Company who is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person.

  (p) "Current Market Price" shall have the meaning set forth in Section 11(d)(i) of this Agreement.

  (q) "Current Value" shall have the meaning set forth in
    Section 11(a)(iii) of this Agreement.

  (r) "Distribution Date" shall have the meaning set forth in Section 3(a) of this Agreement.

  (s) "equivalent preferred stock" shall have the meaning set forth in Section 11(b) of this Agreement.

  (t) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  (u) "Excluded Person" shall have the meaning set forth in
    Section 1(f) of this Agreement.

  (v) "Exempted Person" shall have the meaning set forth in
    Section 1(a) of this Agreement.

  (w) "Expiration Date" shall have the meaning set forth in
    Section 7(a) of this Agreement.

  (x) "Final Expiration Date" shall have the meaning set forth in Section 7(a) of this Agreement.

  (y) "Original Rights" shall have the meaning set forth in
    Section 1(f)(i) of this Agreement.

  (z) "Person" shall mean any individual, firm, corporation, partnership or other entity.

  (aa) "Preferred Stock" shall mean shares of Preferred
    Stock, Series A, of the Company, and, to the extent that there are not a sufficient number of shares of such Preferred Stock authorized to permit the full exercise of the Rights, any other series of Preferred Stock of the Company designated for such purpose containing terms substantially similar to the terms of the Preferred Stock, Series A.

  (bb) "Principal Party" shall have the meaning set forth in
    Section 13(b) of this Agreement.

  (cc) "Purchase Price" shall have the meaning set forth in
    Section 4(a) of this Agreement.

  (dd) "Record Date" shall have the meaning set forth in the fourth "Whereas" clause of this Agreement.

  (ee) "Redemption Price" shall have the meaning set forth in Section 23 of this Agreement.

  (ff) "Rights" shall have the meaning set forth in the fourth "Whereas" clause of this Agreement.

  (gg) "Rights Agent" shall have the meaning set forth in the introductory paragraph of this Agreement.

  (hh) "Rights Certificates" shall have the meaning set forth in Section 3(a) of this Agreement.

  (ii) "Rights Dividend Declaration Date" shall have the meaning set forth in the fourth "Whereas" clause of this Agreement.

  (jj) "Section 11(a)(ii) Event" shall mean any event described in Section 11(a)(ii) of this Agreement.

  (kk) "Section 11(a)(ii) Trigger Date" shall have the meaning set forth in Section 11(a)(iii) of this Agreement.

  (ll) "Section 13 Event" shall mean any event described in clause (x), (y) or (z) of Section 13(a) of this Agreement.

  (mm) "Spread" shall have the meaning set forth in Section
    11(a)(iii) of this Agreement.

  (nn) "Stock Acquisition Date" shall mean the earlier of the date of (i) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange
    Act) by the Company or an Acquiring Person that an Acquiring Person has become such or (ii) the public disclosure of facts by the Company or an Acquiring Person indicating that an Acquiring Person has become an Acquiring Person.

  (oo) "Subsidiary" shall mean, with reference to any Person, any corporation (or other entity) of which an amount of voting securities (or other interests) sufficient to elect at least a majority of the directors (or equivalent) of such corporation (or other entity) is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

  (pp) "Substitution Period" shall have the meaning set forth in Section 11(a)(iii) of this Agreement.

  (qq) "Summary of Rights" shall have the meaning set forth in Section 3(b) of this Agreement.

  (rr) "Trading Day" shall have the meaning set forth in
    Section 11(d)(i) of this Agreement.

  (ss) "Transaction" shall mean any merger, consolidation or sale of assets or earning power described in Section 13(a) hereof or any acquisition of Common Stock of the Company which, without regard to any required approval of the Company, would result in a Person becoming an Acquiring Person.

  (tt) "Triggering Event" shall mean any Section 11(a)(ii)
    Event or any Section 13 Event.

  (uu) "Unit" shall have the meaning set forth in the fourth
    "Whereas" clause of this Agreement.

  Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.

  Section 3. Issue of Rights Certificates. (a) Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or such later date as the Board of Directors of the Company shall determine), (ii) the close of business on the tenth Business Day (or such later date as such Board shall determine) after the date that a tender or exchange offer by any Person is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would become an Acquiring Person or (iii) the Expiration Date (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). The Board of Directors of the Company may defer the date set forth in clause (i) or
  (ii) of the preceding sentence to a specified later date or to an unspecified later date, each to be determined (with the concurrence of a majority of the Continuing Directors following a Stock Acquisition Date and only if the Continuing Directors constitute a majority of the number of directors then in office) by action of the Board of Directors of the Company. As soon as practicable after the Distribution Date, the Rights Agent will, at the Company's expense, send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

  (b) As promptly as practicable, the Company will send a copy of a Summary of Rights to Purchase Preferred Stock, in substantially the form attached hereto as Exhibit C (the "Summary of Rights"), by first-class, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Record Date, at the address of such holder shown on the records of the Company.

  (c) Rights shall be issued in respect of all shares of Common Stock which are issued (whether originally issued or from the Company's treasury) after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date. Certificates representing such shares of Common Stock shall also be deemed to be certificates for Rights and shall bear the following legend:

  This certificate also evidences and entitles the holder
    hereof to certain Rights as set forth in the Rights
    Agreement between (the "Company") and               (the
    "Rights Agent") dated as of , 1996 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

  With respect to such certificates containing the foregoing legend, until the earlier of the Distribution Date or the Expiration Date, registered holders of Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

  Section 4. Form of Rights Certificates. (a) The Rights Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. The Rights Certificates shall be in a machine printable format. Subject to the provisions of
  Section 11 and Section 22 hereof, the Rights Certificates, whenever distributed, shall be dated as of the Record Date, shall show the date of countersignature and on their face shall entitle the holders thereof to purchase such number of one one-thousandths of a share of Preferred Stock as shall be set forth therein at the price set forth therein (such exercise price per one one-thousandth of a share, the "Purchase Price"), but the amount and the type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.

  (b) Any Rights Certificate issued pursuant to Section 3(a)
  or Section 22 hereof that represents Rights beneficially owned by: (i) an Acquiring Person or any Affiliate or Associate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Affiliate or Associate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Affiliate or Associate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which a majority of the Continuing Directors has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect avoidance of Section 7(e) hereof, and any Rights Certificate issued pursuant to
  Section 6 or Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

  The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Agreement.

  The Company shall instruct the Rights Agent in writing of the Rights which should be so legended and shall supply the Rights Agent with such legended Rights Certificates.

  Section 5.  Countersignature and Registration.  (a) The
  Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Rights Certificates shall be manually countersigned by an authorized signatory of the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by an authorized signatory of the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

  (b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the date of each of the Rights Certificates.

  Section 6. Transfer, Split Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates. (a) Subject to the provisions of Section 4(b), Section 7(e) and Section 14 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the Expiration Date, any Rights Certificate or Certificates may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of one one-thousandths of a share of Preferred Stock (or, following a Triggering Event, Common Stock, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request. Thereupon the Rights Agent shall, subject to Section 4(b),
  Section 7(e) and Section 14 hereof, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment by the holder of a Rights Certificate of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates.

  (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificate, if mutilated, the Company will execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

  Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights. (a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the close of business on
   , 2006 (the "Final Expiration Date"), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being herein referred to as the "Expiration Date").

  (b) The Purchase Price for each one one-thousandth of a
  share of Preferred Stock pursuant to the exercise of a Right
  shall initially be $          and shall be subject to
  adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph
  (c) below.

  (c) Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price per one one-thousandth of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) to be purchased as set forth below and an amount equal to any applicable transfer tax, the Rights Agent shall, subject to
  Section 20(k) hereof, thereupon promptly (i) (A) requisition from any transfer agent of the shares of Preferred Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of one one-thousandths of a share of Preferred Stock to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Preferred Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-thousandths of a share of Preferred Stock as are to be purchased (in which case certificates for the shares of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with such request, (ii) requisition from the Company the amount of cash, if any, to be paid in lieu of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price (as such amount may be reduced pursuant to Section 11(a)(ii) or Section 13(a) hereof) shall be made in cash or by certified check or bank draft payable to the order of the Company. In the event that the Company is obligated to issue other securities (including Common Stock) of the Company, pay cash and/or distribute other property pursuant to
  Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when appropriate. The Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock would be issued.

  (d) In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 14 hereof.

  (e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Affiliate or Associate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Affiliate or Associate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which a majority of the Continuing Directors has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this
  Section 7(e), shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 4(b) hereof are complied with, but shall have no liability to any holder of Rights Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder.

  (f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

  Section 8. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Rights Certificates to the Company.

  Section 9.  Reservation and Availability of Capital Stock.
  (a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Preferred Stock (and, following the occurrence of a Triggering Event, out of its authorized and unissued shares of Common Stock and/or other securities or out of its authorized and issued shares held in its treasury), the number of shares of Preferred Stock (and, following the occurrence of a Triggering Event, Common Stock and/or other securities) that, as provided in this Agreement, including Section 11(a)(iii) hereof, will be sufficient to permit the exercise in full of all outstanding Rights.

  (b) So long as the shares of Preferred Stock (and, following the occurrence of a Triggering Event, Common Stock and/or other securities) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange upon official notice of issuance upon such exercise.

  (c) The Company shall use its best efforts to (i) file, as soon as practicable following the earliest date after the first occurrence of a Section 11(a)(ii) Event on which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii) hereof, a registration statement under the Act with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, or (B) the date of the expiration of the Rights. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed 90 days after the date set forth in clause (i) of the first sentence of this
  Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement, and shall give simultaneous written notice to the Rights Agent stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. In addition, if the Company shall determine that a registration statement is required following the Distribution Date, the Company may temporarily suspend the exercisability of the Rights until such time as a registration statement has been declared effective. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law or a registration statement shall not have been declared effective.

  (d) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all one one-thousandths of a share of Preferred Stock (and, following the occurrence of a Triggering Event, Common Stock and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued, and fully paid and nonassessable.

  (e) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates for a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) upon the exercise of the Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) in respect of a name other than that of, the registered holder of the Rights Certificates evidencing Rights surrendered for exercise or to issue or deliver any certificates for a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/ or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

  Section 10. Preferred Stock Record Date. Each Person in whose name any certificate for a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such fractional shares of Preferred Stock (or Common Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a stockholder of the Company with respect to shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

  Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

  (a)(i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Stock payable in shares of Preferred Stock, (B) subdivide the outstanding Preferred Stock, (C) combine the outstanding Preferred Stock into a smaller number of shares, or (D) issue any shares of its capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e) hereof, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of Preferred Stock or capital stock, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of Preferred Stock or capital stock, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Stock transfer books of the Company were open, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) hereof, the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii) hereof.

  (ii) In the event any Person, alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become an Acquiring Person, then proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d)(i) hereof) per share of Common Stock on the date of such first occurrence (such number of shares being referred to as the "Adjustment Shares").

  (iii) In the event that the number of shares of Common
    Stock which are authorized by the Company's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this
    Section 11(a), the Company, acting by resolution of its Board of Directors (which resolution shall be effective only with the concurrence of a majority of the Continuing Directors) shall (A) determine the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value"), and (B) with respect to each Right (subject to
    Section 7(e) hereof), make adequate provision to substitute for the Adjustment Shares, upon the exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock, such as the Preferred Stock, which the Board has deemed to have essentially the same value or economic rights as shares of Common Stock (such shares of preferred stock being referred to as "Common Stock Equivalents")), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value (less the amount of any reduction in the Purchase Price), where such aggregate value has been determined by the Board based upon the advice of a nationally recognized investment banking firm selected by the Board; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within 30 days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(ii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. For purposes of the preceding sentence, the term "Spread" shall mean the excess of (i) the Current Value over
    (ii) the Purchase Price. If the Board determines in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the 30-day period set forth above may be extended to the extent necessary, but not more than 90 days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek shareholder approval for the authorization of such additional shares (such 30-day period, as it may be extended, is herein called the "Substitution Period"). To the extent that action is to be taken pursuant to the first and/or third sentences of this Section 11(a)(iii), the Company (1) shall provide, subject to
    Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and (2) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek such shareholder approval for such authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement, with simultaneous written notice to the Rights Agent stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of each Adjustment Share shall be the Current Market Price (as determined pursuant to Section 11(d)(i) hereof) per share of the Common Stock on the Section 11(a)(ii) Trigger Date and the per share or per unit value of any Common Stock Equivalent shall be deemed to equal the Current Market Price per share of the Common Stock on such date.

  (b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Stock entitling them to subscribe for or purchase (for a period expiring within 45 calendar days after such record date) Preferred Stock (or shares having the same rights, privileges and preferences as the shares of Preferred Stock ("equivalent preferred stock")) or securities convertible into Preferred Stock or equivalent preferred stock at a price per share of Preferred Stock or per share of equivalent preferred stock (or having a conversion price per share, if a security convertible into Preferred Stock or equivalent preferred stock) less than the Current Market Price per share of Preferred Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Preferred Stock outstanding on such record date, plus the number of shares of Preferred Stock which the aggregate offering price of the total number of shares of Preferred Stock and/or equivalent preferred stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Preferred Stock outstanding on such record date, plus the number of additional shares of Preferred Stock and/or equivalent preferred stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid by delivery of consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Shares of Preferred Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

  (c) In case the Company shall fix a record date for a distribution to all holders of Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation), of evidences of indebtedness, cash (other than a regular cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Preferred Stock, but including any dividend payable in stock other than Preferred Stock) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price (as determined pursuant to Section 11(d)(i) hereof) per share of Preferred Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a share of Preferred Stock and the denominator of which shall be such Current Market Price per share of Preferred Stock. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price which would have been in effect if such record date had not been fixed.

  (d)(i) For the purpose of any computation hereunder, other than computations made pursuant to Section 11(a)(iii) hereof, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the 30 consecutive Trading Days (as hereinafter defined) immediately prior to such date, and for purposes of computations made pursuant to Section 11(a)(iii) hereof, the Current Market Price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the ten consecutive Trading Days immediately following such date; provided, however, that in the event that the Current Market Price per share of the Common Stock is determined during a period following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Stock, and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, shall not have occurred prior to the commencement of the requisite 30 Trading Day or ten Trading Day period, as set forth above, then, and in each such case, the Current Market Price shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board. If on any such date no market maker is making a market in the Common Stock, the fair value of such shares on such date as determined in good faith by the Board shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a Business Day. If the Common Stock is not publicly held or not so listed or traded, Current Market Price per share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

  (ii) For the purpose of any computation hereunder, the Current Market Price per share of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in clause (i) of this Section 11(d) (other than the last sentence thereof). If the Current Market Price per share of Preferred Stock cannot be determined in the manner provided above or if the Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the Current Market Price per share of Preferred Stock shall be conclusively deemed to be an amount equal to 1,000 (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Agreement) multiplied by the Current Market Price per share of the Common Stock. If neither the Common Stock nor the Preferred Stock is publicly held or so listed or traded, Current Market Price per share of the Preferred Stock shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes. For all purposes of this Agreement, the Current Market Price of a Unit shall be equal to the Current Market Price of one share of Preferred Stock divided by 1,000.

  (e) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest hundred-thousandth of a share of Common Stock or other share or one-ten-millionth of a share of Preferred Stock, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of
    (i) three years from the date of the transaction which mandates such adjustment, or (ii) the Expiration Date.

  (f) If as a result of an adjustment made pursuant to
    Section 11(a)(ii) or Section 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock other than Preferred Stock, thereafter the number of such other shares so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in Sections 11(a), (b), (c), (e), (g), (h), (i), (j), (k) and
    (m), and the provisions of Sections 7, 9, 10, 13 and 14 hereof with respect to the Preferred Stock shall apply on like terms to any such other shares.

  (g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-thousandths of a share of Preferred Stock purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

  (h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-thousandths of a share of Preferred Stock (calculated to the nearest one-ten-millionth)
obtained by (i) multiplying (x) the number of one one-thousandths of a share covered by a Right immediately prior to this adjustment, by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

  (i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of one one-thousandths of a share of Preferred Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one-ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this
    Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

  (j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-thousandths of a share of Preferred Stock issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-thousandth of a share and the number of one one-thousandths of a share which were expressed in the initial
    Rights Certificates issued hereunder.

  (k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then stated value, if any, of the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable such number of one one-thousandths of a share of Preferred Stock at such adjusted Purchase Price.

  (l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one one-thousandths of a share of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of one one-thousandths of a share of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

  (m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment the Board of Directors of the Company shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred Stock, (ii) issuance wholly for cash of any shares of Preferred Stock at less than the Current Market Price thereof, (iii) issuance wholly for cash of shares of Preferred Stock or securities which by their terms are convertible into or exchangeable for shares of Preferred Stock, (iv) stock dividends, or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Preferred Stock shall not be taxable to such stockholders.

  (n) The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof),
    (ii) merge with or into any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o) hereof), if (x) at the time of or immediately after such consolidation, merger or sale there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such consolidation, merger or sale, the shareholders of the Person who constitutes, or would constitute, the Principal Party for purposes of Section 13(a) hereof shall have received a distribution of Rights previously owned by such Person or any of its Affiliates and Associates.

  (o) The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by
    Section 23 or Section 26 hereof, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

  (p) Anything in this Agreement to the contrary notwithstanding, in the event that the Company shall at any time after the Rights Dividend Declaration Date and prior to the Distribution Date (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event.

  Section 12.  Certificate of Adjusted Purchase Price or
  Number of Shares. Whenever an adjustment is made as provided in Section 11 and Section 13 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment, the adjusted Purchase Price and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Preferred Stock and the Common Stock, a copy of such certificate, and
  (c) mail a brief summary thereof to each holder of a Rights Certificate (or, if prior to the Distribution Date, to each holder of a certificate representing shares of Common Stock) in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

  Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power. (a) In the event that, following the Stock Acquisition Date, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction which complies with
  Section 11(o) hereof) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company shall sell, mortgage or otherwise transfer (or one or more of its Subsidiaries shall sell, mortgage or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o) hereof), then, and in each such case (except as may be contemplated by Section 13(d) hereof), proper provision shall be made so that: (i) each holder of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradeable shares of Common Stock of the Principal Party, not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by
  (1) multiplying the then current Purchase Price by the number of one one-thousandths of a share of Preferred Stock for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event (or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such one one-thousandths of a share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such first occurrence), and dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by (2) 50% of the Current Market Price (determined pursuant to Section 11(d)(i) hereof) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and (v) the provisions of
  Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any Section 13 Event.

  (b) "Principal Party" shall mean

  (i) in the case of any transaction described in clause (x) or (y) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger or consolidation, and if no securities are so issued, the Person that is the other party to such merger or consolidation; and

  (ii) in the case of any transaction described in clause
    (z) of the first sentence of Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions;

  provided, however, that in any such case, (1) if the Common
    Stock of such Person is not at such time and has not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect Subsidiary of another Person the Common Stock of which is and has been so registered, "Principal Party" shall refer to such other Person; and (2) in case such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Stocks of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such Persons is the issuer of the Common Stock having the greatest aggregate market value.

  (c) The Company shall not consummate any such consolidation, merger, sale or transfer unless the Principal Party shall have a sufficient number of authorized shares of its Common Stock which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this
  Section 13 and unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger or sale of assets mentioned in paragraph (a) of this Section 13, the Principal Party will

  (i) prepare and file a registration statement under the Act, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the
    Act) until the Expiration Date; and

  (ii) deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 under the Exchange
    Act.

  The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. In the event that a Section 13 Event shall occur at any time after the occurrence of a Section 11(a)(ii) Event, the Rights which have not theretofore been exercised shall thereafter become exercisable in the manner described in
  Section 13(a).

  Section 14.  Fractional Rights and Fractional Shares.  (a)
  The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date as provided in
  Section 11(p) hereof, or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading, or if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

  (b) The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock). In lieu of fractional shares of Preferred Stock that are not integral multiples of one one-thousandth of a share of Preferred Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one one-thousandth of a share of Preferred Stock. For purposes of this Section 14(b), the current market value of one one-thousandth of a share of Preferred Stock shall be one one-thousandth of the closing price of a share of Preferred Stock (as determined pursuant to Section 11(d)(ii) hereof) for the Trading Day immediately prior to the date of such exercise.

  (c) Following the occurrence of a Triggering Event, the Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Rights or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the Current Market Value of one share of Common Stock. For purposes of this Section 14(c), the Current Market Value of one share of Common Stock shall be the closing price of one share of Common Stock (as determined pursuant to Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

  (d) The holder of a Right by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this Section 14.

  Section 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Common Stock), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of the Common Stock), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.

  Section 16.  Agreement of Rights Holders.  Every holder of a
  Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

  (a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of Common
    Stock;

  (b) after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office or offices of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates fully executed;

  (c) subject to Section 6(a) and Section 7(f) hereof, the Company and the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or the associated Common Stock certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e) hereof, shall be required to be affected by any notice to the contrary; and

  (d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligations; provided, however, that the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

  Section 17. Rights Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of one one-thousandths of a share of Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 24 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof.

  Section 18. Concerning the Rights Agent. (a) The Company agrees to pay to the Rights Agent such compensation as shall be agreed to in writing between the Company and the Rights Agent for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including, without limitation, the costs and expenses of defending against any claim of liability in the premises. The provisions of this Section 18(a) shall survive the expiration of the Rights and the termination of this Agreement.

  (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed by the proper Person or Persons and where necessary, verified or acknowledged, or otherwise upon the advice of counsel as set forth in Section 20 hereof.

  Section 19. Merger or Consolidation or Change of Name of Rights Agent. (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust or shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

  (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

  Section 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations expressly imposed by this Agreement, and no implied duties or obligations shall be read into this Agreement against the Rights Agent, upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

  (a) The Rights Agent may consult with legal counsel of its selection (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

  (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of "Current Market Price") be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, Chief Executive Officer, the President, any Vice President or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

  (c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or wilful misconduct.

  (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

  (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 7(e) hereof); nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 13 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock or Preferred Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Common Stock or Preferred Stock will, when so issued, be validly authorized and issued, fully paid and nonassessable.

  (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

  (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, Chief Executive Officer, the President, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.

  (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

  (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct; provided, however, that reasonable care was exercised in the selection thereof.

  (j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

  (k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

  (l) The Company agrees to give the Rights Agent prompt written notice of any event or ownership which would prohibit the exercise or transfer of the Rights Certificate.

  Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days notice in writing mailed to the Company. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the Company shall become the Rights Agent until a successor Rights Agent has been appointed, and the Rights Agent or any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or shareholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

  Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, subject to Section 4 hereof, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement.

  Section 23. Redemption and Termination. (a) The Company may, by a resolution of its Board of Directors (which resolution shall, if adopted following the Stock Acquisition Date, be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office), at its option, at any time prior to the earlier of
  (i) the close of business on the tenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date) or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.

  (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, evidence of which shall have been filed with the Rights Agent and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder's last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

  Section 24. Notice of Certain Events. (a) In case the Company shall propose, at any time after the Distribution Date, (i) to pay any dividend payable in stock of any class to the holders of Preferred Stock or to make any other distribution to the holders of Preferred Stock (other than a regular cash dividend out of earnings or retained earnings of the Company), or (ii) to offer to the holders of Preferred Stock rights or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options, or (iii) to effect any reclassification of its Preferred Stock (other than a reclassification involving only the subdivision of outstanding shares of Preferred Stock), or (iv) to effect any consolidation or merger into or with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o) hereof), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Rights Certificate and to the Rights Agent, to the extent feasible and in accordance with Section 25 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 20 days prior to the record date for determining holders of the shares of Preferred Stock for purposes of such action, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Preferred Stock whichever shall be the earlier.

  (b) In the event that a Section 11(a)(ii) Event shall occur, then (i) the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate and to the Rights Agent, to the extent feasible and in accordance with Section 25 hereof, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii) hereof, and (ii) all references in the preceding paragraph to Preferred Stock shall be deemed thereafter to refer to Common Stock and/or, if appropriate, other securities.

  Section 25. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

  Smith Corona Corporation
  65 Locust Avenue
  New Canaan, Connecticut 06840
  Attention:  President

  Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:


________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

  Attention: -----------------------------------------

  Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

  Section 26. Supplements and Amendments. Prior to the Distribution Date and subject to the penultimate sentence of this Section 26, the Company may by resolution of its Board of Directors (which resolution, if adopted following the Stock Acquisition Date, shall be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office), and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date and subject to the penultimate sentence of this Section 26, the Company may by resolution of its Board of Directors (which resolution, if adopted following the Stock Acquisition Date, shall be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office), and the Rights Agent shall if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order
  (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which, in the case of this clause (iv), shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause
  (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. Notwithstanding any other provision hereof, the Rights Agent's consent must be obtained regarding any amendment or supplement pursuant to this Section 26 which alters the Rights Agent's rights or duties. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price, the Final Expiration Date, the Purchase Price or the number of one one-thousandths of a share of Preferred Stock for which a Right is exercisable. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

  Section 27. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

  Section 28. Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company (with, where specifically provided for herein, the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office) shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors (with, where specifically provided for herein, the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office) in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board of Directors or the Continuing Directors to any liability to the holders of the Rights.

  Section 29. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

  Section 30. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the close of business on the tenth day following the date of such determination by the Board of Directors.

  Section 31. Governing Law. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

  Section 32. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

  Section 33. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


  Attest                      SMITH CORONA CORPORATION
  By:                              By:
        Name:                      Name:
        Title:                     Title:
  Attest  ---------------------------------------------
                              as Rights Agent

  By:                              By:
        Name:                        Name:
        Title:                       Title:


                                                    EXHIBIT A

          CERTIFICATE OF DESIGNATION, PREFERENCES AND
              RIGHTS OF PREFERRED STOCK, SERIES A

                               of

                    SMITH CORONA CORPORATION

     Pursuant to Section 151 of the General Corporation Law
                    of the State of Delaware

  I,                     , Secretary of Smith Corona
  Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO
  HEREBY CERTIFY:

  That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of this
  Corporation, the Board of Directors, on             , 1996,
  adopted the following resolution creating a series of shares of Series A:Preferred Stock designated as Preferred
Stock,


  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

  Section 1.  Designation and Amount.  The shares of such
  series shall be designated as "Preferred Stock, Series A" and the number of shares constituting such series shall be
   .

  Section 2. Dividends and Distributions. (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Preferred Stock, Series A with respect to dividends, the holders of shares of Preferred Stock, Series A shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, Series A, in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock, Series A. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Preferred Stock, Series A were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (B) The Corporation shall declare a dividend or distribution on the Preferred Stock, Series A as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Stock, Series A from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Preferred Stock, Series A, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Preferred Stock, Series A entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Stock, Series A in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock, Series A entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

  Section 3.  Voting Rights.  The holders of shares of
  Preferred Stock, Series A shall have the following voting rights:

  (A) Subject to the provision for adjustment hereinafter set forth, each share of Preferred Stock, Series A shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Preferred Stock, Series A were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (B) Except as otherwise provided herein or by law, the holders of shares of Preferred Stock, Series A and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

  (C) (i) If at any time dividends on any Preferred Stock, Series A shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Preferred Stock, Series A then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Preferred Stock, Series A) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

  (ii) During any default period, such voting right of the holders of Preferred Stock, Series A may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Preferred Stock, Series A.

  (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than twenty (20) days and not later than sixty (60) days after such order or request or in default of the calling of such meeting within sixty
    (60) days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the stockholders.

  (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

  (v) Immediately upon the expiration of a default period,
    (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this
    Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses
    (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

  (D) Except as set forth herein, holders of Preferred
    Stock, Series A shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

  Section 4. Certain Restrictions. (A) Whenever quarterly dividends or other dividends or distributions payable on the Preferred Stock, Series A as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Stock, Series A outstanding shall have been paid in full, the Corporation shall not:

  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
    up) to the Preferred Stock, Series A;

  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, Series A, except dividends paid ratably on the Preferred Stock, Series A and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, Series A, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Stock, Series A; or

  (iv) purchase or otherwise acquire for consideration any shares of Preferred Stock, Series A, or any shares of stock ranking on a parity with the Preferred Stock, Series A, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

  Section 5.  Reacquired Shares.  Any shares of Preferred
  Stock, Series A purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

  Section 6.  Liquidation, Dissolution or Winding Up.  (A)
  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock, Series A unless, prior thereto, the holders of shares of Preferred Stock, Series A shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Thereafter, the holders of the Preferred Stock, Series A shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock. Following the payment of the foregoing, holders of Preferred Stock, Series A and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed.

  (B) In the event, however, that there are not sufficient assets available to permit payment in full of the liquidation preference of the Preferred Stock, Series A and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Preferred Stock, Series A, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

  (C) In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock (by reclassification or otherwise), or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of shares of the Preferred Stock, Series A were entitled pursuant to this Section 6 immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Preferred Stock, Series A shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock (by reclassification or otherwise), or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Stock, Series A shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 8.  No Redemption.  The shares of Preferred Stock,
  Series A shall not be redeemable.

  Section 9. Ranking. The Preferred Stock, Series A shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

  Section 10. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Preferred Stock, Series A so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Preferred Stock, Series A voting separately as a class.

  Section 11. Fractional Shares. Preferred Stock, Series A may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Stock, Series A.

  IN WITNESS WHEREOF, we have executed and subscribed this
  Certificate and do affirm the foregoing as true under the
  penalties of perjury this      day of        , 1996.


________________________________________________________________________________

                                                    EXHIBIT B

                   FORM OF RIGHTS CERTIFICATE

  Certificate No. R-
  Rights

  NOT EXERCISABLE AFTER             , 2006 OR EARLIER IF
  REDEEMED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.001 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON (AS SUCH TERM IS DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF SUCH AGREEMENT.]*

                       RIGHTS CERTIFICATE

                    SMITH CORONA CORPORATION

  This certifies that                               , or
  registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of
  the Rights Agreement, dated as of             , 1996 (the
  "Rights Agreement"), between Smith Corona Corporation, a Delaware corporation (the "Company"), and
          , a                     (the "Rights Agent"), to
  purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and at any time prior to 5:00 P.M. (New York City time) on
  , 2006 at the office or offices of the Rights Agent designated for such purpose, or its successor as Rights Agent, one one-thousandth of a fully paid, nonassessable share of Preferred
  Stock, Series A (the "Preferred Stock") of the Company, at a
  purchase price of $          per one one-thousandth of a share
  (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certification duly executed. The number of Rights evidenced by this Rights Certificate (and the number of one one-thousandths of a share of Preferred Stock which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and
  Purchase Price as of             , 1996, based on the
  Preferred Stock as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events.

  Upon the occurrence of a Section 11(a)(ii) Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by
  (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Affiliate or Associate or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.
  --------------- * The portion of the legend in brackets shall be inserted only if applicable and shall replace the preceding sentence.

  This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent and are also available upon written request to the Rights Agent.

  This Rights Certificate, with or without other Rights Certificates, upon surrender at the office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-thousandths of a share of Preferred Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

  Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $.001 per Right. No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

  No holder of this Rights Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

  This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

  WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

  Dated as of             , 1996

  SMITH CORONA CORPORATION

  By ---------------------------------------
  Name:
  Title:

  Countersigned:

  ---------------------------------------,
  as Rights Agent

  By -------------------------------------------------------
  Authorized Representative

  Date of Countersignature: -------------------------------

           Form of Reverse Side of Rights Certificate

                       FORM OF ASSIGNMENT

    (To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)

  FOR VALUE RECEIVED
- --------------------------------------------------------------------------------

  hereby sells, assigns and transfers unto
- ------------------------------------------------------------------------------

         (Please print name and address of transferee)

  this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

  Dated: -------------------------------------

  Signature -----------------------------------------

  Signature Guaranteed:

  Signature must be guaranteed by a commercial bank or trust company, broker, dealer, or other eligible institution which is a member in good standing of a medallion guaranty program approved by the Securities Transfer Association, Inc.

                         Certification

  The undersigned hereby certifies by checking the appropriate boxes that:

  (1) this Rights Certificate [     ] is [     ] is not
    being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement);

  (2) after due inquiry and to the best knowledge of the
    undersigned, the undersigned [     ] did [     ] did not
    acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

  Dated: -------------------------------------

  Signature -----------------------------------------

  Signature Guaranteed:

  Signature must be guaranteed by a commercial bank or trust company, broker, dealer, or other eligible institution which is a member in good standing of a medallion guaranty program approved by the Securities Transfer Association, Inc.

                             NOTICE

  The signature to the foregoing Assignment and Certification must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

  In the event the certification set forth above is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Certificate) and such Assignment will not be honored.

                  FORM OF ELECTION TO PURCHASE

      (To be executed if holder desires to exercise Rights represented by the Rights Certificate.)

  To: Smith Corona Corporation

  The undersigned hereby irrevocably elects to exercise
    Rights represented by this Rights Certificate to purchase the shares of Preferred Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of:

  Please insert social security
  or other identifying number
- ------------------------------------------------------

                (Please print name and address)

  If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

  Please insert social security
  or other identifying number
- ------------------------------------------------------

                (Please print name and address)

  Dated: -------------------------------------

  Signature -----------------------------------------

  Signature Guaranteed:

  Signature must be guaranteed by a commercial bank or trust company, broker, dealer or other eligible institution which is a member in good standing of a medallion guaranty program approved by the Securities Transfer Association, Inc.

                         Certification

  The undersigned hereby certifies by checking the appropriate boxes that:

  (1) the Rights evidenced by this Rights Certificate [
    ] are [     ] are not being exercised by or on behalf of a
    Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement);

  (2) after due inquiry and to the best knowledge of the
    undersigned, the undersigned [     ] did [     ] did not
    acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

  Dated: -------------------------------------

  Signature -----------------------------------------

  Signature Guaranteed:

  Signature must be guaranteed by a commercial bank or trust company, broker, dealer or other eligible institution which is a member in good standing of a medallion guaranty program approved by the Securities Transfer Association, Inc.

                             NOTICE

  The signature to the foregoing Election to Purchase and Certification must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

  In the event the certification set forth above is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Certificate) and such Election to Purchase will not be honored.

                                                    EXHIBIT C

                       SUMMARY OF RIGHTS

  On           , 1996, the Board of Directors of Smith Corona
  Corporation (the "Company") declared a dividend distribution of one Right for each outstanding share of the Company's Common Stock, par value $.001 per share (the "Common Stock"), payable to stockholders of record at the close of business on such date (the "Record Date") and payable with respect to Common Stock issued thereafter until the Distribution Date (as defined below) or as may be otherwise provided in the Rights Agreement. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company a unit consisting initially of one one-thousandth of a share (a "Unit") of Preferred Stock, Series A, par value $.001 per share (the "Preferred Stock"),
  of the Company, at a Purchase Price of $          per Unit,
  subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement
  (the "Rights Agreement"), dated as of           , 1996,
  between the Company and                               , as
  Rights Agent.

  Initially, the Rights will be attached to all certificates representing shares of Common Stock, and no separate certificates evidencing the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of
  (i) ten days (or such later date as the Board of Directors shall determine) following public disclosure that a person or group of affiliated or associated persons has become an "Acquiring Person" (as defined below) or (ii) ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an "Acquiring Person". Except as set forth below, an "Acquiring Person" is a person or group of affiliated or associated persons who has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock. The term "Acquiring Person" excludes (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or any subsidiary of the Company or (iv) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan.

  Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates,
  (ii) Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

  As soon as practicable after the occurrence of the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as may be otherwise provided in the Rights Agreement, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

  The Rights are not exercisable until the Distribution Date and until the Rights are no longer redeemable. The Rights will
  expire at the close of business on           , 2006, unless
  extended or earlier redeemed by the Company as described below.

  In the event that a person becomes an Acquiring Person, each holder of a Right will have the right to receive, upon exercise of the Right after the Distribution Date and subject to the provisions of the Rights Agreement, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such right. For example, at an exercise price of
  $          per Right, each Right not owned by an Acquiring
  Person (or by certain related parties) following an event set forth in this paragraph would entitle its holder to purchase $
          worth of Common Stock (or other consideration, as
  noted above) for $          . Assuming that the Common Stock
  had a per share value of $          at such time, the holder
  of each valid Right would be entitled to purchase
  shares of Common Stock for $          .

  In the event that, at any time following the date on which there has been public disclosure that, or of facts indicating that, a person has become an Acquiring Person (the "Stock Acquisition Date"), (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or (ii) 50% or more of the Company's assets or earning power is sold, mortgaged or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

  The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

  Because of the nature of the Preferred Stock's dividend and liquidation rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock. Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, each share of Preferred Stock will be entitled to a $1 preference, and thereafter the holders of the shares of Preferred Stock will be entitled to an aggregate payment of 1,000 times the aggregate payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the shares of Common Stock. These rights are protected by customary antidilution provisions.

  At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by resolution of the Board of Directors (provided that following a Stock Acquisition Date such resolution is approved by a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office). A "Continuing Director" is a member of the Board of Directors who is not an Acquiring Person, an affiliate or associate of an Acquiring Person or a representative or nominee of an Acquiring Person. Immediately upon such action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by resolution of the Board of Directors of the Company (provided that following a Stock Acquisition Date such resolution is approved by a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office) prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by resolution of the Board of Directors of the Company (provided that following a Stock Acquisition Date such resolution is approved by a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or its affiliates or associates), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to
     . A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

  , 1996

                                                  SCHEDULE 1.73

                  SCC HEALTH AND WELFARE PLANS

Group Life & Health Insurance Plan for Employees of Smith Corona
Corporation

Health Insurance Plan for Employees of Smith Corona Corporation

Section 125 Plan for Employees of Smith Corona Corporation

Smith Corona Corporation Personal Accident Insurance Plan

Smith Corona Corporation Business Travel Accident Plan

Smith Corona Corporation Termination Allowance Plan

Smith Corona Corporation Work Incentive Plan

                                                  SCHEDULE 1.74

                    SCC RETIREMENT PLANS(1)

Qualified Plans

    Defined Benefit Plans

  Smith Corona Corporation Salaried Employees' Retirement Plan

  Smith Corona Corporation Hourly Employees' Retirement Plan and
SCM Office Supplies, Inc. Salaried Employees' and Hourly
Employees' Retirement Plan

  Defined Contribution Plan

  Smith Corona Corporation Retirement Savings and Investment Plan
    --------------- (1) On the Petition Date, two additional defined benefit plans -- the SCM Office Supplies, Inc. Hourly Employees'
Retirement Plan
  and the SCM Office Supplies, Inc. Salaried Employees'
Retirement Plan --
  were in existence. On December 31, 1995, these two plans were merged with the Smith Corona Corporation Hourly Employees' Retirement Plan.

                                                 SCHEDULE 5.5

                  SUBCLASSES OF SECURED CLAIMS

  None.

                                              SCHEDULE 7.1(c)

                         CURE PAYMENTS


                                                      Cure
              Contract CounterpartyAmount
  1. Computer Associates Int'l                       $0.00
  2. ADT Security Systems                         5,493.49
  3. Amer. Mailing Equip                              0.00
  4. American Software (A/R Software)               277.50
  5. American Software (Tailored System)              0.00
  6. AMP, Inc                                       300.00
  7. AMP, Inc                                     1,320.00
  8. AMP, Inc                                       633.99
  9. AMP, Inc                                     4,722.00
  10. AMP, Inc                                      400.00
  11. AMP, Inc                                      180.00
  12. AMP, Inc                                      144.00
  13. AMP, Inc                                      144.00
  14. AMP, Inc                                      120.00
  15. AMP, Inc                                      144.00
  16. AMP, Inc                                      144.00
  17. AMP, Inc                                      144.00
  18. AMP, Inc                                      144.00
  19. Ascom Hasler Mailing System                   110.25
  20. Ascom Hasler Mailing System                   168.75
  21. ASR Systems Group                               0.00
  22. AT&T Capital Serv. Corp                     1,100.00
  23. Autosplice Division                             0.00
  24. Bell Atlantic Business Systems             12,803.81
  25. Bell Atlantic Business Systems                  0.00
  26. Bell Atlantic Business Systems                  0.00
  27. Berwind Realty, S.E                         2,664.17
  28. Carrier Building Systems                    4,057.92
  29. CGI Systems                                     0.00
  30. CGI(Copics)                                 7,474.00
  31. Clark Equipment Credit Co                       0.00
  32. Clark Equipment Credit Co                       0.00
  33. Clark Equipment Credit Co                       0.00
  34. Clarklift                                     135.00
  35. Com Source                                    467.00
  36. Computer Asset Group Inc                    1,050.00
  37. Computer Asset Group Inc                      561.00
  38. Computer Associates International               0.00
  39. Computer Associates International               0.00
  40. Computer Associates Int'l                     279.86
  41. Computer Associates Int'l                      75.81
  42. Computer Associates Int'l                     400.04
  43. Computer Associates Int'l                       0.00
  44. Computer Associates Int'l                     179.76
  45. Computer Associates Int'l                       0.00
  46. Computer Associates Int'l                     684.14
  47. Computer Facilities Tech                        0.00
  48. Copy Machine Supply                         1,935.97
  49. Copy Machine Supply                           900.00
  50. Copy Machine Supply                           310.52
  51. Copy Machine Supply                           679.14
  52. Copy Machine Supply                           548.02
  53. Copy Machine Supply                           534.52
  54. Copy Machine Supply                         1,071.22
  55. Copy Machine Supply                           302.36
  56. Copy Machine Supply                           370.48
  57. Copy Machine Supply                         1,100.00
  58. Copy Machine Supply                         1,839.39
  59. Copy Machine Supply                         1,839.39
  60. Copy Machine Supply                           168.64
  61. Copy Machine Supply                           321.04
  62. Copy Machine Supply                           156.76
  63. Copy Machine Supply                           226.33
  64. Copy Machine Supply                           927.36
  65. Copy Machine Supply                           181.00
  66. Copy Machine Supply                         1,292.51
  67. Copy Machine Supply                           369.00
  68. Copy Machine Supply                         1,319.46
  69. Copy Machine Supply                           921.88
  70. Data Design Associates                          0.00
  71. Data Design Associates                          0.00
  72. Data I/O Corp                                   0.00
  73. DeLuxe Leasing Inc                            170.00
  74. Diamond Page Int'l Corp                     1,022.90
  75. Diamond Page Int'l Corp                     1,117.74
  76. Diamond Page Int'l Corp                       256.16
  77. Diamond Page Int'l Corp                       372.60
  78. Ditek International (Base License Fee)          0.00
  79. Eastman Kodak Co                                0.00
  80. Financial Data Planning                       121.06
  81. GE Capital Corp                                 0.00
  82. GE Capital Corp                                28.55
  83. GE Information Services                     5,483.13
  84. Hewlitt Packard Co                         37,862.68
  85. HM Holdings, Inc                                0.00
  86. Houghton Mifflin Company (License Fees)
  87. IBM                                        15,628.00
  88. IBM License                                88,698.25
  89. Immediate Mailing Service                      59.94
  90. Infosoft                                        0.00
  91. Ladderman                                       0.00
  92. Ladderman Associates                            0.00
  93. Landis & Gyr Powers, Inc                    4,490.12
  94. Levi, Ray & Shoup, Inc                          0.00
  95. Livingston Trade Tech                           0.00
  96. Material Handling Products                      0.00
  97. MCI International/WUI Inc                     124.20
  98. Microlytics                                     0.00
  99. Miller Info. Processing Service                43.23
  100. Miller Info. Processing Service               10.32
  101. Miller Info. Processing Service              438.06
  102. Miller Info. Processing Service              107.74
  103. Miller Info. Processing Service               19.35
  104. Miller Info. Processing Service                9.03
  105. Miller Info. Processing Service                9.81
  106. Monroe Extinguisher Co                         0.00
  107. MOS Leasing                                   71.56
  108. Onondaga Litho Supply, Co                    769.30
  109. Pitney Bowes, Inc                              0.00
  110. Pitney Bowes, Inc                            387.00
  111. PSI Software, Inc                              0.00
  112. PSI Software, Inc                              0.00
  113. Pureflo Water                                248.45
  114. QRS                                        1,222.66
  115. R.G. Data, Inc                               539.59
  116. Remco Business Products                      939.67
  117. Renewable Resources
       (Distribution Agreement)                       0.00
  118. Riverside Fire Extinguisher                    0.00
  119. Rockport Trade Systems                         0.00
  120. Samsung Corp. (Label Printer Purchase
       Agreement)                                     0.00
  121. Southwest Yale Material Handling             349.52
  122. Southwest Yale Material Handling             309.40
  123. Standard Register                              0.00
  124. Supersoft Inc. License                         0.00
  125. Syncsort Inc. (License Agreement)            279.45
  126. Terry Co                                       0.00
  127. Uarco, Inc                                   985.00
  128. Vicom, Inc                                   245.95
  129. Xerox Corporation                              0.00
  130. Xerox Corporation                              0.00
  131. Xerox Corporation                              0.00
  132. Xerox Corporation                         31,567.15
  133. Yale Financial Services                    1,344.17
  134. Yale Financial Services                      413.73
  135. Yale Financial Services                      793.88
  136. Z-Axis                                       421.50

  Total                                        $260,798.33

                                                  SCHEDULE 12.7

              AMENDED AND RESTATED CERTIFICATE OF
              INCORPORATION AND BY-LAWS OF NEWSCC

             RESTATED CERTIFICATE OF INCORPORATION
                               OF
                    SMITH CORONA CORPORATION

             Pursuant to Sections 242, 245 and 303
                 of the General Corporation Law
                    of the State of Delaware

Smith Corona Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") and originally incorporated in the State of Delaware on September 6, 1985 under the name HSCM-10 Inc., does hereby certify as follows:

    FIRST: That the Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on the 6th day of September, 1985.

  SECOND: That the Certificate of Incorporation, as amended, is hereby further amended and restated to read in its entirety as follows:

                           ARTICLE I

                              NAME

  The name of the corporation is Smith Corona Corporation (the
  "Corporation").

                           ARTICLE II

             REGISTERED OFFICE AND REGISTERED AGENT

  The address of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

                          ARTICLE III

                       CORPORATE PURPOSE

  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                           ARTICLE IV

                         CAPITAL STOCK

  SECTION 1: Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred sixty million (260,000,000) shares, $.001 par value, divided into two classes of which two hundred fifty million (250,000,000) shall be common stock (hereinafter the "Common Stock"), and ten million (10,000,000) shall be preferred stock (hereinafter the "Preferred Stock"). The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without a separate vote of the holders of Preferred Stock as a class.

  SECTION 2: Common Stock. Subject to the rights of the holders of shares of any series of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock or any series thereof herein or in a resolution of the Board of Directors establishing such series or by law:

  (1) The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of the Corporation's capital stock.

  (2) Each share of Common Stock shall be entitled to one vote for the election of directors and on all other matters requiring stockholder action.

  SECTION 3: Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

  (1) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, without limitation, more than one vote, less than one vote or one vote per share and the ability to vote separately as a class or together with all or some of the other classes or series of capital stock on all or certain of the matters to be voted on by the stockholders of the Corporation), or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, including, but not limited to, the following:

  (a) the designation and number of shares constituting such series;

  (b) the dividend rate or rates of such series, if any, or the manner of determining such rate or rates, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock and whether such dividends shall be cumulative or non-cumulative, and if cumulative, from which date or dates;

  (c) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

  (d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

  (e) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the time, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

  (f) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise, and if so entitled, the number of votes to which such holder is entitled, with respect to the election of directors or otherwise;

  (g) the restrictions, if any, on the issue or reissue of any additional series of Preferred Stock; and

  (h) the rights, if any, of the holders of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up.

  (2) Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of that series, and in case the number of shares of any series shall be so decreased the shares constituting the decrease shall resume that status which they had prior to the adoption of the resolution originally fixing the number of shares.

  Section 4: Nonvoting Securities. The Corporation will not issue nonvoting equity securities to the extent prohibited by section 1123 of the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code"); provided, however, that this Section 4 of Article IV (a) will have no further force or effect beyond that required by section 1123 of the Bankruptcy Code,
  (b) will have such force and effect, if any, only for so long as such section 1123 is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable laws as from time to time in effect.

  Section 5: Restrictions on Transfer. (1) Until June 30, 1999, (a) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of stock of the Corporation (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Tax Code")) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert), or any attempted exercise of the aforementioned option or right to purchase such stock by any person or entity (or group of persons or entities acting in concert), who either directly or indirectly owns or would be treated as owning, or whose shares are or would be attributed to any person or entity who directly or indirectly owns or would be treated as owning, in either case prior to the purported transfer or exercise and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5 percent or more of the value of the outstanding stock of the Corporation or otherwise treated as a 5-percent (5%) shareholder (within the meaning of Section 382 of the Tax Code), regardless of the percent or the value of the stock owned, shall be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee and (b) any attempted sale, transfer, assignment, conveyance, grant, gift, pledge or other disposition of any share of stock of the Corporation (within the meaning of Section 382 of the Tax
  Code) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Tax Code, to any person or entity (or group of persons or entities acting in concert) or any attempted exercise of the aforementioned option or right to purchase such stock by any person or entity (or group of persons or entities acting in concert) not described in clause (a) who directly or indirectly would own, or whose shares would be attributed to any person or entity who directly or indirectly would own, in each case as a result of the purported transfer or exercise and after giving effect to the applicable attribution rules of the Tax Code and applicable Treasury Regulations, 5-percent (5%) or more of the value of any of the stock of the Corporation (or otherwise treated as a 5-percent (5%) shareholder within the meaning of Section 382 of the Tax
  Code), shall, as to that number of shares causing such person or entity to be a 5-percent (5%) shareholder, be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee; provided, however, if the Corporation either does not qualify under Section 382(l)(5) of the Tax Code or chooses to make an election under Section 382(l)(5)(H) of the Tax Code (or the applicable provision then in effect) not to have the provisions of Section 382(l)(5) of the Tax Code apply, the restrictions described above in clauses (a) and (b) shall be deemed to lapse and shall have no further force or effect as of the earlier of the date the Corporation is aware that it does not qualify under Section 382(l)(5) of the Tax Code and the date of such election; provided further, however, that neither of the restrictions described above in the foregoing clauses (a) or (b) shall prevent a valid transfer or exercise if (i) the transferor or exercisor, as the case may be, obtains the written approval of the Board of Directors of the Corporation and provides the Corporation with an opinion of counsel satisfactory to the Corporation that, assuming, as of the date of such opinion, the full exercise of all warrants issued by, and any options granted pursuant to any stock option plan of, the Corporation, the transfer or exercise shall not result in the application of any tax law limitation on the use of the Corporation's loss carryforwards or other tax attributes or (ii) a tender offer, within the meaning of the Securities Exchange Act of 1934, as amended, and pursuant to the rules and regulations thereof, is made by a bona fide third party purchaser to purchase at least sixty-six and two thirds percent (66 2/3%) of the issued and outstanding common stock of the Corporation and the offeror (A) agrees to effect, within ninety (90) days of the consummation of the tender offer, a back-end merger in which all non-tendering shareholders would receive the same consideration as paid in the tender offer, and (B) has received the tender of sufficient shares to effect such merger. Without limiting or restricting in any manner the effectiveness of the foregoing provisions, the Corporation may rely and shall be protected in relying on its shareholder lists and stock transfer records for all purposes relating to such notices, voting, payment of dividend or other communication or distributions to its shareholders.

  In the absence of special approval by the Board of Directors, a purported transfer or exercise of shares in excess of the shares that can be transferred or exercised pursuant to this Section 5 (the "Prohibited Shares") to the purported acquiror (the "Purported Acquiror) is not effective to transfer ownership of such Prohibited Shares. On demand by the Corporation, which demand must be made within thirty (30) days of the time the Corporation learns of the transfer or exercise of the Prohibited Shares, a Purported Acquiror must transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions ("Distributions") that were received by the Purported Acquiror from the Corporation with respect to the Prohibited Shares, to an agent designated by the Corporation (the "Agent"). The Agent will sell the Prohibited Shares in an arm's length transaction (over a stock exchange, if possible), and the Purported Acquiror will receive an amount of sales proceeds not in excess of the price paid or consideration surrendered by the Purported Acquiror for the Prohibited Shares (or the fair market value of the Prohibited Shares at the time of any attempted transfer to the Purported Acquiror by gift, inheritance, or a similar transfer). If the Purported Acquiror has sold the Prohibited Shares prior to receiving the Corporation's demand to surrender the Prohibited Shares to the Agent, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as an Agent for the initial transferor, or, in the case where the Prohibited Shares are acquired pursuant to the exercise of an option or right to purchase stock of the Corporation, for the Corporation, and shall be required to transfer to the Agent any proceeds of such sale and any Distributions.

  In the case of an attempted exercise of an option or a right to purchase stock of the Corporation, the Agent will pay to the Corporation any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. In all other cases, if the initial transferor can be identified, the Agent will pay to it any sales proceeds in excess of those due to the Purported Acquiror, together with any distributions received by the Agent. If the initial transferor cannot be identified within ninety (90) days of receipt of such sales proceeds, if any, the Agent may pay any such amounts to a charity of its choosing. In no event shall amounts paid to the Agent inure to the benefit of the Corporation (except as set forth in the first sentence of this paragraph) or the Agent, but such amounts may be used to cover expenses of the Agent in attempting to identify the initial transferor.

  If the Purported Acquiror fails to surrender the Prohibited Shares within the next thirty (30) business days from the demand by the Corporation, then the Corporation may institute legal proceedings to compel the surrender. The Corporation shall be entitled to damages, including reasonable attorneys' fees and costs, from the Purported Acquiror, on account of such purported transfer.

  (2) Legend. Until June 30, 1999, all certificates evidencing ownership of shares of Common Stock under the Plan shall bear a conspicuous legend on the face thereof as follows:

  "THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO
    RESTRICTIONS PURSUANT TO ARTICLE IV, SECTION 5 OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION WHICH ARTICLE IS REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE."

  SECTION 6:  Business Combinations with Interested
  Stockholders. Notwithstanding anything to the contrary set forth therein, the Corporation shall be governed by Section
  203 of the GCL.

                           ARTICLE V

                            BY-LAWS

  The Board of Directors is authorized to make, alter or repeal the By-laws of the Corporation.

                           ARTICLE VI

                           DIRECTORS

  SECTION 1: Election of directors need not be by written ballot unless the By-laws of the Corporation shall otherwise provide.

  SECTION 2: The directors of the Corporation shall be elected at the annual meeting of stockholders, except as provided in Section 4 of this Article VI. The directors shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the 1997 annual meeting of stockholders; Class II directors shall initially serve until the 1998 annual meeting of stockholders; and Class III directors shall initially serve until the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning with the 1997 annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders after their election. Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, or the resolution or resolutions of the Board of Directors relating to the issuance of such shares of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms or such resolution or resolutions.

  SECTION 3: A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected. Directors may be removed only by the holders of at least a majority of the outstanding Common Stock and only for cause at a meeting called for such purpose.

  SECTION 4: If any vacancy occurs on the Board of Directors or any new directorship is created by an increase in the authorized number of directors, a majority of the directors in office, though less than a quorum, may fill the vacancy or fill the newly created directorship. Any director elected to fill a vacancy shall have the same term as that of his or her predecessor, or, if such vacancy is a result of an increase in the number of directors, as that of the other directors of the class of which he or she shall be a member.

  SECTION 5: Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of the Corporation entitled to vote generally in elections of directors, considered for purposes of this Article VI as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Article VI.

                          ARTICLE VII

                    MEETINGS OF STOCKHOLDERS

  SECTION 1: Subject to the special rights, if any, of the holders of any class or series of Preferred Stock established in or pursuant to the provisions of this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

  SECTION 2: Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of the Corporation entitled to vote generally in elections of directors, considered for purposes of this Article VII as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Article VII.

                          ARTICLE VIII

                        INDEMNIFICATION

  SECTION 1: Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a subsidiary thereof or is or was serving at the request of the Corporation as a director, officer, partner, member or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member or trustee or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereinafter be amended (but, in the case of any such amendment to the GCL, the right to indemnification shall be retroactive only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law prior to such amendment permitted the Corporation to provide), against all expense, liability, and loss (including, without limitation, attorneys' fees and related disbursements, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement thereof) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in
  Section 2 hereof with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise. Such right to indemnification and the payment of expenses incurred in defending a proceeding in advance of the final disposition may be conferred upon any person who is or was an employee or agent of the Corporation or a subsidiary thereof or is or was serving at the request of the Corporation as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, if, and to the extent, authorized by the By-Laws or the Board of Directors, and shall inure to the benefit of his or her heirs, executors and administrators.

  SECTION 2: If a claim under Section 1 of this Article VIII is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereinafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including, without limitation, its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including without limitation, its Board of Directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  SECTION 3: The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or by the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.

  SECTION 4: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

  SECTION 5: Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

  SECTION 6: If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer of the Corporation as to any expense (including attorneys' fees), judgment, fine and amount paid in settlement with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

                           ARTICLE IX

               LIMITATION OF DIRECTORS' LIABILITY

  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derives any improper personal benefit. If the GCL is amended after the effectiveness of this Restated Certificate of Incorporation to permit the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

                           ARTICLE X

           AMENDMENT OF CERTIFICATE OF INCORPORATION

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

  THIRD: That upon the effectiveness of this Restated Certificate of Incorporation, all of the shares of common stock, par value $.01 per share, which were outstanding immediately prior to the effectiveness of this Restated Certificate of Incorporation shall automatically be canceled and shall cease to exist, and the holders thereof shall cease to have any rights with respect to such shares of common stock.

  FOURTH: That such amendment and restatement of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of Delaware, and that provision for the making of such amendment and restatement of the Certificate of Incorporation is contained in the Confirmation
  Order, dated [          ], 1996, of the United States
  Bankruptcy Court for the District of Delaware in Case Number
  95-788 (HSB).

  IN WITNESS WHEREOF, Smith Corona Corporation has caused this
  Certificate to be duly signed by Ronald F. Stengel, its
  President, and attested to by G. William Sisley, its
  Secretary, this [     ] day of [          ], 1996.

         By: -----------------------------------------
                       Ronald F. Stengel
                           President

  ATTEST:


________________________________________________________________________________
                       G. William Sisley
                           Secretary

                           BY-LAWS OF

                    SMITH CORONA CORPORATION

                    (A Delaware Corporation)

                           ARTICLE I

                            OFFICES

  SECTION 1.  Registered Office.  The registered office of the
  Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle, State of Delaware.

  SECTION 2. Other Offices. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

                           ARTICLE II

                    MEETINGS OF STOCKHOLDERS

  SECTION 1. Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof.

  SECTION 2. Annual Meeting. The annual meeting of stockholders shall be held on such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof. At such annual meeting, the stockholders shall elect, by a plurality vote, directors as provided in the Certificate of Incorporation and transact such other business as may properly be brought before the meeting.

  SECTION 3.  Special Meetings.  Special meetings of
  stockholders, unless otherwise prescribed by statute, may be called at any time by the Board of Directors, acting by a majority of its members.

  SECTION 4. Notice of Meetings. Except as otherwise expressly required by statute, written notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to the stockholder at his address as it appears on the records of the Corporation. Notice by mail shall be deemed given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

  SECTION 5. List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city, town or village where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

  SECTION 6. Quorum, Adjournments. The holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

  SECTION 7. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in his absence or if one shall not have been elected, the President shall act as chairman of the meeting. The Secretary or, in his absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting shall act as secretary of the meeting and keep the minutes thereof.

  SECTION 8. Order of Business. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

  SECTION 9. Voting. Except as otherwise provided by statute or the Certificate of Incorporation, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote for each share of capital stock of the Corporation standing in his name on the record of stockholders of the
  Corporation:

  (a) on the date fixed pursuant to the provisions of
    Section 7 of Article V of these By-Laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

  (b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.

  Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy signed by such stockholder or his attorney-in-fact, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted.

  SECTION 10. Inspectors. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

  SECTION 11. No Action by Consent. Subject to the special rights, if any, of the holders of any class or series of Preferred Stock established in or pursuant to the provisions of the Certificate of Incorporation, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

                          ARTICLE III

                       BOARD OF DIRECTORS

  SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

  SECTION 2. Number, Election, etc. The number of directors of the Corporation shall be fixed, from time to time, by the affirmative vote of a majority of the entire Board of Directors but in no event shall be less than three (3) or more than fifteen (15). If no number is fixed by the Board, the number of directors shall be nine (9). Directors shall hold office as provided in Article VI of the Certificate of Incorporation. Directors need not be stockholders.

  SECTION 3. Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

  SECTION 4. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware) as shall be specified in a notice thereof given as hereinafter provided in Section 7 of this Article III.

  SECTION 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by statute or these By-Laws.

  SECTION 6. Special Meetings. Special meetings of the Board of Directors may be called by the Board of Directors, acting by a majority of its members.

  SECTION 7. Notice of Meetings. Notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) shall be given by the Secretary as hereinafter provided in this Section 7, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these By-Laws, such notice need not state the purposes of such meeting. Notice of each such meeting shall be mailed, postage prepaid, to each director, addressed to him at his residence or usual place of business, by first class mail, at least two days before the day on which such meeting is to be held, or shall be sent addressed to him at such place by telegraph, cable, telex, telecopier or other similar means, or be delivered to him personally or be given to him by telephone or other similar means, at least twenty-four hours before the time at which such meeting is to be held. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

  SECTION 8. Quorum and Manner of Acting. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute or the Certificate of Incorporation or these By-Laws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

  SECTION 9. Organization. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the President (or, in his absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat. The Secretary or, in his absence, any person appointed by the chairman shall act as secretary of the meeting and keep the minutes thereof.

  SECTION 10. Resignations. Any director of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

  SECTION 11. Removal of Directors. A director may be removed only as provided in the Certificate of Incorporation.

  SECTION 12. Compensation. The Board of Directors shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

  SECTION 13. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

  Except to the extent restricted by statute or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which require it. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

  SECTION 14. Action by Consent. Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

  SECTION 15. Telephonic Meeting. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

                           ARTICLE IV

                            OFFICERS

  SECTION 1. Number and Qualifications. The officers of the Corporation shall be elected by the Board of Directors and shall include the President, one or more Vice-Presidents, the Secretary and the Treasurer. If the Board of Directors wishes, it may also elect as an officer of the Corporation a Chairman of the Board and may elect other officers (including one or more Assistant Treasurers and one or more Assistant Secretaries) as may be necessary or desirable for the business of the Corporation. Any two or more offices may be held by the same person, and no officer except the Chairman of the Board need be a director. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned or have been removed, as hereinafter provided in these By-Laws.

  SECTION 2. Resignations. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

  SECTION 3. Removal. Any officer of the Corporation may be removed, either with or without cause, at any time, by the Board of Directors at any meeting thereof.

  SECTION 4.  Chairman of the Board.  The Chairman of the
  Board, if one shall have been elected, shall be a member of the Board, an officer of the Corporation and, if present, shall preside at each meeting of the Board of Directors or the stockholders. He shall advise and counsel with the President, and in his absence with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to him by the Board of Directors.

  SECTION 5. The President. The President shall be the chief executive officer of the Corporation. He shall, in the absence of the Chairman of the Board or if a Chairman of the Board shall not have been elected, preside at each meeting of the Board of Directors or the stockholders. He shall perform all duties incident to the office of President and chief executive officer and such other duties as may from time to time be assigned to him by the Board of Directors.

  SECTION 6. Vice-President. Each Vice-President shall perform all such duties as from time to time may be assigned to him by the Board of Directors or the President. At the request of the President or in his absence or in the event of his inability or refusal to act, the Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors (or if there be no such determination, then the Vice-Presidents in the order of their election), shall perform the duties of the President, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the President in respect of the performance of such duties.

  SECTION 7.  Treasurer.  The Treasurer shall

  (a) have charge and custody of, and be responsible for, all the funds and securities of the Corporation;

  (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation;

  (c) deposit all moneys and other valuables to the credit of the Corporation in such depositaries as may be designated by the Board of Directors or pursuant to its direction;

  (d) receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever;

  (e) disburse the funds of the Corporation and supervise the investments of its funds, taking proper vouchers therefor;

  (f) render to the Board of Directors, whenever the Board of Directors may require, an account of the financial condition of the Corporation; and

  (g) in general, perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors.

  SECTION 8.  Secretary.  The Secretary shall

  (a) keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders;

  (b) see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law;

  (c) be custodian of the records and the seal of the Corporation and affix and attest the seal to all certificates for shares of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal;

  (d) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and

  (e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors.

  SECTION 9.  The Assistant Treasurer.  The Assistant
  Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as from time to time may be assigned by the Board of Directors.

  SECTION 10. The Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as from time to time may be assigned by the Board of Directors.

  SECTION 11. Officers' Bonds or Other Security. If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

  SECTION 12. Compensation. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation.

                           ARTICLE V

             STOCK CERTIFICATES AND THEIR TRANSFER

  SECTION 1. Stock Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the Chairman of the Board or the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

  SECTION 2. Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

  SECTION 3. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.

  SECTION 4. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

  SECTION 5.  Transfer Agents and Registrars.  The Board of
  Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

  SECTION 6. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

  SECTION 7. Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

  SECTION 8. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

                           ARTICLE VI

           INDEMNIFICATION OF DIRECTORS AND OFFICERS

  SECTION 1. Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a subsidiary thereof or is or was serving at the request of the Corporation as a director, officer, partner, member or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member or trustee or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereinafter be amended (but, in the case of any such amendment to the Delaware General Corporation Law, the right to indemnification shall be retroactive only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law prior to such amendment permitted the Corporation to provide), against all expense, liability, and loss (including, without limitation, attorneys' fees and related disbursements, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement thereof) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in
  Section 2 of this Article VI with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise. Such right to indemnification and the payment of expenses incurred in defending a proceeding in advance of the final disposition may be conferred upon any person who is or was an employee or agent of the Corporation or a subsidiary thereof or is or was serving at the request of the Corporation as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, if, and to the extent, authorized by these By-Laws or the Board of Directors, and shall inure to the benefit of his or her heirs, executors and administrators.

  SECTION 2. Right of Action. If a claim under Section 1 of this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereinafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including, without limitation, its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including without limitation, its Board of Directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  SECTION 3. Indemnification Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right to which any person may have or hereafter acquire under any statute or provision of the Certificate of Incorporation or these By-Laws or by agreement, vote of stockholders or disinterested directors, or otherwise.

  SECTION 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  SECTION 5.  Repeal or Modification.  Any repeal or
  modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

  SECTION 6. Effect of Invalidity. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer of the Corporation as to any expense (including attorneys' fees), judgment, fine and amount paid in settlement with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

                          ARTICLE VII

                       GENERAL PROVISIONS

  SECTION 1. Dividends. Subject to the provisions of statute and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.

  SECTION 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserves in the manner in which it was created.

  SECTION 3. Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.

  SECTION 4. Fiscal Year. The fiscal year of the Corporation shall be fixed, and once fixed, may thereafter be changed, by resolution of the Board of Directors.

  SECTION 5. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

  SECTION 6. Execution of Contracts, Deeds, Etc. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

  SECTION 7. Voting of Stock in Other Corporations. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board or the President, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board or the President may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board or the President may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

                          ARTICLE VIII

                           AMENDMENTS

  These By-Laws may be amended or repealed at any regular meeting of the stockholders or directors, or at any special meeting thereof if notice of such amendment or repeal is contained in the notice of such special meeting, provided that Sections 3 and 11 of Article II, Section 2 of Article III and this Article VIII of these By-Laws may be amended only by (i) the directors of the Corporation or (ii) the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of the Corporation entitled to vote generally in elections of directors, considered for purposes of this Article VIII as one class.

                           EXHIBIT B

             HISTORICAL AND PROJECTED CONSOLIDATED
        BALANCE SHEETS, CONSOLIDATED INCOME STATEMENTS,
               CONSOLIDATED CASH FLOW STATEMENTS
   AND SUPPLEMENTAL PROJECTED PRO FORMA FINANCIAL INFORMATION

                                        SMITH CORONA CORPORATION

                                  PROJECTED CONSOLIDATED BALANCE SHEETS
                                                Unaudited
                                                ($000's)

                                           Debtor-In-Possession
                                                                                              Proforma
                  Actual        Projected       Projected                                    Projected
                 March 31,       June 30,       September 30,              Proforma          September 30
                   1996            1996             1996                  Adjustments           1996
                 ---------      ---------       ------------              -----------        ------------
ASSETS
Current Assets:
  Cash and cash
    equivalents   $ 24,400       $ 27,753          $19,042                 $(15,957)(A)        $  3,085
Accounts
receivable, net     21,431         19,444           16,602                                     16,602
  Inventories       22,115         18,124           25,314                                       25,314
  Prepaid . . . . . expenses
    and other
    current assets   6,362          5,849            6,502                      500(A)            7,002
    Total . . . . . current
    assets          74,308         71,170           67,460                  (15,457)             52,003
  Property,plant
    and equipment,
    net             13,996         13,569           12,141                                       12,141
  Deferred income
    taxes            3,406          3,406            3,406                                        3,406
  Other assets       1,230            500              495                                          495
     Total         $92,940        $88,645          $83,502                 $(15,457)            $68,045

LIABILITIES
AND STOCKHOLDERS'
 EQUITY
Current Liabilities:
  Bank loans            $0             $0               $0                                           $0
  Trade payables     3,296          5,942            4,734                                        4,734
  Accrued . . . . .
   liabilities      10,707         10,381           11,025                   (3,550)(A)           7,475
  Income taxes
   payable               0             37               37                                           37
    Total . . . . . current
      liabilities   14,003         16,360           15,796                   (3,550)             12,246
      Tax note           0              0                0                    2,800(B)            2,800
  Postretirement
    benefits            12             36               36                   12,596(C)           12,632
  Pension liability    833            311              311                     (311)(D)               O
  Other long-term
    liabilities        133            170              194                    3,183 (C)           3,377
Liabilities subject
   to compromise    62,703         62,186           61,299                  (61,299)(D)               0
Total liabilities   77,684         79,063           77,636                  (46,581)             31,055
Stockholders'
 Equity:. . . . . .
   Common stock        303            303              303                     (278)(E)              25
   Additional
   paid-in capital  44,697         44,697           44,697                  (36,562)(E)           8,135
   Retained
    earnings
   (accumulated
   deficit)        (29,744)       (35,418)         (39,134)                  67,964(D)(E)        28,830
   Total
   stockholders'
    equity          15,256          9,582            5,866                   31,124              36,990
    Total          $92,940        $88,645          $83,502                 $(15,457)           $68,045

     (A) Payment of administrative, secured, reclamation and priority claims ($5,177) and general unsecured claims ($10,780)

  (B) Issuance of Priority Tax Note to IRS

  (C) Assumption of liabilities through the Plan

  (D) Discharge of liabilities pursuant to the Plan

  (E) Cancellation of old shares, issuance of NewSCC
        Common Stock and Discharge of Indebtedness Income based on assumed value of 85% of NewSCC Common Stock of $8,160 and no value assumed for NewSCC Warrants

                           Proforma Projected June 30,
                                1997       1998         1999         2000
  ASSETS
  Current Assets:
  Cash and cash equivalents      $1,500      $1,500      $1,500        $1,500
  Accounts   receivable, net     22,064      31,395      37,658        49,751
  Inventories                    26,875      24,759      27,682        29,703
  Prepaid expenses
     and other current assets     5,850       3,850       3,850         3,850
  Total current assets           56,289      61,504      70,690        84,804
  Property, plant and
    equipment, net                7,304       1,643         999           324
  Deferred income taxes           3,406       3,406       3,406         3,406
  Other assets                      995         495         495           495
       Total                    $67,994     $67,048     $75,590       $89,029
  LIABILITIES AND
   STOCKHOLDERS' EQUITY
  Current Liabilities:
  Bank loans                     $7,626      $6,257      $7,785        $6,784
  Trade payables                  2,500       3,930       5,789         8,533
  Accrued  iabilities             6,827       6,831       6,816         6,823
  Income taxes payable               37          37          37            37
  Total current liabilities      16,990      17,055      20,427        22,177
  Tax note                        2,333       1,867       1,400           933
  Postretirement benefits         3,777       2,293       1,051             0
  Pension liability                   0           0           0             0
  Other long-term liabilities     2,993       2,634       2,274         1,945
  Liabilities subject
    to compromise                     0           0           0             0
      Total liabilities          26,093      23,849      25,152        25,055
  Stockholders' Equity:
  Common stock                       25          25          25            25
  Additional paid-in capital      8,135       8,135       8,135         8,135
  Retained  earnings
  (accumulated deficit)          33,741      35,039      42,278        55,814
  Total stockholders' equity     41,901      43,199      50,438        63,974
      Total. .                     $67,994     $67,048     $75,590       $89,029

  Note: See New-Smith Corona Corporation
      Business Plan Assumptions attached hereto

                                           SMITH CORONA CORPORATION

                                PROJECTED CONSOLIDATED INCOME STATEMENTS
                                                Unaudited
                                                ($000's)


                                           Debtor-In-Possession

                                                                                               Proforma
                        Actual        Projected       Projected          Projected            Projected
                      Nine months    Three months    Twelve months     Three months          Nine months
                         Ended            Ended            Ended            Ended              Ended
                       March 31,       June 30,        June 30,         September 30          June 30,
                         1996            1996             1996             1996                 1997

Net sales -
  Core product         $ 89,792       $ 18,775         $108,567          $18,873               $53,818
Net sales -
  New product                                                                                 19,077
   Total net sales       89,792         18,775          108,567           18,873                72,895
Cost of goods sold       83,773         16,651          100,424           14,321                55,679
   Gross margin           6,019          2,124            8,143            4,552                17,216
Selling, administrative
   and research
   expenses              21,703          4,863           26,566            6,907                17,976
Postretirement
   curtailment (gain)                                                                           (7,530)
Reorganization
   expenses               8,147          2,004           10,151            1,800                 1,200
Restructuring
   expense (income)     (18,296)          (760)         (19,056)              75                    75
Other expense (income)   (1,537)                         (1,537)          (1,216)                 (405)
Operating income
   (loss)                (3,998)        (3,983)          (7,981)          (3,014)                5,900
Interest expense
   (income)                 596            (19)             577              540                   510
Income (loss) before
   income taxes and
   extraordinary item    (4,594)        (3,964)          (8,558)           (3,554)               5,390
Income taxes (benefit)      400             75              475               162                  479
Income (loss) before
   extraordinary item    (4,994)        (4,039)          (9,033)           (3,716)               4,911
Extraordinary item:
   Discharge of
   indebtedness income                                                     22,964
Net income (loss)       $(4,994)       $(4,039)         $(9,033)          $19,248              $ 4,911


                                        Proforma Projected Year Ended June 30,
                                            1998        1999          2000
Net sales - core product                 $ 70,990    $ 68,766      $ 70,536
Net sales - new product                    66,538      97,374       146,256
   Total net sales                        137,528     166,140       216,792
Cost of goods sold                        109,843     131,968       174,982
   Gross margin                            27,685      34,172        41,810
Selling, administrative
   and research expenses                   24,562      25,157        26,250
Postretirement curtailment
 (gain)
Reorganization expenses
Restructuring expense
Other expense (income)
Operating income (loss)                     3,123       9,015        15,560
Interest expense (income)                   1,180       1,121         1,356
Income (loss) before
   income taxes and
   extraordinary items                      1,943       7,894        14,204
Income taxes (benefit)                        645         655           668
Income (loss) before
   extraordinary item                       1,298       7,239        13,536
Extraordinary item:
   Discharge of
   indebtedness income
Net income (loss)                         $ 1,298     $ 7,239       $13,536

Note: See New-Smith Corona Corporation
      Business Plan Assumptions attached hereto


                                    SMITH CORONA CORPORATION

                           PROJECTED CONSOLIDATED CASH FLOW STATEMENTS
                                            Unaudited
                                            ($000's)

                                          Debtor-In-Possession
                                ---------------------------------------------         Proforma
                                Nine Months     Projected    Projected                Projected
                                  Ended           4/1 to       7/1 to     At          10/1/96 to
                                 3/31/96          6/30/96      9/30/96  Confirmation  6/30/97

      CASH FLOWS FROM
      OPERATING ACTIVITIES:
      Net income (loss)          $(4,994)         $ (4,039)    $(3,716)    $ 22,964     $ 4,911
      Adjustments to reconcile
        net income (loss) to
        net cash provided by
        (used in) operating
        activities:
        Post retirement
        curtailment gain                                                                 (7,530)
        Depreciation and
          amortization            4,402                422      1,557                     4,567
        Writedown of goodwill
          and building
        Discharge of
          indebtedness income                                               (22,964)
        (Gain) loss on
          disposition of
          property, plant and
          equipment             (16,196)
        Inventory provisions      4,243
        Other noncash items      (1,587)
      Changes in assets
        and liabilities:
        Accounts receivable      16,223              1,987      2,842                    (5,462)
        Inventories              28,297              3,991    (7,190)                   (1,561)
        Prepaid expenses and
          other current assets      115               (387)     (653)                    1,152
        Other assets                 48                                                   (500)
        Trade payables           (6,101)             2,646    (1,208)                   (2,234)
        Accrued liabilities,
          income taxes
          payable and tax note  (14,192)              (289)      644                    (1,115)
        Postretirement benefits
          and pension liability     845               (498)                             (1,325)
        Other long-term
         liabilities                (80)              (480)    (863)                      (384)
      Net cash provided by
        (used in) operating
        activities                11,023             3,353   (8,587)        --          (9,481)

      CASH FLOWS FROM
        INVESTING ACTIVITIES:
        Proceeds from the
          sale of property,
          plant and equipment     24,003                                                   645
        Capital expenditures        (229)                     (124)                       (375)

      Net cash provided by
         investing activities     23,774              --      (124)         --             270

      CASH FLOWS FROM
         FINANCING ACTIVITIES:
        Bank loans (repayments),
          net                    (17,400)                                                7,626
        Payment of secured,
          administrative
          and priority Claims                                           (5,177)
        Payment to General
          Unsecured Creditors                                          (10,780)
      Net cash used in
         financing activities    (17,400)             --        --     (15,957)          7,626
        Increase (decrease)
          in cash and cash

          equivalents             17,397           3,353    (8,711)   (15,957)          (1,585)

      Cash and cash equivalents:
        Beginning of period        7,003          24,400    27,753     19,042            3,085
        End of period            $24,400         $27,753   $19,042     $3,085           $1,500

      __________

      Note: See New-Smith Corona Corporation Business
      Plan Assumptions attached hereto

                                             Proforma Projected Year Ended June 30,
                                                  1998        1999          2000
      CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                         $ 1,298      $ 7,239      $13,536
      Adjustments to reconcile net income
         (loss) to net cash provided by
         (used in) operating activities:
         Postretirement curtailment gain
         Depreciation and amortization            6,162        1,144        1,175
         Writedown of goodwill and building
         Discharge of indebtedness income
         (Gain) loss on disposition of
           property, plant and equipment
         Inventory provisions
         Other noncash items
      Changes in assets and liabilities:
         Accounts receivable                     (9,331)     (6,263)      (12,093)
         Inventories                              2,116      (2,923)       (2,021)
         Prepaid expenses and other
           current assets
         Other assets                               500
         Trade payables                           1,430       1,859         2,744
         Accrued liabilities, income taxes
           payable and tax note                    (462)       (482)         (460)
         Postretirement benefits and
           pension liability                     (1,484)     (1,242)       (1,051)
         Other long-term liabilities               (359)       (360)         (329)
      Net cash provided by (used in)
         operating activities                      (131)     (1,028)        1,501

      CASH FLOWS FROM INVESTING
       ACTIVITIES:
         Proceeds from the sale
           of property, plant and
           equipment                              2,000           -             -
         Capital expenditures                      (500)       (500)         (500)
      Net cash provided by
         investing activities                     1,500        (500)          (500)
      CASH FLOWS FROM FINANCING
         ACTIVITIES:
         Bank loans (repayments), net            (1,369)      1,528         (1,001)
         Payment of secured, administrative
           and priority claims
         Payment to general unsecured
           creditors
      Net cash used in financing activities      (1,369)      1,528         (1,001)
         Increase (decrease) in cash
           and cash equivalents
      Cash and cash equivalents:
         Beginning of period                      1,500       1,500          1,500
         End of period                           $1,500      $1,500         $1,500



                                    SMITH CORONA CORPORATION

                    SUPPLEMENTAL PROJECTED PRO FORMA FINANCIAL INFORMATION

                                                          Projected Proforma
                                  Nine Months
                                   Ended                        Year Ended June 30,
                                 June 30, 1997            1998      1999        2000
Operating income
  As projected                          $ 5,900           $ 3,123      $  $9,015    $15,560
  Effect of pension plans
    not being terminated                  1,220             1,618          1,880      1,484
  Proforma projected(1)                  $4,680            $1,505         $7,135    $14,076
Cash flow from operating activites
  As projected                          $(9,481)            $(131)       $(1,028)    $1,501
  Effect of pension plans
    not being terminated(2)               2,682             4,148          6,270      6,590
  Proforma projected                   $(12,163)          $(4,279)       $(7,298)   $(5,089)

__________

(1) After giving effect to pension plans not being terminated.

(2) Includes interest on borrowings necessary to fund pension contributions.


     NEW-SMITH CORONA CORPORATION BUSINESS PLAN ASSUMPTIONS

        Overview

    - The current product line will be expanded substantially to include PC accessories, telecommunications equipment, and other office related products.

  - Smith Corona will continue to operate globally with manufacturing operations in Mexico and sales and marketing operations in the U.S. and internationally.

  - Restructuring corporate functional departments will realign operations with new business practices.

  - The company will continue to divest assets including the Cortland facility and the tool room.

  - The terms and conditions of the new post-emergence bank line are assumed to be the same as the current DIP facility with Chemical Bank.

  Manufacturing

  - The company continues to manufacture the current product line.

  - New products are sourced from outside manufacturers.

  - The Mexico facility will provide contract manufacturing services to OEM's on a cost plus basis providing incremental earnings and manufacturing overhead absorption. Raw and WIP inventory costs for contract manufacturing will be borne by the customer.

  Selling, Administrative and Research and Manufacturing Overhead
  Expenses

  - Selling, administrative and research expenses are expected to remain flat over the period covered by the financial projections. The company will execute cost cutting measures designed to rightsize operations associated with current operations, but expects to add infrastructure associated with the sourcing of new products, including marketing personnel responsible for new product identification and acquisition.

  - Contract manufacturing will absorb some manufacturing overhead and help offset volume related variances.

  Confirmation/Plan of Reorganization

  - Smith Corona will pay out in cash $5.2 MM to Secured, Administrative, Reclamation and Priority Creditors and $10.8
    MM to General Unsecured Creditors.

  - The company will assume post-confirmation certain Tax, Environmental and Post-Retirement Medical Benefit
    Liabilities. Post-Retirement Medical Benefits will be phased-out over four years.

  - Unsecured Creditors will receive cash and stock consideration.

  - The business plan assumes confirmation on September 30, 1996.

                           EXHIBIT C

           AUDITED CONSOLIDATED FINANCIAL STATEMENTS
             OF SCC FOR FISCAL 1995 AND FISCAL 1994


  Index to Consolidated Financial Statements and Financial
  Statement Schedule

                                                           Page

  Independent Auditors' Report . . . . . . . . . . . . . . .c-2

  Consolidated Balance Sheets as of June 30, 1995 and 1994 .c-3

  Consolidated Statements of Operations for the Years Ended June
  30, 1995, 1994 and 1993. . . . . . . . . . . . . . . . .  c-4

  Consolidated Statements of Changes in Stockholders' Equity for
  the Years Ended June 30, 1995, 1994 and 1993 . . . . . . .c-5

  Consolidated Statements of Cash Flows for the Years Ended June
  30, 1995, 1994 and 1993. . . . . . . . . . . . . . . . . .c-6

  Notes to Consolidated Financial Statements . . . . . . . .c-7

  Consolidated Supplemental Financial Statement Schedule for the
  Years Ended June 30, 1995, 1994 and 1993

         Schedule II - Valuation and Qualifying Accounts . c-24



  INDEPENDENT AUDITORS' REPORT
Smith Corona Corporation:

We have audited the accompanying consolidated balance sheets ofSmith Corona Corporation and subsidiaries (in reorganization under Chapter 11 of the Federal Bankruptcy Code since July 5, 1995 - see Note 1) (the "Company") as of June 30, 1995 and 1994, and the related consolidated statements of operations, statements of changes in stockholders' equity and statements of cash flows for each of the three years in the period ended June 30, 1995. Our audits also include the financial statement schedule listed in the Index to Consolidated Financial Statements and Financial Statement Schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Smith Corona Corporation and subsidiaries at June 30, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, on July 5, 1995, Smith Corona Corporation filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. In addition, on August 18, 1995, SCM Office Supplies, Inc., SCC LI Corporation (formerly known as "Histacount Corporation") and Hulse Manufacturing Company, all wholly-owned Nonoperating Subsidiaries of Smith Corona Corporation, filed Chapter 11 petitions. The accompanying financial statements do not purport to reflect or provide for the consequences of the Bankruptcy Proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities;
(b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or
(d) as to operations, the effect of any changes that may be made in its business. The outcome of these matters is not presently determinable.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recently experienced recurring losses from operations, has an accumulated deficit at June 30, 1995, had difficulty in meeting its Amended and Restated Revolving Credit Agreement covenants, required waivers to its Debtor-In-Possession Credit Agreement covenants and can not presently determine with certainty the ultimate liability which may result from the filing of claims in connection with the Bankruptcy Proceedings. Additionally, as described in Note 8, the Company's Debtor-In-Possession Credit Agreement expires on June 30, 1996. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The consolidated financial statements do not include adjustments that might result from the outcome of the uncertainties referred to herein and in the preceding paragraph.




/s/ Deloitte & Touche LLP
- -------------------------
DELOITTE & TOUCHE LLP
Stamford, Connecticut
August 22, 1995



                 Smith Corona Corporation and Subsidiaries
                        Consolidated Balance Sheets

                                                 June 30,
(Dollars in thousands)                         1995          1994
Assets
Current assets:
Cash and cash equivalents                    $7,003         $6,472
Accounts receivable (net of allowance
 for doubtful accounts of $1,484 and
 $1,512 for 1995 and 1994, respectively)     37,654         48,210
Inventories                                  54,335         62,695
Prepaid expenses and other current
 assets                                       9,471          3,716
Deferred income taxes                             -         10,131
Net assets of discontinued operations             -         19,072
Total current assets                        108,463        150,296
Property, plant and equipment-net            22,888         36,782
Deferred income taxes                         3,406          4,371
Other assets                                  1,309          2,239
Total                                                    $136,066        $193,688

Liabilities and stockholders' equity
Current liabilities:
Bank loans                                  $17,400        $     -
Trade payables                               19,807         27,379
Accrued liabilities                          35,449         26,935
Income taxes payable                          5,791          5,001
Dividends payable                                 -          1,512
Total current liabilities                    78,447         60,827
Bank loans                                        -         20,002
Postretirement benefits                      12,999         12,650
Pension liability                            18,801         20,361
Other long-term liabilities                   5,569          4,126
Total liabilities                           115,816        117,966
Stockholders' equity:
Common stock- 30,250,000 shares issued
 and outstanding                                303            303
Additional paid-in capital                   44,697         44,697
Retained earnings (accumulated deficit)     (24,750)        30,722
Total stockholders' equity                   20,250         75,722
Total                                                    $136,066        $193,688

See accompanying notes to consolidated financial statements.


                 Smith Corona Corporation and Subsidiaries
                   Consolidated Statements of Operations


(Dollars in thousands,                                         For the year ended June 30,
 except per share amounts)                   1995        1994        1993
Net sales                                 $196,309    $261,306    $236,846
Cost of goods sold                         180,959     204,327     179,355
Gross margin                                15,350      56,979      57,491
Selling, administrative and
 research expenses                          48,532      48,557      56,339
Restructuring costs                         13,584           -      16,500
Operating income (loss)                    (46,766)      8,422     (15,348)
Interest expense                               965         708         417
Income (loss) from continuing
 operations before income taxes            (47,731)      7,714     (15,765)
Income taxes (benefit)                      14,514       2,620      (5,521)
Income (loss) from continuing
 operations                                (62,245)      5,094     (10,244)
Discontinued operations (net of
 income taxes):
  Income from operations                       671       2,233       1,222
  Gain (loss) on disposal
   of discontinued operations                9,127      (2,200)          -
Net income (loss)                         $(52,447)     $5,127     $(9,022)

Earnings per common share -
  Income (loss) from continuing
   operations                               $(2.05)       $.17       $(.34)
  Discontinued operations:
   Income from operations                      .02         .07         .04
   Gain (loss) on disposal
    of discontinued operations                 .30        (.07)          -
   Net income (loss) per share             $ (1.73)   $    .17     $  (.30)

See accompanying notes to consolidated financial statements.


                 Smith Corona Corporation and Subsidiaries
        Consolidated Statements of Changes in Stockholders' Equity
             For the years ended June 30, 1995, 1994 and 1993

                                                          Retained
                                         Additional       Earnings
(Dollars in thousands,         Common       Paid-in   (Accumulated
 except per share amounts)      Stock       Capital       Deficit)   Total
Balance, June 30, 1992           $303      $44,697       $ 46,717  $91,717
Net loss                            -            -         (9,022)  (9,022)
Dividends declared
 ($.20 per share)                   -            -         (6,050)  (6,050)
Balance, June 30, 1993            303       44,697         31,645   76,645
Net income                          -            -          5,127    5,127
Dividends declared
 ($.20 per share)                   -            -         (6,050)  (6,050)
Balance, June 30, 1994            303       44,697         30,722   75,722
Net loss                            -            -        (52,447) (52,447)
Dividends declared
 ($.10 per share)                   -            -         (3,025)  (3,025)
Balance, June 30, 1995           $303      $44,697       $(24,750) $20,250

See accompanying notes to consolidated financial statements.


                 Smith Corona Corporation and Subsidiaries
                   Consolidated Statements of Cash Flows

                                                   For the year ended June 30,
(Dollars in thousands)                         1995      1994       1993
Cash flows from operating
 activities:
Net income (loss)                            $(52,447)  $5,127   $(9,022)
Adjustments to reconcile net income
 (loss) to net cash provided by (used in)
 continuing operating activities:
  Discontinued operations                      (9,798)     (33)   (1,222)
  Depreciation and amortization                 6,689    4,998     6,253
  Restructuring costs                          13,584        -    16,500
  Deferred income taxes                        11,096    1,818   (22,675)
  Other noncash items                           4,512       20       318
Changes in assets and liabilities:
  Accounts receivable                          10,556  (16,759)   20,496
  Inventories                                   8,360   12,837   (14,155)
  Prepaid expenses and other
    current assets                                139   (1,675)    2,080
  Other assets                                    895   (1,112)    2,029
  Trade payables                               (7,572)   3,804    (9,984)
  Accrued liabilities and income
    taxes payable                              (4,280)    (651)   (4,844)
  Postretirement benefits and
    pension liability                          (1,211)    (731)   17,257
  Other long-term liabilities                   1,443      198       730
Net cash provided by (used in)
 continuing operations                        (18,034)   7,841     3,761
Net cash provided by (used in)
 discontinued operations                        1,370      907       (70)
Net cash provided by (used in)
 operating activities                         (16,664)   8,748     3,691
Cash flows from investing
 activities:
Proceeds from sale of
 discontinued operations                       27,500        -         -
Capital expenditures                           (3,166) (11,359)   (4,952)
Net cash provided by (used in)
 investing activities                          24,334  (11,359)   (4,952)
Cash flows from financing
 activities:
Bank loans (repayments), net                   (2,602)   1,333     8,770
Dividends paid                                 (4,537)  (6,050)   (6,050)
Net cash provided by (used in)
 financing activities                          (7,139)  (4,717)    2,720
Increase (decrease) in cash and
 cash equivalents                                 531   (7,328)    1,459
Cash and cash equivalents at
 beginning of year                              6,472   13,800    12,341
Cash and cash equivalents at
 end of year                                  $ 7,003   $6,472   $13,800
Cash paid during the year for:
Interest                                      $ 1,146   $  842   $   576
Income taxes                                  $ 2,300   $2,077   $ 3,269

See accompanying notes to consolidated financial statements.

            Smith Corona Corporation and Subsidiaries
            Notes to Consolidated Financial Statements
         (Dollars in thousands, except per share amounts)


1. Petition for Reorganization Under Chapter 11 and Basis of
   Presentation

     On July 5, 1995, Smith Corona Corporation filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the District of Delaware. Prior to August 18, 1995, the bankruptcy proceedings did not include any of the subsidiaries of the Company. On August 18, 1995, SCM Office Supplies, Inc., SCC LI Corporation (formerly known as "Histacount Corporation") and Hulse Manufacturing Company, all wholly-owned Nonoperating Subsidiaries of Smith Corona Corporation filed Chapter 11 petitions (collectively the "Bankruptcy Proceedings"). The Bankruptcy Proceedings primarily relate to all U.S. assets and operations and do not pertain to Smith Corona Corporation's international subsidiaries. Condensed consolidated proforma financial information for the entities included in the Bankruptcy Proceedings is presented in Note 17. Since July 5, 1995, the Company has been operating as a debtor-in- possession. The costs associated with the Bankruptcy Proceedings of approximately $572 have been categorized as selling, administrative and research expenses in the accompanying consolidated statements of operations.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the consolidated financial statements do not reflect adjustments or provide for the potential consequences of the Bankruptcy Proceedings of the Company. In particular, the consolidated financial statements do not purport to show (a) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (b) prepetition liability amounts that may be allowed for claims or contingencies or the status and priority thereof; (c) the effect of any changes that may be made to the capitalization of the Company; or (d) the effect of any changes that may be made in the Company's business operations. The outcome of these matters is not presently determinable. The Company has recently experienced recurring losses from operations; has an accumulated deficit at June 30, 1995; had difficulty in meeting its Amended and Restated Revolving Credit Agreement covenants and has had to obtain waivers to meet certain of its Debtor-In-Possession Credit Agreement covenants and cannot presently determine with certainty the ultimate liability which may result from the filing of claims in connection with the Bankruptcy Proceedings. These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

     Due to the Bankruptcy Proceedings, substantially all claims against the Company, prior to July 5, 1995, (and prior to August 18, 1995 for the three Nonoperating Subsidiaries added to the proceedings) are subject to the automatic stay provisions under the Bankruptcy Code while the Company continues business operations as a debtor-in-possession. Pre-petition claims may arise from the determination by the Bankruptcy Court of allowed claims for contingencies and other disputed amounts.

     Liabilities recorded by the Company as of June 30, 1995 that would be subject to compromise under any plan of reorganization consist of the following:
                                               Amount
Trade payables                                 $11,760
Accrued liabilities                             16,207
Income taxes payable                             5,634
Postretirement benefits                         12,999
Pension liability                               18,801
Other long-term liabilities                      5,569
     Total(1)                                  $70,970

(1) Excludes a net intercompany payable in the amount of $9,076 to the entities not included in the Bankruptcy Proceedings.


     At the Company's request, the Bankruptcy Court established a bar date of October 31, 1995 for pre-petition claims against the Company. A bar date is the date by which claims against the Company must be filed if the claimants wish to receive any distribution in the Bankruptcy Proceedings. The Company has given notice to all known actual or potential claimants subject to the bar date of their need to file a proof of claim with the Bankruptcy Court. The Company will reconcile claims that differ from the Company's records, and any differences that cannot be resolved by negotiated agreement between the Company and the claimant will be resolved by the Bankruptcy Court. Accordingly, allowed claims may arise which are not currently reflected in the Company's financial statements and recorded claims are subject to change. The ultimate amount of and settlement terms for such liabilities are subject to a plan of reorganization which is subject to approval by the Bankruptcy Court and, accordingly, are not presently determinable.

     Since the filing date, the Company has initiated preliminary discussions with the official committee of its unsecured creditors that was appointed by the U.S. Trustee pursuant to the Bankruptcy Code. The timing of any filing of a Plan of Reorganization cannot be predicted.

2. Significant Accounting Policies

Basis of Consolidation: The consolidated financial statements include the accounts of Smith Corona Corporation and its wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated.

Cash Equivalents: All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out (FIFO) method.

Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line basis at rates based on estimated useful lives. Lives used in computing depreciation range from two to twelve years for equipment and forty years for buildings. Leasehold improvements are amortized over the lease term. At the time properties are disposed, the property and related accumulated depreciation accounts are relieved of the applicable amounts and any profit or loss is included in operations.

      Maintenance and repairs are charged against operations as incurred. Expenditures that materially increase capacities or extend useful lives of property, plant and equipment are capitalized.

Retirement Plans: Substantially all domestic employees participate in the Company's retirement plans for salaried and hourly employees. The cost of United States pension plans is accrued in amounts equal to the normal cost of current service under the plans together with amortization of prior service costs. Outside of the United States, costs are accrued and paid in accordance with local requirements.

Postretirement Plans: The Company provides for the expected cost of postretirement benefits over the employee's years of active service.

Research and Development: The Company's product development costs are expensed as incurred. Research and development expense was $7,218, $7,966 and $10,064 for the years ended June 30, 1995, 1994 and 1993, respectively.

Goodwill: The excess of the allocated acquisition cost over the fair value of net assets of businesses acquired is included in other assets and is being amortized by the straight-line method over forty years.

Foreign Currency: The functional currency of the Company's foreign operations is deemed to be the United States dollar. Consequently, all translation gains and losses are included in income.

Forward Foreign Currency Contracts: From time to time, the Company may enter into forward foreign currency contracts to hedge against foreign currency fluctuations. Gains and losses on these contracts were recorded in net income in the period in which the exchange rate changed. During the years ended June 30, 1995 and 1993, forward foreign currency contracts were in place to reduce the impact of foreign currency fluctuations on transactions designated in a currency other than the U.S. dollar. At June 30, 1995 and 1993, there were no outstanding forward contracts. There were no such contracts in effect during Fiscal 1994.

Income Taxes: Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings Per Share: Earnings per share have been calculated based upon 30,250,000 shares of common stock outstanding.

Reclassifications: Certain reclassifications have been made to the prior years' financial statements to conform with the 1995 presentation. In addition, amounts in prior years' financial statements have been reclassified to reflect continuing operations (see Note 12).


3. Changes in Accounting Principles

      Effective July 1, 1992, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 109, "Accounting for Income Taxes." The sum of the accounting changes in Fiscal 1993 amounted to $10.

      SFAS 106 requires the accrual method of accounting for the expected costs of postretirement benefits other than pensions during the years of an employee's service. The cumulative effect of this accounting change was a decrease to Fiscal 1993 net income of $3,507, or $.12 per share. In addition, the effect of adopting this statement in Fiscal 1993, exclusive of the cumulative effect, was a decrease to net income of $265.

      SFAS 112 requires the accrual method of accounting for benefits to former or inactive employees after employment but before retirement. In prior years, the expense was recognized when claims were paid. The cumulative effect of this accounting change in fiscal year 1993 was a reduction in net income of $183 (less than $.01 per share).

      SFAS 109 requires the liability method of accounting for income taxes rather than the deferred method previously used. The cumulative effect of this accounting change was an increase to fiscal year 1993 net income of $3,700, or $.12 per share.

4. Inventories

      A summary of inventories, by major classification, is as follows:

                                                 June 30,
                                       1995          1994

Raw materials and supplies          $   995        $ 1,352
Work-in-process                      17,807         27,702
Finished goods                       35,533         33,641
   Total                            $54,335        $62,695

5. Property, Plant and Equipment

      A summary of property, plant and equipment, by major
classification, is as follows:
                                                    June 30,
                                              1995           1994

Land                                       $   501        $ 1,703
Buildings and improvements                   1,245         17,122
Machinery and other equipment               55,716         57,246
Total                                       57,462         76,071
Accumulated depreciation                   (34,574)       (39,289)
   Total                                   $22,888        $36,782

      Included in prepaid and other current assets as of June 30, 1995 are fixed assets held for sale with a net book value of $5,894.

6. Accrued Liabilities

      Accrued liabilities consist of the following:

                                                    June 30,
                                               1995           1994

Accrued restructuring costs                   $13,268       $4,132
Payroll and related expenses                    5,871        7,191
Accrued promotional expenses                    7,050        6,471
Other                                           9,260        9,141
   Total                                      $35,449      $26,935


7. Leases

The Company has entered an agreement dated February 28, 1995 to purchase this property, under a lease option, and concurrently sell the property to a third party purchaser. The Company anticipates closing on the transaction in September, 1995. The facility is subleased by the Company to the third party purchaser.

      The Company leases certain facilities, equipment and vehicles for various periods through 2009 under non-cancelable operating leases. Rental expense under these operating leases was $6,243, $6,868 and $6,391 for the years ended June 30, 1995, 1994 and 1993, respectively.

      The future minimum rental commitments for the operating leases are as follows:

Year Ended                                      Amount
June 30,                                (In thousands)

1996                                           $ 4,420
1997                                             3,340
1998                                             2,867
1999                                             1,387
2000                                               888
Thereafter                                       2,822
Total                                          $15,724

      The Company has entered into an agreement dated February 28, 1995 to purchase warehousing property located in Cortland, New York, under a lease option, and concurrently sell the property to a third party purchaser. The Company anticipates closing on the transaction in October 1995. The facility is subleased by the Company to the third party purchaser.

      Under the Bankruptcy Code, the Company may elect to assume or reject real estate leases, and other unexpired executory pre-petition contracts, subject to Bankruptcy Court approval. The Company cannot presently determine with certainty the ultimate liability which may result from the filing of claims for all contracts which may be rejected.

8. Bank Loans

      On April 7, 1995, the Company entered into an Amended and Restated Revolving Credit Agreement (the "Amended and Restated Credit
Agreement") with two banks (the "Lenders"), the use of which was generally to satisfy working capital requirements. Aggregate borrowings under the Amended and Restated Credit Agreement amounted to $1,376,208, $750,548 and $699,950 for Fiscal 1995, 1994 and 1993,
respectively, while aggregate repayments were $1,378,810, $749,215 and $691,180 for Fiscal 1995, 1994 and 1993, respectively. The Amended and Restated Credit Agreement provided for extensions of revolving credit loans and letters of credit, limited to a percentage of eligible receivables and inventories, in an amount not to exceed $30,000 up through March 30, 1996; the aggregate principal amount of such lending commitment reduces to an amount not in excess of $25,000 from March 31, 1996 through the July 1, 1996 termination date. The Amended and Restated Credit Agreement was secured by a security interest in the domestic assets of the Company pursuant to
a Security Agreement of even date therewith.   Interest was at
variable rates equal to the greater of the prime rate of interest, the base certificate of deposit rate plus 1.0 percent or the federal funds effective rate plus .5 percent for any day. As of June 30, 1995, the interest rate on borrowings was 9.0 percent. A fee is payable quarterly on the commitment.

     The Amended and Restated Credit Agreement contained certain covenants including restrictions on payment of dividends, and limitations on sale of assets, capital expenditures, incurrence of other debt, liens or guarantees and making of investments, loans and advances. The primary financial covenants included not permitting consolidated tangible net worth at the end of any fiscal quarter to be (a) less than it was as of March 31, 1995 minus $3,000 plus (b)
80.0 percent of consolidated net income for all full fiscal quarters subsequent to March 31, 1995, maintaining a ratio of current assets (other than inventories) to current liabilities (other than loans outstanding under the Amended and Restated Credit Agreement) of at least 0.9 to 1.0 and maintaining minimum operating profit levels.
As of June 30, 1995, the Company was in technical default of its Amended and Restated Credit Agreement, however, the loan was paid in full in July 1995.

     On July 10, 1995, the Company entered into a Debtor-In-Possession Credit Agreement (the "Debtor-In-Possession Credit Agreement") with its Lenders which was approved by the United States Bankruptcy Court for the District of Delaware on August 2, 1995.
The proceeds of the Debtor-In-Possession Credit Agreement were used to repay the amounts outstanding under the Amended and Restated Credit Agreement. The Debtor-In-Possession Credit Agreement, as amended, provides for extensions of revolving credit loans, term loans and letters of credit, limited to a percentage of eligible receivables and inventories, in an amount not to exceed $24.0 million through the June 30, 1996 termination date. Interest is 2 percent over the greatest of the Prime Rate, Base CD Rate plus 1 percent or Federal Funds Effective Rate plus .5 percent. Payments of dividends is prohibited by the terms of the Debtor-In-Possession Credit Agreement, under which the Company is limited to maximum monthly amounts of inventory and cash disbursements. Additionally, the Company is restricted to $500 of capital expenditures in each six month period ended December 31, 1995 and June 30, 1996. Management believes that it has adequate flexibility and that such covenants should not impose undue restrictions on the operations of the Company during its Bankruptcy Proceedings. The Company is currently in compliance with the terms of the Debtor-In-Possession Credit Agreement or has obtained waivers as necessary. The Debtor-In-Possession Credit Agreement is secured by substantially all of the Company's assets.

      The carrying value of the Company's bank loans as of June 30, 1995 approximates fair value, which was determined based on transactions reflected under the Debtor-In-Possession Credit
Agreement.

9. Stockholders' Equity

      Authorized capital consisted of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having $0.01 par value per share. As of June 30, 1995 and 1994, there were 30,250,000 shares of common stock and no shares of preferred stock outstanding.

      Under the Company's stock option plan, as amended, 3,900,000 shares of common stock were reserved for issuance to officers and key employees at June 30, 1995. Options are granted at the fair market value of the stock at the date of grant. The options become exercisable beginning three years from and expire ten years after date of grant.

      A summary of the stock option activity is presented as follows:

                               Price Range   Number of Shares
Outstanding June 30, 1992    $5.63 - 12.50         1,331,500
Granted                       4.88 -  7.31         1,020,500
Canceled                      6.00 - 12.50           (55,500)(1)
Outstanding June 30, 1993    $4.88 - 12.50         2,296,500
Granted                       5.13 -  6.50           528,500
Canceled                      5.75 - 12.50          (293,000)(1)
Outstanding June 30, 1994    $4.88 - 12.50         2,532,000
Granted                       2.75 -  3.25           684,000
Canceled                      3.25 - 12.50          (241,500)(1)
Outstanding June 30, 1995    $2.75 - 12.50         2,974,500
Exercisable June 30, 1995    $2.75 - 12.50         1,669,000

(1)Cancelations result from employees' termination.

10. Geographic Area Information

      The Company operates in one industry segment which includes design, manufacture and distribution of typewriters, personal word processors and related accessories. The Company manufactures its products principally at its facilities located in Mexico and Singapore and distributes its products through a variety of distribution channels, domestically and internationally. Transfers between geographic areas are generally priced to recover cost plus an appropriate markup for profit. Information regarding the


Company's operations in different geographic locations is shown below:

                                          For the year ended June 30,
                                 1995         1994        1993
Net sales to customers:
   United States             $158,047     $215,539    $200,805
   Singapore                        -        4,950       6,365
   Other Foreign               38,262       40,817      29,676
      Total                  $196,309     $261,306    $236,846

Inter-area transfers:
   United States              $21,108      $22,033     $16,728
   Singapore                   74,060       72,193      73,210
   Other Foreign                9,457        7,398       1,081
      Total                  $104,625     $101,624    $ 91,019

Operating income (loss):
   United States             $(24,466)     $15,939     $(5,483)
   Singapore                   (8,294)       5,422       4,274
   Other Foreign               (6,701)      (7,295)    (11,477)
   Corporate                   (7,187)      (5,617)     (5,270)
   Eliminations                  (118)         (27)      2,608
      Total                  $(46,766)    $  8,422    $(15,348)

Identifiable assets:
   United States              $88,741     $131,356    $137,131
   Singapore                   21,702       26,250      34,960
   Other Foreign               25,623       36,082      18,525
      Total                  $136,066     $193,688    $190,616

     Sales to one of the Company's largest customers, Wal-Mart
Stores, Inc., amounted to 14.0%, 12.2% and 12.3% of consolidated net sales during 1995, 1994 and 1993, respectively, and was the only customer responsible for more than 10% of net sales.

11. Pension Plans and Postretirement Benefits

      The plans covering salaried employees generally provide pension benefits that are based upon formulas that reflect all service with the Company and its predecessors and the employee's compensation during the employee's highest five consecutive years of service before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The Company's funding policy is to make annual contributions in an amount which is not less than that required by the Internal Revenue
Service regulations.

     The net periodic pension cost for the years ended June 30, 1995, 1994 and 1993 is comprised of the following components:

                                 1995        1994       1993
Service cost                   $1,664      $1,979     $1,829
Interest cost                   5,398       5,396      5,278
Return on plan assets:
 Actual                        (9,097)        143     (5,863)
 Unrecognized (gain) loss       3,395      (5,687)       516
Amortization of deferred
  costs and actuarial (gains)
  and losses                     (595)       (494)      (676)
Pension cost                   $  765      $1,337     $1,084

     The assumptions used in the development of these amounts were:

                                  1995        1994       1993
Discount rate                    8.00%       8.00%      8.50%
Rates of increase in
   compensation levels           5.50%       5.50%      5.75%
Rate of return on
   plan assets                   9.25%       9.25%      9.25%

     The following tables set forth the funded status and amounts recognized in the Company's consolidated balance sheets:

                                                  June 30, 1995
                                             Over-     Under-
                                            Funded     Funded
                                             Plans      Plans     Total
Actuarial present value
 of benefit obligation:
Vested benefit obligation                  $36,856    $29,246   $66,102
Accumulated benefit obligation             $37,611    $29,265   $66,876

Projected benefit obligation               $41,592    $29,265   $70,857
Market value of assets
 (principally publicly traded
 securities)                               $41,179     26,095    67,274
Funded status                                  413      3,170     3,583
Unrecognized gains                           9,920      5,298    15,218
Net accrued pension liability              $10,333    $ 8,468   $18,801


    The total amount of the June 30, 1995 net accrued pension liability is reflected on the consolidated balance sheets as liabilities subject to compromise.

                                                             June 30, 1994
                                             Over-     Under-
                                            Funded     Funded
                                             Plans      Plans     Total
Actuarial present value of
 benefit obligation:
Vested benefit obligation                  $33,796    $30,898   $64,694
Accumulated benefit obligation             $34,783    $31,311   $66,094

Projected benefit obligation               $39,727    $31,951   $71,678
Market value of assets
 (principally publicly traded
 securities)                                34,812     26,869    61,681
Funded status                                4,915      5,082     9,997
Unrecognized gains                           5,207      5,157    10,364
Net accrued pension liability              $10,122    $10,239   $20,361

     The Company also has defined contribution savings plans covering its domestic and certain of its foreign employees, under which the Company matches a portion of the contributions made by participating employees. The Company's costs for matching contributions under savings plans totaled $543, $681 and $819 for the years ended June 30, 1995, 1994 and 1993, respectively.

     The Company has a non-qualified supplemental pension plan covering certain employees which provides for incremental pension payments from the Company's funds. The net accrued pension liability related to the unfunded plan was $1,893 and $1,458 at June
30, 1995 and 1994, respectively. Pension expense for the non-qualified plan was $683, $450 and $260 in Fiscal 1995, 1994 and 1993, respectively.

     The Company also provides health care and life insurance benefits for certain retired employees. Substantially all of the Company's domestic employees, and certain employees in foreign countries, may become eligible for such benefits if they reach a specified retirement age while working for the Company.

     Summary information on the Company's postretirement benefit plans, which are unfunded, is as follows:

                                                       Year ended June 30,
                                                   1995         1994
Financial status of plans:
 Accumulated postretirement
  benefit obligation (APBO):
   Retirees                                      $7,893      $ 6,135
   Fully eligible, active
    plan participants                             2,344        3,142
   Other active plan
    participants                                  2,112        2,411
   Unrecognized gains                               650          962
Accrued postretirement
 benefit cost                                   $12,999      $12,650

     The accrued postretirement benefit cost as of June 30, 1995 has been reflected on the balance sheets as liabilities subject to compromise.

     The components of net periodic postretirement benefit cost are as follows:

                                               Year ended June 30,
                                           1995          1994
Service cost, benefits attributed to
 employee service during the year         $189       $  202
Interest cost on accumulated
 postretirement benefit obligation         884          904
Amortization of gains                      (55)         (17)
Net periodic postretirement benefit
 cost                                   $1,018       $1,089

     The discount rate used in determining the APBO was 8.0% in
1995
and 1994.  The assumed health care cost trend rate used in
measuring
the accumulated postretirement benefit obligation was   11% in
1995
and 1994, declining to an ultimate rate of 5.5% over approximately sixty years.

     If the health care cost trend rate assumptions were increased by 1%, the APBO as of June 30, 1995 would be increased by 9%. The effect of this change in health care cost trend rates on net periodic postretirement benefit cost of 1995 would be an increase of
8%.


12. Discontinued Operations

     On November 4, 1994 the Company sold substantially all of the assets and liabilities of Histacount Corporation, a wholly-owned subsidiary, for $14,500. The after-tax gain on the sale includes utilization of a capital tax-loss carry-forward and was recorded in the Fiscal 1995 statement of operations. On July 5, 1994 the Company sold substantially all the assets and liabilities of SCM Office Supplies, Inc., a wholly-owned subsidiary, for $13,000.
The
loss on the sale was recorded in the Fiscal 1994 statement of operations. The sale proceeds of approximately $27,500 were used to reduce the Company's debt and accounts payable.

     Accordingly, the consolidated statements of operations reflect
SCM Office Supplies, Inc. and Histacount Corporation's operating results as discontinued operations and the balance sheets segregate the net assets of discontinued operations.

     Net assets and summary operating results of discontinued operations are as follows:

                                   June 30,1994


Current assets                         $15,665
Non-current assets                      10,396
Total liabilities                       (6,989)
   Net assets                          $19,072

                                          Year ended June 30,
                                               1995               1994           1993
Net sales                                     $5,774           $85,375        $76,768
Income from operations
 before income taxes                          $1,018           $ 3,388         $1,879
Income taxes                                     347             1,155            657
Net income from operations                       671             2,233          1,222
Gain (loss) on disposal
 of assets (net of taxes
 of $(196) and $(297), respectively)           9,127            (2,200)             -
  Net income                                  $9,798           $    33         $1,222




13. Income Taxes

     The components of income (loss) from continuing operations before income taxes are as follows:

                                                                           Year ended June 30,
                                           1995     1994               1993
United States                          $(37,798)  $2,723            $(18,521)
Foreign                                  (9,933)   4,991               2,756
   Total                               $(47,731)  $7,714            $(15,765)

     The components of income tax expense consist of:

                                                          Year ended June 30,
                                            1995     1994                1993
United States:
   Current                                  $141     $203            $   274
   Deferred                                8,787    1,339             (4,948)
Foreign                                    2,071      165                934
State                                      3,666    1,771             (1,124)
   Total                                 $14,665   $3,478            $(4,864)

     Income tax expense is included in the financial statements as follows:

                                                          Year ended June 30,
                                           1995      1994               1993
Continuing operations                   $14,514    $2,620            $(5,521)
Discontinued operations                     151       858                657
   Total                                $14,665    $3,478            $(4,864)



     The components of the net deferred tax assets were as follows:

                                                        June 30,
                                           1995      1994
Deferred tax assets:
  Accounts receivable                    $1,049    $1,226
  Inventory                               2,311       749
  Postretirement benefits
   other than pensions                    4,969     4,828
  Pension                                 7,187     7,688
  Restructuring                           2,755     1,580
  Other liabilities                       8,529     6,959
  Net operating loss carryforwards       18,288    12,124
  Capital loss carryforwards              7,647    10,955
  Miscellaneous                           2,304         7
  Valuation allowances                  (50,241)  (21,320)
  Total deferred tax assets             $ 4,798   $24,796

Deferred tax liabilities:
  Property, plant and equipment          $1,392    $3,240
  Miscellaneous                               -     7,054
  Total deferred tax liabilities          1,392    10,294
Net deferred tax assets                 $ 3,406   $14,502

    The Company recorded a Fiscal 1995 charge to income tax expense representing establishment of valuation allowances against substantially all of its domestic deferred income tax assets. The valuation allowance reflects the Company's assessment that the Bankruptcy Proceedings of Smith Corona Corporation and ongoing operating losses have impaired the realization of such net deferred tax assets.

     The provisions for income taxes differ from the amounts computed by applying the federal income tax statutory rate. The following is a summary of the reasons for these differences:

                                                               Year Ended June 30,
                                                1995      1994      1993
Income (loss) from continuing
  operations before income taxes            $(47,731)  $ 7,714  $(15,765)
Statutory tax rate                               34%       34%       34%
Tax computed at statutory rate               (16,229)    2,623    (5,360)
Increase (reduction):
State income taxes,
   net of federal benefit                     (1,685)   (1,707)   (1,137)
Effect of foreign earnings                     1,105    (3,467)   (4,719)
Valuation allowance                           32,232    15,670     5,650
Other adjustments                               (909)  (10,499)       45
   Total                                    $ 14,514   $ 2,620  $ (5,521)

 The Company's Singapore operations had been granted "pioneer tax status" until February 1994 by the Singapore government and, as a result, have paid no Singapore taxes on unremitted Singapore earnings to that date. The impact of the change in status was not significant in both Fiscal 1995 and Fiscal 1994.

 The U.S. income tax returns prior to 1986 have been examined by the Internal Revenue Service and all matters have been settled.
The Internal Revenue Service is currently examining the U.S. income tax returns for 1989 through 1994. No matters have arisen as a result of the examination to date. The New York State Tax authority is currently examining the Company's 1989 through 1994 New York State tax returns. As a result of their examination to date, the New
York State tax authority has issued a preliminary notice of deficiency in the amount of approximately $3,400. The Company intends to contest the proposed assessment vigorously. The Company does not believe that the ultimate resolution of this action will have a material adverse impact on its results of operations or financial position.

14. Commitments and Other Matters

     Certain past practices of the Company regarding hazardous substances and/or hazardous wastes are the subject of investigation by federal and state regulatory authorities, or are the subject of lawsuits filed by such authorities. At June 30, 1995 and 1994, the Company had recorded approximately $4,203 and $3,274, respectively, related to environmental matters. Because of the uncertainties associated with assessing environmental matters, the related ultimate liability is not determinable. However, based on facts presently known, management does not believe that these investigations or lawsuits, if resolved adversely to the Company, would individually or in the aggregate have a material adverse effect on the Company's financial position or results of operations.

 The Company is involved in proceedings with the New York
Department of Environmental Conservation (DEC) and the United
States Environmental Protection Agency regarding the clean-up of a now-closed manufacturing facility and certain waste disposal sites in upstate New York. The remedial investigation and feasibility study of the now-closed manufacturing facility site has been completed. The feasibility study report has been approved by the DEC and the record of decision has been finalized. On March 31, 1993, the Company executed a final signed consent order from the DEC and remedial actions commenced. Remediation activities at the site have been delayed as a result of an extension of the public comment period to address the remediation plan approved by the DEC.
Management believes that the Company has made adequate provision for the approved remediation activities.

 In June 1992, the Company was served with a summons and complaint in the U.S. District Court, Northern District of New
York, in a private contribution action. The plaintiffs in this action are Coopers Industries, Inc., Keystone Consolidated Industries, Inc., The Monarch Machine Tool Co., Niagara Mohawk Power Corporation and Overhead Door Corporation. The action, which lists the Company as a defendant with fourteen other defendants, seeks contribution for response costs incurred to date, and to be incurred in the future, for the remediation of a site in Cortland, New York. Management does not believe it disposed of any hazardous substances at this site and is vigorously contesting this matter.

 The Company filed a complaint on November 4, 1994 against CoStar Corporation("CoStar") seeking (i) a declaratory judgment that the Company was not infringing CoStar's trade dress, (ii) damages for breach of warranty and fraud and (iii) rescission of contracts induced by such fraud. The Complaint related to envelope printers purchased by the Company from CoStar and label printers manufactured by a third party for the Company. CoStar subsequently filed an answer denying the Company's allegations and asserting counterclaims alleging that the Company had infringed its label printer's trade dress, breached the provisions of a confidentiality agreement between the Company and CoStar, and tortiously injured CoStar's business reputation. In addition, CoStar filed a related third-party complaint against DH Technology, Inc. ("DH"). On June 23,
1995, the Company entered into a Settlement Agreement with CoStar and DH in connection with the lawsuit. Pursuant to the Settlement
Agreement, the Company agreed, among other things, to pay CoStar the sum of $55,085 on each of June 23, 1995, July 31, 1995, August 31,
1995 and September 29, 1995 and to return certain tooling and equipment to CoStar, in exchange for, among other things, the release by CoStar of its claims against the Company. The Company recorded a $1,300 pretax third quarter charge primarily relating to the writeoff of inventory and tooling.

 On April 18, 1991, an antidumping proceeding was commenced against the Company at the Department of Commerce (Commerce) and before the International Trade Commission, concerning portable electric typewriters imported from Singapore. Subsequently, on June 22, 1993, the Company and Commerce signed a suspension agreement, suspending the antidumping investigation and calling for the Company to monitor its international prices. On February 4, 1994, all of the parties signed a settlement agreement covering the antidumping investigation and related litigation. Under the terms of the agreement, the petitioner withdrew its petition against the Company's Singapore imports and the Company sought revocation of various antidumping duty orders against typewriters and word processors from Japan. Pursuant to the agreement, the antidumping proceedings have been terminated.

 On June 8, 1990, the Company filed suit in the United States District Court for the District of Tennessee against Pelikan, Inc. alleging patent infringement and false advertising. On February
24, 1992, the Court entered a judgment awarding the Company approximately $3,120 plus post-judgment interest. Pelikan filed an appeal, petitioning for a rehearing by the Court of Appeals, and subsequently offered to pay to the Company a portion of the judgment aggregating approximately $1,900. The $1,900 portion of the judgment was reflected in the June 30, 1993 financial statements. Pelikan's petition for rehearing was subsequently denied and on August 9, 1993, the Company and Pelikan entered into an agreement pursuant to which Pelikan agreed to pay $525 to the Company for fees, expenses and costs incurred in the suit along with the remaining $1,220 judgment. On August 11, 1993, Pelikan paid the settlement amount to the Company and satisfied the judgment, including interest.

 The Company is also a defendant or plaintiff in various other legal actions which have arisen in the ordinary course of its business. It is the opinion of management, based on advice of counsel with respect to legal matters, that the ultimate resolution of these matters and the environmental matters discussed above will not have a material adverse effect on the Company's financial position or results of operation.

 The Company has severance agreements in place with certain executive officers and other members of management. Substantially all the agreements expire on June 30, 1996 and provide for severance in the event of involuntary termination from the Company. Severance benefits under these agreements range from one-half year to two years salary and aggregate approximately $2,500 in the event all employees under such severance agreements were involuntarily terminated. In addition, on June 29, 1995, the Company entered into an agreement with a consulting firm to provide interim management and financial consulting services to the Company. Under the terms of the agreement, the consulting firm's President will serve as the President, Chief Executive Officer and Director of the Company.
This firm will also provide other professional staff as deemed necessary. Fees for services range from $1.7 to $2.5 per day per professional which currently aggregates approximately $125 per month.

15. Restructuring Costs

     Over the past few years, the Company has faced intense competition from foreign producers. On May 8, 1995 the Company announced a major restructuring plan whereby the Company's typewriter manufacturing will be relocated from its Singapore and Batam Island, Indonesia facilities to its Mexico facility. This action will result in the termination of approximately 1,300 workers in Singapore and Batam who will be replaced with approximately 600 workers in Mexico. This action is expected to save approximately
$10,000 pretax annually primarily through lower labor costs as well as the greater utilization of the Mexico facility. The Company expects to cease production in Singapore and Batam Island, Indonesia by mid-November 1995, thereafter relocating equipment to Mexico where typewriter production is expected to commence in the third quarter of Fiscal 1996. The Company placed its Singapore facility and the underlying land lease up for sale. The Batam Island facility lease expires December 26, 1995.

     In addition to the relocation of typewriter manufacturing to Mexico, the Company will also eliminate approximately 180 support positions within research and development, finance, service, distribution, selling and marketing areas in both its Cortland, New York and New Canaan, Connecticut locations. Approximately $10,000 in additional annual pretax savings are expected from elimination of these support positions. These reductions should be completed by the end of the first quarter of Fiscal 1996.

     The net result of these actions will be to reduce the Company's May 8, 1995 workforce of approximately 2,500 by approximately 680.

     As a result of these actions, the Company recorded a pretax charge of approximately $14,870 in the fourth quarter of Fiscal
1995, of which approximately $1,877 represents primarily non-cash machinery and equipment asset write-offs, and the remainder relates to employee severance. Additionally, certain costs, primarily relating to the move of machinery and equipment, temporary lease-back of facilities, and renovations, of approximately $6,000 pretax, will be recognized as charges to operations as incurred during fiscal year 1996. The fourth quarter charge is lower than previously announced as a result of revisions to prior estimates.

     The Fiscal 1995 restructuring provision and subsequent activity is as follows:

                                    Asset
                                   Impair-   Other
                       Severance    ments    Costs    Total
1995 Provision         $12,993     $1,492    $ 385    $14,870
1995 Activity (1)       (1,499)         -     (100)    (1,599)
June 30, 1995 balance  $11,494     $1,492    $ 285    $13,271

(1) Represents cash payments, except for the asset impairments, and other costs which are non-cash items.

 In July 1992, in order to maintain its leadership as the low-cost producer in a highly competitive worldwide business, the Board of Directors approved and the Company announced a plan to phase out the Company's manufacturing operations in Cortland, New York and relocate them to a new facility in Mexico. As a result of this decision, during Fiscal 1993, the Company provided $16,500 in restructuring charges, of which approximately $3,000 was non-cash in nature (see table below).

     The Fiscal 1993 restructuring provision and subsequent activity is as follows:

                                        Asset     Asset
                                     Redeployment Impair- Other
                           Severance    Costs     ments   Costs    Total
1993 Provision            $8,300       $3,300   $3,000   $1,900  $16,500
Activity(1)               (1,050)      (1,150)    (621)  (1,900)  (4,721)
June 30, 1993 balance      7,250        2,150    2,379        -   11,779
Activity (1)              (3,945)      (2,150)  (1,552)       -   (7,647)
June 30, 1994 balance      3,305           -      827        -    4,132
Activity (1)              (1,969)          -     (827)       -   (2,796)
Credit Provision (2)      (1,286)          -        -        -   (1,286)
June 30, 1995 balance     $   50      $    -   $    -   $    -  $    50

     (1) Represents cash payments, except for the asset impairments, which are non-cash items
     (2) Severance no longer required due to Fiscal 1995 restructuring action.

     The severance cost related to approximately 875 employees at the Cortland facility. Severance benefit arrangements that would be available to employees whose positions were eliminated were communicated through a Company memorandum to all Cortland, N.Y. employees when the restructuring action was adopted and announced in July 1992. By the end of June 1994 all affected individuals had been terminated.

     The charge for asset redeployment costs consisted primarily of incremental personnel costs, travel and lodging for 39 employees responsible for the set-up and establishment of the equipment in the Mexican facility. The employees responsible for the set-up and establishment were notified of their termination and subsequent temporary duty assignment. As a consequence of management's decision, the value of certain assets which were used in the Cortland manufacturing process became impaired and such impairment was included in the restructuring charge. Other costs, which were expensed as incurred, consisted of incremental costs associated with the site selection and outside consulting fees.

     The relocation plan, originally anticipated to take approximately one year to complete, was delayed as a consequence of heavy spring 1993 rainfall in Baja California together with a reevaluation of lease versus purchase of the facility. By the end of Fiscal 1994, the Company had essentially completed the relocation. The annual savings resulting from the restructuring originally anticipated in 1994 were not realized as cost of sales continued to reflect the higher Cortland manufacturing labor costs. The annual savings of approximately $15.0 million was substantially realized during Fiscal 1995. In Fiscal 1995 a reduction in restructuring costs of $1,286 was recognized as a further result of the Singapore restructuring activities.

16. Quarterly Financial Data (Unaudited)(1)


Fiscal Year Ended                    First      Second      Third      Fourth
June 30, 1995                        Quarter    Quarter     Quarter(4) Quarter(5)

Net sales                            $60,114    $63,351    $31,384     $41,460
Gross margin                          13,011     13,275     (4,865)     (6,071)
Operating income (loss)                1,741        826    (19,042)    (30,291)(2)
Income (loss) from
 continuing operations                   944        324    (12,102)    (51,411)
Discontinued operations
 (net of income taxes):
  Income from operations                 270        115          -         286
  Gain on disposal of
   discontinued operations                 -       8,722         -         405
Net income (loss)                    $ 1,214      $9,161  $(12,102)   $(50,720)
Earnings per common
 share (3):
  Income (loss) from
   continuing operations         $  .03      $  .01   $   (.40)  $  (1.69)
  Discontinued operations:
   Income from operations           .01           -          -        .01
   Gain on disposal of
    discontinued operations           -         .29           -       .01
  Net income (loss) per
   share                         $  .04      $  .30   $   (.40)  $  (1.67)



Fiscal Year Ended              First          Second      Third    Fourth
June 30, 1994                  Quarter        Quarter   Quarter    Quarter
Net sales                       $72,217      $74,137   $60,528     $54,424
Gross margin                     17,836       14,101    12,367      12,675
Operating income                  5,696        1,245       207       1,274
Income from
 continuing operations            3,632          708        50         704
Discontinued operations
 (net of income taxes):
  Income (loss) from
   operations                       395          836     1,337        (335)
  Loss on disposal of
   discontinued operations            -            -         -      (2,200)
Net income (loss)               $ 4,027      $ 1,544   $ 1,387     $(1,831)
Earnings per common
 share (3):
  Income from
   continuing operations        $   .12      $   .02   $   .01     $   .02
  Discontinued operations:
   Income (loss) from
    operations                      .01          .03       .04        (.01)
   Loss on disposal of
    discontinued
    operations                        -            -         -        (.07)
  Net income (loss) per
   share                        $   .13      $   .05   $   .05     $  (.06)

(1) Amounts have been reclassified, where applicable, to reflect the discontinued operations of SCM Office Supplies, Inc. and Histacount Corporation.
(2) Includes restructuring costs of $14,870.
(3) Based on 30,250,000 shares of common stock.
(4) Includes charges of approximately $1,200 and $2,600 for write-downs of property, plant and equipment and inventory, respectively.
(5) Includes charges of approximately $3,400 and $5,500 for write-downs of property, plant and equipment and inventory, respectively, as well as an income tax charge of approximately $20,000 relating to the utilization of certain deferred tax assets and a reserve for substantially all of the remaining deferred income tax assets.

17. Condensed Consolidated Proforma Financial Information

     The following proforma financial information shows the effects of adoption of Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," had the guidelines of such statement been adopted as of June 30, 1995, and separates the consolidated balance sheets as of June 30, 1995, and consolidated statements of operations and cash flows for the twelve months then ended, of those entities that are included in the Bankruptcy Proceedings and those that are not.



                Condensed Proforma Balance Sheets

                               Non-
                        Debtor-In   Debtor-In            Proforma        Historical
                       Possession  Possession   Elimin-   Consol-        Consol-
                         Entities    Entities    ations    idated        idated
Current assets           $ 71,393  $ 37,070   $      -   $108,463         $108,463
Property, plant
 and equipment             12,776    10,112          -     22,888           22,888
Other assets               81,875    16,698    (93,858)     4,715            4,715
   Total assets          $166,044   $63,880   $(93,858)  $136,066         $136,066

Bank loans               $ 17,400   $     -  $       -   $ 17,400         $ 17,400
Other current
 liabilities                7,702    19,744          -     27,446           61,047
Intercompany with
 affiliates                 9,076    (9,076)         -          -                -
Other long-term
 liabilities                    -          -          -         -           37,369
Liabilities subject
 to compromise             70,970         -          -     70,970                -
Stockholders' equity       60,896    53,212    (93,858)    20,250           20,250

Total liabilities and
 stockholders' equity    $166,044   $63,880   $(93,858)  $136,066         $136,066



                   Condensed Proforma Statements of Operations

                                              Non-
                             Debtor-In   Debtor-In            Proforma Historical
                            Possession  Possession   Elimin-   Consol-    Consol-
                              Entities    Entities    ations    idated     idated
Net sales                     $150,778   $ 45,531  $      -   $196,309  $196,309
Net sales to affiliates         21,108     70,343   (91,451)         -         -
Cost of goods sold             145,508     35,451         -    180,959   180,959
Cost of goods sold to
 affiliates                     18,905     72,546   (91,451)         -         -
Gross margin                     7,473      7,877         -     15,350    15,350
Selling, administrative
 and research expenses          40,465      7,495         -     47,960    48,532
Restructuring costs              5,592      7,992         -     13,584    13,584
Reorganization costs               572          -         -        572         -
Operating loss                 (39,156)              (7,610)         -   (46,766)  (46,766)
Dividend income                 29,555          -   (29,555)         -         -
Interest expense                   965          -         -        965       965
Loss from continuing
 operations before
 income tax                    (10,566)    (7,610)  (29,555)   (47,731)  (47,731)
Income taxes                    14,135        379         -     14,514    14,514
Loss from continuing
 operations                    (24,701)    (7,989)  (29,555)   (62,245)  (62,245)
Discontinued operations
 (net of income taxes):
  Income from operations           671          -         -        671       671
  Gain on disposal of
  discontinued operations        9,127                    -          -     9,127     9,127
Net Loss                      $(14,903) $  (7,989) $(29,555)  $(52,447) $(52,447)




                 Condensed Proforma Statements of Cash Flows

                                            Non-
                                Debtor-In   Debtor-In             Proforma
                               Possession  Possession   Elimin-   Consol-
                                 Entities    Entities    ations  idated(1)
Cash Flows from
 operating activities:
Net loss                         $(14,903)  $(7,989)    $(29,555) $(52,447)
Adjustments to
 reconcile net loss
 to net cash used in
 continuing operating
 activities:
  Noncash items and
   changes in
   operating assets
   and liabilities                 (2,499)     7,357      29,555    34,413
Net cash used in
 continuing operations            (17,402)      (632)          -   (18,034)
Net cash provided by
 discontinued operations             1,370         -           -     1,370
Net Cash flow used in
 operating activities             (16,032)      (632)          -   (16,664)
Cash flows from
 investing activities:
Proceeds from sale of
 discontinued operations           27,500          -           -    27,500
Capital expenditures               (2,325)      (841)          -    (3,166)
Net cash provided by
 (used in) investing
  activities                       25,175       (841)          -    24,334
Cash flows from
 financing activities:
Bank loans
 (repayments), net                 (2,602)         -           -    (2,602)
Dividends paid                     (4,537)         -           -    (4,537)
Net cash Used in
 financing activities              (7,139)         -           -    (7,139)
Increase (decrease)
 in cash and cash
 equivalents                        2,004     (1,473)          -       531
Cash and cash
 equivalents at
 beginning of year                  1,023      5,449           -     6,472
Cash and cash
 equivalents at
 end of year                      $ 3,027     $3,976     $     -   $ 7,003

(1) Historical consolidated cash flows are the same as proforma consolidated.

18. Subsequent Events

     On July 5, 1995, the Company filed a voluntary petition for reorganization under Title 11, United States Code (the
"Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware. On August 18, 1995, the Company filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code for three of its wholly-owned but nonoperating subsidiaries, SCM Office Supplies, Inc., SCC LI Corporation(formerly Histacount Corporation) and Hulse Manufacturing Company.

     An Administrator was appointed on August 2, 1995 for the Company's wholly-owned subsidiary in Australia. The
Administrator was appointed Liquidator on August 29, 1995. The Company is currently exploring potential distributor relationships in its Australian market for the purpose of maintaining its distribution capacity. The ultimate effect of this event on the consolidated financial position of the Company has not been determined.



                  Financial Statement Schedule II

           SMITH CORONA CORPORATION AND SUBSIDIARIES
               VALUATION AND QUALIFYING ACCOUNTS
       For the years ended June 30, 1995, 1994 and 1993
                        (In thousands)

                                     Balance
                                          at  Charged to               Balance at
                                   Beginning   Costs and Reductions-       End of
                                   of Period    Expenses   Writeoffs       Period
Year ended June 30, 1995:
 Allowance for doubtful
   trade receivables                 $1,512      $   61      $   89      $ 1,484
 Allowance for inventory
   obsolescence and shrinkage        $4,037      $9,930      $3,372      $10,595

Year ended June 30, 1994:
 Allowance for doubtful
   trade receivables                 $1,342       $ 170      $    -      $ 1,512
 Allowance for inventory
   obsolescence and shrinkage        $7,801      $3,021      $6,785      $ 4,037

Year ended June 30, 1993:
 Allowance for doubtful
   trade receivables                 $1,561      $  288      $  507      $ 1,342
 Allowance for inventory
   obsolescence and shrinkage        $1,448      $8,549      $2,196      $ 7,801

                                  EXHIBIT D

                      SMITH CORONA PREFERENCE ANALYSIS

              Methodology and Assumptions

    - For 90 days prior to filing:

  - Identified all companies for whom accounts payable balance decreased (i.e. position improved) greater than $10,000 (14 companies)

  - Identified all companies and dividend payments where over $50,000 was disbursed (58 companies and one dividend payment)

  - Total population excluding overlap is 63 companies

  - For 63 company population:

  - Identified date of goods received or invoice date for service companies

  - Calculated due dates

  - Captured date SCC checks cleared

  - Calculated days early/late

  - Identified as subject to preference all payments either more than 10 days early or 30 days late

  - For potential preferences identified:

  - Payments made prior to 4/6/95 (90 days) and due within preference

  - Payments made within last 10 days

  - Payments made for debt past due 60 days prior to 4/6/95 but paid within the preference period

  - Payments made within preference period and due after 7/5/95

  - New value offset from accounts payable balance at filing

  - Reclamation claims (added back since reclamation claim cannot be "applied" to new value)

  - Examined potential preferences for advantaged position:

  - Debt due 60 days prior to 4/6/95 and paid in 90 day period

  - Debt due after 7/5/95 (filing date) and paid prior to filing

  - Compiled potential preferences with significant advantage to creditors

  - The following table shows the potential preference payments and details of the sample

                  Summary of Potential Preference Payments For Smith Corona

                                                                        Total Amount
                                                                        Subject to
                                                                        Preference With
                                                         Total Amount   Advantage Before
                                                         Subject to     New Value and
     Name                       Total Payments           Preference     Reclamation
- ---------------------           --------------          -----------     ------------
1  Peter Parts                    3,032,857.15             10,358.00                --
2  National Transportation        826,613.76             130,535.20            13.02
3  Mitsumi Elec                   795,685.38              50,000.00               --
4  SCC Shareholder Dividend       756,250.00                     --               --
5  Kamden                         705,784.68             116,862.42               --
6  Hitachi America                699,739.37             284,052.50               --
7  Winthrop Stimson               516,962.51                     --               --
8  Fuji Copian                    489,087.00              64,330.59               --
9  Morimura                       473,023.25             271,308.85               --
10 Seal                           376,627.12             (29,784.53)              --
11 Epson                          307,050.00             181,860.00               --
12 Circuit Systems                253,179.08              13,021.29               --
13 Young Conaway                  250,000.00                     --               --
14 Cardpak                        231,278.15              29,677.48               --
15 Corrugados de Baja             212,384.31               7,606.70               --
16 Prudential Ins                 205,250.91              51,489.27               --
17 Miles & Joffery                200,648.09              30,451.33               --
18 Foothill Capital               200,000.00                     --               --
19 Intel                          193,681.50              47,701.75               --
20 NYS Unemployment Ins           188,746.87                     --               --
21 Deloitte & Touche              186,860.00              30,717.50               --
22 UPS                            184,070.82                     --               --
23 Fina Oil                       178,933.80              29,950.20               --
24 Cherry St. Assoc               153,699.21             102,466.14               --
25 Motorola                       153,408.20                 451.33               --
26 SGS-Thomson                    150,813.00              (1,848.00)              --
27 Blue Cross & BS                141,884.70                     --               --
28 Samsung                        141,720.54               6,577.34               --
29 Wabash Transformer             138,192.98               9,604.82               --
30 Syracuse Lithographing         125,088.62               6,439.00               --
31 AVX Corp                       124,798.49              48,420.00         2,122.33
32 Hamilton Research              120,000.00                     --               --
33 Niagra Mohawk                  116,262.24                 191.22               --
34 805 Properties                 111,140.57                     --               --
35 GE Capital                     110,471.09              10,221.54               --
36 Hyundai                        110,432.69                     --               --
37 The Belko Corp                 108,297.57              21,091.12               --
38 Emkay                          107,327.06                     --               --
39 R.F. Stengel & Co              100,000.00                     --               --
40 Advanced Micro Devices          97,016.86                     --               --
41 Jardine                         92,552.00              16,691.00               --
42 American Express                82,724.98              61,918.91               --
43 Crown City Travel               77,436.11              16,466.66               --
44 NY State Sales Tax              77,312.31                     --               --
45 The Fairway Spring              76,385.91                     --               --
46 Manpower                        75,930.82              64,285.99               --
47 Dept.of Treas/Bur of Income     75,000.00                       --               --
48 Manning Savage & Lee            72,120.74               6,953.75               --
49 Computer Assoc. Internat'l      69,538.00                   495.00               --
50 Comm of Rev Services            67,456.52                     --               --
51 CIT Group                       60,000.00                     --               --
52 Malina & Wolson                 59,131.19                     --               --
53 Delaware Sec. of State          58,652.00                     --               --
54 Nixon Hargrave                  58,388.60              58,388.60               --
55 Co-Star                         55,085.00                     --               --
56 Mitsumi (Santa Clara)           50,510.00              50,510.00               --
57 Gibralter Steel                 48,759.39                (175.50)              --
58 Davies Office Refurb            28,937.15                 691.20               --
59 International Imaging           20,216.58                     --               --
60 Standard Micro Systems          16,033.26              16,033.26               --
61 American Microsystems           14,467.20              14,467.20               --
62 Harris Semiconductor            13,024.66                     --               --
63 American Software               11,787.77                     --               --
     Totals:                   14,836,717.76           1,830,479.13         2,135.35

     __________

     Note 1:  Analysis for Chemical Bank needs further examination.



                                                                             Potential
                                     Plus: Reclamation        Less: New   Preferential
       Name                               Claims                Value        Transfers
     ---------------------              -----------------        ----------   ------------
     1  Peter Parts                            --                  161,621.82             --
     2 National Transportation            --                       830.53            --
     3 Mitsumi Elec                            --                  918,760.97             --
     4 SCC Shareholder Dividend           --                          --             --
     5 Kamden                                  --                  220,055.17             --
     6 Hitachi America                         --                  426,010.70             --
     7 Winthrop Stimson                        --                      487.00             --
     8 Fuji Copian                             --                   82,785.76             --
     9 Morimura                           --                          --             --
     10 Seal                           112,420.04                  583,268.88     112,420.04
     11 Epson                                  --                          --             --
     12 Circuit Systems                        --                  161,740.35             --
     13 Young Conaway                     --                          --             --
     14 Cardpak                         36,007.14                  194,213.90      36,007.14
     15 Corrugados de Baja                     --                  216,585.60             --
     16 Prudential Ins                         --                          --             --
     17 Miles & Joffery                        --                   24,395.02             --
     18 Foothill Capital                       --                          --             --
     19 Intel                                  --                   64,164.20             --
     20 NYS Unemployment Ins                   --                          --             --
     21 Deloitte & Touche                 --                          --             --
     22 UPS                                    --                   67,885.34             --
     23 Fina Oil                               --                  150,075.60             --
     24 Cherry St. Assoc                       --                    6,494.01             --
     25 Motorola                               --                  176,452.97             --
     26 SGS-Thomson                            --                   42,812.04             --
     27 Blue Cross & BS                        --                          --             --
     28 Samsung                           --                          --             --
     29 Wabash Transformer                     --                   55,693.51             --
     30 Syracuse Lithographing                 --                   54,132.75             --
     31 AVX Corp                               --                   45,863.62             --
     32 Hamilton Research                 --                          --             --
     33 Niagra Mohawk                          --                  179,823.46             --
     34 805 Properties                         --                    4,881.73             --
     35 GE Capital                             --                   17,893.37             --
     36 Hyundai                                --                   38,047.19             --
     37 The Belko Corp                         --                   23,283.69             --
     38 Emkay                                  --                   23,479.32             --
     39 R.F. Stengel & Co                 --                          --             --
     40 Advanced Micro Devices                 --                   41,026.57             --
     41 Jardine                                --                   76,454.35             --
     42 American Express                       --                   31,561.95             --
     43 Crown City Travel                      --                   10,309.90             --
     44 NY State Sales Tax                --                          --             --
     45 The Fairway Spring                     --                   51,238.20             --
     46 Manpower                               --                   58,141.81             --
     47 Dept. of Treas/Bur of  Income          --                          --             --
     48 Manning Savage & Lee                   --                   13,447.37             --
     49 Computer Assoc.  International         --                    1,619.61             --
     50 Comm of Rev Services                   --                          --             --
     51 CIT Group                              --                          --             --
     52 Malina & Wolson                        --                          --             --
     53 Delaware Sec. of State            --                          --             --
     54 Nixon Hargrave                         --                   37,654.40             --
     55 Co-Star                           --                          --             --
     56 Mitsumi (Santa Clara)                  --                          --             --
     57 Gibralter Steel                        --                   50,511.25             --
     58 Davies Office Refurb                   --                    2,464.10             --
     59 International Imaging                  --                          --             --
     60 Standard Micro Systems            --                          --             --
     61 American Microsystems                  --                          --             --
     62 Harris Semiconductor                   --                      201.00           --
     63 American Software                      --                      277.5            --
                                       148,427.18                4,316,646.51

          Note 1:  Analysis for Chemical Bank needs further examination.
                              EXHIBIT E

                      SMITH CORONA CORPORATION

                         BEST INTERESTS TEST
                             ASSUMPTIONS

     1. The Company performs to its business plan until August 31, 1996 at which point the case is converted to a Chapter 7 liquidation and a trustee is appointed.

  2. Assets available for liquidation are assumed to be equal to the Company's projected assets as of the end of August 1996.

  3. Subsidiaries located in the United States are substantively consolidated into the parent company's proceeding.

  4. International subsidiaries are filed for administrative liquidation in their respective countries.

  5. Proceeds from international subsidiaries are assumed to be remitted to the U.S. after all international third party liabilities are paid in full.

  6. Mexico is filed as an administration proceeding in Mexico. The property, plant, and equipment located in Mexico (but owned by the U.S. entity) is assumed to be liquidated for the benefit of Mexican creditors.

  7. There are no restrictions on the repatriation of cash proceeds from liquidating assets outside the United States other than those specifically identified.

  8. The Chapter 7 trustee will receive 3% of net proceeds from the liquidation.

  9. Liquidation costs and professional fees for the Parent
   Corporation are based on management estimates.

                                        SMITH CORONA CORPORATION

                                           BEST INTERESTS TEST
                              ESTIMATED RECOVERY FROM LIQUIDATION OF ASSETS
                                               (In $000's)

                                                    Low            High
Net Proceeds Available for Creditor Recovery       23,687        31,915


                                                                                     Estimated Recovery
                                                                      Estimated      -----------------
                                                                      Claim          ($)       (%)
Estimated Recovery for Senior Classes of Creditor
Secured Claims                                                      515         515       100%
 Administrative Claims
   Vacation                                                         400         400       100
   Customer Programs                                              5,000       5,000       100
   Environmental                                                 11,000      11,000       100
   Other (Professional Fees, Rents, Expenses, Reclamation)        4,292       4,292       100
          Total Administrative Claims                            20,692      20,692       100
 Priority Claims
   Severance                                                        249         249       100
   Taxes(1) and Wages                                             3,500       3,500       100
          Total Priority Claims                                   3,749       3,749       100
          Total Claims Before General Unsecured Claims           24,956      24,956       100

                                                                                     Low       High
Estimated Proceeds Available for General Unsecured Claims                    (1,269)      6,959







                                                                           Estimated Recovery
                                                            Estimated      ------------------
                                                              Claim        Low            High
Estimated Recovery for General Unsecured Claims
 General Unsecured Claims
   Trade (Net of Reclamation)                          13,460
   Employee Severance and Related Claims               10,100
   Employee Benefit Programs                           42,400
   Other                                                5,576
 General Unsecured Claims                              71,536        (1,269)         6,959
                                                           0%          10%

_________
(1) Includes reimbursement under indemnity by Hanson
 (2) Estimated Recovery does not include any net proceeds from avoidance actions

               SMITH CORONA CORPORATION

                   BEST INTERESTS TEST
 ESTIMATED PROCEEDS FROM LIQUIDATION OF ASSETS -- PARENT CORPORATION
                                           (In $000's)

  Liquidation of Domestic Assets

                                                       Estimated                     Estimated
                                                        Recovery (%)                 Recovery (%)
                                        Est. Book      ----------                   -----------
                                          Value        Low       High           Low       High

  Estimated Assets
  as of August 1996

  Current Assets
     Cash                          16,225         100%      100%           16,225    16,225
     Net Receivables               12,800          60        70             7,680     8,960
     Raw/WIP Inventory             13,050           0         5                 0       653
     Finished Goods Inventory       4,225          50        60             2,113     2,535
     Cortland Property              2,900          30        40               870     1,160
     Cortland Corner Lots               0         N/A       N/A               200       250
     Groton Properties                  0         N/A       N/A                50       100
     Other Current Assets           3,900          10        20               390       780
         Total Current Assets      53,100                                  27,528    30,663
  Property, Plant and Equipment(2)
     Tool Room                        600          80       100               480       600
     Other PP&E                       750          10        20                75       150
         Total PP&E                 1,350                                     555       750
  Goodwill/Intangibles                750           0         0                 0         0
  Other Assets                        350           0         0                 0         0
  Supplies Business/Smith
     Corona Name                        0         N/A       N/A             3,000     5,000
         Total Domestic Assets          55,550                                  31,083    36,413

  Estimated Recovery from
     International Operations

     Estimated Recovery From Singapore                                       (400)     (400)
     Estimated Recovery From Mexico                                             (1,015)      990
     Estimated Recovery From
       International Sales Subsidiaries                                     1,475     2,700
         Total Estimated Recovery
               from International Operations                                        60     3,290

                                                                                Low       High

  Proceeds Available for Creditor Recovery
  Total Estimated Proceeds from Liquidation                                31,143       3,703
  Trustee Fees @ 3% of Estimated Proceeds                                         (934)     (1,191)
  Estimated Liquidation Costs and Professional Fees                             (6,521)     (6,597)
  Net Proceeds Available for Creditor Recovery                                  23,687      31,915


  __________

  1. Assumes approximately $9.8 MM liquidated in Mexico

                                    SMITH CORONA CORPORATION

                                       BEST INTERESTS TEST
                   ESTIMATED PROCEEDS FROM LIQUIDATION OF ASSETS -- SINGAPORE
                                          (In $ 000's)

                                                   Estimated                     Estimated
                                                  Recovery (%)                 Recovery (%)
                                     Est. Book    ----------                   -----------
                                       Value      Low       High                Low       High

  Estimated Assets
     as of August 1996
  Current Assets
     Cash                               250       100%      100 %               250       250
     Net Receivables                      0        60        70                   0         0
     Other Current Assets                 0         0         0                   0         0
     Other Assets                         0         0         0                   0         0
        Total Current Assets            250                                     250       250
  Property, Plant and Equipment           0         0         0                   0         0
  Other Assets                            0         0         0                   0         0
        Total Assets                    250                                     250       250

                                                  Estimated
                                                  Book           Payout
                                                  Value          (%)       Estimated Payout ($)
  Third Party Liabilities and
     Wind Down Expenses
  Other Accrued Liabilities                    0            100%                0
  Contingency Costs                          500            100               500
  Estimated Wind-Down Costs                  150            100               150
         Total Claims and Expenses           650                              650



                                                                 Low               High
  Estimated Proceeds Available to Parent Corporation         (400)            (400)

    /TABLE

                                   SMITH CORONA CORPORATION

                                       BEST INTERESTS TEST
                     ESTIMATED PROCEEDS FROM LIQUIDATION OF ASSETS -- MEXICO
                                           (In $000's)

                                                       Estimated                     Estimated
                                                        Recovery (%)                 Recovery ($)
                                        Est. Book      ----------                   -----------
                                          Value        Low       High              Low       High
  Estimated Assets as
     of August 1996
  Current Assets
     Cash                                25       100%      100%                 25        25
     Net Receivables                    150        60        70                  90       105
     Inventory                            0        40        50                   0         0
     Other Current Assets               300        10        20                  30        60
        Total Current Assets            475                                     145       190
  Property, Plant and Equipment       1,400         0         0                   0         0
  Other Assets                          150         0         0                   0         0
  Realization on US Owned
      Equipment(1)                    9,800        30        50               2,940     4,900
        Total Assets                 11,825                                   3,085     5,090

                                        Estimated
                                        Book                               Est.
                                        Value          Payout(%)           Payout($)

  Third Party Liabilities
     and Wind Down Expenses
  Accounts Payable                      200            100%                200
  Other Accrued Liabilities             200            100                 200
  Estimated Wind-down Costs             700            100                 700
  Documentation/Legal and
     Tax Obligations                    200            100                 200
  Estimated Severance Cost              700            100                 700
  Contingency Costs                     300            100                 300
  Lease Termination Costs             1,800            100               1,800
     Total Claims and Expenses        4,100                              4,100

                                                       Low                 High
  Estimated Proceeds Available
  to Parent Corporation                                (1,015)             990

  __________

   1. Assumes PP&E owned by the U.S., but located in Mexico, is liquidated for the benefit of the Mexican Creditors.

                          SMITH CORONA CORPORATION

                             BEST INTERESTS TEST
    ESTIMATED PROCEEDS FROM LIQUIDATION OF ASSETS -- TOTAL INTERNATIONAL
                                           (In $000's)

                                                       Estimated                     Estimated
                                                        Recovery (%)                 Recovery ($)
                                        Est. Book      ----------                   -----------
                                          Value        Low       High                Low       High
  Estimated Assets as
     of August 1996
  Current Assets
     Cash                          2,000          100%      100 %               2,000     2,000
     Net Receivables               5,500           60        70                 3,300     3,850
     Inventory                     6,500           50        60                 3,250     3,900
     Other Current Assets            250           10        20                    25        50
  Total Current Assets            14,250                                        8,575     9,800
  Property, Plant and Equipment      150            0         0                     0         0
  Other Assets                         0            0         0                     0         0
        Total Assets              14,400                                        8,575     9,800

                                                       Estimated                          Estimated
                                                       Book Value          Payout (%)     Payout ($)
  Third Party Liabilities and Wind Down Expenses
  Accounts Payable                                     700                 100%           700
  Other Accrued Liabilities                            750                 100            750
  Estimated Wind-down Costs                            450                 100            450
  Professional Fees                                    200                 100            200
  Estimated Severance Cost                           1,350                 100          1,350
  Service Warranty Costs                               500                 100            500
  Lease Termination Costs                            2,650                 100          2,650
   Contingency Costs (All International)               500                 100            500
         Total Claims and Expenses                   7,100

                                                       Low                 High
  Estimated Proceeds Available to Parent Corporation   1,475               2,700
    /TABLE